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KUKE MUSIC HOLDING LIMITED INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 11, 2021

Registration No. 333-251461

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-1
Amendment No. 2
to
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Kuke Music Holding Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Building 96
4 San Jian Fang South Block
Chaoyang District, Beijing 100024
People's Republic of China
+86-010-6561 0392
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:
David T. Zhang, Esq. Amanda Mi Tang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen's Road Central, Hong Kong +852 3761-3318	Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People's Republic of China +86 10 5737-9315	James C. Lin, Esq. Li He, Esq. Davis Polk & Wardwell LLP c/o 18/F, The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533-3300

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee

Class A ordinary shares, par value US$0.001 per share(1)	US$69,000,000	US$7,583

(1)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-251918). Each American depositary share represents one Class A ordinary share.

(2)
Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes Class A ordinary shares that are issuable upon the exercise of the underwriters' option to purchase additional ADSs. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion), Dated January 11, 2021

5,000,000 American Depositary Shares

Kuke Music Holding Limited

Representing 5,000,000 Class A Ordinary Shares

         This is an initial public offering of American depositary shares, or ADSs, by Kuke Music Holding Limited.

         We are offering 5,000,000 ADSs. Each ADS represents one of our Class A ordinary share, par value US$0.001 per share. We anticipate the initial public offering price per ADS will be between US$10.00 and US$12.00.

         Prior to this offering, there has been no public market for the ADSs or our ordinary shares. We have applied for the listing of the ADSs on the New York Stock Exchange ("NYSE") under the symbol "KUKE." We are an "emerging growth company" under the applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

         Upon the completion of this offering, we will be a "controlled company" as defined under the Corporate Governance Rules of the NYSE. Mr. He Yu, our Chief Executive Officer and Chairman of the Board, will hold more than 50% of the voting power for the election of directors, immediately upon the completion of this offering. See "Principal Shareholders."

         Following the completion of this offering, our outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Mr. He Yu and Mr. Lung Yu will beneficially own all of our issued and outstanding Class B ordinary shares. These Class B ordinary shares will constitute approximately 28.0% of our total issued and outstanding ordinary shares and 79.6% of the aggregate voting power of our total issued and outstanding ordinary shares immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share at any time by the holder thereof.

         Certain existing shareholders, their affiliates and third-party investors, have indicated their interest in subscribing for an aggregate of up to US$26.0 million worth of the ADSs being offered in this offering, including (i) up to US$20.0 million from Da Hua Group Hong Kong Investments, an affiliate of our existing shareholder Huaqiang Capital Limited, (ii) up to US$3.0 million from Eichent Limited, our existing shareholder, and (iii) up to US$3.0 million from CITIC Capital Holdings Limited (or its subsidiary). The subscriptions for ADSs will be at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$11.00 per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to 2,363,636 ADSs, representing approximately 47.3% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters are under no obligation to sell ADSs to them. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by such investors as they will on any other ADSs sold to the public in this offering.

         See "Risk Factors" beginning on page 15 for factors you should consider before investing in the ADSs.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, before Expenses

Per ADS	US$	US$	US$

Total	US$	US$	US$

(1)
For a description of compensation payable to the underwriters, see "Underwriting."

         The underwriters have an option to purchase up to 750,000 additional ADSs from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus.

         The underwriters expect to deliver the ADSs to purchasers on or about            , 2021.

Deutsche Bank Securities	Tiger Brokers	AMTD	China Securities International
Valuable Capital

Prospectus dated January       , 2021

# Amplify the impact of **classical music** in China

**No.1** classical music licensing service provider in China with a **46.6%** market share[(1)]

**Largest** library of classical music content in China with approximately **1.8** million music tracks[(2)]

**No.2** online classical music subscription service provider in China[(1)]

Leading smart music education service provider with a fast-growing student body

+6,230
2020/9/30
Oct-20

Organizer of one of the world's most renowned classical musical events.

(1) In terms of revenue as of December 31, 2019.
(2) As of December 31, 2019.

The KUKE Music Ecosystem
BMF
KUKE
NAXOS CHINA
Smart Music Education
• KUKE smart piano and smart music teaching system
• Digital music resources
KUKEY
CHILDREN FESTIVAL ORCHESTRA
BMF少儿节日乐团
Youth outreach initiatives
• BMF Children Festival Orchestra
• Master classes and children's concerts
KUKE
Classical Music Subscription Service
• Approximately 1.8 million music tracks[1]
• 743 institutional subscribers, including universities, music conservatories and public libraries[1]
NAXOS CHINA
Classical Music Licensing Service
• Tencent Music Entertainment Group
• NetEase Cloud Music
• Other licensees across industries
Live Classical Music Events
• Live classical music performances featuring over 360 orchestras & 1,970 artists[2]
• The BMF Club
BMF
[1] As of December 31, 2019
[2] As of the date of this prospectus

        You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy, the ADSs offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ADSs.

        Neither we nor any of the underwriters have taken any action that would permit a public offering of the ADSs outside the United States or permit the possession or distribution of this prospectus or any related free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any related free-writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

        Until            , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Prospectus Summary

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, financial statements and related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under "Risk Factors," before deciding whether to buy the ADSs. This prospectus contains certain estimates and information from an industry report, or the Frost & Sullivan Report, commissioned by us and prepared by Frost & Sullivan, an independent market research firm, regarding our industries and our market position in China. Unless otherwise specified, industry and market data contained in this prospectus are quoted from the Frost & Sullivan Report.

Our Mission

        Our mission is to amplify the impact of classical music in China.

Overview

        We are a leading provider of classical music licensing, subscription and education services in China. Powered by our rich and diverse content offerings, we were the largest classical music licensing service provider and the second largest online classical music subscription service provider in China in 2019, according to Frost & Sullivan, representing 46.6% and 13.8%, respectively, of the market share in terms of revenue. Leveraging our extensive content library and deep expertise in music education, we are also a leading smart music education service provider in China. According to Frost & Sullivan, we ranked first in smart piano wholesale revenue, with a 20.4% market share, and second in both sales revenue of smart pianos and smart piano education services and number of music students using our smart pianos, with a 20.5% and 20.4% market share, respectively, in 2019. In addition, following our acquisition of BMF in February 2020, we are one of the few companies in China with the experience and scale to organize large-scale live classical music events. With nearly twenty years of experience in the music industry, we have devoted ourselves to making classical music more accessible in China.

        The classical music market in China has grown rapidly in recent years, driven by the rising popularity of classical music, the digitization of classical music content and favorable government policies. We identified this significant market opportunity early and we were one of the first classical music licensing and subscription service providers in China. Leveraging our long-standing relationships with world-renowned music labels and publishers, especially Naxos and years of music production and content acquisition efforts, we have built the largest library of classical music content in China as of December 31, 2019, according to Frost & Sullivan, which consisted of approximately 1.8 million music tracks, including 1.6 million tracks of traditional classical music and 220,000 tracks of jazz, world, folk and other genres of music that in aggregate covered approximately 42,000 musicians, 2,000 musical instruments and 160 countries and regions, as well as 1,900 video titles, 250,000 spoken content tracks and 5,750 volumes of sheet music. The vast majority of our content offerings have been licensed to us on an exclusive basis.

        We license our music content primarily to online music entertainment platforms, such as Tencent Music Entertainment Group, digital music service providers, such as NetEase Cloud Music, as well as film and TV production companies, airlines and smart hardware companies. As of September 30, 2020, we licensed approximately 800,000 tracks of classical music from over 200 music labels to our licensees. Our music subscription service provides users with high-quality online and offline streaming access to our content library. Users can access our platform from our website, mobile app and smart music devices. As our encyclopedic catalog is especially suitable for educational and professional use, we have attracted a large number of universities, music conservatories, public libraries and individuals to subscribe to our service over the years. As of September 30, 2020, we had 743 institutional subscribers, including 444 universities and music conservatories and 299 public libraries, spread across all provinces, autonomous regions and municipalities in China, except Tibet.

        Through our licensing and subscription services, we have brought high-quality classical music into more people's lives, enabling them to enjoy classical music in a more convenient, enriching and affordable way. However, our passion for classical music does not stop there. To us, a more fundamental way to amplify the impact of classical music is through music education. Towards that end and in an effort to address the underserved needs in China's music education market, we launched our smart music education business in October 2015, offering students and schools innovative and efficient smart music education solutions. Compared to traditional music education, we believe that our standardized course offerings and data analytics capability effectively reduce reliance on music teachers, ensure consistent teaching quality, broaden the accessibility of high-quality music education and enhance the scalability of our business model.

        Our smart music education solutions primarily comprise the offering of our proprietary Kuke smart pianos, Kuke smart music teaching systems and Kukey courses. In the earlier stage of our smart music education business, we focused on selling Kuke smart pianos and Kuke smart music teaching systems to primary and secondary schools through distributors. Our Kuke smart music teaching system, which is pre-installed in our Kuke smart pianos, contains a comprehensive array of classical music content and offers real-time, individualized feedback on student performance as they practice. Since July 2019, given the vast growth potential of the smart piano education market targeting young children, we have shifted the focus of our smart music education business to offering Kukey courses in collaboration with kindergartens. Kukey courses are typically small-group, beginner-level piano lessons offered through our Kuke smart pianos. We place Kuke smart pianos at the kindergartens without charge, utilize kindergarten teachers to deliver our Kukey courses and collect tuition directly from enrolled students. As of September 30, 2020, we had over 10,200 student enrollments from 1,300 kindergartens across 161 cities in China, placed over 6,800 Kuke smart pianos at these kindergartens and sold over 10,000 Kuke smart pianos and 1,900 Kuke smart music teaching systems to other educational institutions through distributors.

        Finally, as appreciation for classical music grows in China, there has been a growing interest in experiencing live classical music. To address this growing opportunity, we acquired BMF, which organizes the Beijing Music Festival and other influential classical music events in China. With twenty-two years of history, the Beijing Music Festival has played an indispensable role in bringing world-class classical musicians to China and offering Chinese audiences the opportunity to enjoy masterful performances in person. We believe that our live classical music events business effectively complements our music content and education businesses, further enhances our brand awareness and positions us well to continuously offer differentiated value propositions to our customers through a thriving content-centric ecosystem.

        Our pro forma total revenue in 2019 (including the impact of the acquisition of BMF) was RMB206.9 million (US$29.7 million), of which music licensing and subscription, smart music education and live classical music events accounted for 44.8%, 31.0% and 24.2%, respectively. On a non-pro forma basis, our total revenue decreased by 4.1% from RMB152.2 million in 2018 to RMB146.1 million (US$21.0 million) in 2019 and our profit for the year increased by 40.3% from RMB40.5 million in 2018 to RMB56.8 million (US$8.2 million) in 2019; BMF's revenue increased by 148.3% from 24.6 million in 2018 to RMB61.2 million (US$8.8 million) in 2019 and its profit for the year increased significantly from RMB0.6 million in 2018 to RMB12.5 million (US$1.8 million) in 2019. Our total revenue decreased by 14.6% from RMB40.9 million for the nine months ended September 30, 2019 to RMB34.9 million (US$5.0 million) for the same period in 2020. Music licensing and subscription, smart music education and live classical music events accounted for 86.6%, 12.3% and 1.1%, respectively, of our total revenue in the nine months ended September 30, 2020. We had a loss of RMB0.7 million for the nine months ended September 30, 2019 and RMB59.4 million (US$8.5 million) for the same period in 2020.

Our Strengths

        We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

  •
  Leading classical music licensing and subscription services provider powered by the largest classical music library in China especially suitable for educational and professional use;

  •
  Leading smart music education service provider with highly scalable, innovative solutions;

  •
  Organizer of renowned live classical music events;

  •
  Thriving content-centric ecosystem with significant synergies and strong brand appeal; and

  •
  Passionate management team with deep-rooted musical DNA.

Our Strategies

        We plan to pursue the following strategies to achieve our mission:

  •
  Further enrich our content offerings and explore content monetization opportunities;

  •
  Expand the geographic coverage of our smart music education services;

  •
  Enhance and diversify our smart music education offerings;

  •
  Continue to enhance our technology capabilities;

  •
  Promote brand awareness; and

  •
  Pursue strategic acquisition and investment opportunities.

Our Challenges

        Our ability to achieve our mission is subject to risks and uncertainties, including those relating to our ability to:

  •
  Effectively manage our growth and liquidity;

  •
  Attract and retain customers and increase their spending;

  •
  Maintain and enhance our content offerings and technology capabilities;

  •
  Maintain, protect and strengthen our brand;

  •
  Expand our distribution network;

  •
  Compete effectively against our competitors; and

  •
  Adapt to changes in the overall economic and regulatory environment and outbreaks of health pandemics.

Summary of Risk Factors

        Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled "Risk Factors."

Risks Relating to Our Business and Industry

        Risks and uncertainties relating to our business and industry include, but are not limited to, the following:

  •
  We may not be able to maintain or expand our content offerings;

  •
  We may not be able to effectively execute our growth strategies and manage the increasing complexity of our business, which could negatively impact our business, financial performance and prospects;

  •
  We have a limited operating history in smart music education and live classical music events, which makes it difficult to predict our future business prospects and financial performance;

  •
  If we fail to control our content costs, our business, operating results and profitability will be materially and adversely affected;

  •
  If our efforts to attract and retain licensees and subscribers are not successful, our business, operating results and financial condition may be materially and adversely affected;

  •
  If we fail to attract and retain customers of our smart music education business or increase their spending, our business, operating results and financial condition may be materially and adversely affected;

  •
  The recent global COVID-19 outbreak has caused significant disruptions to our business, which we expect will materially and adversely affect our operating results and financial condition; and

  •
  We may not be successful in introducing new products or services or adopting new technologies, or enhancing our existing products and services.

  •
  We face risks from various proceedings and legislative and regulatory developments related to China-based accounting firms, including our independent registered public accounting firm.

Risks Relating to Our Corporate Structure

        Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

  •
  If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with applicable PRC laws and regulations, or if these laws and regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations;

  •
  We rely on contractual arrangements with our VIEs and their shareholders for our operations in the PRC, which may not be as effective as direct ownership in providing operational control; and

  •
  The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Risks Related to Doing Business in China

        We are also subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

  •
  A severe or prolonged downturn in the Chinese economy could materially and adversely affect our business, financial condition and operating results;

  •
  Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us; and

  •
  Our operations depend on the performance of the Internet infrastructure and telecommunications networks in China, which are in large part operated and maintained by state-owned operators.

Risks Relating to the ADS and This Offering

        In addition to the risks described above, we are subject to risks relating to the ADS and this offering, including, but not limited to, the following:

  •
  There has been no previous public market for our ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all;

  •
  The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors; and

  •
  Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Recent Developments

        As of December 31, 2020, we had over 30,000 student enrollments, which is nearly three times the number of student enrollments as of September 30, 2020, from 1,618 kindergartens across 172 cities in China, placed over 8,000 Kuke smart pianos at these kindergartens and sold over 13,000 Kuke smart pianos and 2,200 Kuke smart music teaching systems to other educational institutions through distributors. Institutional subscribers of our classical music subscription services also increased from 743 as of September 30, 2020 to 766 as of December 31, 2020, including 455 universities and music conservatories and 311 public libraries, spread across all provinces, autonomous regions and municipalities in China, except Tibet.

Corporate History and Structure

        We commenced our operations in October 2002 when Mr. He Yu, our Chief Executive Officer and Chairman of the Board, acquired control of Beijing Cathay Orient Information Technology Company Limited, a classical music licensing and subscription service provider and the predecessor of Beijing Kuke Music.

        In January 2016, Beijing Kuke Music and Naxos International established Naxos China, a PRC limited liability company. Naxos China was held by Beijing Kuke Music and Naxos International as to 51% and 49%, respectively.

        In September 2017, we established Kuke Music Holding Limited as our holding company in the Cayman Islands. In the same month, Kuke Music Holding Limited established Rococo Holding Limited in the British Virgin Islands, as its wholly-owned subsidiary. In October 2017, Rococo Holding Limited established Gauguin Limited in Hong Kong, as its wholly-owned subsidiary. In December 2017, Gauguin Limited established Kuke International, as its wholly-owned subsidiary in the PRC.

        In January 2018, Beijing Kuke Music transferred its equity interest in Naxos China to Kuke International.

        Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in Internet and other related business, Kuke International entered into a series of contractual arrangements with Beijing Kuke Music and its shareholders in February 2018, pursuant to which Kuke International acquired effective control over Beijing Kuke Music. For more details, please see "Corporate History and Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders."

        In February 2020, through a share swap transaction, Kuke Music Holding Limited acquired 100% equity interest in Rosenkavalier Limited, a British Virgin Islands company that indirectly owns 100% equity interest in Beijing Lecheng, which has effective control over BMF Culture through a series of contractual arrangements with BMF Culture and its shareholders. For more details, please see "Corporate History and Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders."

        The following diagram illustrates our corporate structure, including the names, places of incorporation and the proportion of ownership interests in our significant subsidiaries and VIEs as of the date of this prospectus.

Notes:

(1)
The remaining 49% equity interest in Naxos China is held by Naxos International, which is ultimately controlled by independent third parties.

(2)
He Yu, Xingping Zuo, Jianming Jin and Kunshan Maidun Culture Industry Investment Enterprise (Limited Partnership) each holds 35.5%, 25.9%, 9.0% and 8.9% equity interests in Beijing Kuke Music, respectively. The remaining 20.7% equity interests in Beijing Kuke Music are held by other beneficial owners of our company.

(3)
Lung Yu, He Yu, Ningbo Huaqiang Ruizhe Investment Partnership (Limited Partnership), Tianjin Shengxin Enterprise Management Consulting Partnership (Limited Partnership) and Suzhou Fengqiao Jichu Chuangye Investment Partnership (Limited Partnership) and Zheng Tu each holds 38.5%, 23.1%, 15.4%, 15.4%, 6.2% and 1.4% equity interests in BMF Culture, respectively.

Corporate Information

        Our principal executive office is located at Building 96, 4 San Jian Fang South Block, Chaoyang District, Beijing, People's Republic of China. Our telephone number at this address is +86-10-65610392. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

        We are a foreign private issuer under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and as such we are exempt from certain provisions of the securities laws and regulations in the United States that are applicable to U.S. domestic issuers. See "Risk Factors—Risks Related to Our

ADSs and This Offering—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies."

        Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our corporate website is www.kuke.com. The information contained on our website is not a part of this prospectus.

Implications of Being an Emerging Growth Company

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

        We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.07 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implication of Being a Controlled Company

        Upon the completion of this offering, Mr. He Yu, our Chief Executive Officer and Chairman of the Board, will beneficially own 24.5% of our total issued and outstanding ordinary shares, representing 58.1% of our total voting power, assuming the underwriters do not exercise their option to purchase additional ADSs, or 23.9% of our total issued and outstanding ordinary shares, representing 57.7% of the voting power, assuming the option to purchase additional ADSs is exercised in full. As a result, we will be a "controlled company" as defined under the NYSE Listed Company Manual because Mr. Yu will hold more than 50% of the voting power for the election of directors. As a "controlled company," we are permitted to elect not to comply with certain corporate governance requirements. We intend to rely on the exemptions with respect to the requirement that a majority of the board of directors consist of independent directors and the requirement to establish a nominating committee and a compensation committee composed entirely of independent directors.

Conventions That Apply to This Prospectus

        Unless we indicate otherwise, all information in this prospectus reflects no exercise by the underwriters of their option to purchase up to 750,000 additional ADSs representing 750,000 Class A ordinary shares from us.

        Except where the context otherwise requires:

  •
  "Kuke Music," "we," "us," "our company" and "our" refer to Kuke Music Holding Limited, a Cayman Islands company and its wholly-owned subsidiaries and consolidated variable interest entities;

  •
  "ADSs" refer to our American depositary shares, each of which represents one Class A ordinary share;

  •
  "Acquisition" refers to our acquisition of Rosenkavalier Limited on February 29, 2020;

  •
  "Beijing Kuke Music" refers to Beijing Kuke Music Co., Ltd., one of our VIEs;

  •
  "Beijing Lecheng" refers to Beijing Lecheng Future Culture Communications Co., Ltd., one of our WFOEs;

  •
  "BMF Culture" refers to Beijing Music Festival Culture Communications Co., Ltd., one of our VIEs;

  •
  "BMF" refers to Beijing Lecheng Future Culture Communications Co., Ltd., its holding companies and Beijing Music Festival Culture Communications Co., Ltd.;

  •
  "CAGR" refers to compound annual growth rate;

  •
  "classical music" refers to art music that is produced and rooted in the traditions of western culture and ethnic culture; the characteristics of classical music that distinguish itself from popular music include (i) the complexity of the creation process, (ii) sophisticated use of instrumental musical forms and vocal forms and (iii) having high aesthetic and appreciation value; for purposes of this prospectus, references to "classical music" include traditional classical music, jazz, world music and other non-pop music forms;

  •
  "COVID-19" refers to a highly contagious novel virus that was declared a global pandemic by the World Health Organization on March 11, 2020;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "Kuke International" refers to Kuke Future International Technology (Beijing) Co., Ltd., one of our WFOEs;

  •
  "HNTE" refers to high and new technology enterprises;

  •
  "Naxos" refers to Naxos Global Distribution Limited, Naxos Rights International Limited and their affiliates and subsidiaries;

  •
  "Naxos China" refers to Naxos (Beijing) Culture & Communication Co., Ltd., a non-wholly-owned subsidiary of our company;
  •
  "Naxos International" refers to Naxos International (Far East) Limited;
  •
  "ordinary shares" or "shares" refers to our Class A ordinary shares and Class B ordinary shares, par value US$0.001 per share;

  •
  "our VIEs" refers to our variable interest entities, including Beijing Kuke Music and BMF Culture;

  •
  "our WFOEs" refers to our wholly-owned subsidiaries in the PRC, including Kuke International and Beijing Lecheng;

  •
  "RMB" or "Renminbi" refers to the legal currency of China;

  •
  "SAFE" refers to the PRC State Administration of Foreign Exchange;

  •
  "student interest training market," "student art education market," "student music education market," "student musical instrument training market," and "student piano education market" refer to markets for students aged between 3 and 18, as measured by the total amount of tuition paid; and

  •
  "US$," "U.S. dollars," "$" and "dollars" refer to the legal currency of the United States.

        Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB6.9618 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2019.

THE OFFERING

        The following assumes that the underwriters will not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Offering price	We expect that the initial public offering price will be between US$10.00 and US$12.00 per ADS.
ADSs offered by us	5,000,000 ADSs (or 5,750,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
ADSs outstanding immediately after this offering	5,000,000 ADSs (or 5,750,000 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering

29,566,723 ordinary shares, comprised of 21,285,625 Class A ordinary shares and 8,281,098 Class B ordinary shares (or 30,316,723 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full, comprised of 22,035,625 Class A ordinary shares and 8,281,098 Class B ordinary shares).

The ADSs	Each ADS represents one Class A ordinary share.
The depositary will hold the Class A ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares, after deducting its fees and expenses.

You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange. We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to 750,000 additional ADSs.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately US$45.7 million (or US$53.4 million if the underwriters exercise their option to purchase additional ADSs in full), after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming an initial public offering price of US$11.00 per ADS, being the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus.

We plan to use the net proceeds of this offering primarily for the following purposes: (i) approximately 70% to enhance and diversify our smart music education service offerings, expand the geographic coverage of our smart music education services and strengthen our technological capabilities; (ii) approximately 15% to enrich our content offerings, reinforce our content leadership and explore additional content monetization opportunities; (iii) approximately 10% for potential acquisitions and strategic investments; and (iv) approximately 5% for working capital and other general corporate purposes. See "Use of Proceeds" for additional information.

Lock-up

We, our directors, executive officers, existing shareholders holding substantially all of our issued ordinary shares prior to this offering and holders of share-based awards have agreed with the underwriters, subject to certain exceptions, not to, directly or indirectly, sell, transfer or otherwise dispose of any ADSs, ordinary shares or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs for a period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting" for more information.

Indication of interest

Certain existing shareholders, their affiliates and third-party investors, have indicated their interest in subscribing for an aggregate of up to US$26.0 million worth of the ADSs being offered in this offering, including (i) up to US$20.0 million from Da Hua Group Hong Kong Investments, an affiliate of our existing shareholder Huaqiang Capital Limited, (ii) up to US$3.0 million from Eichent Limited, our existing shareholder, and (iii) up to US$3.0 million from CITIC Capital Holdings Limited (or its subsidiary). The subscriptions for ADSs will be at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$11.00 per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to 2,363,636 ADSs, representing approximately 47.3% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters are under no obligation to sell ADSs to them. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by such investors as they will on any other ADSs sold to the public in this offering.

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of the risks you should carefully consider before investing in the ADSs.
Depositary	Deutsche Bank Trust Company Americas
Listing

We will apply to have the ADSs listed on the New York Stock Exchange under the symbol "KUKE." Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2021.

        The number of ordinary shares that will be outstanding immediately after this offering:

  •
  is based on 24,566,723 ordinary shares outstanding as of the date of this prospectus;

  •
  includes 5,000,000 Class A ordinary shares in the form of ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs; and

  •
  excludes Class A ordinary shares issuable upon exercise of our outstanding options and all Class A ordinary shares reserved for future issuances under our share incentive plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following summary consolidated statements of profit or loss and other comprehensive income for the years ended December 31, 2018 and 2019, summary consolidated statements of financial position as of December 31, 2018 and 2019, and summary consolidated statements of cash flows for the years ended December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of profit or loss and other comprehensive income for the nine months ended September 30, 2019 and 2020, summary consolidated statements of financial position as of September 30, 2020, and summary consolidated statements of cash flows for the nine months ended September 30, 2019 and 2020 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        In February 2020, we acquired 100% equity interest in BMF through a share swap transaction. The following tables also set forth the summary unaudited pro forma condensed combined financial information based on our historical consolidated financial statements and BMF's historical consolidated financial statements included elsewhere in this prospectus as adjusted to give effect to the Acquisition. Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives effect to the Acquisition as if it had occurred on January 1, 2019. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Acquisition as if it had occurred on December 31, 2019.

        Our consolidated financial statements are prepared and presented in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. Our historical results are not necessarily indicative of results expected for future periods. The pro forma adjustments are based upon currently available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The pro forma financial information does not purport to present what our actual consolidated results of operations would have been had the Acquisition occurred on the dates indicated, nor are they necessarily indicative of results that may be expected for any future period. You should read this "Summary Consolidated Financial and Operating Data" section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Year Ended December 31,								For the Nine Months Ended September 30,
	2018		2019						2019	2020
	Kuke Music	BMF	Kuke Music		BMF		Pro Forma(1)		Kuke Music	Kuke Music		BMF (from January 1, 2020 to February 29, 2020)		Pro Forma(1)
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Revenue	152,241	24,628	146,054	20,979	61,160	8,785	206,865	29,714	40,890	34,908	5,014	—	—	34,908	5,014
Cost of sales	(34,114)	(21,331)	(32,343)	(4,645)	(37,856)	(5,438)	(69,850)	(10,033)	(13,317)	(18,297)	(2,628)	(357)	(51)	(18,654)	(2,679)

Gross profit/(loss)	118,127	3,297	113,711	16,334	23,304	3,347	137,015	19,681	27,573	16,611	2,386	(357)	(51)	16,254	2,335
Other income, net	3,693	98	3,830	550	219	32	4,049	582	3,791	941	135	3	—	944	135
Selling and distribution expenses	(21,454)	(1,121)	(18,252)	(2,622)	(1,661)	(239)	(19,913)	(2,861)	(11,389)	(17,009)	(2,443)	(257)	(37)	(17,266)	(2,480)
Administrative expenses	(45,025)	(1,417)	(27,312)	(3,923)	(5,804)	(834)	(32,796)	(4,711)	(18,416)	(41,716)	(5,992)	(1,246)	(179)	(42,028)	(6,037)
Impairment losses on financial assets, net	(2,875)	—	(3,088)	(444)	(213)	(30)	(3,301)	(474)	(2,749)	(17,683)	(2,540)	(5)	(1)	(17,688)	(2,541)
Other operating expenses	(4)	—	(42)	(6)	—	—	(42)	(6)	(42)	(6)	(1)	(73)	(10)	(79)	(11)

Operating (loss)/profit	52,462	857	68,847	9,889	15,845	2,276	85,012	12,211	(1,232)	(58,862)	(8,455)	(1,935)	(278)	(59,863)	(8,599)
Finance costs	(1,910)	(13)	(3,242)	(465)	(90)	(13)	(3,247)	(466)	(1,255)	(7,862)	(1,129)	(23)	(3)	(7,862)	(1,129)
Finance income	59	6	258	37	921	132	1,094	157	193	1,606	231	148	21	1,731	249

(Loss)/profit before tax	50,611	850	65,863	9,461	16,676	2,395	82,859	11,902	(2,294)	(65,118)	(9,353)	(1,810)	(260)	(65,994)	(9,479)
Income tax (expense)/credit	(10,147)	(272)	(9,101)	(1,308)	(4,194)	(602)	(13,343)	(1,917)	1,592	5,749	826	452	65	6,061	871

(Loss)/profit for the year/period	40,464	578	56,762	8,153	12,482	1,793	69,516	9,985	(702)	(59,369)	(8,527)	(1,358)	(195)	(59,933)	(8,608)

Note:

(1)
The consolidated statement of profit or loss and other comprehensive income for 2019 and the nine months ended September 30, 2020 is adjusted on an unaudited pro forma basis to present the combined historical results of operations of us and BMF as if the Acquisition had occurred on January 1, 2019. The unaudited pro forma financial information includes the following adjustments related to the Acquisition: (i) the elimination of services revenue and cost of sales for services provided by Kuke Music to BMF, (ii) the elimination of sub-leasing arrangements between the Company and BMF, and (iii) the elimination of non-recurring transaction costs incurred during the year or period that are directly related to the Acquisition and the related income tax effects.

        The following table presents our summary consolidated statement of financial position as of the dates indicated:

	As of December 31,						As of September 30,
	2018		2019				2020
	Kuke Music	BMF	Kuke Music		BMF		Kuke Music
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Statement of Financial Position
Assets:
Total non-current assets	167,451	12,008	281,015	40,365	25,908	3,722	569,498	81,803
Total current assets	193,097	9,227	222,611	31,976	26,875	3,860	217,609	31,258

Total assets	360,548	21,235	503,626	72,341	52,783	7,582	787,107	113,061

Liabilities:
Total non-current liability	1,097	16	41,632	5,980	1,930	277	19,767	2,839
Total current liabilities	133,642	20,293	179,433	25,774	7,445	1,070	169,742	24,382

Total liabilities	134,739	20,309	221,065	31,754	9,375	1,347	189,509	27,221

Total equity	225,809	926	282,561	40,587	43,408	6,235	597,598	85,840
Total equity and liabilities	360,548	21,235	503,626	72,341	52,783	7,582	787,107	113,061

        The following table presents our summary consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statement of Cash Flows:
Net cash flows from/(used in) operating activities	41,218	17,388	2,498	(7,696)	(33,695)	(4,840)
Net cash flows from/(used in) investing activities	(131,312)	(37,308)	(5,359)	8,280	(63,264)	(9,087)
Net cash flows from/(used in) financing activities	107,526	11,802	1,695	12,589	88,419	12,700

Net increase/(decrease) in cash and cash equivalents	17,432	(8,118)	(1,166)	13,173	(8,540)	(1,227)
Cash and cash equivalents at the beginning of the year/period	13,696	31,128	4,471	31,128	23,010	3,305

Cash and cash equivalents at the end of the year/period	31,128	23,010	3,305	44,301	14,470	2,078

Risk Factors

Risks Related to Our Business and Industry

We may not be able to maintain or expand our content offerings.

        Our ability to maintain diverse and appealing content offerings hinges primarily on our relationships with content providers and our understanding of the changing tastes and preferences of existing and perspective customers. If we fail to maintain the attractiveness of our content offerings or continue to expand the breadth and diversity of our content offerings, we may lose customers and our business, operating results and financial condition may be materially and adversely affected.

        We rely on third-party record labels, music publishers, publishing houses, artists and various other rights holders, over whom we have no or limited control, for the vast majority of our content offerings. In particular, content licensed from Naxos, our largest content provider, accounted for over 95% of our content offerings as of September 30, 2020. Despite our long-standing business relationship with Naxos, we cannot assure you that Naxos will not terminate our agreements with them before expiry or attempt to take advantage of its market position to seek onerous financial terms from us, or that our agreements with Naxos will be renewed upon expiry on terms acceptable to us, or at all. The lack of renewal, or early termination, of one or more of these license agreements, or the renewal of a license agreement on less favorable terms, could adversely affect the breadth or quality of our content offerings and may cause our content acquisition costs to increase. Any adverse changes to, or loss of, our relationships with one or more of our main content providers could materially and adversely affect our business, operating results and financial condition. There is no guarantee that the licenses available to us now will continue to be available in the future at rates and on terms that are favorable or commercially reasonable, or at all. The terms of our license agreements with these rights holders, including the royalty rates that we are required to pay, may change as a result of various reasons beyond our control, such as changes in our bargaining power, industry landscape, regulatory environment and overall economic conditions.

        Furthermore, our ability to predict and adapt to changing consumer tastes in music, adjust our content offerings accordingly and provide our customers with customized content offerings could significantly affect our subscription revenue, licensing revenue, ticket sales and corporate sponsorship. In addition, any decline in consumers' interest in, and spending on, classical music in general could lower the demand for our products and services, which may materially and adversely affect our business, operating results and financial condition.

We may not be able to effectively execute our growth strategies and manage the increasing complexity of our business, which could negatively impact our business, financial performance and prospects.

        Our business has grown steadily over the years. In particular, the offering of our Kukey courses had experienced high growth from July 2019, when we started to engage distributors to establish collaboration with kindergartens, until the outbreak of COVID-19. There are significant risks associated with our ability to continue to grow and our growth rates may decline for reasons that are beyond our control, such as changing consumer needs and preferences, evolving industry standards and competitive landscape, emergence of alternative business models, the continued effects of COVID-19, actions taken by governments, businesses and individuals in response to COVID-19 or other pandemics, or adverse changes in laws, regulations, government policies and general economic conditions. Therefore, there is no assurance that we will be able to maintain our historical growth rates in future periods, and our historical operating and financial results may not be indicative of our future performance.

        In addition, the complexity of our business model requires us to be highly adaptive to the changing market conditions with respect to classical music licensing and subscription, smart music education and live classical music events. As we continue to grow rapidly, the complexity of our operations may further increase and we may encounter greater challenges in implementing our managerial, operating and financial strategies in order to keep up with our growth. The major challenges in managing our business growth include, among other things:

  •
  attracting and retaining customers with high-quality services that cater to their evolving needs and preferences;

  •
  growing our content library while controlling content costs;

  •
  increasing our brand awareness;

  •
  maintaining and upgrading our technology systems in a cost-effective manner;

  •
  attracting, training and retaining a growing workforce to support our operations;

  •
  implementing a variety of new and upgraded internal systems and procedures as our business continues to grow; and

  •
  adapting to changing regulatory and economic environments.

All efforts to address the challenges of our growth require significant managerial, financial and human resources. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we cannot manage our growth or execute our strategies effectively, we may not continue to achieve the growth we expect and our business prospects and financial conditions may be materially and adversely affected.

We have a limited operating history in smart music education and live classical music events, which makes it difficult to predict our future business prospects and financial performance.

        The smart music education industry and live classical music performance industry in China are both relatively new and rapidly evolving. We launched our smart music education business in October 2015 and started to focus on offering Kukey courses in collaboration with kindergartens in July 2019. Given our limited operating experiences in smart music education and a relatively short track record in developing our course offering model, we cannot assure you that our business model will be successful or that we will be able to promptly adjust our operating model from time to time. In addition, we acquired BMF, which organizes the Beijing Music Festival and other influential classical music events in China, in February 2020, and do not have any prior experience operating the live classical music events business. As such, we may not be able to successfully address the challenges of operating in China's relatively new live classical music performance market. In light of our limited operating history in these markets, our ability to forecast future operating results is limited and subject to risks and uncertainties. We may have limited insights into trends that affect our business and may make mistakes in predicting and reacting to market trends or the evolving needs of our customers. Our complex and innovative business model further increases the difficulty in evaluating our business and future prospects based on our historical operational or financial results. If we cannot successfully overcome these difficulties or effectively address these risks and uncertainties, our operating and financial results could differ materially from our expectations and our business could suffer. As a result, our operating results and financial condition may be materially and adversely affected.

If we fail to control our content costs, our business, operating results and profitability will be materially and adversely affected.

        Quality content is the foundation of our business. Content costs, including (i) license fees, either on a fixed amount or revenue-sharing basis, and (ii) amortization of copyrights we acquired or licensed with one-off payments, have historically accounted for a significant portion of our cost of sales, and increases in content costs may directly affect our financial condition and profitability. For example, as the competition for high-quality content intensifies and rights holders experience greater financial pressure due to COVID-19, some of our content providers may ask for higher license fees for the content they provide. In addition, our license agreement with Naxos requires us to pay Naxos a minimum license fee that increases annually over the term of the license period. In addition, as some of our content providers are located or incorporated in the United States, the increasing tension between the United States and China surrounding trade policies, as well as the potential further escalation of such tension, also create significant uncertainties on our ability to control our content costs. If any new tariffs, legislation or regulations are implemented, or if existing trade agreements are renegotiated, such changes could significantly increase our content costs. Any failure to control our content costs could materially and adversely affect our business, financial condition, and results of operations.

If our efforts to attract and retain licensees and subscribers are not successful, our business, operating results and financial condition may be materially and adversely affected.

        Our ability to attract and retain licensees and subscribers and increase their spending is critical to the continued success and growth of our business. We compete with other classical music licensing and subscription service providers in China for customers primarily based on our content offerings, service quality and pricing. If we are unable to offer attractive content offerings, continue to expand our content offerings or provide satisfactory services to our licensees and subscribers at competitive pricing, the number of our licensees and subscribers may decrease and our music licensing and subscription revenue may suffer.

        For our music licensing business, substantially all of our license agreements are nonexclusive and therefore our licensees are free to enter into similar agreements with third parties, including our competitors. There can be no assurance that we will be able to renew license agreements with existing licensees or enter into license agreements with any new licensees, and failure to do so may materially and adversely affect our business, operating results and financial condition. For our music subscription business, public universities, music conservatories and public libraries make up most of our music subscription venue and these entities typically reply on government funding to support their discretionary spending. As such, our music subscription revenue also hinges on the level of government funding available to these entities and the amount of discretion they have in allocating such funding, both of which may have become more limited due to the outbreak of COVID-19 and its severe negative effect on the Chinese economy. Any deterioration of the Chinese economy, employment levels, disposable income and consumer confidence could also have a negative impact on the demand of our licensees and individual subscribers for, and their spending on, our services.

If we fail to attract and retain customers of our smart music education business or increase their spending, our business, operating results and financial condition may be materially and adversely affected.

        The smart music education market in China is rapidly evolving and highly competitive. We compete with other smart music education service providers for sales of our Kuke smart pianos, Kuke smart music teaching systems and Kukey courses based on a variety of factors, including user experience, the perceived effectiveness of our smart music education solutions and our educational content offerings, technology infrastructure, data analytics capabilities, brand recognition and pricing. If we are unable to adequately and promptly address the needs of music students and educators, the sales of our smart music education solutions may decline and we may not be able to maintain or increase the price of these products and services.

        Kukey students may decide not to continue taking our courses after the subscription period, or choose to withdraw and receive full refunds within two weeks of the payment date, due to a perceived lack of improvement in their performance, general dissatisfaction with our courses, how our Kukey courses are delivered at their kindergartens or public safety concerns. Because we do not recruit instructors on our own but instead rely on employees of collaborating kindergartens, with whom we do not have any contractual relationship, to instruct students through our Kukey courses, we do not have control over these instructors. While we offer extensive training to these instructors and provide them with detailed instructions, we cannot assure you that the instructors at these kindergartens will be able to utilize our Kuke smart pianos and smart music teaching systems correctly so as to provide satisfactory instructions for our students. In addition, while we recommend kindergartens to schedule two piano lessons per week, kindergartens have full discretion with lesson scheduling. As such, students may not be able to take as many piano lessons as they wish during the subscription period and may decide not to renew their subscriptions as a result. Failure to retain students may adversely affect our business, operating results and financial condition. Furthermore, any adverse changes in the financial conditions and spending power of the schools that purchase our Kuke smart pianos and Kuke smart music teaching systems or the parents of our enrolled or perspective students may also have a material adverse effect on our revenue growth and operating results.

The recent global COVID-19 outbreak has caused significant disruptions to our business, which we expect will materially and adversely affect our operating results and financial condition.

        On March 11, 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. In order to contain the spread of COVID-19, the Chinese government took a number of actions, including mandatory quarantine requirements, travel restrictions, postponed school and kindergarten reopenings and resumption of business operations and prohibition of public gatherings. As a result of these measures and other precautionary actions taken by our existing and perspective customers in response, our business operations have been significantly disrupted. For example, as many government-affiliated entities, such as public schools, universities and libraries, are required to hold a public bidding process in order to purchase music subscription services, Kuke smart pianos or Kuke smart music teaching systems, they were not able to make such purchase from us or our distributors during shutdowns, resulting in decreased sales of institutional music subscription services, Kuke smart pianos and Kuke smart music teaching systems. The closure of kindergartens has also made it more difficult for us to establish new collaboration and recruit new students to enroll in our Kukey courses, which has caused the sales of Kukey courses to decline significantly. While sales of Kukey courses, Kuke smart pianos or Kuke smart music teaching systems and institutional music subscription services have recovered since September 2020 as kindergartens and schools re-opened, there are significant uncertainties as to whether our collaborating kindergartens will stay open if new cases of COVID-19 are reported. In addition, due to restrictions on public gatherings, travel bans and the general population's fears regarding contracting COVID-19, we had to cancel the production of many on-ground, live classical music events and, for this year's Beijing Music Festival, which was held in October 2020, we were not able to organize as many live classical music performances or invite as many performing artists as we had been able to, which has led to decreased ticket sales and related sponsorship fees. In an effort to reach a broader audience and attract more sponsors, we have started streaming more live classical music performances, which requires additional investments in our IT infrastructure and has subjected us to higher content costs. Furthermore, COVID-19 has also had a severe negative impact on many of our content providers, resulting in the cancellation of music recording activities and live classical music performances, which has created significant uncertainties for our ability to cost-effectively maintain and expand our content offerings.

        Moreover, COVID-19 had a severe and negative impact on the Chinese and the global economy in the first half of 2020. Whether this will lead to a prolonged downturn in the economy is still unknown. The economic disruption caused by COVID-19 has adversely affected, and could continue to adversely affect, the level of consumer spending on discretionary items, as well as the advertising budgets of our sponsors, especially those who are located in countries and regions severely affected by COVID-19. For example, some of our subscribers, licensees and sponsors adversely affected by COVID-19 have not renewed their agreements with us. In addition, subscribers, licensees and smart music education service customers adversely affected by COVID-19 may require additional time to pay us, which could temporarily increase the amount of trade receivables and negatively affect our cash flows. Additionally, the volatilities in and damage to the global financial markets caused by COVID-19 could adversely affect our ability to access capital markets, if and when required. Substantial uncertainties exist with respect to the potential downturn brought by, and the duration of, the COVID-19 outbreak. All of the above could have a material adverse effect on our results of operations and financial condition in the near term. If the outbreak persists or escalates, our business operations and financial condition may be subject to further negative impact.

We may not be successful in introducing new products or services or adopting new technologies, or enhancing our existing products and services.

        We plan to introduce new products and services and continue to enhance our existing products and services in order to attract more customers and further grow our revenue. For example, we plan to update our course offerings, introduce new versions of the Kuke smart music teaching system, offer additional value-added services to Kukey students, launch new products featuring other types of musical instruments, stream more live classical music events and offer more classical music educational programs. If these new products and services fail to gain market acceptance or meet our profitability expectations, either as a result of our lack of experience and expertise or for any other reason, we may fail to generate sufficient revenue and profit to justify our investments. If we are unable to achieve the expected results with respect to offering new products and services and optimizing our existing products and services, our business, operating results and financial condition could be materially and adversely affected.

Our recent or future acquisitions or strategic investments may fail, which may materially and adversely affect our business.

        As part of our business growth strategy, we have in the past acquired and may in the future invest in, merge with or acquire business that we believe can expand or complement our business. For instance, we acquired BMF in February 2020, through which we operate our live classical music events business. Our ability to implement our acquisition strategy will depend on our ability to identify suitable targets, correctly value the targets, reach agreements with them on commercially reasonable terms, secure financing and obtain any required shareholder or government approvals. Our future strategic investments or mergers and acquisitions could subject us to uncertainties and risks, including:

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  high acquisition and financing costs;

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  potential ongoing financial obligations and unforeseen or hidden liabilities;

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  failure to achieve our intended objectives or benefits;

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  uncertainty of entering into markets in which we have limited or no experience and in which our competitors have stronger market positions;

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  costs and difficulties associated with integrating acquired businesses and assets with our own;

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  potentially significant goodwill impairment charges;

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  amortization expenses of other intangible assets;

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  potential claims or litigation regarding our board of directors' exercise of its duty of care and other duties required under applicable laws; and

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  diversion of our resources and management attention.

        We also face challenges regarding the integration of BMF with our existing business, including, among others, limited operating experience with respect to organizing on-ground, live classical music events, and we cannot assure you that the operations of BMF can be smoothly or successfully integrated into our existing operations in a cost-effective manner or that they will effectively generate synergies with our classical music licensing and subscription business and smart music education business.

        As a result, our recent or future acquisitions or strategic investments as well as post-acquisition management may have a material adverse effect on our business prospects, operating results and financial condition.

Our business is dependent on the strengths and market perception of our brands, and any failure to maintain, protect and strengthen our brand would hurt our business and prospects.

        We have developed strong brands that are essential to the success of our business. Maintaining, protecting and enhancing our brands, including but not limited to Kuke, Kukey, BMF and Beijing Music Festival, is critical to expanding our customer base and market share. Our brands may be impaired by a number of factors, including, among others, failure to maintain customer satisfaction or keep pace with technological advances, decline in the quality or quantity of our content offerings, alleged misconduct or other improper activities by our employees, customers, users, sponsors, distributors and other business partners, negative publicity about us and the industries in which we operate, failure to protect our intellectual property rights, or any alleged rights infringement or violations of laws, regulations, public policies or contractual obligations. We have not historically been required to expend considerable resources to establish and maintain our brands. However, we may be required to expend greater resources on advertising, marketing and other brand-building efforts to preserve and enhance our brand awareness, which could adversely affect our operating results and may not be effective. If we are unable to maintain strong brands or further enhance our brand recognition, our business prospects, operational results and financial conditions may be materially and adversely affected.

We compete with other classical music licensing and subscription service providers, smart music education service providers and live classical music event organizers for customers.

        We face competition from other classical music licensing service providers for licensees, other online classical music subscription service providers for subscribers, other smart music education service providers for student enrollment and the sale of our Kuke smart pianos and Kuke smart music teaching systems, and other live classical music event organizers for audience and sponsorship. We compete primarily on the basis of service quality, user experience, content offerings, brand recognition and pricing. Some of our competitors may have greater financial, technical and other resources, stronger brand awareness, or more experience than we do. It is also possible that new competitors may emerge and rapidly acquire significant market share. These competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, introduce more appealing products or services and respond more quickly to market needs or new technologies. These competitors may also compete with us for key employees and relationships with key industry stakeholders. If we are unable to compete successfully against our current or future competitors, we may be required to lower our tuition fees and the price of our other products and services in order to retain or attract customers. If we lose market share or fail to effectively respond to competitive pressure, our business, operating results and financial condition may be materially and adversely affected.

We may not have obtained complete licenses with respect to certain content we offer.

        There is no guarantee that we have all of the licenses for the content available on our platform, as accurate and comprehensive information necessary to identify or verify the copyright ownership of the music content offered on our platform is not always available and may be difficult or even impossible for us to obtain. For example, such information may be withheld by the owners or administrators of such rights. Failure to obtain accurate and comprehensive information necessary to identify the copyright ownership of the content we offer may adversely affect our ability to identify the appropriate copyright owners from which to obtain necessary or commercially viable licenses or to whom to pay royalties. Moreover, while we only enter into license agreements with licensors who are able to provide documents evidencing their right to license the content and whose right to license the content is, to the best of our knowledge, not subject to any dispute, there is no guarantee that our licensors have the rights to license the copyright underlying all the music content covered by our license agreements. If we do not obtain necessary and commercially viable licenses from copyright owners, whether due to the inability to identify or verify the appropriate copyright owners or for any other reason, we may be found to have infringed on the copyrights of others, be subject to claims for monetary damages, government fines and penalties, or be required to remove certain content from our platform, all of which could adversely affect our business, operating results and financial condition.

Failure to maintain, protect or enforce our intellectual property could substantially harm our business, operating results and financial condition.

        The success of our business depends on our ability to maintain, protect and enforce our copyrights, trademarks and other intellectual property rights. We rely upon a combination of copyright, software copyright, patent, trademark and other intellectual property laws, trade secrets, confidentiality policies, nondisclosure and other contractual arrangements to protect our intellectual property rights. Despite our efforts, the measures that we take to maintain, protect and enforce our intellectual property rights, including, if necessary, litigation or proceedings before governmental authorities and administrative bodies, may not be adequate to prevent or deter the infringement or other misappropriation of our intellectual property by our customers, users, competitors, former employees or other third parties. For example, while we typically require our employees and business partners who are involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing or enforcing such agreements. In addition, the measures that we take to maintain, protect and enforce our intellectual property rights could result in substantial costs and diversion of resources and management time, which could substantially harm our operating results. Furthermore, changes in laws or their interpretation, as well as technological developments that facilitate the piracy of our music and programming, such as Internet peer-to-peer file sharing, may also adversely affect our ability to maintain, protect and enforce our intellectual property rights. Failure to maintain, protect or enforce our intellectual property rights could materially and adversely affect our business, financial condition and results of operations.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could harm our business, operating results and financial condition.

        From time to time, assertions by third parties that we have infringed, misappropriated or otherwise violated their copyright or other intellectual property rights may arise. Given the volume of content available on our platform, it is nearly impossible to identify and promptly remove all alleged infringing content that may exist. In addition, location-based controls and technology we use to prevent all or a portion of our services and content from being accessed outside of the PRC may be breached, causing our content to be accessed from geographic locations beyond the scope of our license agreements with certain rights holders, regardless of whether there is any fault and/or negligence involved on our part. Moreover, while we require our licensees and subscribers to comply with the terms of our agreements with them and applicable copyright laws and regulations, there is no guarantee that our licensees, subscribers or their users will comply with the terms of these arrangements or all the applicable copyright laws and regulations.

        Third parties may take action against us if they believe that certain content available on our platform violates their copyright or other intellectual property rights. As our business expands and we continue to introduce new products and services, the likelihood of intellectual property rights claims against us also increases. If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Furthermore, an adverse outcome of a dispute may damage our reputation, force us to adjust our business practices, or require us to pay significant damages, government fines and penalties, cease providing content that we were previously providing, and/or take other actions that may have a material adverse effect on our business, operating results and financial condition.

Our license agreements are complex and impose numerous obligations on us. Any breach or perceived breach of such agreements could adversely affect our business, operating results and financial condition.

        Many of our license agreements with licensors are complex and impose numerous obligations on us, including obligations to, among other things, pay minimum license fees, calculate and make payments based on complex revenue sharing structures, deny user access from outside mainland China, comply with certain marketing restrictions, obtain license from relevant authorities, and defend, indemnify or hold harmless the licensors from and against certain third-party claims and actions. Some of our license agreements also grant the licensor the right to audit our compliance with the terms and conditions of such agreements. Failure to accurately pay royalties may also adversely affect our business, operating results and financial condition. Underpayment could result in unexpected payment of additional royalties in material amounts and damage our business relationships with licensors. If we overpay royalties, we may be unable to reclaim such overpayments and our profits will suffer. If we materially breach any of the obligations set forth in any of our license agreements, or if we use content in ways that are found to exceed the scope of such agreements, we could be subject to monetary penalties and our rights under such license agreements could be terminated, either of which could have a material adverse effect on our business, operating results and financial condition.

Minimum guarantees required under certain of our license agreements may limit our operating flexibility and may materially and adversely affect our business, operating results and financial condition.

        Approximately 15% of our license agreements as of the date of this prospectus require that we make minimum guarantee payments to the licensors. The amount of minimum guarantee payments required varies under different license agreements, ranging from RMB3,000 per agreement to US$1,674,000 per year depending on the market position of the licensor and the nature of licensed content. We rely on assumptions of the competitiveness of our service offerings and the extent to which we can monetize our content to estimate whether such minimum guarantees could be recouped against the content acquisition costs we incur over the duration of the license agreement. To the extent our revenues do not meet our expectations, our business, operating results and financial condition could be adversely affected as a result of such minimum guarantees. In addition, the fixed cost nature of these minimum guarantees may limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate.

Failure to be paid sufficiently for the content we license may have a material adverse effect on our business.

        We charge licensing fees either on a fixed-payment basis where we grant licensees the perpetual right to use the licensed content or a minimum guarantee plus revenue-sharing basis where we grant licensees the right to use the licensed content for a certain period. Royalties that we are entitled to receive under the minimum guarantee plus revenue-sharing model are based on complex structures that require tracking the usage of our content on the platforms of our licensees. We may not have access to accurate or complete metadata necessary for such calculation, despite our inspection rights under the license agreements and our licensees' contractual undertaking to provide us such data. Moreover, if our licensees fail to include our music in their curated playlists or algorithm-based recommendations or give us less favorable marketing space, our royalty income could also decline, which could adversely affect our business, operating results and financial condition.

We face risks, such as unforeseen costs and potential liability, in connection with content we produce.

        We contract with third parties to develop and produce original music recordings and other original content. As we have limited control over these third parties, we may not be able to complete these projects on time and the end product may not measure up to our expectations in terms of quality and popularity.

We may also incur costs greater than what we had expected and may not be able to cover the expenses required to produce such content, which could materially and adversely affect our business, operating results and financial condition. In addition, we may face potential liability or suffer losses in connection with these arrangements, including, but not limited to, if such third parties breach their contractual obligations to us, violate applicable laws, engage in fraudulent behavior or become insolvent. To the extent we do not accurately anticipate such costs or mitigate such risks, our business may suffer.

Certain of our content offerings may be found objectionable by the PRC government, which may subject us to penalties and other regulatory or administrative actions.

        As an Internet content provider, we are subject to PRC laws and regulations governing Internet access and the distribution of music, music videos and other forms of content over the Internet. See "Regulations—Regulations on Internet information services, Internet culture services, Internet publication services, online audio-visual products and other related value-added telecommunications services." These laws and regulations prohibit Internet content providers and Internet publishers from posting on the Internet any content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or public interest, or is obscene, superstitious, frightening, gruesome, offensive, fraudulent or defamatory. We have employed content reviewers who are licensed by relevant government agencies to review online content to ensure that the content we offer on our platform and license to third parties is compliant with relevant PRC laws and regulations. However, PRC government has wide discretion in interpreting these laws and regulations and may find certain content on our platform to be objectionable. In that case, the PRC regulatory authorities may require us to remove or limit the dissemination of such content on our platform. Failure to comply with these requirements may also result in legal and administrative liabilities, government sanctions, monetary penalties, loss of licenses and/or permits or reputational harm, which could materially and adversely affect our business, operating results and financial condition.

We face risks in relation to the package bidding process required by certain government-affiliated institutional subscribers.

        We are occasionally required by government-affiliated institutional subscribers to include certain education-related products offered by other companies in our bids to them. After winning the bid, we will then purchase these products or services and resell them to these government-affiliated institutional subscribers. We cannot assure you that we will be able to identify third-party suppliers that meet the requirements of these government-affiliated institutional subscribers or procure such products or services in a timely manner or on commercially acceptable terms, or at all. Failure to do so may cause us to lose revenue, subject us to contractual liabilities and damages and harm our customer relationships, which could materially and adversely affect our business, operating results and financial condition.

We rely on distributors to sell and market our institutional music subscription services, Kuke smart pianos and Kuke smart music teaching systems and to establish collaboration with kindergartens.

        We rely on third-party distributors in various aspects of our business lines. For the sale of our institutional music subscription services, Kuke smart pianos and Kuke smart music teaching systems, we largely rely on distributors help us identify potential end customers and promote our products and services. For the offering of our Kukey courses, we do not contract with kindergartens directly but rely on distributors to establish collaboration with kindergartens, promote our Kukey courses and assist us in providing training and operational support to collaborating kindergartens. The sales performance of these distributors directly affects our business prospects, operating results and financial condition. However, we do not have day-to-day control over the activities of these distributors. If our distributors fail to identify or establish relationships with kindergartens that have a large student body or strong demand for our smart music education solutions, or fail to maintain relationships with their end customers or collaborating kindergartens, our ability to grow our customer base and expand our kindergarten network may be materially and adversely affected.

        In line with industry practice, we generally do not enter into long-term agreements with distributors. We cannot assure you that all of our distributors will renew their agreements with us on terms acceptable or favorable to us or otherwise continue their business relationships with us. Distributors with strong sales performance may request for more favorable contract terms in cooperating with us. If we fail to establish and maintain satisfactory relationships with our existing distributors or effectively expand our distributor network, or if our distributors fail to meet our sales quotas or other terms in our distribution agreements, we may not be able to find suitable replacements on a timely basis and our selling and distribution expenses may increase, which could materially and adversely affect our business prospects, operating results and financial condition.

We are dependent on a limited number of third-party suppliers and contract manufacturers for the manufacturing of Kuke smart pianos and other smart music devices.

        We depend on a limited number of third-party suppliers and contract manufacturers for the manufacturing of Kuke smart pianos and other smart music devices, and we have limited control over them. If any of these parties fails to perform its obligations to us, we may be unable to deliver these products to customers or place Kuke smart pianos at collaborating kindergartens in a timely manner. We are also subject to the risk of industry-wide shortages, price fluctuations and long lead times in components supply and manufacturing. Further, we do not have long-term contracts with these suppliers and manufacturers, and there can be no assurance that they will continue to take purchase orders from us on favorable terms, or at all. If one or more of our suppliers and contract manufacturers were to go out of business or discontinue their service to us, we may not be able to find a suitable replacement in time. In the event we are unable to obtain components in sufficient quantities on a timely basis and on commercially reasonable terms, or if our contract manufacturer is unable to manufacture these products in the quantities required on time or to our specifications, our reputation, business prospects and operating results could be materially and adversely affected.

If we are unable to accurately anticipate the market demand for our smart music education solutions, we may have difficulty managing our production and inventory and our operating results could be harmed.

        We source the main components of Kuke smart pianos from several suppliers and engage selected contract manufacturers to manufacture Kuke smart pianos. We place orders with our suppliers and contract manufacturers based on our forecasts of the demand for our smart music education services. Our ability to accurately forecast production and inventory needs in advance could be affected by many factors, including changes in customer demand, expansion of our distribution network, new product introductions, sales promotions and general economic conditions. If demand exceeds our forecast and we do not have sufficient inventory to meet this demand on a timely basis, we would have to rapidly increase production, which may result in reduced manufacturing quality and customer satisfaction, as well as higher supply and manufacturing costs that would lower our gross margin. We may also have to forego revenue opportunities, lose market share and damage our customer relationships if we underestimate customer demand. Conversely, if we overestimate customer demand, excess product inventory could force us to write down or write off inventory, which could cause our gross margin to suffer and impair the strength of our brand. Any of these scenarios could adversely impact our operating results and financial condition.

Accidents, injuries or other harm suffered in relation to our Kuke smart pianos may adversely affect our reputation, subject us to liability and cause us to incur substantial expenses.

        We could be held liable for accidents that occur in relation to our Kuke smart pianos, such as electricity leakage, fire and injuries caused by product malfunctions, defects or improper installation. In the event of personal injuries or other accidents suffered by students or instructors using our Kuke smart pianos or other people working at or visiting the premises, we could face claims alleging that we should be liable for the accidents or injuries. A material liability claim against us could adversely affect our reputation, enrollment and revenues. Even if unsuccessful, such a claim could create unfavorable publicity, cause us to incur substantial expenses and divert the time and attention of our management.

We may be subject to product liability or warranty claims that could harm our business, reputation and operating results.

        We provide a one-year warranty to purchasers of Kuke smart pianos. We may face product liability or warranty claims in the event that the use of our Kuke smart pianos results in injuries, whether by product malfunctions, defects, improper installation or other causes. These claims, regardless of merit or eventual outcome, could result in significant legal defense costs, high monetary damage payments and negative publicity. We currently do not have product liability insurance and cannot assure you that we will be able to obtain sufficient product liability insurance in the future at an acceptable cost to protect against potential product liability claims. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations.

There is the risk of personal injuries and accidents in connection with our live music events, which could subject us to personal injury or other claims, increase our expenses and reduce attendance at our live music events, causing a decrease in our revenue.

        There are inherent risks in live music events, particularly those that involve complex staging and special effects. Injuries and accidents occurring in connection with our live music events could subject us to claims and liabilities, harm our reputation with artists and fans and make it more difficult for us to attract sponsors. News of any such incident or accident could also reduce attendance at our events, or lead to the cancellation of all or part of an event or festival, in each case leading to a decrease in our revenue. There can be no assurance that we will be able to obtain adequate levels of insurance to protect against lawsuits and judgments in connection with accidents or other disasters that may occur. We would be responsible for any liabilities not covered by our insurance policies, which would negatively impact our cash flows and operating results.

If we are unable to lease venues on acceptable terms, our operating results could be adversely affected.

        We lease venues from third parties to host our live music events. Our long-term success in the live classical music events business will depend in part on the availability of venues at commercially reasonable terms. Our ability to lease venues on favorable terms depends on a number of factors, such as national and local business conditions and competition from other event organizers. As we have little or no control over venue operators, we may be unable to lease desirable venues from them on acceptable terms, or at all, which could have a material adverse effect on our operating results.

Failure to obtain or renew licenses, permits or approvals or respond to any changes in government policies, laws or regulations may affect our ability to conduct or expand our business.

        China's Internet, private education and music licensing industries are highly regulated. We are required under PRC laws and regulations to obtain various government approvals, licenses and permits in connection with the provision of our services. Applicable laws and regulations may be tightened and new laws or regulations may be introduced to impose additional government approval, license and permit requirements. In particular, uncertainties exist in relation to regulatory requirements regarding private education and music licensing. For example, under certain policies, we may be required to lower the tuition of our Kukey courses in order to offer Kukey courses to the students of our collaborating kindergartens. If we fail to obtain and maintain approvals, licenses or permits required for our business or respond to changes in the regulatory environment, we could be subject to liabilities, penalties and operational disruption, which may materially and adversely affect our business, operating results and financial condition.

Misconduct, non-compliance or other improper activities by our employees, customers, users, sponsors, collaborating kindergartens, distributors and other business partners could disrupt our business, damage our reputation and adversely affect our business, operating results and financial condition.

        We are exposed to various operational risks related to misconduct, non-compliance or other improper activities by our employees, customers, sponsors, collaborating kindergartens, distributors and other business partners. It is not always possible to identify and deter such misconduct, non-compliance or improper activities, and the precautions we take to detect and prevent these activities may not be effective in controlling unknown or unmanaged risks or losses. For our music licensing and subscription business, our licensees and subscribers may violate their contractual obligations to us or otherwise infringe on our intellectual property rights or the intellectual property rights of our content providers. For our smart music education business, we enter into user agreements with the parents of enrolled students and do not contract directly with kindergartens, their employees, schools that purchased our Kuke smart pianos and/or Kuke smart music teaching systems from our distributors, or users of our Kuke smart music teaching systems at these schools. Since we have limited or, in some cases, no control over these parties, we cannot assure you that these parties will not violate our intellectual property rights or the intellectual property rights of our content providers, damage our reputation, engage in acts of deception or otherwise act in bad faith. For example, enrolled students may share their user accounts with other students who did not pay for our courses, and kindergartens may allow students who have not paid for our courses to use our Kuke smart pianos. For our live classical music events business, any misconduct or improper activities by or any regulatory investigation into our sponsors, performers, co-production partners or any other party associated with our live music events may result in negative publicity. Any of these occurrences could harm our ability to attract customers, damage our reputation and the public perception of our brand, or subject us to civil liabilities and regulatory actions and penalties. As a result, our business, operating results and financial condition may be materially and adversely affected.

Inability to collect our trade receivables on a timely basis, if at all, could materially and adversely affect our financial condition, liquidity and operating results.

        We are subject to risks of not collecting our trade receivables on a timely basis, if at all. As of September 30, 2020, our trade receivables amounted to RMB158.0 million (US$22.7 million). In addition, trade receivables due from one customer accounted for 8.6% of our total trade receivables as of September 30, 2020. There can be no assurance that we will be able to collect our trade receivables on a timely basis, and our trade receivable turnover days may increase, especially those involving customers that have been severely affected by the outbreak of COVID-19. Our liquidity and cash flows from operations may be materially and adversely affected if our receivable cycles or collection periods lengthen further or if we encounter a material increase in defaults of payment or an increase in provisions for impairment of our receivables from customers. Should these events occur, we may be required to obtain working capital from other sources, such as third-party financing, in order to maintain our daily operations, and such financing may not be available on commercially acceptable terms, or at all.

The discontinuation of any of the preferential tax treatments currently available to us could adversely affect our overall operating results.

        Under PRC tax laws and regulations, Beijing Kuke Music, one of our VIEs, is qualified to enjoy a reduced enterprise income tax rate of 15% and certain other preferential tax benefits available to "high and new technology enterprises," or HNTE. According to the relevant administrative measures, in order to qualify as an HNTE, Beijing Kuke Music must meet certain financial and non-financial criteria and complete verification procedures with the administrative authorities. Continued qualification as an HNTE is subject to a three-year review by the relevant government authorities in China, and in practice certain local tax authorities also require annual evaluation of the qualification. We cannot assure you that Beijing Kuke Music will continue to qualify for preferential tax treatments in the future. In the event the preferential tax treatments for Beijing Kuke Music are discontinued, it will become subject to the standard enterprise income tax rate of 25% and lose other preferential tax benefits it currently enjoys, which could adversely affect our overall operating results.

We may be exposed to liabilities under the United States Foreign Corrupt Practices Act, or FCPA, and Chinese anti-corruption laws, and any determination that we have violated these laws could have a material adverse effect on our business or our reputation.

        Our customers include many state-owned or state-affiliated enterprises, and we may be required to engage with Chinese officials or persons of equivalent status during the ordinary course of our business. As such, we face risks with respect to the FCPA, which generally prohibits us from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business, and anti-bribery laws of China. We do not fully control over the interactions that our employees and distributors have with those officials or persons, and they may try to increase our sales through means that constitute violations of the FCPA, the PRC anti-bribery laws or other related laws. If we, due to either our own deliberate or inadvertent acts or those of others, fail to comply with applicable anti-bribery laws, our reputation could be harmed and we could incur criminal or civil penalties, other sanctions and/or significant expenses, which could have a material adverse effect on our business, operating results and financial condition.

We may require additional capital to support business growth and objectives, which might not be available in a timely manner or on commercially acceptable terms, if at all.

        Historically, we have financed our operations primarily with operating cash flows and shareholder contributions. As part of our growth strategies, we plan to continue to require substantial capital through additional debt or equity financing in the future to cover our costs and expenses. However, we may be unable to obtain additional capital in a timely manner or on commercially acceptable terms, or at all. Our ability to obtain additional financing in the future is subject to a number of uncertainties, including those relating to:

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  our market position and competitiveness in the industries in which we operate;

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  our future profitability, overall financial condition, operating results and cash flows;

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  the general market conditions for financing activities; and

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  the macro-economic and other conditions in China and elsewhere.

        In particular, recent global financial market turbulences caused by the outbreak of COVID-19 may adversely affect our ability to access the capital markets to meet our liquidity needs.

        To the extent we engage in debt financing, the incurrence of indebtedness would result in increased debt servicing obligations and could result in operating and financing covenants that may, among other things, restrict our operational flexibility or our ability to pay dividends to our shareholders. If we fail to service the debt obligations or are unable to comply with such debt covenants, we could be in default under the relevant debt obligations and our liquidity and financial condition may be materially and adversely affected. To the extent that we raise additional financing by issuance of additional equity or equity-linked securities, our shareholders may experience dilution. In the event that financing is not available or is not available on terms commercially acceptable to us, our business, operating results and growth prospects may be adversely affected.

We depend on our senior management and highly skilled personnel. If we are unable to attract, retain and motivate a sufficient number of them, our ability to grow our business could be harmed.

        We believe that our future success depends significantly on our continued ability to attract, retain and motivate our senior management and a sufficient number of experienced and skilled employees. Qualified individuals in the industries in which we operate are in high demand, and we may have to incur significant costs to attract and retain them. In particular, we cannot ensure that we will be able to retain the services of our senior management and key executive officers. The loss of any key management or executive could be highly disruptive and adversely affect our business operations and future growth. Moreover, if any of these individuals joins a competitor or forms a competing business, we may lose crucial business secrets, technological know-how and other valuable resources. Although our senior management and executive officers have non-competition agreements with us, we cannot assure you that they will comply with such agreements or that we will be able to effectively enforce such agreements.

Our principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

        Our executive officers, directors and principal shareholders together beneficially own approximately 88.3% of our outstanding ordinary shares on an as-converted basis prior to this offering. Upon the completion of this offering, our executive officers, directors and principal shareholders together will beneficially own approximately 73.5% of our total outstanding ordinary shares and 92.5% of the aggregate voting power of our total issued and outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option. The interests of our directors, officers and principal shareholders could differ from the interests of our other shareholders, and they may take actions that are not in the best interest of us or our other shareholders, even if these actions are opposed by our other shareholders. As a result of the concentration of ownership, our executive officers, directors and principal shareholders could have significant influence in determining the outcome of any corporate transaction or other matter submitted to our shareholders for approval, such as mergers, consolidations and election of directors, and would also have the power to discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company. This significant concentration of share ownership and voting power may also adversely affect or reduce the trading price of our ADSs because investors often perceive a disadvantage in owning shares in a company with a small number of controlling shareholders. For more information regarding our principal shareholders and their affiliated entities, see "Principal Shareholders."

If we are unable to improve or maintain our sales and marketing efficiency, our business and operating results may be materially and adversely affected.

        We incurred RMB21.5 million and RMB18.3 million (US$2.6 million) in selling and distribution expenses in 2018 and 2019, respectively. We believe that we have been able to promote our products and services and strengthen our brand recognition cost-effectively. However, our sales and marketing activities may not be well received by the market and may not result in the levels of sales that we anticipate. We also may not be able to retain or recruit a sufficient number of experienced sales and marketing personnel, or to train newly hired sales and marketing personnel. Further, we must continually enhance our sales and marketing approaches and experiment with new methods to keep pace with industry developments and customer preferences. Failure to engage in sales and marketing activities in a cost-effective manner may reduce our market share, cause our profitability to decline and materially harm our business, operating results and financial condition.

We may from time to time become a party to litigation, legal disputes, claims or administrative proceedings that may materially and adversely affect us.

        From time to time, we may be subject to lawsuits brought by our competitors or other individuals and entities against us or administrative proceedings. The outcomes of these actions may not be successful or favorable to us. We may need to pay damages or settle these actions with a substantial amount of cash. In addition to the related costs, such actions can significantly divert our management's attention from operating our business and generate negative publicity that significantly harms our reputation and customer relationships. While we do not believe that there are currently any pending proceedings that are likely to have a material adverse effect on us, if there were adverse determinations in legal proceedings against us, we could be required to pay substantial monetary damages or adjust our business practices, which could have an adverse effect on our business, operating results and financial condition.

We use open source software in our products, which could negatively affect our ability to offer our products and subject us to litigation or other actions.

        We use open source software in connection with our products. From time to time, companies that incorporate open source software into their products have faced claims challenging the ownership of open source software and/or compliance with open source license terms. Therefore, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software or non-compliance with open source licensing terms. Some open source software licenses require users who distribute or make available open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose the source code or that would otherwise breach the terms of an open source agreement, such use could nevertheless occur and we may be required to release our proprietary source code, pay damages for breach of contract, re-engineer our applications, discontinue sales in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts. As a result, our business, operating results and financial condition could be materially and adversely affected.

Any significant disruption to or failure of our information technology systems, including events beyond our control, could materially and adversely affect our business, operating results and financial condition.

        The performance and reliability of our information technology system is critical to our operations and reputation. Our operations depend on our information technology service providers' ability to protect their and our system in their facilities against damage or interruption from events beyond our control, such as natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses, attempts to harm our systems, criminal acts and similar events. If our arrangement with these service providers is terminated or if there is a lapse of service or damage to their facilities, we could experience interruptions in our services. Any interruptions in the accessibility of or deterioration in the quality of access to our system could reduce customer satisfaction and the attractiveness of our service offerings, which could have an adverse effect on our business, operating results and financial condition.

Privacy concerns or security breaches relating to our platform could result in economic loss, damage our reputation and expose us to civil liability.

        As part of our operations, we collect data from our licensees, subscribers, enrolled students, their parents and our business partners, such as practice data, usage data, personally identifiable information and other confidential information. Unauthorized parties may attempt to gain access to our systems or facilities by, among other things, hacking into our systems or facilities or through fraud or other means of deception. In addition, hardware, software or applications we develop or obtain from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. The techniques used to gain such access to our information technology systems, our data or our customers' data, disable or degrade our service or sabotage our systems are constantly evolving, may be difficult to detect quickly and often are not recognized until launched against a target. We have implemented systems and processes intended to secure our information technology systems and prevent unauthorized access to or loss of sensitive data, but these security measures may not be sufficient for all eventualities and there is no guarantee that they will be adequate to safeguard against all data security breaches, system compromises or misuses of data. Any failure, or perceived failure, by us to maintain the security of our customer data or to comply with privacy or data security laws, regulations, policies, legal obligations or industry standards may result in governmental enforcement actions and investigations, litigation or adverse publicity. This may expose us to potential administrative inquiries, penalties and legal liability and may require us to expend significant resources in responding to and defending allegations and claims. In addition, evolving laws and regulations concerning data privacy may result in increased regulation and different industry standards, which could increase the costs of operations or limit our activities. Moreover, claims or allegations that we have violated laws and regulations relating to privacy and data security, or have failed to adequately protect data, may result in damage to our reputation and a loss of confidence in us by our customers or business partners, which could have a material adverse effect on our business, operating results and financial condition. If the third parties we work with violate applicable laws or contractual obligations or suffer a security breach, such circumstances also may put us in breach of our obligations under privacy laws and regulations and could in turn have a material adverse effect on our business.

We rely on certain third-party mobile app distribution channels, payment solution providers, streaming service providers, bandwidth providers and a cloud data storage service to conduct our business.

        We rely on third-party mobile application distribution channels such as Apple's App Store, various Android App Stores and other channels to distribute our Kuke Music and BMF Club mobile Apps. We expect a substantial number of downloads of our mobile Apps will continue to be derived from these distribution channels. As such, the promotion, distribution and operation of our mobile Apps are subject to such distribution platforms' standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If Apple's App Store or any other major distribution channels interpret or change their standard terms and conditions in a manner that is detrimental to us, or terminate their existing relationship with us, our business, operating results and financial condition may be materially and adversely affected.

        Our customers pay for our service through a variety of third-party payment channels. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment network, such as delays in receiving payments from processors, and/or changes in the rules or regulations concerning payment processing, our ability to provide convenient payment options to our customers may be undermined, and our revenue, operating expenses and results of operations could be adversely impacted.

        We also rely upon third-party streaming services, bandwidth providers and a cloud data storage service in China to operate certain aspects of our business and to transmit or store our content and data. Any disruption of or interference with our use of these service providers could have a material adverse effect on our business, operating results and financial condition. We cannot assure you that these service providers and the underlying Internet infrastructure and telecommunications networks in China will be able to support increased demand arising from our continued business expansion.

Our operating results and cash flows may fluctuate significantly from period to period.

        We have experienced, and expect to continue to experience, seasonal fluctuations in our operating results. We often receive orders from digital music service providers, institutional subscribers and distributors of our Kuke smart pianos and Kuke smart music teaching systems in the second half of the year, and we generate ticket sales for the Beijing Music Festival every October. In addition, we expect to have higher student enrollment around the beginning of every semester and to recognize a substantial portion of our licensing revenue when we deliver the licensed content at our licensees' request, the timing of which is not within our control. As a result, we believe that the comparison of our operating results over any interim periods in the past may not be an accurate indicator of our future performance. Overall, the historical seasonality of our business has been relatively mild but seasonality may increase in the future along with the expansion of our business. In addition, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

We have not recognized any share-based compensation expense to date but will recognize a substantial amount of share-based compensation expense upon the completion of this offering, which may result in increased share-based compensation expenses.

        We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key employees, directors and consultants. In October 2020, we adopted a share incentive plan, or the 2020 Plan, to provide incentives to our employees, directors and consultants. The maximum aggregate number of Class A ordinary shares that may be issued under the 2020 Plan is 1,227,000. As of the date of this prospectus, 1,125,334 share options and 101,666 restricted shares have been granted and outstanding. We are required to account for share-based compensation in accordance with IFRS 2—Share-based Payment, which generally requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of the equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. See "Note 29—Share-based payments" of our consolidated financial statements included elsewhere in this prospectus for additional information. Because the incentives granted are subject to the condition of us completing an IPO, among other performance and service conditions, we have not previously recognized any share-based compensation expenses for such options. If we grant additional share options or other equity incentives in the future, our expenses associated with share-based compensation may further increase, which may have an adverse effect on our financial condition and results of operations.

Our strategies focusing on rapid innovation and long-term goals over short-term financial results may yield results of operations that do not align with investors' expectations.

        Our business is growing and increasingly complex, and our success depends on our ability to quickly develop and launch new and innovative products and services. This business strategy could result in unintended outcomes or decisions that are poorly received by our customers or business partners. Our culture also prioritizes long-term strategic goals over short-term financial condition or operating results. We may make decisions that may reduce our short-term revenue or profitability if we believe that the decisions will improve our long-term financial performance. These decisions may not produce the long-term benefits that we expect, in which case our customer base, our relationships with our business partners, and our business, financial condition and results of operations could be materially and adversely affected.

Our management team has limited experience managing a public company.

        Our management team has limited experience managing a public company, interacting with public company investors or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to becoming a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management, particularly from our executive officers, and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results and financial condition.

International expansion of our business could expose us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of China.

        We currently do not have international operations, but our long-term business strategy incorporates potential international expansion. Doing business internationally involves a number of risks, including:

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  limits in our ability to penetrate international markets;

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  complexities and difficulties in obtaining intellectual property protection and enforcing our intellectual property;

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  multiple conflicting and changing laws and regulations, such as privacy regulations, tax laws, economic sanctions and embargoes, employment laws and regulatory requirements, and other governmental approvals, permits and licenses;

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  additional withholding taxes or other taxes on our foreign income, and tariffs or other restrictions on foreign trade or investment;

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  difficulties in staffing and managing foreign operations;

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  increased travel, infrastructure and legal and compliance costs associated with multiple international locations;

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  increased exposure to foreign currency exchange rate risk;

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  longer payment cycles for sales in some foreign countries and potential difficulties in enforcing contracts and collecting trade receivables; and

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  general economic conditions in the countries in which we may operate.

        Any of these factors could significantly harm our future international expansion and operations and, consequently, our revenue and operating results.

We may face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

        In addition to COVID-19, our business could be materially and adversely affected by natural disasters, such as snowstorms, earthquakes, fires or floods, the outbreak of other widespread health epidemics, such as swine flu, avian influenza, severe acute respiratory syndrome, SARS, Ebola, Zika, or other events, such as wars, acts of terrorism, environmental accidents, power shortages or communication interruptions. Any of these natural disasters, health epidemics and events and their effect on the Chinese or global economy in general could have a material adverse effect on our business, financial condition and results of operations. In addition, our revenue and profitability could be materially reduced due to the effect of such events on our customers, suppliers or other business partners. For example, our contract manufacturers may be required by the local or national government to shut down production under any of the aforementioned circumstances, which could have a material and adverse effect on our ability to fulfill our contractual obligations, increase sales or expand our network of collaborating kindergartens.

We have limited insurance coverage with respect to our business and operations, which could expose us to significant costs and business disruption.

        We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain property insurance, product liability insurance or key-man insurance. We consider this practice to be reasonable in light of the nature of our business and consistent with the practices of other companies of similar sizes in the same industries in China. Any uninsured risks may result in substantial costs and the diversion of our resources, which could adversely affect our operating results and financial condition.

We have not independently verified the accuracy or completeness of the data, estimates and projections in this prospectus that we obtained from third-party sources, and such information involves assumptions and limitations.

        Certain facts, forecasts and other statistics relating to the industries in which we operate contained in this prospectus have been derived from various public data sources and a commissioned third-party industry report. Industry data and projections involve a number of assumptions and limitations. Any discrepancy in the interpretation of such data could lead to measurements and projections that are different from the actual results. While we generally believe such data sources to be reliable, we have not independently verified the accuracy or completeness of such information. The report may have not been prepared on a comparable basis or may not be consistent with other sources.

If our internal control and procedures over financial reporting are not effective, we may be unable to accurately report our operating results, meet our reporting obligations or prevent fraud.

        Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements for the years ended December 31, 2018 and 2019 and as of December 31, 2018 and 2019, we and our independent registered public accounting firm identified one material weakness as of December 31, 2019 in accordance with the standards established by the PCAOB, which relates to the lack of sufficient accounting and financial reporting personnel with the requisite knowledge and experience in the application of IFRS and SEC rules. As defined in standards established by the PCAOB, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. To remedy our identified material weakness, we are in the process of adopting several measures that are expected to improve our internal control over financial reporting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting." However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting.

        After we become a public company, our reporting obligations may place a significant strain on our management, resources and systems for the foreseeable future. Upon the completion of this offering, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report after becoming a public company. In addition, once we cease to be an "emerging growth company," as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective and may identify other weaknesses and deficiencies in our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. We may be unable to timely complete our evaluation testing and make required remediation. In addition, as the applicable standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404.

        If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our operating results and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods.

We face risks from various proceedings and legislative and regulatory developments related to China-based accounting firms, including our independent registered public accounting firm.

        Our independent registered public accounting firm is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the PRC authorities, our auditor is not currently inspected by the PCAOB. In December 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the Chairman of the SEC, Chairman of the PCAOB and certain other SEC divisional heads jointly issued a public statement, reminding investors that, with respect to investments in companies that are based in or have substantial operations in many emerging markets, including China, there is substantially greater risk of incomplete or misleading disclosures and, in the event of investor harm, substantially less recourse, in comparison to U.S. domestic companies. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditors' audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. As a result, investors may be deprived of the benefits of PCAOB inspection and lose confidence in our reported financial information and procedures and the quality of our financial statements.

        Furthermore, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's. On May 20, 2020, the U.S. Senate unanimously passed the Holding Foreign Companies Accountable (HFCA) Act, which requires the SEC to adopt rules that would prohibit a foreign company to trade its securities on a national exchange or in OTC market if the PCAOB is unable to inspect or investigate the auditors for three consecutive years because of restriction imposed by non-U.S. authorities. On July 21, 2020, the House of Representatives passed its version of the National Defense Authorization Act, which included provisions similar to the HFCA Act. The HFCA Act was passed by the Senate on May 20, 2020 and by the House of Representatives on December 2, 2020. These legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty regarding China-based, U.S.-listed companies, and the market price of our ADSs could be adversely affected.

        In addition to legislative actions, on June 4, 2020, President Trump issued a memorandum directing the President's Working Group on Financial Markets to discuss and make recommendations regarding the risks faced by U.S. investors from Chinese companies and companies with significant operations in China that are listed on U.S. stock exchanges. In a letter dated July 24, 2020 and released on August 7, 2020, the PWG responded to the president's request with a report which recommends enhanced listing standards on U.S. stock exchanges. This would require that the PCAOB have access to work papers of the principal audit firm for the audit of the listed company or, for companies that are unable to satisfy this work papers access standard as a result of governmental restrictions in NCJs, they could instead provide a co-audit from a U.S. PCAOB-registered audit firm where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. However, because Chinese law prohibits audit firms that operate in China and Hong Kong from releasing certain documentation of Chinese companies without explicit government permission, it is unclear if these requirements would be consistent with Chinese law.

        Future developments in respect of the issues discussed above are uncertain, largely because the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures. However, if any of the administrative proceedings, legislative actions or regulatory changes discussed above were to proceed in ways that are detrimental to China-based issuers, it could cause us to fail to be in compliance with U.S. securities laws and regulations, we could cease to be listed on a U.S. securities exchange, and U.S. trading of our shares and ADSs could be prohibited. Any of these actions, or uncertainties in the market about the possibility of such actions, could adversely affect our access to the U.S. capital markets and the price of our ADSs and Class A ordinary shares.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with applicable PRC laws and regulations, or if these laws and regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        PRC laws and regulations impose certain restrictions and prohibitions on foreign ownership of companies that engage in Internet and other related businesses. The Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version) provides that foreign investors are generally not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider other than an e-commerce service provider, among others, and the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises (2016 Revision) requires that the major foreign investor in a value-added telecommunication service provider in China must have experience in providing value-added telecommunications services overseas and maintain a good track record.

        To ensure compliance with the PRC laws and regulations, our wholly owned subsidiaries, or WFOEs, conduct our business in China mainly through our VIEs based on a series of contractual arrangements by and among our WFOEs, our VIEs and the respective shareholders of our VIEs, which enable us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits of our VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in our VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIEs and hence consolidate their financial results into our consolidated financial statements under IFRS. See "Corporate History and Structure" for further details. In the opinion of our PRC counsel, Commerce & Finance Law Offices, each of these contractual arrangements is currently valid, binding and enforceable in accordance with its terms. However, we have been further advised by our PRC counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations and that the PRC government may ultimately take a view contrary to the opinion of our PRC counsel.

        If the contractual arrangements among our WFOEs, our VIEs and their respective shareholders are determined to be illegal or invalid, or if we or our VIEs fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations or failures, including:

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  revoking the business license and/or operating license of such entities;

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  placing restrictions on our operations or our right to collect revenues;

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  imposing fines, confiscating the income from our WFOEs or VIEs, or imposing other requirements with which we or our VIEs may not be able to comply;

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  requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements and deregistering equity pledges made by the shareholders of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs;

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  restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China; or

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  taking other regulatory or enforcement actions that could be harmful to our business.

        The imposition of any of these penalties could cause us to lose our right to direct the activities of our VIEs or our right to receive substantially all of the economic benefits and residual returns from our VIEs and result in a material adverse effect on our ability to conduct our business. In addition, it is unclear what impact these actions would have on us and on our ability to consolidate the financial results of our VIEs in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If we are not able to restructure our ownership structure and operations in a manner satisfactory to relevant PRC regulatory authorities, our results of operations and financial condition could be materially and adversely affected.

We rely on contractual arrangements with our VIEs and their shareholders for our operations in the PRC, which may not be as effective as direct ownership in providing operational control.

        We have relied and expect to continue to rely on contractual arrangements with our VIEs and their shareholders to conduct certain of our key businesses. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs. If we had direct ownership of our VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs, which in turn could implement changes at the management and operational level. Under the current contractual arrangements, however, we rely on the performance by our VIEs and their respective shareholders of their contractual obligations to exercise control over our VIEs. Our VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner, taking other actions that are detrimental to our interests or refusing to renew their existing contractual arrangements with us. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with our VIEs and their shareholders. Therefore, our contractual arrangements with our VIEs and their shareholders may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

        If our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies, including seeking specific performance or injunctive relief and claiming damages. All the agreements we have with our VIEs and their shareholders are governed by PRC law. The legal system in the PRC is not as developed as in jurisdictions such as the United States and there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. In addition, under PRC law, arbitral rulings are final as parties cannot appeal the arbitration results in courts, and if the losing party fails to carry out the arbitration awards within a prescribed time period, the prevailing party may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct our business may be negatively affected.

The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

        The shareholders of our VIEs may have potential conflicts of interest with us. These shareholders may, or cause our VIEs to, breach or refuse to renew our contractual arrangements with them, which would have a material adverse effect on our ability to effectively control our VIEs and receive substantially all of the economic benefits from our VIEs. For example, these shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to make payments that are due to us under the contractual arrangements on a timely basis. We cannot assure you that, when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have arrangements in place to address the potential conflicts of interest that these shareholders may have. If we cannot resolve any conflicts of interest or disputes between us and these shareholders, we would have to rely on legal proceedings to enforce our rights, which involve substantial uncertainty and may materially disrupt our business.

We may lose the ability to use, or otherwise benefit from, the licenses, permits and assets held by our VIEs that are material to the operation of our business.

        As part of our contractual arrangements with our VIEs, our VIEs hold certain assets, licenses and permits that are material to our business operations. The contractual arrangements contain terms that specifically obligate our VIEs' shareholders to ensure the valid existence of the VIEs and restrict the disposal of material assets of the VIEs. However, if our VIEs' shareholders breach the terms of these contractual arrangements, or if any of our VIEs undergoes a voluntary or involuntary liquidation proceeding and all or part of its assets become subject to liens or rights of third-party creditors or are otherwise disposed of or encumbered without our consent, we may be unable to conduct certain of our business operations or otherwise benefit from the assets held by the VIEs, which could have a material adverse effect on our business, financial condition and results of operations.

Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results.

        On March 15, 2019, the National People's Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign Owned Enterprise Law as the legal basis for foreign investment in the PRC. The Foreign Investment Law defines the "foreign investment" as investment activities in China conducted directly or indirectly by foreign investors in the following manners: (i) the foreign investor, by itself or together with other investors, establishes a foreign invested enterprise in China; (ii) the foreign investor acquires shares, equities, asset tranches, or similar rights and interests of enterprises in China; (iii) the foreign investor, by itself or together with other investors, invests in and establishes new projects in China; or (iv) the foreign investor invests through other approaches as stipulated by laws, administrative regulations or as otherwise regulated by the State Council. However, since the Foreign Investment Law is relatively new, uncertainties still exist in relation to its interpretation and implementation. While the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, it is possible that foreign investment via contractual arrangements may be interpreted as a type of indirect foreign investment activity that falls within the definition of "foreign investment" or future laws, administrative regulations or provisions promulgated by the State Council.

        In any of these cases, our contractual arrangements may be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

Cayman Islands economic substance requirements may adversely affect our business and operations.

        Pursuant to the International Tax Cooperation (Economic Substance) Act (2020 Revision) of the Cayman Islands, or the ES Act, that first came into force on January 1, 2019, a "relevant entity" is required to satisfy the economic substance test set out in the ES Act. A "relevant entity" includes an exempted company incorporated in the Cayman Islands as is our company. Based on the current interpretation of the ES Act, we believe that our company is a pure equity holding company since it only holds equity participation in other entities and only earns dividends and capital gains. Accordingly, for so long as our company is a "pure equity holding company," it is only subject to the minimum substance requirements, which require us to (i) comply with all applicable filing requirements under the Companies Act, Cap. 22 (Act 3 of 1961, as consolidated and revised) of the Cayman Islands; and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

Our contractual arrangements with our VIEs may result in adverse tax consequences to us.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by PRC tax authorities. We could face material adverse tax consequences if PRC tax authorities determine that the contractual arrangements between us and our VIEs were not entered into on an arm's-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase their tax liabilities. In addition, PRC tax authorities may impose late payment fees and other penalties on our VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIEs' tax liabilities increase or if any of our VIEs is required to pay late payment fees and other penalties.

PRC laws and regulations over direct investment in and loans to PRC entities by offshore companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans to our PRC subsidiaries and VIEs or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        Under PRC laws and regulations, any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or through injection of registered capital, are subject to approval by or registration or filing with relevant governmental authorities in China. Currently, there is no statutory limit to the amount of funding that we can provide to our PRC subsidiaries through capital contributions, because there is no statutory limit on the amount of registered capital for our PRC subsidiaries and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for their registered capital, provided that the PRC subsidiaries complete the relevant filing and registration procedures. According to relevant PRC regulations on foreign-invested enterprises, or FIEs, capital contributions to our PRC subsidiaries are subject to filing with the PRC Ministry of Commerce, or the MOC, in its foreign investment comprehensive management information system and registration with other governmental authorities in China. Based on the current registered capital of our PRC subsidiaries and the amount of funding we have contributed, without increasing the registered capital of our PRC subsidiaries, the amount of funding we can provide to our PRC subsidiaries through injection of registered capital is US$1,840 million. In addition, under the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, and the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, FIEs are prohibited from using Renminbi fund converted from their foreign exchange capitals for expenditures beyond their business scopes or using such Renminbi fund to provide loans to persons other than their affiliates, unless that is within their business scope.

        Any foreign loan procured by our PRC subsidiaries and VIEs is also required to be registered with the SAFE or its local branches or be filed with the SAFE in its information system, and each of our PRC subsidiaries and VIEs may not procure loans which exceed either (i) the amount of the difference between their respective registered total investment amount and registered capital, or the Total Investment and Registered Capital Balance, or (ii) two times, or the then-applicable statutory multiple, the amount of their respective audited net assets, calculated in accordance with PRC GAAP, or the Net Assets Limit, at our election. Increasing the Total Investment and Registered Capital Balance of our PRC subsidiaries is subject to governmental approval and may require a PRC subsidiary to increase its registered capital at the same time. If we choose to make a loan to a PRC entity based on its Net Assets Limit, the maximum amount that we would be able to loan to the relevant PRC entity would depend on the relevant entity's net assets and the applicable statutory multiple at the time of the calculation. The maximum amount of the loans that our PRC entities can obtain from outside China as of December 31, 2019 is approximately RMB733.3 million (US$105.3 million). Any medium- or long-term loan to be provided by us to our VIEs must also be approved by the National Development and Reform Commission, or NDRC. Please see "Regulations—Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents."

        These PRC laws and regulations may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, to fund our existing VIEs or to establish and fund new variable interest entities in China. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or VIEs, or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals or if we are found to be in violation of any applicable laws with respect to foreign currency exchange, our ability to use the proceeds we received or expect to receive from our offshore offerings may be negatively affected and we may be subject to penalties, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to Doing Business in China

A severe or prolonged downturn in the Chinese economy could materially and adversely affect our business, financial condition and operating results.

        Our revenues are all sourced from China. Therefore, our business, financial condition, results of operations and prospects are affected significantly by the economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, such as the level of government involvement, growth rate and control of foreign exchange. While the Chinese economy has experienced significant growth in the past 30 years, the growth has been uneven across different periods, regions and among various economic sectors of China, and the rate of growth has slowed down since 2012. In addition, economic conditions in China are also sensitive to global economic conditions. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that had been adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China, even before 2020. There is also significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. The increasing tension between the United States and China, political unrest, terrorist threats and the potential of war in the Middle East and elsewhere all create significant uncertainty for the Chinese and global economy. Any prolonged slowdown in the Chinese or global economy may materially and adversely affect our business, results of operations and financial condition.

Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us.

        The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations. Uncertainties also exist in relation to new legislation or proposed changes in the PRC regulatory requirements.

        From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Our operations depend on the performance of the Internet infrastructure and telecommunications networks in China, which are in large part operated and maintained by state-owned operators.

        The successful operation of our business depends on the performance of the Internet infrastructure and telecommunications networks in China. Almost all access to the Internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China's Internet infrastructure or the telecommunications networks provided by telecommunications service providers. Internet traffic in China has experienced significant growth during the past few years. Effective bandwidth and server storage at Internet data centers in large cities such as Beijing are scarce. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with our growing customer base. We cannot assure you that the Internet infrastructure and telecommunications networks in China will be able to support the demands associated with the continued growth in Internet usage. If we were unable to increase our online content and service delivering capacity accordingly, we may not be able to continuously grow our Internet traffic and the adoption of our products and services may be hindered, which could adversely impact our business and our share price.

        In addition, we generally have no control over the costs of the services provided by telecommunications service providers. If the prices we pay for telecommunications and Internet services rise significantly, our results of operations may be materially and adversely affected.

The M&A Rules and certain other PRC regulations could make it more difficult for us to pursue growth through acquisitions in China.

        The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the in-charge government authority be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law of the PRC requires that the in-charge government authority be notified in advance of any concentration of undertaking if certain thresholds are triggered. In light of the uncertainties relating to the interpretation, implementation and enforcement of the Anti-Monopoly Law, we cannot assure you that the in-charge anti-monopoly law enforcement agency will not deem our past acquisition or investments to have triggered the filing requirement for anti-trust review. If we are found to have violated the Anti-Monopoly Law for failing to file the notification of concentration and request for review, we could be subject to a fine of up to RMB500,000, and the parts of the transaction causing the prohibited concentration could be ordered to be unwound, which may materially and adversely affect our business, financial condition and results of operations. In addition, under applicable laws, mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the MOC, and any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement, are prohibited.

        In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject our share incentive plan participants or us to fines and other legal or administrative sanctions.

        In February 2012, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Issues Relating to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year and participate in any stock incentive plan of an overseas listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be a PRC subsidiary of the overseas listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. Failure to meet these requirements may result in fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and our PRC subsidiaries' ability to distribute dividends to us. See "Regulations—Regulations on Stock Incentive Plans."

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident shareholders, beneficial owners and PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to increase their registered capital or distribute profits to us or otherwise adversely affect us.

        In July 2014, the SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities, as well as foreign individuals that are deemed PRC residents for foreign exchange administration purposes) to register with the SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires the SAFE registrations be updated in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change in its name, operation term and PRC resident shareholder, increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions.

        We have requested that all of our current shareholders and beneficial owners who are known to us as being PRC residents complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents holding direct or indirect interest in our company, and we cannot provide any assurance that these PRC residents will comply with our request to make or obtain the applicable registrations or continuously comply with all the requirements under SAFE Circular 37 or other related rules. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries' ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas private special purpose companies shall submit applications to the SAFE or its local branches for the foreign exchange registration. Pursuant to the Circular on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or the SAFE Circular 7, promulgated by the SAFE in 2012, grantees of our incentive share awards who are PRC citizens or who are non-PRC residents continuously residing in the PRC for a continuous period of no less than a year shall, subject to limited exceptions, be required to register with the SAFE and complete certain other procedures through a domestic qualified agent and collectively retain an overseas entrusted institution to handle matters related to the exercise of stock options and the purchase and disposition of related equity interests after our company becomes an overseas listed company upon the completion of the offering. Failure to comply with these SAFE requirements may subject these individuals to fines, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries' ability to distribute dividends to us.

        The PRC State Administration of Taxation, or SAT, has also issued certain circulars concerning equity incentive awards. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Each of our PRC subsidiaries has obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees. If our employees fail to pay or if we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

If the custodians or authorized users of our corporate chops and seals fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

        Our legal documents for corporate transactions are executed using the chops or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the PRC State Administration for Market Regulation.

        In order to maintain the physical security of our chops and chops of our PRC entities, we generally store these items in secured locations accessible only by authorized personnel. Although we monitor the activities of such authorized personnel, there is no assurance that such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities, experience significant disruption to our operations and incur significant losses. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiaries and VIEs, we or our PRC subsidiaries and VIEs would need to pass a new shareholders or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative's fiduciary duties to us, which could have a material and adverse effect on our business and operations.

We face certain risks relating to the real properties that we lease and sublease.

        We lease our office space from a third party in China and sublease parts of the properties to our WFOEs, VIEs and the Beijing Music Festival Arts Foundation. Our lease agreements for these properties have not been registered with the PRC governmental authorities as required by PRC law due to the property owner's refusal to cooperate with the registration process, despite our efforts. Although the failure to do so does not in itself invalidate the leases, we may be ordered by the PRC government authorities to rectify such noncompliance and, if such non-compliance is not rectified within a given period of time, we may be subject to fines imposed by PRC government authorities ranging from RMB1,000 and RMB10,000 for each unregistered lease agreement. While we intend to continue to seek the property owner's cooperation with the registration process, we cannot assure you that we will be able to successfully obtain such cooperation. According to our PRC counsel, the maximum penalty for failing to register the leases if required is RMB100,000. In addition, we cannot assure you that our lessor is entitled to lease the relevant real properties to us. If the lessor is not entitled to lease the real properties to us and the owner of such real properties declines to ratify the lease agreement between us and the respective lessor, we may not be able to enforce our rights to lease such properties under the respective lease agreement against the owner. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of our leased properties without proper ownership proof. If a lease agreement is claimed as null and void by third parties who is the real owner of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate the claim against the lessor under the relevant lease agreement for indemnities for their breach of the agreement. We cannot assure you that suitable alternative locations will be readily available on commercially reasonable terms, or at all. If we are unable to relocate our office in a timely manner, our operations may be interrupted.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

        Under the PRC EIT Law and its implementation rules, an enterprise established outside of the PRC with the "de facto management body" within China is considered a "resident enterprise" and will be subject to PRC enterprise income tax on its global income at the rate of 25%. Under relevant implementation rules, the "de facto management body" means the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. According to a circular issued by the SAT in April 2009, or Circular 82, an enterprise incorporated offshore that is controlled by a PRC enterprise or a PRC enterprise group may be regarded as a PRC tax resident by virtue of having its "de facto management body" in China if all of the following conditions are met: (i) the primary location of its day-to-day operational management is in China; (ii) decisions relating to its financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) its primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in China; and (iv) at least 50% of its voting board members or senior executives habitually reside in China.

        We believe that we are not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." If PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of the ADSs or Class A ordinary shares, if such income is treated as sourced from China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of the ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20%, unless a reduced rate is available under an applicable tax treaty between their country of tax residence and the PRC. Any such tax may reduce the returns on your investment in the ADSs or Class A ordinary shares.

The approval of the CSRC may be required in connection with this offering, and, if so, we cannot predict whether we will be able to obtain such approval.

        The M&A Rules provide that an overseas special purpose vehicle that is controlled by PRC companies or individuals and formed for the purpose of seeking listing on an overseas stock exchange through the acquisition of PRC domestic company with the shares of such special purpose vehicle as consideration is required to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval, and any failure to obtain or delay in obtaining CSRC approval for this offering could subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

        Our PRC counsel has advised us that, based on their understanding of the current PRC laws, rules and regulations, CSRC approval may not be required for the listing and trading of our ADSs on the New York Stock Exchange in the context of this offering. However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented and its opinion is subject to any new laws, rules and regulations or detailed implementations and interpretations relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operations in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation, prospects and the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        In February 2015, the SAT issued the Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises, or SAT Public Notice 7. Under SAT Public Notice 7, pursuant to which a non-resident enterprise conducts an "indirect transfer" by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise or the PRC entity which directly owns the taxable assets may report to the relevant tax authority such indirect transfer. Using a "substance over form" principle, PRC tax authorities may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such an indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a tax rate of 10% for the transfer. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. However, PRC tax would not be applicable to the transfer by any non-resident enterprise of our ADSs acquired and sold on public securities markets.

        On October 17, 2017, the SAT issued the Public Notice on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Public Notice 37, which came into effect on December 1, 2017. According to SAT Public Notice 37, where the non-resident enterprise fails to declare its tax payable pursuant to the PRC EIT Law, the tax authority may order it to pay the tax due within a required period, and the non-resident enterprise shall declare and pay the tax within the time specified by the tax authority. If the non-resident enterprise voluntarily declares and pays tax before the tax authority orders it to do so, it shall be deemed that such enterprise has paid its tax payable in time.

        We face uncertainties on the reporting and tax consequences of future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to their filing obligations or the transferees with respect to their withholding obligations, and request our PRC subsidiaries to assist in the filing. As a result, we and the non-resident enterprises in such transactions may be subject to filing obligations or tax under SAT Public Notice 7 and SAT Public Notice 37. We may also be required to expend extensive resources to comply with these requirements or to establish that we and the non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

        The average wage in China and the average wage level for our employees have increased in recent years and are expected to grow. We expect that our labor costs, including wages and employee benefits, will increase. Unless we are able to pass on these increased labor costs to our customers, our results of operations may be materially and adversely affected.

        In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to strict requirements in terms of signing labor contracts, paying minimum wages, paying remuneration, determining the term of employee's probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-efficient manner, which could adversely affect our business and results of operations.

        As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices may violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. We cannot assure you that we have complied or will be able to comply with all labor-related laws and regulations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees, pay penalties or incur significant legal fees in connection with such disputes or investigations, and our business, financial condition and results of operations will be adversely affected.

Our business may be negatively affected by the potential obligations to make additional social insurance and housing fund contributions.

        We are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. Certain of our VIEs have historically failed to promptly make social insurance and housing fund contributions in full for their employees. With respect to the outstanding social insurance contribution, we may also be subject to a late charge at the rate of 0.05% per day from the day of default and a fine of up to three times of the outstanding contribution if we are unable to make the full payments as requested by the in-charge government authority. We have not received any inquiry from relevant government authorities in this regard but if the relevant PRC authorities determine that we shall make supplemental social insurance and housing fund contributions, we may be subject to fines and legal sanctions and our business, financial condition and results of operations may be adversely affected. In 2018, 2019 and the nine months ended September 30, 2020, we made provisions of RMB2.1 million, RMB1.0 million and nil for the outstanding social insurance and housing fund contribution, respectively.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws.

        We are a company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all of our directors and officers are PRC nationals who reside in China for a significant portion of the year. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of U.S. federal or state securities laws.

        The recognition and enforcement of foreign judgments in mainland China are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on the treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the political and economic conditions in China and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that starting from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket. Since June 2010, the Renminbi has fluctuated significantly against the U.S. dollar. It is difficult to predict how market forces or policies by the PRC or U.S. government may impact the exchange rate between the Renminbi and the U.S. dollar in the future. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future.

        Significant revaluation of the Renminbi may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. The appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion to the extent that we need to convert U.S. dollars into Renminbi for capital expenditures and working capital and other business purposes. Conversely, a significant depreciation of the Renminbi against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs and have a negative effect on the U.S. dollar amount available to us for the purpose of making payments for dividends on our Class A ordinary shares or ADSs, royalties, strategic acquisitions or investments or for other business purposes.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited and we may not be able to adequately hedge our exposure, or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Foreign exchange controls may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes foreign exchange controls on the convertibility of the Renminbi and, in certain cases, the remittance of currency out of China. We receive all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the SAFE provided that certain procedural requirements are met. Specifically, under the existing exchange restrictions, without prior approval of the SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval or registration to use cash generated from the operations of our PRC subsidiaries and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders and holders of the ADSs.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

        We are a holding company incorporated in the Cayman Islands. Payment of dividends by our PRC subsidiaries is an important source of income for us to meet our financing need, and such payment is subject to various restrictions. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. In addition, the EIT Law and its implementation rules provide that withholding tax at the rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises, unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations, stock price and reputation.

        U.S.-listed companies with substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, lack of effective internal controls over financial accounting, inadequate corporate governance policies and practice, and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S.-listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business and our stock price. If we become the subject of any unfavorable allegations, with or without merit, we will have to expend significant resources to engage in the costly and time-consuming exercise of investigating such allegations and defending our company, which could distract our management from growing our business. If we fail to prevail on these matters, our business operations could be severely affected and you could sustain a significant decline in the value of our stock.

Risks Related to Our ADSs and This Offering

There has been no previous public market for our ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

        Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. We have applied to list our ADSs on the New York Stock Exchange. Our Class A ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

        The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters, which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices or the underperformance or deteriorating financial results of other companies with business operations located mainly in China that have listed their securities in the United States. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in the trading prices of their securities. The trading performances of other PRC companies' securities after their offerings may affect investors' attitude toward PRC companies listed in the United States, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perception about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other PRC companies may also negatively affect investors' attitude towards PRC companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, resulting in a material adverse effect on the trading price of our ADSs.

        In addition to market and industry factors, the price and trading volume for our ADSs may be volatile for factors specific to our own operations, including the following:

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  variations in our revenues, earnings and cash flow;

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  our or our competitors' announcements of new investments, acquisitions, strategic partnerships or joint ventures;

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  our or our competitors' announcements of new services and expansions;

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  changes in financial estimates by securities analysts;

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  failure on our part to realize monetization opportunities as expected;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

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  detrimental negative publicity about us, our management or our competitors;

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  regulatory developments; and

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  actual or potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the trading volume and price of the ADSs.

        In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        Our authorized and issued ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior to the completion of this offering. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares and Class B ordinary shares vote together as a single class except as may otherwise be required by law, and holders of Class A ordinary shares will be entitled to one vote per share while holders of Class B ordinary shares will be entitled to ten votes per share. We will sell ADSs representing Class A ordinary shares in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity that is not an affiliate of the holder, such Class B ordinary shares are automatically and immediately converted into an equal number of Class A ordinary shares.

        Upon the completion of this offering, Mr. He Yu, our Chief Executive Officer and Chairman of the Board, and Mr. Lung Yu, our Director, will beneficially own all of our issued and outstanding Class B ordinary shares, representing 79.6% of the aggregate voting power of our total issued and outstanding ordinary shares due to the disparate voting powers associated with our dual-class voting structure, assuming that the underwriters do not exercise their option to purchase additional ADSs. See "Principal Shareholders." After this offering, holders of our Class B ordinary shares will continue to have considerable influence over matters requiring shareholder approval, such as electing directors and approving material mergers, acquisitions or other business combination transactions. This concentration of ownership will limit your ability to influence corporate matters and may discourage, delay or prevent a change of control of our company that holders of Class A ordinary shares and ADSs may view as beneficial, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs.

Our dual-class voting structure may render the ADSs representing our Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the ADSs.

        Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our dual-class voting structure may prevent the inclusion of the ADSs representing our Class A ordinary shares in such indices, which could adversely affect the trading price and liquidity of the ADSs representing our Class A ordinary shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our ADSs or publish inaccurate or unfavorable research about our business, the market price for our ADSs would likely decline. If one or more of these analysts cease coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ADSs to decline.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares which are represented by your ADSs are voted.

        As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders' annual general meetings. Our post-offering amended and restated memorandum and articles of association provide that we may (but are not obliged to) hold each year a general meeting as our annual general meeting. Holders of ADSs do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights attached to the Class A ordinary shares underlying by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as the holder of the Class A ordinary shares underlying your ADSs. Where any matter is to be put to a vote at a general meeting, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares which are represented by your ADSs in accordance with your instructions. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares represented by your ADSs, unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. Under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be ten days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the Class A ordinary shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective prior to the completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instruction, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 business days' prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the Class A ordinary shares underlying your ADSs are voted and you may have no legal remedy if the ordinary shares underlying your ADSs are not voted as you requested.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 5,000,000 ADSs (equivalent to 5,000,000 Class A ordinary shares) outstanding immediately after this offering, or 5,750,000 ADSs (equivalent to 5,750,000 Class A ordinary shares) if the underwriters exercise their over-allotment option to purchase additional ADSs in full. In connection with this offering, we, our directors, executive officers, existing shareholders holding substantially all of our issued ordinary shares prior to this offering and holders of share-based awards have agreed not to, directly or indirectly, sell, transfer or otherwise dispose of any of our ordinary shares or our ADSs or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs or are otherwise subject to similar lockup restrictions for 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, the sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. Our shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States, unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you, unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You may be subject to limitations on the transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

Your rights to pursue claims against the depositary as a holder of ADSs are limited by the terms of the deposit agreement.

        Under the deposit agreement, any action or proceeding against or involving the depositary arising out of or based upon the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs, including claims arising under the Securities Act and the Exchange Act, may only be instituted in a state or federal court in New York, New York, and you, as a holder of our ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding.

        The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, which may include claims arising under the federal securities laws, although the arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the the Securities Act or the Exchange Act in state or federal courts. Purchasers of ADSs in secondary transactions will be subject to the arbitration provision to the same extent as purchasers of the ADSs offered in this offering. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs, by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. The state and federal courts sitting in New York generally respect the contractual decision of the parties to submit their disputes to arbitration and such arbitration provisions are generally enforceable under federal law and the laws of the State of New York, subject to certain exceptions, such as corruption, fraud or undue means. Therefore, we believe that the arbitration provision in the deposit agreement is enforceable under federal law and the laws of the State of New York. See "Description of American Depositary Shares" for more information. As a result of these exclusive jurisdiction provisions and arbitration provisions, investors' ability to bring claims in a judicial forum that they find favorable or convenient may be limited, and investors may have to incur increased costs in order to bring claims against the depositary, both of which could discourage claims against the depositary.

The deposit agreement may be amended or terminated without your consent.

        We and the depositary may amend or terminate the deposit agreement without your consent. Such amendment or termination may be done in favor of our company. Holders of our ADSs are entitled to prior notice in the event of a materially prejudicial amendment or termination thereof. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended. The deposit agreement may be terminated at any time upon a prior written notice. Upon the termination of the deposit agreement, our company will be discharged from all obligations under the deposit agreement, except for our obligations to the depositary thereunder. See "Description of American Depositary Shares" for more information.

Holders or beneficial owners of the ADSs have limited recourse if we or the depositary fail to meet our respective obligations under the deposit agreement.

        The deposit agreement expressly limits the obligations and liability of us and the depositary. For example, the depositary is not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure). See "Description of American Depositary Shares" for more information. In addition, the depositary and any of its agents also disclaim any liability for (i) any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or the credit-worthiness of any third party, (iv) any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary. These provisions of the deposit agreement will limit the ability of holders or beneficial owners of the ADSs to obtain recourse if we or the depositary fail to meet our respective obligations under the deposit agreement.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, subject to the depositary's right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders, including purchasers of ADSs in secondary transactions, waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Class A ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary oppose a jury trial demand based on the waiver, the court would determine whether the waiver is enforceable based on the facts and circumstances of that case in accordance with the applicable U.S. state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action. Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act.

We believe that there is a substantial risk that we will be a passive foreign investment company for United States federal income tax purposes, which generally will result in adverse United States federal income tax consequences to United States holders of our ADSs or Class A ordinary shares.

        We will be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if either (a) at least 75% of our gross income for such year is passive income or (b) at least 50% of the value of our assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. PFIC status is based on an annual determination that cannot be made until the close of a taxable year and involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn during the relevant taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the United States Internal Revenue Service, or IRS, will not take a position contrary to any position that we take. Based on the current and projected composition and classification of our income and assets, value of our assets and nature of our business operations, we believe that there is a substantial risk that we will be a PFIC for United States federal income tax purposes for our taxable year ended December 31, 2020, and we may be a PFIC in subsequent taxable years, and we can give no assurances that we are not or will not be a PFIC with respect to our taxable year ending December 31, 2021 or any subsequent taxable year. Accordingly, when making their investment decisions, prospective investors that are United States persons should take into account the potential adverse consequences of owning shares of a PFIC. A United States taxpayer that owns our ADSs or Class A ordinary shares during any year for which we are a PFIC will generally be subject to adverse United States federal income tax consequences. See "Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company." Prospective investors that are United States persons should consult their tax advisors concerning our PFIC status for any taxable year and the tax considerations relevant to an investment in a PFIC.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our post-offering memorandum and articles of association, the Companies Act (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedents in the Cayman Islands, as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Differences in Corporate Law."

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and all of our assets are located outside the United States. In addition, all of our directors and executive officers and the experts named in this prospectus reside outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

        Shareholder claims, including securities law class actions and fraud claims, are common in the United States and are generally difficult to pursue as a matter of law or practicability in China. For example, in China, there are significant legal and other barriers to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States have not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and other relevant authorities, no organization or individual may provide documents and materials relating to securities business activities to overseas parties. See also "—You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law."

We are a "controlled company" within the meaning of NYSE listing rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

        We are a "controlled company" within the meaning of the NYSE listing rules because Mr. He Yu, our Chief Executive Officer and Chairman of the Board, beneficially owns more than 50% of the total voting power of our outstanding ordinary shares. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and intend to rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from New York Stock Exchange's corporate governance requirements.

        As a Cayman Islands exempted company listed on the New York Stock Exchange, we are subject to the New York Stock Exchange corporate governance listing standards. However, the New York Stock Exchange rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange corporate governance listing standards. For instance, we are not required to (i) have a majority of the board be independent; (ii) have a compensation committee or a nominating committee consisting entirely of independent directors; or (iii) have regularly scheduled executive sessions at which only independent directors are present. These practices may afford less protection to shareholders than they would enjoy if we complied fully with New York Stock Exchange's corporate governance requirements.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

        We will receive net proceeds from this offering of approximately US$45.7 million, or approximately US$53.4 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

The post-offering memorandum and articles of association that we will adopt and will become effective immediately prior to the completion of this offering will contain anti-takeover provisions that could discourage a third party from acquiring us and adversely affect the rights of holders of our Class A ordinary shares and ADSs.

        We expect to adopt a post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering. The post-offering memorandum and articles of association contain certain provisions that could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders and ADS holders of the opportunity to sell their shares or ADSs at a premium over the prevailing market price by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, relative participating, optional or special rights and qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to "opt out" of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will incur increased costs and become subject to additional rules and regulations as a result of being a public company.

        Upon the completion of this offering, we will be a public company and expect to incur significant legal, accounting and other expenses that we would not incur as a private company. The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and the New York Stock Exchange impose various requirements on the corporate governance practices of public companies. Our executive officers have little experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC.

Special Note Regarding Forward-Looking Statements and Industry Data

        This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        In some cases, you can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

  •
  our goals and strategies;

  •
  our expectations regarding the demand for and market acceptance of our music licensing and subscription services, smart music education solutions, and live classical music events;

  •
  our expectations regarding our relationships with licensors and suppliers;

  •
  our future business development, financial condition and results of operations;

  •
  expected changes in our revenues, costs or expenditures;

  •
  the growth of and changes in our industries;

  •
  our competitive landscape;

  •
  our expectation regarding the use of proceeds from this offering;

  •
  government policies and regulations relating to our industries; and

  •
  general economic and business conditions in the PRC and globally.

        You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

        This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the industries in which we operate, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

 Use of Proceeds

        We estimate that we will receive net proceeds from this offering of approximately US$45.7 million, or approximately US$53.4 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial offering price of US$11.00 per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS would increase (decrease) the net proceeds of this offering by US$4.7 million, or approximately US$5.3 million if the underwriters exercise their option to purchase additional ADSs in full.

        The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  Approximately 70% to enhance and diversify our smart music education service offerings, expand the geographic coverage of our smart music education services and strengthen our technological capabilities;

  •
  Approximately 15% to enrich our content offerings, reinforce our content leadership and explore additional content monetization opportunities;

  •
  Approximately 10% for potential acquisitions and strategic investments; and

  •
  Approximately 5% for working capital and other general corporate purposes.

        The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, the rate of growth, if any, of our business, and our present plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management will have significant flexibility and discretion in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See "Risk Factors—Risks Related to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree."

        Pending our use of the net proceeds from this offering, we intend to hold the net proceeds in short-term, interest-bearing financial instruments or demand deposits.

 Dividend Policy

        We do not have any present plan to pay any cash dividends on our Class A ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Our board of directors ("Board") has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If we pay any dividends on our Class A ordinary shares, we will pay those dividends that are payable in respect of the Class A ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. Dollars.

        We are a holding company incorporated in the Cayman Islands. For our cash requirements, including any payment of dividends to our shareholders, we rely upon payments from our operating entities. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See "Regulations—Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents."

 Capitalization

        The following table sets forth our capitalization as of September 30, 2020:

  •
  on an actual basis;

  •
  on an adjusted basis to reflect the sale of 5,000,000 Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$11.00 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

        You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of September 30, 2020
	Actual		As adjusted(1)
	RMB	US$	RMB	US$
	(in thousands)
Shareholders' equity:
Issued capital	162	23	162	23
Capital reserve	535,839	76,969	877,503	126,045
Retained earnings	57,040	8,193	57,040	8,193
Non-controlling interest	4,557	655	4,557	655

Total shareholders' equity	597,598	85,840	939,262	134,916

Note:

(1)
The as adjusted information discussed above is illustrative only. Our additional shareholders' equity following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

 Dilution

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our net tangible book value as of September 30, 2020 was US$18.7 million, or US$0.76 per ordinary share on an as-converted basis as of that date. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share on an as-converted basis, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$11.00 per ordinary share, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

        Without taking into account any other changes in such net tangible book value after September 30, 2020, other than to give effect to the issuance and sale of 5,000,000 ADSs in this offering at an assumed initial public offering price of US$11.00 per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming the underwriters' option to purchase additional ADSs is not exercised, our as adjusted net tangible book value as of September 30, 2020 would have been US$2.29 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs. This represents an immediate increase in net tangible book value of US$1.53 per ordinary share to existing shareholders and an immediate dilution in net tangible book value of US$8.71 per ordinary share, to investors purchasing ADSs in this offering. The as adjusted information discussed above is illustrative only. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	11.00	11.00
Net tangible book value as of September 30, 2020	0.76	0.76
As adjusted net tangible book value after giving effect to this offering	2.29	2.29
Amount of dilution in net tangible book value to new investors in the offering	8.71	8.71

        A US$1.00 change in the assumed public offering price of US$11.00 per ADS would, in the case of an increase, increase and, in the case of a decrease, decrease our as adjusted net tangible book value as described above by US$4.65 million, the as adjusted net tangible book value per ordinary share and per ADS by US$0.16 per ordinary share and by US$0.16 per ADS, and the dilution per ordinary share and per ADS to new investors in this offering by US$0.85 per ordinary share and US$0.85 per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on an as adjusted basis as of September 30, 2020, the differences between the existing shareholders as of September 30, 2020 and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share paid and per ADS at an assumed initial public offering price of US$11.00 per ADS before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs that we granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration
					Average Price Per Ordinary Share
						Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders	24,566,723	83.09%	65,549,146.00	54.38%	2.70	2.70
New investors	5,000,000	16.91%	55,000,000.00	45.62%	11.00	11.00
Total	29,566,723	100.00%	120,549,146.00	100.00%

        The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The discussion and tables above assume no exercise of any outstanding share options outstanding as of the date of this prospectus.

Enforceability of Civil Liabilities

        We were incorporated in the Cayman Islands to take advantage of the following benefits associated with being a Cayman Islands exempted company:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

  •
  the Cayman Islands has a less developed body of securities laws compared to the United States and may provide protection for investors to a lesser extent; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

        We conduct our operations outside the United States and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States, and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as our agent, upon whom process may be served in any action brought against us under the securities laws of the United States.

        Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        We have also been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment, (ii) such courts did not contravene the rules of natural justice of the Cayman Islands, (iii) such judgment was not obtained by fraud, (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

        Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

 Corporate History and Structure

Corporate History

        We commenced our operations in October 2002 when Mr. He Yu, our Chief Executive Officer and Chairman of the Board, acquired control of Beijing Cathay Orient Information Technology Company Limited, a classical music licensing and subscription service provider and the predecessor of Beijing Kuke Music.

        In January 2016, Beijing Kuke Music and Naxos International established Naxos China, a PRC limited liability company. Naxos China was held by Beijing Kuke Music and Naxos International as to 51% and 49%, respectively.

        In September 2017, we established Kuke Music Holding Limited as our holding company in the Cayman Islands. In the same month, Kuke Music Holding Limited established Rococo Holding Limited in the British Virgin Islands, as its wholly-owned subsidiary. In October 2017, Rococo Holding Limited established Gauguin Limited in Hong Kong, as its wholly-owned subsidiary. In December 2017, Gauguin Limited established Kuke International, as its wholly-owned subsidiary in the PRC.

        In January 2018, Beijing Kuke Music transferred its equity interest in Naxos China to Kuke International.

        Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in Internet and other related business, Kuke International entered into a series of contractual arrangements with Beijing Kuke Music and its shareholders in February 2018, pursuant to which Kuke International acquired effective control over Beijing Kuke Music.

        In February 2020, through a share swap transaction, Kuke Music Holding Limited acquired 100% equity interest in Rosenkavalier Limited, a British Virgin Islands company that indirectly owns 100% equity interest in Beijing Lecheng, which has effective control over BMF Culture through a series of contractual arrangements with BMF Culture and its shareholders.

        As a result of our direct ownership in our WFOEs and the aforementioned contractual arrangements, we are regarded as the primary beneficiary of our VIEs, and we treat them as our consolidated affiliated entities under IFRS. We have consolidated the financial results of our VIEs in our consolidated financial statements in accordance with IFRS.

Our Corporate Structure

        The following diagram illustrates our corporate structure, including the names, places of incorporation and the proportion of ownership interests in our significant subsidiaries and VIEs as of the date of this prospectus.

Notes:

(1)
The remaining 49% equity interest in Naxos China is held by Naxos International, which is ultimately controlled by independent third parties.

(2)
He Yu, Xingping Zuo, Jianming Jin and Kunshan Maidun Culture Industry Investment Enterprise (Limited Partnership) each holds 35.5%, 25.9%, 9.0% and 8.9% equity interests in Beijing Kuke Music, respectively. The remaining 20.7% equity interests in Beijing Kuke Music are held by other beneficial owners of our company.

(3)
Lung Yu, He Yu, Ningbo Huaqiang Ruizhe Investment Partnership (Limited Partnership), Tianjin Shengxin Enterprise Management Consulting Partnership (Limited Partnership) and Suzhou Fengqiao Jichu Chuangye Investment Partnership (Limited Partnership) and Zheng Tu each holds 38.5%, 23.1%, 15.4%, 15.4%, 6.2% and 1.4% equity interests in BMF Culture, respectively.

Contractual Arrangements with Our VIEs and Their Respective Shareholders

        Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, Internet audio-video program services and certain other businesses. We are a company incorporated in the Cayman Islands. Kuke International and Beijing Lecheng, our PRC subsidiaries, are considered foreign-invested enterprises. To comply with the foregoing PRC laws and regulations, we currently conduct our business in the PRC mainly through our VIEs based on a series of contractual arrangements. These contractual arrangements enable us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits of our VIEs, (iii) and have an exclusive option to purchase all or part of the equity interests and assets in our VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we are the primary beneficiary of our VIEs and, therefore, have consolidated the financial results of our VIEs in our consolidated financial statements in accordance with IFRS.

        The following is a summary of the currently effective contractual arrangements by and among each of our WFOEs, each of our VIEs and their respective shareholders.

Agreements That Provide Us with Effective Control over Our VIEs

        Powers of Attorney.    Pursuant to the power of attorney entered into among Kuke International, Beijing Kuke Music and its shareholders, the shareholders of Beijing Kuke Music unconditionally and irrevocably appointed Kuke International or any person designated by Kuke International to act as their attorney-in-fact to exercise all of their rights as shareholders of Beijing Kuke Music, including, but not limited to, the right to propose to convene and attend shareholders' meetings, to execute meeting minutes and resolutions, to exercise voting rights on all matters that need to be discussed and resolved in shareholders' meetings, to dispose of the assets of Beijing Kuke Music, to resolve to dissolve and liquidate Beijing Kuke Music, to decide to transfer or otherwise dispose of the shares held by the shareholders in Beijing Kuke Music and to exercise all other shareholders' rights stipulated by PRC laws and regulations and the articles of association of Beijing Kuke Music. The shareholders' power of attorney will remain effective until terminated by Kuke International in writing or the equity interest in or all the assets of Beijing Kuke Music have been transferred to Kuke International or any person designated by Kuke International.

        Beijing Lecheng, BMF Culture and its shareholders have also entered into a power of attorney regarding the exercise of all the shareholders' rights of the shareholders of BMF Culture, the terms of which are substantially similar to the power of attorney described above.

        Equity Interest Pledge Agreements.    Pursuant to the equity interest pledge agreement entered into among Kuke International, Beijing Kuke Music and its shareholders, the shareholders of Beijing Kuke Music have pledged all of their respective equity interest in Beijing Kuke Music to guarantee the performance of the obligations by, and the representations, undertakings, and warranties provided by, Beijing Kuke Music and its shareholders under the exclusive consulting service agreement, exclusive intellectual property rights licensing agreement, exclusive option agreement and power of attorney (together with the equity interest pledge agreement, the "Cooperation Agreements"). In the event of a breach by Beijing Kuke Music or any of its shareholders of contractual obligations under the Cooperation Agreements, Kuke International, as pledgee, will have the right to dispose of the pledged equity interests in Beijing Kuke Music and will have priority in receiving the proceeds from such disposal. Beijing Kuke Music and its shareholders also undertake that, without the prior written consent of Kuke International, the shareholders of Beijing Kuke Music will not create or allow any encumbrance on the pledged equity interests. As of the date of this prospectus, the shareholders of our VIEs have completed the registration of their equity interest pledge.

        Beijing Lecheng, BMF Culture and its shareholders have also entered into an equity interest pledge agreement, the terms of which are substantially similar to the equity interest pledge agreement described above, except that the relevant Cooperation Agreements do not include an exclusive intellectual property rights licensing agreement.

Agreements That Allow Us to Receive Economic Benefits from Our VIEs

        Exclusive Consulting Service Agreements.    Pursuant to the exclusive consulting service agreement entered into between Kuke International and Beijing Kuke Music, Kuke International has the exclusive right to provide Beijing Kuke Music, its subsidiaries and investee companies with comprehensive management consulting services. Kuke International has the right to adjust the service fee at any time based on the services provided to Beijing Kuke Music. The exclusive consulting service agreement will remain irrevocable until both parties terminate the agreement in writing or Kuke International acquires all equity interests in or if all the assets of Beijing Kuke Music have been transferred to any person designated by Kuke International. Notwithstanding the above, Kuke International has the right to terminate the agreement at any time by issuing a 30 days' notice in writing, and Kuke International shall not be liable for any defaults for unilaterally terminating the agreement.

        Beijing Lecheng and BMF Culture have also entered into an exclusive consulting service agreement, the terms of which are substantially similar to the exclusive consulting service agreement described above.

        Exclusive Intellectual Property Rights Licensing Agreement.    Pursuant to the exclusive intellectual property rights licensing agreement entered into between Kuke International and Beijing Kuke Music, Kuke International agreed to license to Beijing Kuke Music certain intellectual property rights owned by Kuke International or being transferred to Kuke International by Beijing Kuke Music. After completion of the transfer of the relevant intellectual property rights, Kuke International shall license such intellectual property rights to Beijing Kuke Music at nil consideration. In addition, Beijing Kuke Music agreed to license all of its intellectual property rights (other than those already transferred to Kuke International) to Kuke International at nil consideration. The exclusive intellectual property rights agreement will remain effective for a term of ten years and shall be automatically renewed for successive terms of five years unless either party terminates the agreement by issuing a 30 days' notice in writing prior to the expiration of the term of the agreement.

Agreements That Provide Us with the Option to Purchase the Equity Interest in Our VIEs

        Exclusive Option Agreements.    Pursuant to the exclusive option agreement entered into among Kuke International, Beijing Kuke Music and its shareholders, the shareholders of Beijing Kuke Music irrevocably granted Kuke International or any person designated by Kuke International an exclusive right to purchase from the shareholders of Beijing Kuke Music all or any part of their equity interest in and the assets of Beijing Kuke Music for a nominal price, or the lowest price permitted under applicable PRC laws. The exclusive option agreement will remain irrevocable until all parties terminate the agreement in writing or Kuke International acquires all equity interests in or if all the assets of Beijing Kuke Music have been transferred to any person designated by Kuke International. Notwithstanding the above, Kuke International has the right to terminate the agreement at any time by issuing a 30 days' notice in writing, and Kuke International shall not be liable for any defaults for unilaterally terminating the agreement.

        Beijing Lecheng, BMF Culture and its shareholders have also entered into an exclusive option agreement, the terms of which are substantially similar to the exclusive option agreement agreement described above.

        In addition, the spouse of certain shareholders of each of our VIEs, where applicable, has signed an undertaking (collectively, the "Spouse Undertakings") to the effect that, among others, (i) the shares of the relevant VIE held and to be held by each of the shareholders do not fall within the scope of communal properties, and (ii) he or she waives any rights or interests that may be granted to him or her under the applicable laws of any jurisdictions, and he or she undertakes not to claim such rights or interests. The spouse of certain shareholders of each of our VIEs, where applicable, has also consented to the arrangement of any equity interest held by his or her spouse under the Exclusive Option Agreement, the Exclusive Consulting Service Agreement, the Exclusive Intellectual Property Rights Agreement, where applicable, the Equity Interest Pledge Agreement and the Power of Attorney.

        In the opinion of Commerce & Finance Law Offices, our PRC counsel:

  •
  the ownership structures of our VIEs in the PRC and our WFOEs, both currently and immediately after giving effect to this offering, are not in violation of applicable PRC laws and regulations currently in effect; and

  •
  the contractual arrangements among our WFOEs, our VIEs and their shareholders governed by PRC law are currently valid and binding in accordance with applicable PRC laws and regulations currently in effect and do not result in any violation of the applicable PRC laws or regulations currently in effect.

        However, our PRC counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or, if adopted, what they would provide. If we or any of our VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See "Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with applicable PRC laws and regulations, or if these laws and regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations."

 Selected Consolidated Financial Data

        The following selected consolidated statements of profit or loss and other comprehensive income for the years ended December 31, 2018 and 2019, selected consolidated statements of financial position as of December 31, 2018 and 2019, and selected consolidated statements of cash flows for the years ended December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of profit or loss and other comprehensive income for the nine months ended September 30, 2019 and 2020, selected consolidated statements of financial position as of September 30, 2020, and selected consolidated statements of cash flows for the nine months ended September 30, 2019 and 2020 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

        In February 2020, we acquired 100% equity interest in BMF through a share swap transaction. The following tables also set forth the selected unaudited pro forma condensed combined financial information based on our historical consolidated financial statements and BMF's historical consolidated financial statements included elsewhere in this prospectus as adjusted to give effect to the Acquisition. Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives effect to the Acquisition as if it had occurred on January 1, 2019. The selected unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Acquisition as if it had occurred on December 31, 2019.

        Our consolidated financial statements are prepared and presented in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. Our historical results are not necessarily indicative of results expected for future periods. The pro forma adjustments are based upon currently available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The pro forma financial information does not purport to present what our actual consolidated results of operations would have been had the Acquisition occurred on the dates indicated, nor are they necessarily indicative of results that may be expected for any future period. You should read this "Selected Consolidated Financial Data" section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The following table sets forth our selected consolidated results of operations for the periods presented:

	For the Year Ended December 31,								For the Nine Months Ended September 30,
	2018		2019						2019	2020
	Kuke Music	BMF	Kuke Music		BMF		Pro Forma(1)		Kuke Music	Kuke Music		BMF (from January 1, 2020 to February 29, 2020)		Pro Forma(1)
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Revenue	152,241	24,628	146,054	20,979	61,160	8,785	206,865	29,714	40,890	34,908	5,014	—	—	34,908	5,014
Cost of sales	(34,114)	(21,331)	(32,343)	(4,645)	(37,856)	(5,438)	(69,850)	(10,033)	(13,317)	(18,297)	(2,628)	(357)	(51)	(18,654)	(2,679)

Gross profit/(loss)	118,127	3,297	113,711	16,334	23,304	3,347	137,015	19,681	27,573	16,611	2,386	(357)	(51)	16,254	2,335
Other income, net	3,693	98	3,830	550	219	32	4,049	582	3,791	941	135	3	—	944	135
Selling and distribution expenses	(21,454)	(1,121)	(18,252)	(2,622)	(1,661)	(239)	(19,913)	(2,861)	(11,389)	(17,009)	(2,443)	(257)	(37)	(17,266)	(2,480)
Administrative expenses	(45,025)	(1,417)	(27,312)	(3,923)	(5,804)	(834)	(32,796)	(4,711)	(18,416)	(41,716)	(5,992)	(1,246)	(179)	(42,028)	(6,037)
Impairment losses on financial assets, net	(2,875)	—	(3,088)	(444)	(213)	(30)	(3,301)	(474)	(2,749)	(17,683)	(2,540)	(5)	(1)	(17,688)	(2,541)
Other operating expenses	(4)	—	(42)	(6)	—	—	(42)	(6)	(42)	(6)	(1)	(73)	(10)	(79)	(11)

Operating (loss)/profit	52,462	857	68,847	9,889	15,845	2,276	85,012	12,211	(1,232)	(58,862)	(8,455)	(1,935)	(278)	(59,863)	(8,599)
Finance costs	(1,910)	(13)	(3,242)	(465)	(90)	(13)	(3,247)	(466)	(1,255)	(7,862)	(1,129)	(23)	(3)	(7,862)	(1,129)
Finance income	59	6	258	37	921	132	1,094	157	193	1,606	231	148	21	1,731	249

(Loss)/profit before tax	50,611	850	65,863	9,461	16,676	2,395	82,859	11,902	(2,294)	(65,118)	(9,353)	(1,810)	(260)	(65,994)	(9,479)
Income tax (expense)/credit	(10,147)	(272)	(9,101)	(1,308)	(4,194)	(602)	(13,343)	(1,917)	1,592	5,749	826	452	65	6,061	871

(Loss)/profit for the year/period	40,464	578	56,762	8,153	12,482	1,793	69,516	9,985	(702)	(59,369)	(8,527)	(1,358)	(195)	(59,933)	(8,608)

Note:

(1)
The consolidated statement of profit or loss and other comprehensive income for 2019 and the nine months ended September 30, 2020 is adjusted on an unaudited pro forma basis to present the combined historical results of operations of us and BMF as if the Acquisition had occurred on January 1, 2019. The unaudited pro forma financial information includes the following adjustments related to the Acquisition: (i) the elimination of revenue and cost of sales for services provided by Kuke Music to BMF, (ii) the elimination of sub-leasing arrangements between the Company and BMF, and (iii) the elimination of non-recurring transaction costs incurred during the year or period that are directly related to the Acquisition and the related income tax effects.

        The following table presents our selected consolidated statement of financial position as of the dates indicated:

	As of December 31,						As of September 30,
	2018		2019				2020
	Kuke Music	BMF	Kuke Music		BMF		Kuke Music
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Statement of Financial Position
Assets:
Total non-current assets	167,451	12,008	281,015	40,365	25,908	3,722	569,498	81,803
Total current assets	193,097	9,227	222,611	31,976	26,875	3,860	217,609	31,258

Total assets	360,548	21,235	503,626	72,341	52,783	7,582	787,107	113,061

Liabilities:
Total non-current liability	1,097	16	41,632	5,980	1,930	277	19,767	2,839
Total current liabilities	133,642	20,293	179,433	25,774	7,445	1,070	169,742	24,382

Total liabilities	134,739	20,309	221,065	31,754	9,375	1,347	189,509	27,221

Total equity	225,809	926	282,561	40,587	43,408	6,235	597,598	85,840
Total equity and liabilities	360,548	21,235	503,626	72,341	52,783	7,582	787,107	113,061

        The following table presents our selected consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Statement of Cash Flows:
Net cash flows from/(used in) operating activities	41,218	17,388	2,498	(7,696)	(33,695)	(4,840)
Net cash flows from/(used in) investing activities	(131,312)	(37,308)	(5,359)	8,280	(63,264)	(9,087)
Net cash flows from/(used in) financing activities	107,526	11,802	1,695	12,589	88,419	12,700

Net increase/(decrease) in cash and cash equivalents	17,432	(8,118)	(1,166)	13,173	(8,540)	(1,227)
Cash and cash equivalents at the beginning of the year/period	13,696	31,128	4,471	31,128	23,010	3,305

Cash and cash equivalents at the end of the year/period	31,128	23,010	3,305	44,301	14,470	2,078

Management's Discussion and Analysis of Financial Condition and Results of Operations

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements, the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

        The unaudited pro forma condensed combined financial information for the year ended December 31, 2019 and the nine months ended September 30, 2020 presented in this section is provided supplementally and includes adjustments to give effect to the Acquisition. See "—Unaudited Pro Forma Condensed Combined Financial Information" for a discussion of the adjustments made for the presentation of the pro forma condensed combined financial information.

Overview

        We are a leading provider of classical music licensing, subscription and education services in China. Powered by our rich and diverse content offerings, we were the largest classical music licensing service provider and the second largest online classical music subscription service provider in China in 2019, according to Frost & Sullivan, representing 46.6% and 13.8%, respectively, of the market share in terms of revenue. Leveraging our extensive content library and deep expertise in music education, we are also a leading smart music education service provider in China. According to Frost & Sullivan, we ranked first in smart piano wholesale revenue, with a 20.4% market share, and second in both sales revenue of smart pianos and smart piano education services and number of music students using our smart pianos, with a 20.5% and 20.4% market share, respectively, in 2019. In addition, following our acquisition of BMF in February 2020, we are one of the few companies in China with the experience and scale to organize large-scale live classical music events. With nearly twenty years of experience in the music industry, we have devoted ourselves to making the fascinating world of classical music more accessible in China.

        Leveraging our long-standing relationships with world-renowned music labels and publishers, especially Naxos and years of music production and content acquisition efforts, we offer licensing services to online music entertainment platforms, such as Tencent Music Entertainment Group, digital music service providers, such as NetEase Cloud Music, as well as film and TV production companies, airlines and smart hardware companies. We also offer music subscription service that provides users with high-quality online and offline streaming access to our content library. In addition to music licensing and subscription, we also offer smart music education services. Our smart music education solutions primarily comprise the offering of our proprietary Kuke smart pianos, Kuke smart music teaching systems and Kukey courses. Moreover, through BMF, we organize the Beijing Music Festival, one of the world's most renowned musical events, and various other classical music events in China.

        Our pro forma total revenue in 2019 (including the impact of the acquisition of BMF) was RMB206.9 million (US$29.7 million), of which music licensing and subscription, smart music education and live classical music events accounted for 44.8%, 31.0% and 24.2%, respectively. On a non-pro forma basis, our total revenue decreased by 4.1% from RMB152.2 million in 2018 to RMB146.1 million (US$21.0 million) in 2019 and our profit for the year increased by 40.3% from RMB40.5 million in 2018 to RMB56.8 million (US$8.2 million) in 2019; BMF's revenue increased by 148.3% from 24.6 million in 2018 to RMB61.2 million (US$8.8 million) in 2019 and its profit for the year increased significantly from RMB0.6 million in 2018 to RMB12.5 million (US$1.8 million) in 2019. Our total revenue decreased by 14.6% from RMB40.9 million for the nine months ended September 30, 2019 to RMB34.9 million (US$5.0 million) for the same period in 2020. Music licensing and subscription, smart music education and live classical music events accounted for 86.6%, 12.3% and 1.1%, respectively, of our total revenue in the nine months ended September 30, 2020. We had a loss of RMB0.7 million for the nine months ended September 30, 2019 and RMB59.4 million (US$8.5 million) for the same period in 2020.

Key Factors Affecting Our Results of Operations

        Our business and results of operations are influenced by general factors affecting the industries and markets where we operate, which include:

  •
  the overall economic growth in China;

  •
  the growth of the classical music licensing and subscription market, smart music education market and live classical music events market in China;

  •
  governmental policies and the regulatory environment for industries in which we operate; and

  •
  disease, global or localized health pandemic or epidemic or a similar public health threat, or the fear of such an event.

        While our business is influenced by general factors affecting the industries in which we operate, our results of operations are more directly affected by company-specific factors, including the following major factors:

Ability to maintain and enrich our content offerings

        We believe that our diverse and expansive library of classical music content is one of our core competitive advantages, enabling us to continuously attract customers and increase their spending. Our ability to maintain diverse and appealing content offerings hinges on our relationships with content providers, our in-house content production capabilities, our understanding of the changing tastes and preferences of existing and perspective customers and our ability to adjust our content offerings accordingly. We expect to continue to strengthen our relationships with content providers and invest in expanding and enriching our content offerings in order to sustain the growth of our content-centric ecosystem.

Ability to attract and retain customers and increase their spending

        Our ability to attract and retain customers and increase their spending is critical to the continued success and growth of our business. Our ability to attract and retain licensing and subscription customers primarily depends on our ability to offer attractive content offerings and provide satisfactory services at competitive pricing. Our ability to attract and retain customers of our smart music education solutions primarily depends on the perceived effectiveness of our smart music education solutions, the attractiveness of our educational content offerings and our ability to adequately and promptly address their needs and optimize their user experience. Our ability to attract and retain sponsors for our live classical music events business primarily depends on the popularity of our events and the extent to which we can serve their marketing needs. We expect to continue to attract new customers, retain our existing customers and increase the spending of our customers through continuous efforts to offer them high-quality services and promptly adapt to their evolving needs.

Ability to expand our distribution network

        We rely on distributors to establish collaboration with kindergartens for the offering of Kukey courses and to sell and market our institutional music subscription services, Kuke smart pianos and Kuke smart music teaching systems. We had 174 distributors for the promotion of Kukey courses as of December 31, 2019, sold Kuke smart pianos and Kuke smart music teaching systems to 25 distributors in 2019 and had 25 distributors for the promotion of our institutional music subscription services. Distributors of Kukey courses are entitled to 20% of the tuition paid by Kukey students. We also share institutional subscription fees with most of our distributors, which is approximately 40% of the subscription fees. The effectiveness of these distributors' sales efforts and our revenue-sharing arrangements with them directly affect our financial condition. We expect that our selling and distribution expenses will increase as we continue to expand our distribution network.

Ability to manage our costs and operating expenses effectively

        Our ability to manage and control our costs and expenses while continuing to grow our business is critical to the success of our business. Our cost of sales decreased by 5.2% from RMB34.1 million in 2018 to RMB32.3 million (US$4.6 million) in 2019, and our cost of sales as a percentage of our revenue decreased from 22.4% to 22.1% during the same period. Our ability to manage and control cost of sales depends on, to a significant extent, content costs and hardware costs. Our total operating expenses decreased by 29.8% from RMB69.4 million in 2018 to RMB48.7 million (US$7.0 million) in 2019, and our total operating expenses as a percentage of our revenue decreased from 45.6% to 33.3% during the same period. We expect our operating expenses to increase due to the expansion of our business and the additional costs and expenses associated with becoming a public company. As our business model is highly scalable, we expect that the growing scale of our business will position us well to continue to improve our cost efficiency.

The COVID-19 pandemic

        Beginning in January 2020, the COVID-19 pandemic and governmental measures imposed to contain its spread have disrupted and are expected to continue to affect our business. For example, postponed school and kindergarten reopenings have caused the sales of our Kukey courses (although we have received few refund claims from existing students), Kuke smart pianos, Kuke smart music teaching systems and our institutional music subscription services to decline significantly, partly because many of our institutional customers are required to hold a public bidding process in order to purchase our products and services. We had 5,746 Kukey students as of June 30, 2020, reflecting a slight increase from 5,615 as of December 31, 2019; sales of Kuke smart pianos, Kuke smart music teaching systems and related accessories decreased from RMB10.2 million for the six months ended June 30, 2019 to RMB0.2 million (US$36 thousand) for the same period in 2020; and the growth of our institutional subscribers, including both new subscribers and repeat subscribers, decreased from 107 during the six months ended June 30, 2019 to 70 during the same period in 2020. In addition, stay-at-home orders and prohibition of public gatherings have caused us to cancel the production of many on-ground, live classical music events. While these restrictions have largely been lifted in China, the number of live classical music events that we are able to organize has decreased significantly largely as a result of the general population's fears regarding contracting COVID-19, resulting in decreased ticket sales and sponsorship fees. In particular, box office receipts and the aggregate sponsorship fees under our agreements with sponsors in relation to the 2020 Beijing Music Festival decreased by 92.6% and 36.4%, respectively, compared to those of the 2019 Beijing Music Festival. Through online streaming of live classical music performances and additional pre-recorded performances, most of which are available to registered users of the BMF Club app for free, we have attracted new sponsors; however, we have also incurred higher content costs and IT expenditures associated with the streaming of these content. Furthermore, as a result of the widespread and detrimental effect that COVID-19 has had on the Chinese and global economy, the financial conditions of many of our subscribers and licensees, the government funding available to our live music events and government-affiliated customers, as well as the marketing budget of many of our live music events sponsors, have also decreased, making it more challenging for us to retain existing customers and attract new customers. For example, the average spending of our licensees decreased by approximately 24.0% for the six months ended June 30, 2020 compared to the same period in 2019. Moreover, we have taken a series of measures in response to the outbreak of COVID-19 to protect our employees, including, among others, temporary closure of our offices, remote working arrangements and procurement of masks, hand sanitizers and other protective equipment for our employees, which reduced the capacity and efficiency of our operations and increased our operating expenses.

        As COVID-19 has been gradually contained in China, sales of our Kukey courses, Kuke smart pianos, Kuke smart music teaching systems, institutional music subscription services and licensing services have also recovered, and we were able to resume organizing live classical music events in October 2020. We had 4,802 new Kukey students during the three months ended September 30, 2020 and recruited 6,230 additional Kukey students in October 2020. Our revenue from Kukey courses increased from 0.1 million for the three months ended September 30, 2019 to RMB1.2 million (US$0.2 million) for the same period in 2020, and revenue from Kuke smart pianos, Kuke smart music teaching systems and related accessories increased from RMB0.6 million for the three months ended September 2019 to RMB1.8 million (US$0.3 million) for the same period in 2020. During the same period, our cost of sales for Kukey courses increased from RMB0.1 million to RMB1.6 million (US$0.2 million), and the cost of sales for Kuke smart pianos, Kuke smart music teaching systems and related accessories increased from RMB0.2 million to RMB1.1 million (US$0.2 million). The number of institutional subscribers who started or renewed their subscription also increased by 82 during the three months ended September 30, 2020, as compared to 70 in the six months ended June 30, 2020. In addition, the average spending of our licensees increased by approximately 117.2% for the three months ended September 30, 2020 compared to the same period in 2019. Our licensing and subscription revenue increased from RMB6.5 million for the three months ended September 30, 2019 to RMB15.6 million (US$2.2 million) for the same period in 2020, and our cost sales related to licensing and subscription decreased from RMB4.5 million to RMB3.5 million (US$0.5 million) during the same period. However, the ultimate impact of the COVID-19 pandemic on our business and results of operations is still unknown and will depend on its future developments, which are highly uncertain and cannot be predicted with confidence.

Unaudited Pro Forma Condensed Combined Financial Information

        The unaudited pro forma condensed combined financial statements for the year ended December 31, 2019 are based on the historical audited consolidated financial statements of Kuke Music and Rosenkavalier Limited. In February 2020, we acquired 100% equity interest in Rosenkavalier Limited, a holding company incorporated in the British Virgin Islands on October 2, 2019. Rosenkavalier Limited indirectly owns 100% equity interest in Beijing Lecheng, the primary beneficiary of BMF Culture, based on a series of contractual arrangements. See "Corporate History and Structure—Corporate History." The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives effect to the Acquisition as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Acquisition as if it had occurred on December 31, 2019. The actual acquisition completion date was February 29, 2020.

        These unaudited pro forma financial statements have been prepared in accordance with IFRS using the accounting policies described in our audited consolidated financial statements as of December 31, 2019. The unaudited pro forma condensed combined financial statements should be read together with our audited consolidated financial statements and related notes included elsewhere in this prospectus, as well as "Risk Factors," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The unaudited pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. Accordingly, the historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on us.

        The unaudited pro forma financial statements do not necessarily reflect what our combined financial condition or results of operations would have been had the Acquisition occurred on the dates indicated, and the actual financial condition and results of operations may differ significantly from the pro forma amounts due to a variety of factors. The combined pro forma financial information also does not reflect the realization of any expected cost savings or other synergies from the Acquisition as a result of restructuring activities and other planned cost-saving initiatives following the completion of the Acquisition. As such, they may not be useful in predicting future financial condition and results of operations for the combined company.

        Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma financial information.

	For the Year Ended December 31, 2019								For the Nine Months Ended September 30, 2020
	Kuke Music		BMF		Pro Forma Adjustment		Pro Forma		Kuke Music		BMF (from January 1, 2020 to February 29, 2020)		Pro Forma Adjustment		Pro Forma
	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Revenue(1)	146,054	20,979	61,160	8,785	(349)	(50)	206,865	29,714	34,908	5,014	—	—	—	—	34,908	5,014
Cost of sales(1)	(32,343)	(4,645)	(37,856)	(5,438)	349	50	(69,850)	(10,033)	(18,297)	(2,628)	(357)	(51)	—	—	(18,654)	(2,679)

Gross profit/(loss)	113,711	16,334	23,304	3,347	—	—	137,015	19,681	16,611	2,386	(357)	(51)	—	—	16,254	2,335
Other income(2)	3,830	550	219	32	—	—	4,049	582	941	135	3	0	—	—	944	135
Selling and distribution expenses	(18,252)	(2,622)	(1,661)	(239)	—	—	(19,913)	(2,861)	(17,009)	(2,443)	(257)	(37)	—	—	(17,266)	(2,480)
Administrative expenses(3)	(27,312)	(3,923)	(5,804)	(834)	320	46	(32,796)	(4,711)	(41,716)	(5,992)	(1,246)	(179)	934	134	(42,028)	(6,037)
Impairment losses on financial assets, net	(3,088)	(444)	(213)	(30)	—	—	(3,301)	(474)	(17,683)	(2,540)	(5)	(1)	—	—	(17,688)	(2,541)
Other operating expenses	(42)	(6)	—	—	—	—	(42)	(6)	(6)	(1)	(73)	(10)	—	—	(79)	(11)

Operating profit	68,847	9,889	15,845	2,276	320	46	85,012	12,211	(58,862)	(8,455)	(1,935)	(278)	934	134	(59,863)	(8,599)
Finance costs(2)	(3,242)	(465)	(90)	(13)	85	12	(3,247)	(466)	(7,862)	(1,129)	(23)	(3)	23	3	(7,862)	(1,129)
Finance income	258	37	921	132	(85)	(12)	1,094	157	1,606	231	148	21	(23)	(3)	1,731	249

Profit before tax	65,863	9,461	16,676	2,395	320	46	82,859	11,902	(65,118)	(9,353)	(1,810)	(260)	934	134	(65,994)	(9,479)
Income tax (expense)/credit(3)	(9,101)	(1,308)	(4,194)	(602)	(48)	(7)	(13,343)	(1,917)	5,749	826	452	65	(140)	(20)	6,061	871

Profit for the year/period	56,762	8,153	12,482	1,793	272	39	69,516	9,985	(59,369)	(8,527)	(1,358)	(195)	794	114	(59,933)	(8,608)

Notes:

(1)
Reflects the elimination of revenue and cost of sales for services provided by Kuke Music to BMF.

(2)
Reflects the elimination of sub-leasing arrangements between Kuke Music and BMF.

(3)
Reflects the elimination of non-recurring transaction costs incurred during the year or period that are directly related to the Acquisition and the related income tax effects.

Implication of the Acquisition

        As a result of the Acquisition, the results of operations of BMF have been consolidated into our financial results since February 29, 2020. We expect that the integration of the business of BMF will enable us to continue to drive the growth of our business and enhance our brand awareness. As our combined business continues to grow and capitalizes on our synergistic content-centric ecosystem, we expect our operating efficiency to continue to improve.

Key Components of Results of Operations

Revenue

        Prior to the Acquisition, we derived our revenue from: (i) licensing and subscription; and (ii) smart music education. After the Acquisition, we have also derived revenue from live classical music events.

        The following table sets forth the key components of our total revenue, in absolute amounts and as percentages of our total revenue, for the periods presented.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Licensing and subscription	90,324	59.3%	81,901	11,764	56.1%	29,891	73.1%	30,226	4,342	86.6%
Smart music education	61,917	40.7%	64,153	9,215	43.9%	10,999	26.9%	4,283	615	12.3%
Live classical music events	—	—	—	—	—	—	—	399	57	1.1%

Total	152,241	100.0%	146,054	20,979	100.0%	40,890	100.0%	34,908	5,014	100.0%

(i)    Licensing and Subscription Revenue

        Our licensing revenue is generated by licensing certain music copyrights to digital music service providers for digital streaming or downloading through their online platforms. Our licensees also include, to a much lesser extent, film and TV production companies, airlines and smart hardware companies. We generate licensing fees either on a fixed-payment basis or through a combination of minimum guarantee and periodic revenue sharing.

        Our subscription revenue is generated from providing customers with the right to access music content databases through websites and mobile apps and from the sale of smart music devices. Our customers for database subscription services consist primarily of universities, colleges and public libraries that pay for the right of their respective students, faculty members or library patrons, as the case may be, to access the databases and, to a lesser extent, individuals. We also offer various smart music devices to institutional customers, allowing offline access to selected music content.

(ii)   Smart Music Education Revenue

        We generate our smart music education revenue primarily from the sale of Kukey courses to kindergarten students and the sale of Kuke smart pianos, Kuke smart music teaching systems and piano accessories to distributors for them to resell to end customers. Students typically subscribe to our Kukey courses on a monthly, semester or school-year basis. We typically collect tuition directly from enrolled students and share part of the tuition fees with distributors who help us establish collaboration with kindergartens. All Kuke smart pianos are sold together with the pre-installed Kuke smart music teaching systems. We sell Kuke smart music teaching systems primarily along with Kuke smart pianos and also on a stand-alone basis.

(iii)  Live Classical Music Events

        BMF generates (i) music festival events revenue primarily through service fees, sponsorship fees and ticket sales associated with the Beijing Music Festival; (ii) music performance revenue primarily through sponsorship fees and service fees for other events it organizes; and (iii) licensing revenue through the licensing of acquired and original content.

        The following table sets forth the key components of BMF's revenue by amounts and percentages for the periods presented.

	For the Year Ended December 31,
	2018		2019
	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Music festival events	22,120	89.8%	46,350	6,658	75.8%
Music performance	2,508	10.2%	3,678	528	6.0%
Licensing of music catalogs	—	—	11,132	1,599	18.2%

Total	24,628	100.0%	61,160	8,785	100.0%

Cost of Sales

        The following table sets forth the components of our cost of sales in absolute amounts and as percentages of our total cost of sales, for the periods presented.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Licensing and subscription	(20,342)	59.6%	(20,330)	(2,920)	62.9%	(11,992)	90.1%	(12,658)	(1,818)	69.2%
Smart music education	(13,772)	40.4%	(12,013)	(1,726)	37.1%	(1,325)	9.9%	(4,533)	(651)	24.8%
Live classical music events	—	—	—	—	—	—	—	(1,106)	(159)	6.0%

Total	(34,114)	100.0%	(32,343)	(4,646)	100.0%	(13,317)	100.0%	(18,297)	(2,628)	100.0%

        Cost of sales related to licensing and subscription consists primarily of royalties, equipment costs, set-up costs and amortization costs.

        Cost of sales related to smart music education consists primarily of hardware costs, tuition fees shared with collaborating kindergartens, and depreciation costs.

        Cost of sales related to live classical music events consists primarily of fees paid to artists, venue rental fees and other event production costs.

Other Income

        Our other income prior to the Acquisition consists primarily of foreign exchange gains and government grants. Our other income after the Acquisition also consists of additional deduction of VAT input tax.

        BMF's other income consists primarily of additional deduction of VAT input tax and foreign exchange gains.

Operating Expenses

        The following table sets forth the components of our operating expenses in absolute amounts and as percentages of our total operating expenses, for the periods presented.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2018		2019			2019		2020
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Selling and distribution expenses	(21,454)	30.9%	(18,252)	(2,622)	37.5%	(11,389)	34.9%	(17,009)	(2,443)	22.3%
Administrative expenses	(45,025)	64.9%	(27,312)	(3,923)	56.1%	(18,416)	56.5%	(41,716)	(5,992)	54.6%
Impairment losses on financial assets, net	(2,875)	4.2%	(3,088)	(444)	6.3%	(2,749)	8.5%	(17,683)	(2,540)	23.1%
Other operating expenses	(4)	—	(42)	(6)	0.1%	(42)	0.1%	(6)	(1)	—

Total	(69,358)	100.0%	(48,694)	(6,995)	100.0%	(32,596)	100.0%	(76,414)	(10,976)	100.0%

Selling and Distribution Expenses

        Our selling and distribution expenses consist primarily of sales and marketing personnel costs, travel expenses, expenses attributable to general marketing and promotional activities, and tuition fees and institutional subscription fees shared with distributors.

        BMF's selling and distribution expenses consist primarily of sales and marketing personnel expenses.

Administrative Expenses

        Our administrative expenses consist primarily of research and development costs, employee benefits expenses, depreciation for right-of-use assets and property, plant, and equipment, and professional service fees.

        BMF's administrative expenses consist primarily of employee benefits, labor costs, professional service fees and amortization and depreciation expenses.

Impairment Losses on Financial Assets

        Our impairment losses on financial assets primarily include provisions of impairment for trade receivables and other receivables.

Finance Costs

        Our finance costs consist primarily of loan interest and interest expense on lease liabilities.

        BMF's finance costs consist of interest expense on lease liabilities related to its office space.

Results of Operations

        The following table sets forth a summary of the consolidated statements of profit or loss and other comprehensive income for both Kuke Music and BMF for the periods indicated. The pro forma results for the year ended December 31, 2019 and the nine months ended September 30, 2020 give effect to the Acquisition as if it had occurred on January 1, 2019.

	For the Year Ended December 31,								For the Nine Months Ended September 30,
	2018		2019						2019	2020
	Kuke Music	BMF	Kuke Music		BMF		Pro Forma		Kuke Music	Kuke Music		BMF (from January 1, 2020 to February 29, 2020)		Pro Forma
	RMB	RMB	RMB	US$	RMB	US$	RMB	US$	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Revenue	152,241	24,628	146,054	20,979	61,160	8,785	206,865	29,714	40,890	34,908	5,014	—	—	34,908	5,014
Cost of sales	(34,114)	(21,331)	(32,343)	(4,645)	(37,856)	(5,438)	(69,850)	(10,033)	(13,317)	(18,297)	(2,628)	(357)	(51)	(18,654)	(2,679)

Gross profit/loss	118,127	3,297	113,711	16,334	23,304	3,347	137,015	19,681	27,573	16,611	2,386	(357)	(51)	16,254	2,335
Other income, net	3,693	98	3,830	550	219	32	4,049	582	3,791	941	135	3	—	944	135
Selling and distribution expenses	(21,454)	(1,121)	(18,252)	(2,622)	(1,661)	(239)	(19,913)	(2,861)	(11,389)	(17,009)	(2,443)	(257)	(37)	(17,266)	(2,480)
Administrative expenses	(45,025)	(1,417)	(27,312)	(3,923)	(5,804)	(834)	(32,796)	(4,711)	(18,416)	(41,716)	(5,992)	(1,246)	(179)	(42,028)	(6,037)
Impairment losses on financial assets, net	(2,875)	—	(3,088)	(444)	(213)	(30)	(3,301)	(474)	(2,749)	(17,683)	(2,540)	(5)	(1)	(17,688)	(2,541)
Other operating expenses	(4)	—	(42)	(6)	—	—	(42)	(6)	(42)	(6)	(1)	(73)	(10)	(79)	(11)

Operating (loss)/profit	52,462	857	68,847	9,889	15,845	2,276	85,012	12,211	(1,232)	(58,862)	(8,455)	(1,935)	(278)	(59,863)	(8,599)
Finance costs	(1,910)	(13)	(3,242)	(465)	(90)	(13)	(3,247)	(466)	(1,255)	(7,862)	(1,129)	(23)	(3)	(7,862)	(1,129)
Finance income	59	6	258	37	921	132	1,094	157	193	1,606	231	148	21	1,731	249

(Loss)/profit before tax	50,611	850	65,863	9,461	16,676	2,395	82,859	11,902	(2,294)	(65,118)	(9,353)	(1,810)	(260)	(65,994)	(9,479)
Income tax (expense)/credit	(10,147)	(272)	(9,101)	(1,308)	(4,194)	(602)	(13,343)	(1,917)	1,592	5,749	826	452	65	6,061	871

(Loss)/profit for the year/period	40,464	578	56,762	8,153	12,482	1,793	69,516	9,985	(702)	(59,369)	(8,527)	(1,358)	(195)	(59,933)	(8,608)

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Revenue

        Our total revenue decreased by 14.6% from RMB40.9 million in the nine months ended September 30, 2019 to RMB34.9 million (US$5.0 million) in the nine months ended September 30, 2020, primarily as a result of decreased smart music education revenue and licensing revenue, partially offset by increased live classical music events revenue and subscription revenue.

        Our licensing and subscription revenue increased by 1.1% from RMB29.9 million in the nine months ended September 30, 2019 to RMB30.2 million (US$4.3 million) in the nine months ended September 30, 2020, primarily as a result of an increase in subscription revenue of 0.1 million (US$19 thousand) arising from subscription agreements entered into in the second half of 2019 the revenue for which was partially recognized in 2020.

        Our smart music education revenue decreased by 61.1% from RMB11.0 million in the nine months ended September 30, 2019 to RMB4.3 million (US$0.6 million) in the nine months ended September 30, 2020. The decrease was primarily due to a decrease in sales of Kuke smart pianos, Kuke smart music teaching systems and related accessories of RMB8.8 million (US$1.3 million) due to the impact of COVID-19, partially offset by sales of Kukey courses of RMB2.1 million (US$0.3 million).

        Following the Acquisition, we also had revenue from live classical music events of RMB0.4 million (US$57 thousand) in the nine months ended September 30, 2020.

Cost of sales

        Our cost of sales increased by 37.4% from RMB13.3 million in the nine months ended September 30, 2019 to RMB18.3 million (US$2.6 million) in the nine months ended September 30, 2020, primarily as a result of increased cost of sales for licensing and subscription.

        Our cost of sales for licensing and subscription increased by 5.6% from RMB12.0 million in the nine months ended September 30, 2019 to RMB12.7 million (US$1.8 million) in the nine months ended

September 30, 2020, primarily as a result of an increase in amortization costs of RMB1.0 million (US$0.1 million) as we continued to expand our content offerings.

        Our cost of sales related to smart music education increased significantly from RMB1.3 million in the nine months ended September 30, 2019 to RMB4.5 million (US$0.7 million) in the nine months ended September 30, 2020, primarily due to an increase in depreciation costs of RMB1.9 million (US$0.3 million) arising from the Kuke smart pianos we placed at collaborating kindergartens.

        Following the Acquisition, our cost of sales related to live classical music events was RMB1.1 million (US$0.2 million) in the nine months ended September 30, 2020.

Gross profit

        As a result of the foregoing, our gross profit decreased by 39.8% from RMB27.6 million in the nine months ended September 30, 2019 to RMB16.6 million (US$2.4 million) in the nine months ended September 30, 2020. In particular, our gross profit from licensing and subscription decreased by 1.8% from RMB17.9 million in the nine months ended September 30, 2019 to RMB17.6 million (US$2.5 million) in the nine months ended September 30, 2020. We had a gross profit from smart music education of RMB9.7 million in the nine months ended September 30, 2019 and a gross loss from smart music education of RMB0.3 million (US$36 thousand) in the nine months ended September 30, 2020. Following the Acquisition, we also had a gross loss from live classical music events of RMB0.7 million (US$0.1 million) in the nine months ended September 30, 2020.

Other income

        Our other income decreased by 75.2% from RMB3.8 million in the nine months ended September 30, 2019 to RMB0.9 million (US$0.1 million) in the nine months ended September 30, 2020, primarily due to a decrease in foreign exchange differences of RMB4.0 million (US$0.6 million), partially offset by an increase in government grant of RMB1.3 million (US$0.2 million).

Selling and distribution expenses

        Our selling and distribution expenses increased by 49.3% from RMB11.4 million in the nine months ended September 30, 2019 to RMB17.0 million (US$2.4 million) in the nine months ended September 30, 2020, primarily due to increases in direct marketing, advertising and promotional expenses.

Administrative expenses

        Our administrative expenses increased significantly from RMB18.4 million in the nine months ended September 30, 2019 to RMB41.7 million (US$6.0 million) in the nine months ended September 30, 2020, primarily due to professional service fees relating to this offering.

Impairment losses on financial assets

        Our impairment losses on financial assets increased significantly from RMB2.7 million to RMB17.7 million (US$2.5 million), primarily due to increased impairment on trade receivables as a result of the impact of COVID-19.

Operating loss

        As a result of the foregoing, we had an operating loss of RMB1.2 million in the nine months ended September 30, 2019 and RMB58.9 million (US$8.5 million) in the nine months ended September 30, 2020.

Finance costs

        Our finance costs increased significantly from RMB1.3 million in the nine months ended September 30, 2019 to RMB7.9 million (US$1.1 million) in the nine months ended September 30, 2020, primarily due to interest incurred on a loan extended to us by Dahua Yonglong (Hainan) Hotel Management Co., Ltd. in 2019.

Finance income

        Our finance income increased significantly from RMB0.2 million in the nine months ended September 30, 2019 to RMB1.6 million (US$0.2 million) in the nine months ended September 30, 2020, primarily attributable to increased loan interest income.

Income tax credit

        We recorded income tax credit of RMB1.6 million in the nine months ended September 30, 2019 and RMB5.7 million (US$0.8 million) in the nine months ended September 30, 2020.

Loss for the period

        As a result of the foregoing, we had a loss of RMB0.7 million in the nine months ended September 30, 2019 and RMB59.4 million (US$8.5 million) in the nine months ended September 30, 2020.

Year ended December 31, 2019 compared with year ended December 31, 2018

Revenue

Kuke Music

        Our total revenue decreased by 4.1% from RMB152.2 million in 2018 to RMB146.1 million (US$21.0 million) in 2019, primarily as a result of decreased licensing and subscription revenue of RMB8.4 million (US$1.2 million), partially offset by increased smart music education revenue of RMB2.2 million (US$0.3 million).

        Our licensing and subscription revenue decreased by 9.3% from RMB90.3 million in 2018 to RMB81.9 million (US$11.8 million) in 2019, primarily due to the loss of two high grossing customers, which resulted in decreased subscription revenue of RMB12.5 million (US$1.8 million), partially offset by increased licensing revenue of RMB7.3 million (US$1.1 million) generated from licensing additional content to new licensees.

        Our smart music education revenue increased by 3.6% from RMB61.9 million in 2018 to RMB64.2 million (US$9.2 million) in 2019. The increase was primarily attributable to increased sales of our Kukey courses and Kuke smart music teaching systems primarily as a result of the expansion of our distributor network and customer base.

BMF

        BMF's revenue increased by 148.3% from 24.6 million in 2018 to RMB61.2 million (US$8.8 million) in 2019, primarily attributable to increased music festival revenue of RMB24.2 million (US$3.5 million), as well as RMB11.1 million (US$1.6 million) generated from the launch of its copyright licensing business.

Cost of sales

Kuke Music

        Our cost of sales decreased by 5.2% from RMB34.1 million in 2018 to RMB32.3 million (US$4.6 million) in 2019, primarily as a result of decreased cost of sales related to our smart music education business.

        Our cost of sales for licensing and subscription remained stable at RMB20.3 million (US$2.9 million) in 2018 and 2019.

        Our cost of sales related to smart music education decreased by 12.8% from RMB13.8 million in 2018 to RMB12.0 million (US$1.7 million) in 2019, primarily due to lower hardware costs associated with decreased sales volume of Kuke smart pianos, as we started to place more Kuke smart pianos at kindergartens in 2019 to offer Kukey courses.

BMF

        BMF's cost of sales increased by 77.5% from RMB21.3 million in 2018 to RMB37.9 million (US$5.4 million) in 2019, primarily due to increased production costs associated with the Beijing Music Festival.

Gross profit

        As a result of the foregoing, our gross profit decreased by 3.7% from RMB118.1 million in 2018 to RMB113.7 million (US$16.3 million) in 2019. In particular, our gross profit from licensing and subscription decreased by 12.0% from RMB70.0 million in 2018 to RMB61.6 million (US$8.8 million) in 2019, and our gross profit from smart music education increased by 8.3% from RMB48.1 million in 2018 to RMB52.1 million (US$7.5 million) in 2019.

        BMF's gross profit increased by 606.8% from RMB3.3 million in 2018 to RMB23.3 million (US$3.3 million) in 2019.

Other income

        Our other income increased by 3.7% from RMB3.7 million in 2018 to RMB3.8 million (US$0.6 million) in 2019, primarily due to increases in foreign exchange gains.

        BMF's other income increased by 123.5% from RMB0.1 million in 2018 to RMB0.2 million (US$31 thousand) in 2019, primarily attributable to additional deductions of VAT input tax permissible under a favorable tax policy that went into effect in April 2019.

Selling and distribution expenses

        Our selling and distribution expenses decreased by 14.9% from RMB21.5 million in 2018 to RMB18.3 million (US$2.6 million) in 2019, primarily attributable to a decrease in selling and distribution headcount, especially with regard to our music subscription business.

        BMF's selling and distribution expenses increased by 48.2% from RMB1.1 million in 2018 to RMB1.7 million (US$0.2 million) in 2019, primarily due to the increase of its selling and distribution headcount, salary increases to its selling and distribution personnel of RMB0.5 million (US$63 thousand), and increased advertising and promotional expenses of RMB73 thousand (US$10 thousand).

Administrative expenses

        Our administrative expenses decreased by 39.3% from RMB45.0 million in 2018 to RMB27.3 million (US$3.9 million) in 2019, primarily attributable to a significant decrease in professional service fees related to our capital raising activities in 2018.

        BMF's administrative expenses increased by 309.6% from RMB1.4 million in 2018 to RMB5.8 million (US$0.8 million) in 2019, primarily due to increased salaries and labor costs of RMB2.2 million (US$0.3 million), increased professional service fees of RMB0.7 million (US$0.1 million) and depreciation of RMB0.6 million (US$90 thousand).

Impairment losses on financial assets

        Our impairment losses on financial assets increased by 7.4% from RMB2.9 million to RMB3.1 million (US$0.4 million), primarily due to increased trade receivables as a result of our business growth.

Operating profit

        As a result of the foregoing, our operating profit increased by 31.2% from RMB52.5 million in 2018 to RMB68.8 million (US$9.9 million) in 2019.

        BMF's operating profit increased significantly from RMB0.9 million in 2018 to RMB15.8 million (US$2.3 million) in 2019.

Finance costs

        Our finance costs increased by 69.7% from RMB1.9 million in 2018 to RMB3.2 million (US$0.5 million) in 2019, primarily due to interest incurred on a loan extended to us by Dahua Yonglong (Hainan) Hotel Management Co., Ltd. in 2019.

        BMF's finance costs increased from RMB13 thousand in 2018 to RMB90 thousand (US$13 thousand) in 2019, primarily due to interest incurred on lease liabilities for its office space.

Finance income

        Our finance income increased by 337.3% from RMB59 thousand in 2018 to RMB0.3 million (US$37 thousand) in 2019, primarily attributable to increased interest income from bank deposits.

        BMF's finance income increased from RMB6 thousand in 2018 to RMB0.9 million (US$0.1 million) in 2019, primarily attributable to interest income from a third-party loan.

Income tax expense

        We recorded income tax expenses of RMB10.1 million in 2018 and RMB9.1 million (US$1.3 million) in 2019, as a result of operating gains in such periods.

        BMF recorded income tax expenses of RMB0.3 million in 2018 and RMB4.2 million (US$0.6 million) in 2019, as a result of operating gains in such periods.

Profit for the year

        As a result of the foregoing, our profit for the year increased by 40.3% from RMB40.5 million in 2018 to RMB56.8 million (US$8.2 million) in 2019.

        BMF's profit for the year increased significantly from RMB0.6 million in 2018 to RMB12.5 million (US$1.8 million) in 2019.

Selected Quarterly Results of Operation

        The following table sets forth our unaudited consolidated quarterly statement of profit or loss and other comprehensive income for each of the seven quarters from January 1, 2019 to September 30, 2020. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated financial data include all adjustments, consisting only of normal and recurring adjustments that our management considered necessary for a fair statement of our financial position and results of operation for the quarters presented.

	Three months ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
	RMB	RMB	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Revenue	6,505	27,192	7,193	105,164	6,159	10,102	18,647
Cost of sales	(4,055)	(4,453)	(4,809)	(19,026)	(4,738)	(6,878)	(6,681)

Gross profit	2,450	22,739	2,384	86,138	1,421	3,224	11,966
Other income/(loss), net	21	1,226	2,544	39	1,444	1,028	(1,531)
Selling and distribution expenses	(3,492)	(3,816)	(4,081)	(6,863)	(3,222)	(6,349)	(7,438)
Administrative expenses	(6,464)	(5,557)	(6,395)	(8,896)	(19,673)	(10,275)	(11,768)
Write-back of impairment losses/(impairment losses) on financial assets, net	(1,622)	(366)	(761)	(339)	(19,729)	2,762	(716)
Other operating expenses	—	(42)	—	—	—	—	(6)

Operating (loss)/profit	(9,107)	14,184	(6,309)	70,079	(39,759)	(9,610)	(9,493)
Finance costs	(606)	(250)	(399)	(1,987)	(2,577)	(2,579)	(2,706)
Finance income	9	135	49	65	520	579	507

(Loss)/profit before tax	(9,704)	14,069	(6,659)	68,157	(41,816)	(11,610)	(11,692)
Income tax credit/(expense)	1,701	(1,574)	1,465	(10,693)	4,353	1,960	(564)

(Loss)/profit for the period and total comprehensive income/(loss) for the period	(8,003)	12,495	(5,194)	57,464	(37,463)	(9,650)	(12,256)

        We have experienced, and expect to continue to experience, seasonal fluctuations in our operating results. Our results of operation are impacted by cyclicality factors affecting spending on classical music licensing and subscription services, smart music education and live classical music events.

Liquidity and Capital Resources

        Our principal sources of liquidity have been investments from our shareholders through private placements and cash generated from operating activities. For details of the private placements of our securities in the last three years, see "Description of Share Capital—History of Securities Issuances."

        As of December 31, 2018 and 2019 and September 30, 2020, our cash and cash equivalents were RMB31.1 million, RMB23.0 million (US$3.3 million) and RMB14.5 million (US$2.1 million), respectively, consisting of cash on hand and demand deposits. We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities, including the net proceeds we will receive from this offering. We believe that our current available cash and cash equivalents will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months.

        The following table sets forth a summary of our cash flows for the periods presented.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2018	2019		2019	2020
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Statement of Cash Flows:
Net cash flows from/(used in) operating activities	41,218	17,388	2,498	(7,696)	(33,695)	(4,840)
Net cash flows from/(used in) investing activities	(131,312)	(37,308)	(5,359)	8,280	(63,264)	(9,087)
Net cash flows from/(used in) financing activities	107,526	11,802	1,695	12,589	88,419	12,700

Net increase/(decrease) in cash and cash equivalents	17,432	(8,118)	(1,166)	13,173	(8,540)	(1,227)
Cash and cash equivalents at the beginning of the year/period	13,696	31,128	4,471	31,128	23,010	3,305

Cash and cash equivalents at the end of the year/period	31,128	23,010	3,305	44,301	14,470	2,078

Operating Activities

        Net cash flows used in operating activities for the nine months ended September 30, 2020 was RMB33.7 million (US$4.8 million). The difference between our loss before tax of RMB65.1 million (US$9.4 million) and the net cash used in operating activities was primarily due to an adjustment of RMB31.6 million (US$4.5 million) in non-cash items, which primarily consists of impairment of trade receivables of RMB17.3 million (US$2.5 million) and finance costs of RMB7.9 million (US$1.1 million).

        Net cash flows generated from operating activities for the year ended December 31, 2019 was RMB17.4 million (US$2.5 million). The difference between our profit before tax of RMB65.9 million (US$9.5 million) and the net cash generated from operating activities was primarily due to (i) an adjustment of RMB12.7 million (US$1.8 million) in non-cash items, which primarily consists of amortization of intangible assets, finance costs and depreciation of right-of-use assets; and (ii) a decrease of RMB53.7 million (US$7.7 million) in working capital. Changes in working capital for the year ended December 31, 2019 primarily consist of an increase of RMB67.4 million (US$9.7 million) in trade receivables, which is primarily due to the growth of our smart music education business, and an increase in prepayments, other receivables and other assets of RMB41.0 million (US$5.9 million), which were partially offset by an increase of RMB42.4 million (US$6.1 million) in other payables and accruals.

        Net cash flows generated from operating activities for the year ended December 31, 2018 was RMB41.2 million. The difference between our profit before tax of RMB50.6 million and the net cash generated from operating activities was primarily due to (i) an adjustment of RMB10.1 million in non-cash items, which primarily consists of impairment of trade receivables, amortization of intangible assets, depreciation of right-of-use assets and finance costs; and (ii) a decrease of RMB12.3 million in working capital. Changes in working capital for the year ended December 31, 2018 primarily consist of an increase of RMB31.5 million in trade receivables, which was partially offset by an increase of RMB13.2 million in other payables and accruals.

Investing Activities

        Net cash flows used in investing activities was RMB63.3 million (US$9.1 million) for the nine months ended September 30, 2020, primarily due to purchase of intangible assets of RMB15.4 million (US$2.2 million) and increase in deposits paid for intangible assets of RMB25.4 million (US$3.7 million).

        Net cash flows used in investing activities was RMB37.3 million (US$5.4 million) for the year ended December 31, 2019, primarily due to an increase in deposits paid for intangible assets of RMB42.4 million (US$6.1 million), which were partially offset by a refund of pledged bank deposits of RMB36.9 million (US$5.3 million).

        Net cash flows used in investing activities was RMB131.3 million for the year ended December 31, 2018, primarily due to the purchase of intangible assets of RMB64.7 million, a decrease in a pledged deposit of RMB36.9 million and an increase in deposits paid for intangible assets of RMB28.0 million.

Financing Activities

        Net cash flows generated from financing activities was RMB88.4 million (US$12.7 million) for the nine months ended September 30, 2020, primarily due to proceeds from issuance of ordinary shares to our shareholders of RMB90.4 million (US$13.0 million).

        Net cash flows generated from financing activities was RMB11.8 million (US$1.7 million) for the year ended December 31, 2019, primarily due to proceeds from other borrowings of RMB50.0 million (US$7.2 million), which were partially offset by repayment of bank borrowings of RMB39.7 million (US$5.7 million).

        Net cash flows generated from financing activities was RMB107.5 million for the year ended December 31, 2018, primarily due to proceeds from issuance of ordinary shares of RMB77.1 million and proceeds from bank borrowings of RMB39.7 million.

Capital Expenditures

        Our capital expenditures are incurred primarily in connection with purchases of property, equipment and intangible assets. Our capital expenditures were RMB96.3 million, RMB64.6 million (US$9.3 million) RMB46.9 million (US$6.7 million) in 2018, 2019 and the nine months ended September 30, 2020, respectively. We will continue to make capital expenditures to support the growth of our business. We intend to fund our future capital expenditures with our existing cash balance and net proceeds from this offering.

Contractual Obligations

        The following table sets forth our contractual obligations as of December 31, 2019:

	Payment Due by December 31, 2019
	On Demand	Less than 1 year	More than 1 year	Total
	(RMB in thousands)
Interest-bearing loans and borrowings	5,000	54,323	—	59,323
Lease liabilities	—	5,634	14,721	20,355
Trade payables	—	34,697	—	34,697
Other payables and accruals	—	20,190	31,700	51,890

        Other than those shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2019.

Internal Control over Financial Reporting

        Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements for the years ended December 31, 2018 and 2019 and as of December 31, 2018 and 2019, we and our independent registered public accounting firm identified a material weakness as of December 31, 2019, in accordance with the standards established by the PCAOB. As defined in standards established by the PCAOB, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weakness identified relates to the lack of sufficient accounting and financial reporting personnel with the requisite knowledge and experience in the application of IFRS and SEC rules. To remedy our identified material weakness, we are in the process of adopting several measures that are expected to improve our internal control over financial reporting, including (i) recruiting additional experienced personnel with relevant past experience working on IFRS and SEC reporting, and (ii) establishing a comprehensive accounting policies and procedures manual and providing continuous internal and external trainings to the accounting and financial reporting personnel for accounting and reporting requirements under IFRS and SEC rules and regulations.

        We expect to complete the measures above as soon as practicable, and we will continue to implement measures to remedy our internal control deficiencies in order to meet the deadline imposed under Section 404 of the Sarbanes-Oxley Act. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. If we fail to develop or maintain an effective system of internal controls over our financial reporting, we may not be able to accurately report our financial results, prevent fraud or meet our reporting obligations. As a result, investor confidence and the market price of our shares may be materially and adversely affected. See "Risk Factors—Risks Related to Our Business and Industry—If our internal control and procedures over financial reporting are not effective, we may be unable to accurately report our operating results, meet our reporting obligations or prevent fraud."

Critical Accounting Policies, Judgments and Estimates

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

        We prepare our consolidated financial statements in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires our management to exercise its judgment in the process of applying accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in Note 3 to our consolidated financial statements included elsewhere in this prospectus. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

        The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies, and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

        We recognize revenue when control of the services or goods are transferred to the customer at an amount that reflects the consideration to which we expect to be entitled in exchange for those services or goods.

Licensing

        We license content to the customers either on a fixed-payment basis or a minimum guarantee plus revenue-sharing basis. Fixed payment and minimum guarantees are recognized when the licensed content is made available for the customer's use and benefit, typically upon the transfer of the licensed content to the customer. For content that we license on a if-and-when-available basis, our performance obligation is satisfied over the specified licensing period. Royalties exceeding the minimum guaranteed amount are recognized when the usage of the licensed content exceeding specified thresholds occurs. Under the fixed-payment basis, payment is generally due within 90 to 365 days from transfer. Under the minimum guarantee plus revenue-sharing model, the minimum guarantee is generally due in seven to 365 days from the delivery of the music content specified in the license, and royalties from the revenue-sharing arrangement are calculated on a monthly or quarterly basis and is due within 30 days from the month or quarter end.

Subscription

        We provide web-based and mobile-based music content database service to customers. Our performance obligation is to provide database access and related services over the duration of the contract. Such performance obligation is satisfied over the subscription period and payment is due within seven to 365 days after we begin to provide database access to the customer. Where we provide customers with offline access to selected music content through smart music devices, our performance obligation is satisfied upon the delivery of the devices and payment is generally due within one year from delivery.

Smart Music Education

        We generate smart music education revenue from the sale of Kukey courses, Kuke smart pianos, Kuke smart music teaching systems and piano accessories. For the sale of Kukey courses, our performance obligation is satisfied over time as students attend the courses and payment is required before the courses are provided. For the sale of Kuke smart pianos, Kuke smart music teaching systems and piano accessories, revenue is recognized upon product delivery and payment is generally due within one year from delivery.

Government Grants

        Government grants are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.

Income Taxes

        Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the PRC. We periodically evaluate the positions we take in tax returns with respect to situations where the applicable tax regulations are subject to interpretation and make provisions where appropriate.

        Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date. Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognized in profit or loss.

Intangible Assets

        Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost, less any accumulated amortization and accumulated impairment losses. Internally generated intangibles, excluding capitalized development costs, are not capitalized and the related expenditure is reflected in profit or loss in the period in which the expenditure is incurred.

        Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. The amortization expense on intangible assets with finite lives is recognized in profit or loss in the expense category that is consistent with the function of the intangible assets. Intangible assets with indefinite useful lives are not amortized but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

        An intangible asset is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon the de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss.

Off-Balance Sheet Commitments and Arrangements

        We have not entered into any material financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders' equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Taxation

        We are subject to various rates of income tax under different jurisdictions. The following summarizes major factors affecting our applicable tax rates in the Cayman Islands, British Virgin Islands, Hong Kong and the PRC.

Cayman Islands

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to us levied by the government of the Cayman Islands, except for stamp duties that may be applicable on instruments executed in or, after execution, brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

British Virgin Islands

        Our subsidiaries incorporated in the British Virgin Islands are not subject to income or capital gains tax under the current laws of the British Virgin Islands. The British Virgin Islands does not impose withholding tax on dividend payments.

Hong Kong

        Under the current Hong Kong Inland Revenue Ordinance, from the year of assessment 2018/2019 onwards, our HK subsidiaries are subject to profits tax at the rate of 8.25% on assessable profits up to HK$2,000,000 and 16.5% on any part of assessable profits over HK$2,000,000. Prior to April 1, 2018, our HK subsidiary Gauguin Limited was subject to profits tax at a rate of 16.5%.

PRC

        Generally, our PRC subsidiaries and VIEs are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%. For the three years ended December 12, 2022, Beijing Kuke Music is eligible for the preferential enterprise income tax rate of 15% available to HNTEs. The enterprise income tax is calculated based on the entity's global income as determined under PRC tax laws and accounting standards.

        We are also subject to VAT at the rates of 6%, 13%, 16% and 17% in accordance with PRC laws.

        Dividends paid by our wholly foreign-owned subsidiaries in China to our intermediary holding companies in Hong Kong will be subject to a withholding tax of 10%, unless the Hong Kong entity satisfies all the requirements under the Arrangement between China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital. If our Hong Kong subsidiaries satisfy all of these requirements and file an application with the relevant tax authority, then the dividends paid to the Hong Kong subsidiaries would be subject to withholding tax at the rate of 5%. If the preferential 5% tax rate is subsequently denied based on the review of the application by the relevant tax authority, our Hong Kong subsidiaries will be required to settle the underpaid taxes.

        If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a "resident enterprise" under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See "Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

Holding Company Structure

        Kuke Music Holding Limited is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries and our VIEs in China. As a result, Kuke Music Holding Limited's ability to pay dividends depends in part upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our PRC subsidiaries and VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our VIEs may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by banks designated by the SAFE. None of our PRC subsidiaries has paid dividends and will not be able to pay dividends until it generates accumulated profits and meets the requirements for statutory reserve funds.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Risk

        Our operating transactions are mainly denominated in Renminbi. We are subject to foreign currency risks arising from a loan receivable from a Hong Kong entity and from foreign suppliers with currencies other than our functional currency. In addition, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and Renminbi because our ADSs will be traded in U.S. dollars.

        To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the amount in Renminbi we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our Class A ordinary shares or ADSs, servicing our outstanding debt or for other business purposes, appreciation of the U.S. dollar against Renminbi would reduce the U.S. dollar amounts available to us.

        We estimate that we will receive net proceeds of approximately US$45.7 million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional ADSs. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the U.S. dollar against RMB, from a rate of RMB6.9618 to US$1.00 to a rate of RMB7.658 to US$1.00, will result in an increase of RMB31.9 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from a rate of RMB6.9618 to US$1.00 to a rate of RMB6.2657 to US$1.00, will result in a decrease of RMB31.9 million in our net proceeds from this offering.

Market Risk

        Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Financial instruments affected by market risk include loans, borrowings and deposits.

        After the completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed-rate and floating-rate interest earning instruments carry a degree of interest rate risk. Fixed-rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating-rate securities may produce less income than expected if interest rates fall.

Credit Risk

        Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. We are exposed to credit risk from our operating activities, deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Recent Accounting Pronouncements

        A list of recently issued accounting pronouncements that are relevant to us is included in "Note 27—Standards issued but not yet effective" of our consolidated financial statements included elsewhere in this prospectus.

Industry Overview

The Classical Music Market in China

        The key constituents of China's classical music market include (i) content creators, such as composers, lyricists and performing artists, (ii) content producers and distributors, such as music labels, recording companies, streaming platforms and event organizers, and (iii) individual and business consumers.

        The classical music market in China, which consists of the classical music licensing market, the online classical music subscription service market and the live classical music performance market, has grown steadily in recent years. Its market size, as measured by total revenue generated from classical music licensing, paid subscription of online classical music subscription service providers and box office receipts of classical music performances, grew from RMB1,040.4 million in 2015 to RMB1,738.4 million in 2019, at a CAGR of 13.7%, and is expected to reach RMB2,396.6 million by 2025, at a CAGR of 9.3% from 2020 to 2025.

Source: Frost & Sullivan

        Key drivers of China's classical music market include the rising popularity of classical music in China, increased prevalence of music education, growth in mobile devices and Internet penetration, the digitization of classical music content and favorable government policies with respect to building classical music concert venues, organizing live classical music events and expanding online resources on classical music. According to Frost & Sullivan, future trends affecting China's classical music market include the acceleration of social media in China, market demand for specialized music streaming services and educational institutions' growing need for classical music content.

The Classical Music Licensing Market in China

        The size of the classical music licensing market in China, as measured by licensing revenue, grew from RMB70.2 million in 2015 to RMB135.1 million in 2019, at a CAGR of 17.8%, and is expected to reach RMB216.2 million by 2025, at a CAGR of 8.9% from 2020 to 2025.

Source: Frost & Sullivan

        The key drivers of China's classical music licensing market are the rising popularity of classical music and stricter copyright protection by the PRC government. The key entry barriers to China's classical music licensing market are relationships with leading rights holders and the quantity and variety of copyrighted content.

The Online Classical Music Subscription Service Market in China

        Online classical music subscription refers to paid subscription for streaming classical music through online platforms. The size of the online classical music subscription service market in China, as measured by the total revenue generated by online classical music subscription service providers from paid subscription, grew from RMB54.6 million in 2015 to RMB140.1 million in 2019, at a CAGR of 26.6%, and is expected to reach RMB254.1 million by 2025, at a CAGR of 11.4% from 2020 to 2025.

Source: Frost & Sullivan

        The key drivers of China's online classical music subscription service market include (i) the rising popularity of classical music and music education, (ii) increased access to the Internet, and (iii) technological advances. The key entry barriers to China's online classical music subscription service market include the quantity, quality and variety of copyrighted content, relationships with leading content providers and content distribution platforms, brand awareness and technological capabilities.

The Live Classical Music Performance Market in China

        Live music performances can be categorized into vocal performances, music festivals, instrumental concerts, musicals and live houses. Driven by the increasing popularity of classical music in China, favorable government policies and growing consumer demand, the size of China's live classical music performance market, as measured by total box office receipts, has grown rapidly from RMB4.1 billion in

2015 to RMB6.1 billion in 2019, at a CAGR of 10.4%, and is forecasted to reach RMB7.3 billion by 2025, at a CAGR of 8.1% from 2020 to 2025.

Source: Frost & Sullivan

        The key drivers of China's live classical music performance market include growing disposable income, rapid urbanization, increased spending on cultural and leisure activities, favorable government policies for building classical music concert venues and organizing live classical music events, and the rising popularity of classical music. The key entry barriers to China's live classical music performance market include industry connections, professional expertise, brand awareness, technological capabilities and the ability to adapt to changing consumer preferences.

Student Music Education Market in China

        As China's economy continues to grow, the demand for education services remains robust. In 2019, education consumption accounted for 5.9% of the per capita annual consumption in China, compared to 2.2% in the U.S., 1.5% in the U.K. and 3.2% in Japan, according to Frost & Sullivan.

        The student interest training market in China, which mainly consists of extracurricular trainings in art, sports, science, technology, engineering and mathematics, has experienced significant growth in recent years. According to Frost & Sullivan, the size of China's student interest training market reached RMB413.6 billion in 2019 and is expected to grow to RMB726.7 billion by 2025, at a CAGR of 10.7% from 2020 to 2025.

        In 2019, the student art education market accounted for 50.8% of the student interest training market in China. Within the student art education market, music education is the largest subsector and accounted for 41.0% of the student art education market in China in 2019.

        The student music education market in China grew rapidly from RMB41.7 billion in 2015 to RMB86.2 billion in 2019, at a CAGR of 19.9%, and is expected to grow to RMB163.9 billion by 2025, at a CAGR of 12.1% from 2020 to 2025. In terms of age groups, expenditures on kindergarten students (3-6 years old) and junior primary school students (7-9 years old) in aggregate made up 65.4% of the student music education market in China in 2019.

The Student Musical Instrument Training Market in China

        The student music education market consists primarily of musical instrument training and vocal music training, with musical instrument training representing 65.8% of the market in 2019. The student musical instrument training market in China grew at a CAGR of 21.5% from RMB26.0 billion in 2015 to RMB56.7 billion in 2019, faster than the student music education market in general, and is expected to reach approximately RMB110.0 billion by 2025.

The Student Piano Education Market in China

        Piano training is generally the starting point for music education in China and many Chinese parents consider piano training to be an effective way for their children to cultivate an interest in music. The student piano education market in China grew rapidly from RMB17.6 billion in 2015 to RMB39.0 billion in 2019, at a CAGR of 22.0%, and is expected to double its size to RMB78.1 billion by 2025. In 2019, piano education accounted for 68.8% of the student musical instrument training market in China in terms of market size measured by expenditures and 66.6% of the market in 2019 in terms of number of students. These ratios are expected to increase to 71.0% and 69.0%, respectively, by 2025.

Source: Frost & Sullivan

        As parents have become increasingly aware of the importance of music education at a young age, piano education expenditures on kindergarten students and junior primary school students in China have grown rapidly, and are expected to continue to grow, more rapidly than any other group of students under age 18.

        In particular, piano education expenditures on kindergarten students grew at a CAGR of 23.1% from 2015 to 2019 and reached RMB9.9 billion in 2019, representing 25.4% of the student piano education market, and are expected to further grow at a CAGR of 13.9% from 2020 to 2025, representing 27.0% of the student piano education market by 2025. During the same periods, piano education expenditures on junior primary school students grew at a CAGR of 22.9% and reached RMB15.7 billion in 2019, representing 40.2% of the student piano education market, and are expected to further grow at a CAGR of 13.3%, representing 41.5% of the student piano education market by 2025.

Source: Frost & Sullivan

The Piano Proficiency Evaluation Market in China

        The piano proficiency evaluation market in China, which refers to the offering of piano proficiency evaluation services to non-professional music students through exams and certification, has also grown rapidly in recent years. According to Frost & Sullivan, the number of students aged between 3 to 18 who participated in nonprofessional piano proficiency evaluations reached approximately 4.8 million in 2019, at a CAGR of 12.5% from 2015, and is expected to further grow to 8.4 million by 2025. In addition, the ratio of students participating in nonprofessional piano proficiency evaluations to students receiving piano trainings in China is expected to grow from 28.6% in 2019 to 31.6% in 2025, suggesting significant growth potential for the piano proficiency evaluation market.

The Smart Music Education Market in China

        The size of China's smart musical instrument market, as measured by the sum of the total sales revenue of smart musical instruments and related accessories, grew rapidly from RMB303.7 million in 2015 to RMB701.7 million in 2019, at a CAGR of 23.3%, and is expected to further grow to RMB932.9 million by 2025. Smart musical instruments include traditional musical instruments equipped with smart systems, innovative integrated musical instruments, MIDI controllers and wearable smart musical instruments. Smart music education services refer to music education services delivered through smart musical instruments.

        Key drivers of China's smart music education market include (i) the rising demands for effective and affordable music education services, as well as remote learning solutions that minimize the need for in-person instruction, (ii) lower manufacturing costs driven by technology advances and the adoption of new manufacturing materials, and (iii) the continued diversification and enhancement of smart music education products. The key entry barriers to China's smart music education market include (i) capital investment in research & development and marketing, (ii) technology know-how and the ability to seamlessly integrate software and hardware, (iii) experience in piano education, (iv) strong brand recognition and proven track record, and (v) access to diverse and exclusively copyrighted teaching materials.

        Within the smart musical instrument market in China, the smart piano market has experienced rapid growth over the years. The size of China's smart piano market, as measured by the sum of the total sales revenue of smart pianos and related accessories, grew from RMB300.6 million in 2015 to

RMB689.1 million in 2019, at a CAGR of 23.0%, and is expected to reach RMB894.9 million by 2025. Within the smart music education market in China, sales of smart piano education services are also expected to grow rapidly at a CAGR of 32.1% from 2020 to 2025.

Source: Frost & Sullivan

        Some key trends impacting the development of China's smart piano education market include (i) the development of new technologies and manufacturing materials, (ii) increasingly seamless integration of technology into smart piano education, and (iii) rising demand for effective piano education solutions.

Business

Our Mission

        Our mission is to amplify the impact of classical music in China.

Overview

        We are a leading provider of classical music licensing, subscription and education services in China. Powered by our rich and diverse content offerings, we were the largest classical music licensing service provider and the second largest online classical music subscription service provider in China in 2019, according to Frost & Sullivan, representing 46.6% and 13.8%, respectively, of the market share in terms of revenue. Leveraging our extensive content library and deep expertise in music education, we are also a leading smart music education service provider in China. According to Frost & Sullivan, we ranked first in smart piano wholesale revenue, with a 20.4% market share, and second in both sales revenue of smart pianos and smart piano education services and number of music students using our smart pianos, with a 20.5% and 20.4% market share, respectively, in 2019. In addition, following our acquisition of BMF in February 2020, we are one of the few companies in China with the experience and scale to organize large-scale live classical music events. With nearly twenty years of experience in the music industry, we have devoted ourselves to making classical music more accessible in China.

        The classical music market in China has grown rapidly in recent years, driven by the rising popularity of classical music, the digitization of classical music content and favorable government policies. We identified this significant market opportunity early and we were one of the first classical music licensing and subscription service providers in China. Leveraging our long-standing relationships with world-renowned music labels and publishers, especially Naxos and years of music production and content acquisition efforts, we have built the largest library of classical music content in China as of December 31, 2019, according to Frost & Sullivan, which consisted of approximately 1.8 million music tracks, including 1.6 million tracks of traditional classical music and 220,000 tracks of jazz, world, folk and other genres of music that in aggregate covered approximately 42,000 musicians, 2,000 musical instruments and 160 countries and regions, as well as 1,900 video titles, 250,000 spoken content tracks and 5,750 volumes of sheet music. The vast majority of our content offerings have been licensed to us on an exclusive basis.

        We license our music content primarily to online music entertainment platforms, such as Tencent Music Entertainment Group, digital music service providers, such as NetEase Cloud Music, as well as film and TV production companies, airlines and smart hardware companies. As of September 30, 2020, we licensed approximately 800,000 tracks of classical music from over 200 music labels to our licensees. Our music subscription service provides users with high-quality online and offline streaming access to our content library. Users can access our platform from our website, mobile app and smart music devices. As our encyclopedic catalog is especially suitable for educational and professional use, we have attracted a large number of universities, music conservatories, public libraries and individuals to subscribe to our service over the years. As of September 30, 2020, we had 743 institutional subscribers, including 444 universities and music conservatories and 299 public libraries, spread across all provinces, autonomous regions and municipalities in China, except Tibet.

        Through our licensing and subscription services, we have brought high-quality classical music into more people's lives, enabling them to enjoy classical music in a more convenient, enriching and affordable way. However, our passion for classical music does not stop there. To us, a more fundamental way to amplify the impact of classical music is through music education. Towards that end and in an effort to address the underserved needs in China's music education market, we launched our smart music education business in October 2015, offering students and schools innovative and efficient smart music education solutions. Compared to traditional music education, we believe that our standardized course offerings and data analytics capability effectively reduce reliance on music teachers, ensure consistent teaching quality, broaden the accessibility of high-quality music education and enhance the scalability of our business model.

        Our smart music education solutions primarily comprise the offering of our proprietary Kuke smart pianos, Kuke smart music teaching systems and Kukey courses. In the earlier stage of our smart music education business, we focused on selling Kuke smart pianos and Kuke smart music teaching systems to primary and secondary schools through distributors. Our Kuke smart music teaching system, which is pre-installed in our Kuke smart pianos, contains a comprehensive array of classical music content and offers real-time, individualized feedback on student performance as they practice. Since July 2019, given the vast growth potential of the smart piano education market targeting young children, we have shifted the focus of our smart music education business to offering Kukey courses in collaboration with kindergartens. Kukey courses are typically small-group, beginner-level piano lessons offered through our Kuke smart pianos. We place Kuke smart pianos at the kindergartens without charge, utilize kindergarten teachers to deliver our Kukey courses and collect tuition directly from enrolled students. As of September 30, 2020, we had over 10,200 student enrollments from 1,300 kindergartens across 161 cities in China, placed over 6,800 Kuke smart pianos at these kindergartens and sold over 10,000 Kuke smart pianos and 1,900 Kuke smart music teaching systems to other educational institutions through distributors.

        Finally, as appreciation for classical music grows in China, there has been a growing interest in experiencing live classical music. To address this growing opportunity, we acquired BMF, which organizes the Beijing Music Festival and other influential classical music events in China. With twenty-two years of history, the Beijing Music Festival has played an indispensable role in bringing world-class classical musicians to China and offering Chinese audiences the opportunity to enjoy masterful performances in person. We believe that our live classical music events business effectively complements our music content and education businesses, further enhances our brand awareness and positions us well to continuously offer differentiated value propositions to our customers through a thriving content-centric ecosystem.

        Our pro forma total revenue in 2019 (including the impact of the acquisition of BMF) was RMB206.9 million (US$29.7 million), of which music licensing and subscription, smart music education and live classical music events accounted for 44.8%, 31.0% and 24.2%, respectively. On a non-pro forma basis, our total revenue decreased by 4.1% from RMB152.2 million in 2018 to RMB146.1 million (US$21.0 million) in 2019 and our profit for the year increased by 40.3% from RMB40.5 million in 2018 to RMB56.8 million (US$8.2 million) in 2019; BMF's revenue increased by 148.3% from 24.6 million in 2018 to RMB61.2 million (US$8.8 million) in 2019 and its profit for the year increased significantly from RMB0.6 million in 2018 to RMB12.5 million (US$1.8 million) in 2019. Our total revenue decreased by 14.6% from RMB40.9 million for the nine months ended September 30, 2019 to RMB34.9 million (US$5.0 million) for the same period in 2020. Music licensing and subscription, smart music education and live classical music events accounted for 86.6%, 12.3% and 1.1%, respectively, of our total revenue in the nine months ended September 30, 2020. We had a loss of RMB0.7 million for the nine months ended September 30, 2019 and RMB59.4 million (US$8.5 million) for the same period in 2020.

Our Strengths

Leading classical music licensing and subscription services provider powered by the largest classical music library in China especially suitable for educational and professional use

        Powered by the largest library of classical music content in China as of December 31, 2019, we were the largest classical music licensing service provider and the second largest online classical music subscription service provider in China in 2019, according to Frost & Sullivan, representing 46.6% and 13.8%, respectively, of the market share in terms of revenue. As one of the first classical music licensing and subscription service providers in China, we benefit from a significant early mover advantage in terms of content offerings, brand reputation and customer loyalty.

        Leveraging our decades-old relationship with Naxos, a world-leading classical music brand and one of the largest distributors of independent classical record labels in the world, and other renowned content providers, we have built a rich and diverse content library containing approximately 1.8 million music tracks, 1,900 video titles, 250,000 spoken content tracks and 5,750 volumes of sheet music as of September 30, 2020, the vast majority of which have been licensed to us on an exclusive basis in China. In addition to the size, diversity, quality and exclusivity of our content offerings, our licensing and subscription customers are also drawn to us by our widely recognized classical music expertise and a variety of other value-added services. Leveraging our deep understanding of classical music and proprietary metadata algorithms for precision cataloging of classical music, we provide our licensees with scientifically classified and editorially curated music content and enable our subscribers to more easily search for and discover the music they like. Our long-standing licensees include some of the world's largest online music entertainment platforms, such as Tencent Music Entertainment Group, and digital music service providers, such as NetEase Cloud Music. As a preferred choice for classical music professionals, students and aficionados, we have also attracted a large number of universities, music conservatories, public libraries and individuals as our subscription customers over the years, many of which have stayed with us for years.

Leading smart music education service provider with highly scalable, innovative solutions

        We are also a leading smart music education service provider in China, offering students and schools innovative and efficient smart music education solutions that address industry pain points. Compared to traditional music education, which are heavily reliant on music teachers' expertise, our innovative solutions effectively standardize the curriculum, reduce reliance on music teachers and significantly enhance learning and teaching efficiency. By taking our Kukey courses, students can also gain access to abundant learning materials that may otherwise be unavailable or unaffordable, as well as an immersive learning experience that fosters stronger appreciation for music. In addition, our highly scalable course offering model also enables us to offer high-quality piano education at a much more affordable price, levelling the playing field for children of lower-income families.

        Under our course offering model, which we commenced in mid-2019, we place Kuke smart pianos at the kindergartens without charge, offer training to kindergarten teachers, utilize kindergarten teachers to deliver and promote our Kukey courses, and collect tuition directly from enrolled students on a monthly, semester or school-year basis. This allows us to quickly offer Kukey courses to students across China without bearing the costs for classrooms or instructors. The highly standardized, yet still personalized, nature of our Kukey courses also enables us to minimize the need for one-on-one instruction and offer Kukey courses to multiple students at the same time without compromising students' learning experience. In addition, our course offering model enables our collaborating kindergartens to quickly establish or strengthen their music education programs without incurring the costs of purchasing pianos or hiring experienced music teachers, thereby boosting the attractiveness of these kindergartens to prospective students and their parents. This in turn allows us to more cost-effectively market and deliver our Kukey courses. As a testament to our high scalability, from July 1, 2019 to September 30, 2020, our collaborating kindergartens increased from 43 to 1,300, the number of Kuke smart pianos we placed at kindergartens increased from approximately 350 to approximately 6,800 and the number of Kukey students grew rapidly to over 10,200.

        Moreover, leveraging our industry connections and our live classical music events business, we also attract music students with differentiated value propositions, such as piano skill certificates issued by Standards of Artistic Education, a well-recognized piano proficiency evaluation authority in China, as well as the opportunity to perform at our events alongside renowned artists.

Organizer of renowned live classical music events

        According to Frost & Sullivan, we are one of the few companies in China with the experience and scale to organize large-scale live classical music events. The events we organize include the Beijing Music

Festival, one of the world's most renowned live classical musical events, and other influential classical music events, such as the Youth Music Culture Guangdong ("YMCG"), a classical music feast that brings together aspiring musicians from all around the world.

        Held annually since 1998, the Beijing Music Festival has played an indispensable role in bringing world-class classical musicians to China and offering Chinese audiences the opportunity to enjoy masterful performances in person. The stellar roster of artists who have performed at the Beijing Music Festival include household names, such as cellist Yo-Yo Ma, conductor Jaap van Zweden and soprano Renée Fleming. In addition to premier artistic experiences, we also offer classical music lovers in China various online and offline opportunities to learn more about, and participate in the creation of, classical music. Such opportunities include, among others, master classes from some of the world's most respected artists, lectures and salons offered by up-and-coming musicians, as well as auditions, rehearsals and children's concerts offered through youth outreach initiatives such as the BMF Children Festival Orchestra. Over the years, BMF has built a large and loyal fan base, including a growing online following among the new generation of classical music lovers, as well as long-standing relationships with high-profile corporate sponsors. We believe that our live classical music events business effectively enhances our reputation and brand awareness and positions us well to capture the high growth potential of China's classical music and music education industries.

Thriving content-centric ecosystem with significant synergies and strong brand appeal

        Our three business lines are highly synergistic and together form a thriving content-centric ecosystem that sets us apart from our competitors. Leveraging the rich and diverse content offerings that Naxos and other rights holders licensed to us exclusively in China, we have attracted a large number of universities and music conservatories to subscribe to our services early in our development. Our deep-rooted relationships with these institutions bolster the reputation of our smart music education service, making our brand synonymous with professionalism and high teaching quality. In addition, our live classical music events business enables us to offer differentiated value propositions for our smart music education customers, attracting students and their schools through a wealth of learning and performance opportunities beyond the classroom. As students and their parents become more aware of the performance opportunities we offer, the appeal of these events to sponsors also increases. The expansion of our live classical music events business will further enable us to cost-effectively strengthen our brand awareness and expand our industry connections, both of which are vital to the continued growth of each of our business lines.

        With nearly twenty years of experience in the music industry, we have built strong brands in each of our music licensing and subscription, smart music education and live classical music events business lines. Over the years, we have established collaboration with industry heavyweights across the globe and attracted customers with household names, which in turn strengthens our brand affinity. In addition, we have received numerous awards and recognitions over the years, such as the 2016 Most Innovative Technology Company in Music Education Award by the Center of Information Science at the Chinese Academy of Social Sciences, the 2017 Most Innovative Company Award by China Securities Journal and the 2019 Special Award of China New Economy by Frost & Sullivan. We believe that our iconic brand will continue to differentiate our business, attract more customers and business partners and reinforce our market leadership. Our leading position will in turn enhance our brand recognition and strengthen our ability to expand our market share through effective and powerful word-of-mouth marketing.

Passionate management team with deep-rooted musical DNA

        Our management is passionate about modernizing classical music and has significant industry experience. In particular, our founder, Chief Executive Officer and Chairman of the Board, Mr. He Yu, is a well-recognized industry leader and currently serves as the deputy head of the Emerging Music Community Working Committee of the Chinese Musicians Association. Our Director and the founder of the Beijing Music Festival, Mr. Lung Yu, is one of the most preeminent Chinese conductors and was recognized as "the most powerful figure in China's Western classical music scene" by The New York Times. Mr. Lung Yu is the Vice Chairman of the Chinese Musicians Association, the Artistic Director & Chief Conductor of the China Philharmonic Orchestra, the Music Director of the Shanghai Symphony Orchestra and the Music Director of the Guangzhou Symphony Orchestra, as well as a Foreign Honorary Member of the American Academy of Arts and Sciences and a recipient of numerous prestigious honors for his musical and cross-cultural contributions, such as la Légion d'Honneur, the highest French order of merit for military and civil merits. As the grandchildren of Mr. Shande Ding, one of the most well-known Chinese composers and music educators, Mr. He Yu and Mr. Lung Yu grew up in a family of musicians and share the same passion for classical music. In addition, our President, Ms. Li Sun, is a highly respected industry thought leader and has held various leadership roles at several key players in China's music industry, such as Sony Music Entertainment (China) and Naxos China. Our Chief Financial Officer, Mr. Hoi Tung Chan, is also an industry veteran with extensive managerial experience in business and finance. We believe that our management team will continue to build on our competitive strengths and successfully implement our strategies by leveraging their deep industry expertise, cross-cultural backgrounds and proven execution capability.

Our Strategies

Further enrich our content offerings and explore content monetization opportunities

        We plan to further enrich our content offerings by widening the variety of genres, composers and performers covered in the works that we license or acquire from overseas and domestic content providers, deepening our relationships with existing content providers, leveraging our increasingly strong brand recognition to establish relationships with additional content providers and adding more high-resolution classical music recordings. We expect that these initiatives will effectively reinforce our content leadership. In addition, we plan to capitalize on additional monetization opportunities or develop new approaches to monetization, such as streaming more live classical music events and offering more classical music educational programs.

Expand the geographic coverage of our smart music education services

        We intend to further strengthen our market position and capture new market opportunities by expanding our network of collaborating kindergartens and the geographic coverage of schools that purchase our Kuke smart pianos and/or Kuke smart music teaching systems. In particular, we plan to collaborate with more kindergartens and distributors in cities where we already have a presence while the demand for smart music education services is underserved, and to penetrate into new, especially lower-tier, cities where we currently do not have a presence but the demand for our services is substantial.

Enhance and diversify our smart music education offerings

        We plan to continue to enhance and diversify our smart music education services, including further optimizing our Kukey courses, Kuke smart music teaching systems and Kuke smart pianos based on customer feedback, market research and strengthened research and development efforts, introducing new versions of Kukey courses and Kuke smart music teaching systems for students of different age groups, introducing new products featuring other types of musical instruments, as well as offering additional value-added services such as piano contests and piano proficiency evaluations for piano students of different levels. We also plan to launch a new version of the Kuke smart music teaching system that will enable students to practice at home using our Kuke smart pianos.

Continue to enhance our technology capabilities

        We will continue to enhance our technology capabilities to strengthen our service offerings and improve user experience. In particular, for our subscription service, we plan to continue to improve our content search efficiency and the personalization level of our content recommendations; and for our smart music education service, we plan to further optimize our data analytics capability so as to continuously enhance our course offerings and students' learning experience. We also plan to make additional investments in big data analytics, machine learning and the recruitment of additional research and development personnel.

Promote brand awareness

        We believe that the quality of our service offerings will continue to strengthen our brand. We will continue to achieve organic growth through word-of-mouth referrals, seek synergies among our Kuke, Kukey, BMF and Beijing Music Festival brands, and devote additional resources to promote our brand awareness. We intend to allocate our marketing spending across a variety of strategic initiatives, such as organizing high-profile live classical music events, collaborating with reputable business partners and continuing to grow our social media and online presence. We believe there are significant opportunities to enhance our brand awareness and affinity in existing and emerging markets, particularly in lower-tier cities with rapidly growing market demand.

Pursue strategic acquisition and investment opportunities

        We may consider making selective investments or strategic acquisitions to enhance our industry position and business prospects. We may further expand our content offerings, strengthen our smart music education business or develop other business through selected acquisitions or investments. We will continue to explore potential strategic investment and acquisition opportunities and evaluate new opportunities as they arise.

Our Platform

        Powered by our encyclopedic classical music content offerings, we operate three music-related businesses through our platform, namely music licensing and subscription, smart music education and live classical music events, which accounted for 44.8%, 31.0% and 24.2%, respectively, of our total revenue for the year ended December 31, 2019 on a pro forma condensed combined basis. In the nine months ended September 30, 2020, music licensing and subscription, smart music education and live classical music events accounted for 86.6%, 12.3% and 1.1%, respectively, of our total revenue.

Our Content Offerings

        Our rich and diverse content offerings are the foundation of our success. According to Frost & Sullivan, we had the largest library of classical music content in China as of December 31, 2019, which consisted of approximately 1.8 million music tracks, 1,900 video titles, 250,000 spoken content tracks and 5,750 volumes of sheet music. The vast majority of our content offerings have been licensed to us on an exclusive basis. In particular, we hold an exclusive and long-term license to the vast majority of content owned by Naxos within the territory of mainland China. Content licensed from Naxos, our largest content provider, accounted for over 95% of our content offerings as of September 30, 2020. In addition to licensed content, we also create original music and educational content and have acquired certain classical music videos from rights holders.

        Music recordings.    Our content library contains a wide range of standard and specialty repertoires of classical, jazz, world, folk and traditional Chinese music recordings, spanning from medieval to contemporary music. As of September 30, 2020, we had accumulated approximately 1.6 million tracks of traditional classical music and approximately 220,000 tracks of other genres of music recordings from over 900 music labels, covering the works of approximately 42,000 musicians and 2,000 musical instruments from over 160 countries and regions. Over the years, we have also created many award-wining music recordings, including the Contemporary Chinese Musicians collection, which features new, original symphony works created by Chinese composers, and the Sound of Nature collection, which records the indigenous music of China's ethnic minorities. In addition, in order to meet the exacting standards of classical music fans and attract more customers, we licensed from Naxos approximately 10,000 albums of high-resolution classical music recordings in July 2020.

        Videos.    As of September 30, 2020, our content library contained over 4,000 hours of concerts, operas, ballets, plays, documentaries, interviews and behind-the-scenes footage, featuring works from the world's most renowned opera houses, ballet companies and concert halls. As of the date of this prospectus, we had streamed 231 live classical music performances at the Vienna State Opera and the Beijing Music Festival. In addition, we have been working with Naxos to bring Home Music Berlin, a virtual concert series spearheaded by a group of internationally acclaimed artists, to the Chinese audience via streaming.

        Spoken content.    As of September 30, 2020, our spoken content contained audio versions of approximately 6,000 best sellers and some of the world's greatest literature, including novels, plays and poems, as well as various nonfiction history books and biographies.

        Educational content.    Our platform also offers various types of educational content, which is available online to our subscribers, embedded in our smart music education products or delivered in person through our offline events. Such content included, among others, online and offline master classes offered by renowned musicians, 5,750 volumes of digital sheet music for various instruments and ability levels, as well as bestselling children's books covering the basics of classical music as of September 30, 2020.

        As our business grows and our collaboration with content providers and distribution channels deepens, we expect our content leadership to further strengthen.

Classical Music Licensing and Subscription

        We believe that the size, diversity, quality and exclusivity of our content offerings, coupled with our classical music expertise and proprietary data analytics capability, make us a preferred choice for customers seeking to diversify their content offerings and classical music lovers with underserved needs.

Licensing

        We license our music content primarily to online music entertainment platforms, such as Tencent Music Entertainment Group, digital music service providers, such as NetEase Cloud Music, as well as film and TV production companies, airlines and smart hardware companies. As of September 30, 2020, we licensed approximately 800,000 tracks of classical music from over 200 music labels to our licensees. According to Frost & Sullivan, with a 46.6% market share, we were the largest classical music licensing service provider in China in 2019 in terms of licensing revenue.

        We enter into license agreements with licensees to make our content available for our licensees to access in digital formats. Our licensees may offer the licensed content on their online platforms for streaming and downloading or incorporate our licensed content into their products or service offerings. The license agreements set out the license scope, royalty arrangements, content delivery arrangements, settlement terms and the parties' respective rights and obligations. We charge licensing fees either on a per-track basis or a minimum guarantee plus revenue-sharing basis. Under the per-track model, we typically grant licensees the perpetual right to use the licensed content in manners prescribed by the license agreement in exchange for a one-off, fixed fee. Under the minimum guarantee plus revenue-sharing model, we typically enter into nonexclusive license agreements with the licensees for a term ranging from one to two years. We typically require a minimum guarantee payment from the licensee up front and revenue-sharing fees on a quarterly basis. Under both models, the licensee shall not use the licensed content outside the license scope, revise or abridge the licensed content, or transfer the right to use the licensed content to any third party. We have the right to terminate the license agreement and seek damages from the licensee should the licensee breach its obligations under the license agreement.

        In addition, we also provide certain digital music service providers with a variety of value-added services aimed at enhancing their user experience and engagement, including, among others, content recommendation and curation, playlist compilation, editorial support and content search localization.

Subscription

        Our music subscription service provides users with high-quality online and offline streaming access to our content library, serving classical music lovers' underserved needs in terms of catalog, discovery, information and audio quality. Users can access our platform anywhere and anytime through our website www.kuke.com, the Kuke Music mobile app and smart music devices, and we provide our subscribers with a wide range of ways to search, browse and discover classical music content.

        According to Frost & Sullivan, with a 13.8% market share, we were the second largest online classical music subscription service provider in China in 2019 in terms of revenue generated from paid subscription. As of September 30, 2020, we had 743 institutional subscribers, including 444 universities and music conservatories and 299 public libraries, spread across all provinces, autonomous regions and municipalities in China, except Tibet.

        Key features of our music subscription service are set out below:

        Sophisticated search engine tailor-made for classical music.    The sheer variety of interpretations and recordings in the classical world exceeds the functional limits of many other streaming platforms in China. Based on the specific nature of classical music, we have designed proprietary metadata and search algorithms, enabling users to find exactly what they are looking for by using up to 17 search criteria, including the composer, title, album, genre, period, featured instrument, duration, adaptor, lyricist, soloist, conductor, choir, ensemble, orchestra, label, year of composition and release date. Users may also browse our catalog alphabetically using these filters.

        The following screenshot illustrates the search functions of our website.

        Professionally curated playlist.    The key to music discovery is good curation. Our users can rely on us to create their music experience by listening to our professionally curated playlists, which provide users with an easy way to experience new works and broaden their existing collection.

        Personalized recommendation.    Based on our understanding of users' music tastes and listening habits, we utilize proprietary content recommendation algorithms to enhance their listening experience, presenting them with a personalized home page the moment they open our mobile app. Through our service, listeners can soundtrack their day with classical music that they already love and discover new works that they will likely enjoy.

        A more enriching experience.    The vast majority of our content is linked to various types of accessible background information. While streaming music or watching videos, users can seamlessly access useful text resources, such as liner notes, reviews and composer biographies, to gain a more meaningful understanding and deeper appreciation of the work.

        The following screenshot illustrates our curated recommendations and personalized homepage.

        In addition to the features above, users may also create their own playlists for continuous enjoyment, import and export playlists, follow artists they like, check the calendar of upcoming live events and share their discovery with friends by email or via social media platforms, such as WeChat, QQ and Weibo.

        We derive substantially all of our subscription revenue from institutional subscribers. We typically enter into one-year subscription agreements with institutional subscribers. Institutional subscriptions are set to allow a certain number of users to be logged in at the same time, and there is no limit to the number of simultaneous users an institutional subscriber may purchase. Subscribers may not transfer or license the right to use our content library to any third party, copy our content library or use any part of our content library to create or sell any software or database. We have the right to terminate the subscription without refund if the subscriber violates its obligations under the agreement.

        We typically engage distributors to promote our institutional music subscription services. In 2019, we had 25 such distributors. We typically enter into two-year distribution agreements with these distributors, pursuant to which we grant them the right to promote our services to potential institutional subscribers within a prescribed region. For most of these distributors, we share approximately 40% of the subscription fees we receive from institutional subscribers with them. We have the right to terminate the distribution agreement if the distributors fail to meet certain sales quota requirements.

        Our institutional subscription fees in 2019 ranged from RMB7,000 to RMB40,000 per year. For individual subscribers, we offer monthly, quarterly, semi-annual and annual subscription plans at approximately RMB30 per month. We collect subscription fees directly from subscribers through third-party payment channels. We offer free trial periods of three months to institutional subscribers and three days to individual subscribers.

Smart Music Education

        We believe that music, especially classical music, opens a world of possibilities for childhood education, igniting intellectual, social and emotional development and unlocking children's creativity. As parents and schools become increasingly aware of the effectiveness of technology-driven education solutions, the demand for smart music education has been surging in China. Compared to traditional music education, our innovative smart music education solutions effectively address the industry pain points faced by music educators, music students and their parents. According to Frost & Sullivan, we ranked first in smart piano wholesale revenue, with a 20.4% market share, and second in both sales revenue of smart pianos and smart piano education services and number of music students using our smart pianos, with a 20.5% and 20.4% market share, respectively, in 2019.

        We launched our smart music education business in October 2015, initially offering our proprietary Kuke smart pianos and Kuke smart music teaching systems to distributors for them to resell to end customers, such as primary and secondary schools. As of September 30, 2020, we had sold over 10,000 Kuke smart pianos and 1,900 Kuke smart music teaching systems. In July 2019, we shifted the focus of our smart music education business to offering Kukey courses in collaboration with kindergartens. Under the course offering model, we place Kuke smart pianos at the kindergartens without charge, utilize kindergarten teachers to promote and deliver our Kukey courses and collect tuition directly from enrolled students. As of September 30, 2020, we had over 10,200 student enrollments and had placed over 6,800 Kuke smart pianos at 1,300 kindergartens across 161 cities and 27 provinces and autonomous regions in China, most of which are located in areas with strong demands for smart music education solutions.

        Students typically subscribe to our Kukey courses on a monthly, semester or school-year basis. Kindergartens are recommended to offer two piano lessons per week but have full discretion in scheduling lessons to be offered during the students' subscription period. We provide training to these instructors on how to use our Kuke smart music teaching system to deliver Kukey courses, as well as daily operational support to the kindergartens to enhance students' learning experience. Teachers are required to complete our extensive training programs before courses begin.

        We do not contract with kindergartens directly but instead engage third-party distributors to establish collaboration with kindergartens and assist us in promoting our Kukey courses to kindergarten students. We typically transfer 70% of the tuition fees to our distributors on a monthly basis, who are obligated under our agreement with them to transfer 50% of the total tuition to collaborating kindergartens. As of September 30, 2020, we had entered into distribution agreements with 217 distributors for the promotion of our Kukey courses. We typically enter into four-year distribution agreements with these distributors and authorize them to promote our Kukey courses to, and enter into collaboration agreements with, kindergartens within a prescribed region. We typically share a pre-agreed percentage of the tuition we collect with our distributors, who then share a certain portion of the tuition with the kindergartens. Under our agreement with distributors, we have the right to make on-site visits to kindergartens during the course of the collaboration and may terminate the distribution agreement and reclaim the Kuke smart pianos and other equipment delivered should the distributor fail to meet the student enrollment requirements specified in the distribution agreement. Distributors help promote our Kukey courses mostly through parent-teacher conferences and other forms of communication with parents using our promotional materials and sales guidelines.

The Kukey Experience

        Our Kukey courses are primarily geared towards helping students learn basic piano knowledge and skills while cultivating students' interest in music through an immersive artistic experience. The course covers musical knowledge, practice instructions, professional demonstration, group and individual practice sessions and quizzes, all delivered in an interactive and animated manner tailored to the psychological, behavioral and physical characteristics of young children. For students, Kukey courses offer an easy, resourceful and rewarding way to learn music and play the piano. For schools, Kukey courses offer a simple and cost-effective way to teach multiple students at the same time.

        Enrolled students at each kindergarten typically take our piano lessons in small groups of six or less under the instruction of a kindergarten teacher. A typical Kukey classroom consists of seven Kuke smart pianos, one for the instructor and six for the students. With an 88-key weighted keyboard modeled on that of a grand piano, as well as three built-in pedals that give the player the full range of control of the piano's sound, our Kuke smart piano offers students a playing experience similar to that of a traditional acoustic piano.

        The Kuke smart music teaching system is an Android operating system that is connected to our cloud server. After a student signs up, we will assign the student a user account to log into the system, which remains inactive until the user logs in with valid credentials.

        After logging in, instructors first select which group of students to teach. After selecting a group, instructors can see how many lessons this group has completed and the group's overall performance. Instructors can alternate between "sync teaching mode," where all students' screens are "sync'd" content-wise with one another, or the "self-directed mode," where each student can practice on their own. Under either mode, instructors can monitor each student's performance in real time, which enables them to give students individualized attention and adjust the teaching pace as needed.

        Our Kuke smart music teaching system measures the finger pressure, pitch and tempo of each student through sensors and provides real-time feedback on students' performance based on these metrics. Students can clearly see on our built-in 16:9 LCD screen where they erred or could have done better, thereby quickly and accurately identifying areas in which they need to improve. Based on data-based assessment of students' performance, our system automatically generates suggestions on how students can adjust their practice focus and efforts. This also enables instructors to assign customized tasks to help students more effectively tackle areas in need of improvement. Our Kuke smart music teaching system records every performance assessment and generates a weighted-average score for each student after every lesson, making it much easier for instructors to more objectively evaluate students' progress over time.

        The screenshots below illustrate our assessments of a student's performance and our practice suggestions.

        Students can also take charge of their own learning by choosing exactly what they want to practice and how they want to practice it. We offer students various practice modes, including, among others, single-hand practice, scale practice and tempo practice with metronome. Under certain practice modes, students can only proceed with the lesson if they have played a score correctly. The screenshot below illustrates the different types of practice a student engaged in during a Kukey course.

        We believe that these functions effectively reduce reliance on music teachers' expertise, ensure consistent teaching quality and significantly enhance learning efficiency. Compared with traditional one-on-one piano lessons, we believe that our small-group lessons foster greater trust and cooperation among students, as well as a stronger sense of community and belonging.

        In addition, leveraging our relationships with Naxos, the Shanghai Music Publishing House and other rights holders, we have incorporated into our Kukey courses over 1,000 recordings, 50 videos, 2,700 volumes of sheet music, as well as content from bestselling piano teaching books, such as My First Piano Book and John Thompsons' Easiest Piano Course. These learning materials are seamlessly integrated with the topics for each lesson, enabling students to immerse themselves in the performances of renowned artists while broadening their horizon. At the end of each lesson, we also present students with historical and cultural background information related to the music scores they learned, which further helps stimulate students' interest in music.

        The screenshots below are examples of the sheet music and other classic works integrated within our courseware.

        After completing our course, Kukey students are expected to master basic piano techniques. Starting in July 2020, students who pass our semester-end evaluations can also receive piano skill certificates issued by Standards of Artistic Education, a well-recognized piano proficiency evaluation authority in China. Students who excel may also have the opportunity to perform at our live classical music events and hone their orchestral piano skills alongside the BMF Children Festival Orchestra.

Research and Development

        We design and develop substantially all of our course materials and the functions of our Kuke smart music teaching system in-house based on our music expertise, user feedback, extensive research on market needs, the requirements of various music proficiency tests, as well as input from esteemed music professionals and industry experts. In addition, we have entered into a collaboration agreement with the National Piano Society of China regarding the design and optimization of our Kukey courses and Kuke smart music teaching system. We also regularly hold seminars with renowned pianists and music educators to discuss the latest trends and developments in piano education, recent research findings in child psychology and early childhood development, as well as their own experience of learning the piano and perfecting their skills.

        We regularly update our Kukey courses and the functionalities of our Kuke smart music teaching system to further enhance their effectiveness and reduce the role of in-person instruction. Such updates are promptly synched to the Kuke smart music teaching system through cloud-based transmission.

        For Kuke smart music teaching systems used by other age groups, we offer a course program that is more condensed and complicated. Instructors using this version of the Kuke smart music teaching system can also create customized curriculum using resources contained in the system or uploading their own teaching materials.

Pricing

        The tuition of our Kukey courses in 2019 was RMB150 per month, RMB500 per semester or RMB900 per school year, and students may withdraw within two weeks of the subscription date and receive full refunds. The average purchase price of our Kuke smart music teaching system and a Kuke smart piano, exclusive of the pre-installed teaching system, in 2019 was RMB67,520 and RMB4,580, respectively.

Live Classical Music Events

        In February 2020, we acquired 100% equity interest in BMF, which organizes the Beijing Music Festival and other influential classical music events in China. According to Frost & Sullivan, we are one of the few companies in China with the experience and scale to organize large-scale classical music festivals. As of the date of this prospectus, BMF had organized over 600 live classical music performances featuring over 360 orchestras and 1,970 artists.

        Launched in 1998 by our Director Mr. Lung Yu with endorsement from the PRC Ministry of Culture and Tourism and the Beijing Municipal Government, the Beijing Music Festival presents a wide variety of live performances every year, including operas, symphonic concerts, recitals, chamber music concerts and virtual reality music experiences. Over the years, the Beijing Music Festival has attracted a large number of world-class classical musicians and artists to China to deliver performances that may be once-in-a-lifetime for many of the Chinese audiences. Examples of the caliber of the Beijing Music Festival's lineup include, among others, Yo-Yo Ma, Jaap van Zweden and Renée Fleming. In addition to beloved classics, the Beijing Music Festival also presents innovative, avant-garde works that realize our boundary-crossing artistic vision. For example, we have collaborated with world-renowned artistic institutions to co-produce or co-commission works featuring renowned artists. "Madame White Snake," an opera jointly commissioned by us, won the 2011 Pulitzer Prize for Music.

        BMF Culture, one of our VIEs, first became involved with the organizing of the Beijing Music Festival in 2003. Since 2005, BMF Culture has been organizing the Beijing Music Festival annually together with the Beijing Music Festival Arts Foundation. In 2019, BMF Culture and the Beijing Music Festival Arts Foundation entered into a framework agreement, pursuant to which BMF Culture undertakes most of the organizing responsibilities for the Beijing Music Festival.

        Leveraging our experience of hosting the Beijing Music Festival, we also organize other live classical music events throughout the year, such as the YMCG program led by Lung Yu and Yo-Yo Ma, the West Mountain Forest Music Festival and other themed events. These live events not only offer audiences a more immersive classical music experience, but also bring people from different walks of life together through their shared love for classical music. In particular, the YMCG program, held annually in collaboration with the Guangzhou Symphony Orchestra, presents a unique opportunity for talented young musicians across the world to learn from, and perform alongside, musicians of great renown.

        Additionally, as part of our effort to promote interest and education in classical music in China, we offer various online and offline opportunities for people interested in classical music to learn more about, and participate in the creation of, classical music. Such opportunities include, among others, master classes, lectures, pre-talks and salons, as well as auditions, rehearsals and children's concerts through our youth outreach initiatives. For example, the BMF Children Festival Orchestra, a non-profit youth symphony orchestra open to talented budding musicians free of charge, presents original interpretations of classic works under the guidance of industry heavyweights. In addition, through the BMF Club, we bring classical music lovers across China together to share, learn and discover classical music. We have also launched a BMF Club mobile app that is designed to offer our fans and followers an integrated information and content sharing platform focusing on classical music. Users can register for the BMF Club app for free with mobile phone numbers.

        Due to the impact of COVID-19, we have not been able to organize as many live classical music performances or invite as many overseas artists to perform at our live classical music events as we had been able to. In an effort to reach a broader audience and attract more sponsors, we have started streaming more live classical music performances. Registered users of the BMF Club app will have unlimited streaming access to most of the performances at this year's Beijing Music Festival.

        Our revenue from live classical music events primarily consists of sponsorship fees, performance fees, service fees, ticket sales and royalties. Over the years, BMF has built long-standing relationships with high-profile corporate sponsors, such as FAW-Volkswagen, Audi, CITIC Group, Credit Suisse, UBS, Nestle and Swire Properties. We offer various types of sponsorship programs, including naming rights, exclusive partner rights, on-site venue signage and advertisements, to sponsors across industry sectors, connecting their brands directly with a large base of well-educated, affluent and experience-oriented customers. The sponsorship fee we charged each sponsor in 2019 ranged from RMB30,000 to RMB2.0 million, depending on sponsorship title and the scope of services we offer to sponsors.

Technology

        Building a reliable, scalable and secure technology infrastructure is crucial to our ability to provide superior services to our customers, operate cost effectively and accommodate future growth. We currently use a combination of third-party commercially available and proprietary technology and systems to support our operations. As of December 31, 2019, we had a strong research and development team of 43 employees, which accounted for approximately 40% of our total headcount.

        Principal components of our technology infrastructure include:

        Scalable, cloud-based infrastructure.    We maintain a capital-light infrastructure. By using a cloud services provider, we are able to ensure that our systems can scale with our growth and meet fluctuating or unpredictable system demands.

        Our Kuke smart music teaching system is connected to our cloud server through a local area network ("LAN") server via wireless connection. Each LAN server can accommodate up to 60 users at the same time. Through sensors attached to the keyboard of Kuke smart pianos, we capture various aspects of students' practice data relevant for assessing their performance, such as finger pressure, pitch and tempo. Such data and our machine-generated analysis of the data are transmitted between our Kuke smart music teaching system and cloud server in real time, enabling us to provide students with instant, individualized feedback on their performance. Through cloud computing, we generate an overall score for every student and their group automatically at the end of every piano lesson, which helps instructors stay on top of students' progress over time and adjust the teaching pace accordingly. In addition, through Websocket technology, instructors can monitor each student's interface at the same time, which enhances teaching efficiency without compromising the level of individualized attention.

        Big data analytics.    We have invested considerably in the research and development of big data analytics and machine learning. For our music subscription business, our musicologists conduct exhaustive analysis of metadata, the searchable, textual information embedded into each work. Users can search for content using up to 17 search criteria, including the composer, title, album, genre, period, featured instrument, duration, adaptor, lyricist, soloist, conductor, choir, ensemble, orchestra, label, year of composition and release date. We also provide listeners with a personalized music discovery experience by leveraging our proprietary content recommendation algorithms and data. For our smart music education business, we apply proprietary algorithms to analyze various types of students' practice data and to provide them with performance evaluations that accurately reflect their skill level, strengths and weaknesses. Based on such analysis, our data analytics engine also generates tailored practice suggestions that help students more effectively tackle areas in need of improvement.

Intellectual Property

License Agreements

        We obtain licenses from and pay royalties to rights holders or their agents. Below is a summary of certain provisions of our key license agreements with Naxos, our largest content provider.

        Pursuant to a license agreement between Beijing Kuke Music Co., Limited and Naxos Digital Services US, Inc., which expires on June 30, 2026 and is automatically renewable for successive one-year periods, unless either party indicates otherwise in advance, we have the exclusive right to sell a wide range of content owned or controlled by Naxos for subscription and downloading in China. We are obligated to pay Naxos the higher of (i) an annual minimum licensing fee, which increases annually over the term of the license period, with a total of approximately $9.3 million under the agreement, or (ii) 45% to 55% of the annual revenue generated from the licensed content. Naxos has the right to terminate the agreement in certain circumstances, including, for example, our failure to timely pay royalties. Our revenue generated from this agreement was RMB13.5 million, RMB14.6 million (US$2.1 million) and RMB9.8 million (US$1.4 million) in 2018, 2019 and the nine months ended September 30, 2020, respectively.

        Naxos has also licensed certain content it owns or controls to Naxos China, our joint venture with Naxos. Naxos China's license agreement with Naxos International expires on December 31, 2022 and is automatically renewable for another three years, unless either party indicates otherwise in advance. Naxos China shall pay Naxos International 30% of all payments, sales proceeds or other monies directly received by or credited to Naxos China for the exploitation of the licensed content less any tax deducted (or 50% if Naxos China's agent or affiliate is involved). Our revenue generated from this agreement was RMB5.5 million, RMB6.8 million (US$1.0 million) and RMB5.7 million (US$0.8 million) in 2018, 2019 and the nine months ended September 30, 2020, respectively. Naxos China's license agreement with Naxos of America, Inc. expires on January 1, 2021 and is automatically renewable for successive one-year periods unless either party indicates otherwise in advance. Pursuant to these license agreements, Naxos China has the exclusive right to exploit or license third parties to use the licensed content in accordance with the terms of the agreement. Naxos China shall pay Naxos of America, Inc. 65% of the income actually received by or credited to Naxos China that is derived from the exploitation of the licensed content. Our revenue generated from this agreement was RMB4.8 million, RMB5.4 million (US$0.8 million) and RMB0.3 million (US$38 thousand) in 2018, 2019 and the nine months ended September 30, 2020, respectively. The licensor has audit rights and may terminate the agreement in case of any material breach of the agreement. There are no minimum guarantee payment obligations under the agreements.

Content Production Arrangement

        We engage certain recording agencies to create music recordings to our specifications on a per-project basis. Under our agreements with these agencies, we are the sole owner of all the copyrights related to the recorded work.

Other Intellectual Properties

        We rely on a combination of patent, copyright, trademarks and trade secret laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. As of December 31, 2019, we owned five patents, 33 copyrights, 29 trademarks and 45 domain names in China. As of the same date, we have applied for the registration of 12 copyrights.

        Despite our efforts to protect ourselves from infringement or misappropriation of our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property in violation of our rights. In the event of a successful claim of infringement against us, or our failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our business could be harmed. See "Risk Factors—Risks Related to Our Business and Industry—Failure to maintain, protect or enforce our intellectual property could substantially harm our business, operating results and financial condition" and "—Assertions by third parties of infringement or other violation by us of their intellectual property rights could harm our business, operating results and financial condition."

Data Security and Protection

        We believe that data security is critical to our business operations. We have internal rules and policies to govern how we use and share personal information, as well as protocols, technologies and systems in place to ensure that such information will not be accessed or disclosed improperly. From an internal policy perspective, we limit access to our servers that store our user and internal data on a "need-to-know" basis. We have also adopted a data encryption system intended to ensure the secured storage and transmission of data, and prevent any unauthorized member of the public or third parties from accessing or using our data in any unauthorized manner. Furthermore, we implement comprehensive data masking of user data for the purpose of fending off potential hacking or security attacks.

Sales and Marketing

        We primarily rely on word-of-mouth referrals and benefit from our strong brand with respect to customer acquisition and retention. We also engage in diverse marketing campaigns both online and offline to enhance our brand awareness, such as search engine optimization, social media marketing and advertisement placement through events organized by us or third-party channels. In addition, we rely on distributors to establish collaboration with kindergartens for the offering of our Kukey courses and to market and sell Kuke smart pianos, Kuke smart music teaching systems and our institutional music subscription services.

        For sales made to public or government-affiliated entities, we are often required to go through a bidding process and are sometimes required to include third-party products or services in our bids. After winning the bid, we will then purchase these third-party products or services and resell them to these government-affiliated entities.

Suppliers

        Our content providers include renowned music labels, publishing houses and artists. In particular, content licensed from Naxos, our largest content provider, accounted for over 95% of our content offerings as of September 30, 2020. We hold an exclusive and long-term license to the vast majority of content owned by Naxos within the territory of mainland China. For more details on our content licensing arrangements, see "—Intellectual Property."

        For our smart music education business, we also cooperate with selected contract manufacturers to manufacture Kuke smart pianos based on our specifications and source the main components of Kuke smart pianos from several suppliers. These suppliers are responsible for delivering the components to our contract manufacturers at their own costs and are liable to us for any quality issue. Our agreements with contract manufacturers contain detailed provisions regarding product specifications, quality standards, payment terms, shipping obligations, the rights of each party in the event of breach or default, and other customary contractual terms and conditions. Our contract manufacturers are responsible for the repair and maintenance of the pianos. Our quality assurance team frequently monitors the capacity and performance of our contract manufacturers and suppliers to ensure they meet our rigorous quality standard.

Competition

        We face competition from other classical music licensing service providers for licensees, other online classical music subscription service providers for subscribers, other smart music education service providers for student enrollment and the sale of our Kuke smart pianos and Kuke smart music teaching systems, and other live classical music event organizers for audience and sponsorship.

        We compete primarily on the basis of service quality, user experience, content offerings, brand recognition and pricing. Some of our competitors may have greater financial, marketing or technology resources than we do, which could enable them to respond more quickly to technological innovations or changes in market demand and build stronger relationships with rights holders. For information on risks relating to increased competition in our industry, see "Risk Factors—Risks Related to Our Business—We compete with other classical music licensing and subscription service providers, smart music education service providers and live classical music event organizers for customers."

Employees

        As of December 31, 2019, we had 108 employees, all of which were based in mainland China. The following table sets forth the number of our employees categorized by function as of December 31, 2019.

	As of December 31, 2019
	Number	% of Total
Operations	21	19.4%
Sales and marketing	14	13.0%
Research and development	43	39.8%
Management and administration	30	27.8%

Total	108	100%

        As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, work-related injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan. We are required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

        We typically enter into employment agreements with our full-time employees that contain standard confidentiality and non-competition provisions. In addition to salaries and benefits, we provide performance-based bonuses for our employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past. None of our employees are represented by labor unions.

Facilities

        Our corporate headquarters is located in Beijing, China. We lease office space from a third party and do not own any facilities of our own. We believe that these facilities are generally adequate to meet our current needs, although we expect to seek additional space as needed to accommodate future growth.

Insurance

        We provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees in compliance with applicable PRC laws. We do not maintain business interruption insurance. See "Risk Factors—Risks Related to Our Business and Industry—We have limited insurance coverage with respect to our business and operations, which could expose us to significant costs and business disruption."

Legal Proceedings

        We are currently not involved in any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management's time and attention.

Regulations

        We are subject to a variety of PRC laws, rules and regulations across many aspects of our business. The following is a summary of the principal PRC laws and regulations relating to our business and operations within the territory of the PRC.

Regulations on Foreign Investment

        The Foreign Investment Law of the PRC was adopted by the 2nd session of the thirteenth National People's Congress on March 15, 2019 and became effective on January 1, 2020. The Foreign Investment Law sets out the basic regulatory framework for foreign investments and proposes to implement a system of pre-entry national treatment with a negative list for foreign investments, pursuant to which (i) foreign natural persons, enterprises or other organizations, collectively the foreign investors, shall not invest in any sector forbidden by the negative list for access of foreign investment, (ii) for any sector restricted by the negative list, foreign investors shall conform to the investment conditions provided in the negative list, and (iii) sectors not included in the negative list shall be managed under the principle that domestic investment and foreign investment shall be treated equally. The Foreign Investment Law also sets forth necessary mechanisms to facilitate, protect and manage foreign investments and proposes to establish a foreign investment information report system in which foreign investors or foreign-funded enterprises shall submit the investment information to competent departments of commerce through the enterprise registration system and the enterprise credit information publicity system.

        On December 30, 2019, the Ministry of Commerce and the State Administration for Market Regulation issued the Measures for the Reporting of Foreign Investment Information, which came into effect on January 1, 2020 and replaced Interim Administrative Measures. Since January 1, 2020, for foreign investors carrying out investment activities directly or indirectly in China, the foreign investors or foreign-invested enterprises shall submit investment information to the commerce authorities pursuant to these measures.

Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version)

        The Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version), or the Negative List, which was promulgated jointly by the Ministry of Commerce and the National Development and Reform Commission on June 23, 2020 and became effective on July 23, 2020, replaced and abolished the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2019 Version) regulating the access of foreign investors to China. Pursuant to the Negative List, foreign investors should refrain from investing in any of prohibited sectors specified in the Negative List, and foreign investors are required to obtain the permit for access to other sectors that are listed in the Negative List but not classified as "prohibited." The Negative List covers 12 industries. Fields not covered in the Negative List shall be administrated under the principle of equal treatment to domestic and foreign investments.

        We are a Cayman Islands company and our businesses by nature in China are mainly Internet information services, Internet culture services, Internet publication services, online audio-visual products and other related value-added telecommunications services, which are restricted or prohibited for foreign investors by the Negative List. We conduct business operations that are restricted or prohibited for foreign investment through our variable interest entities, or VIEs.

Regulations on Internet information services, Internet culture services, Internet publication services, online audio-visual products and other related value-added telecommunications services

Licenses for Value-Added Telecommunications Services

        The Telecommunications Regulations of the PRC (2016 Revision), promulgated in 2000 by the State Council and most recently amended in 2016, provides a regulatory framework for telecommunications service providers in the PRC. As required by these regulations, a commercial telecommunications service provider in the PRC shall obtain an operating license from the Ministry of Industry and Information Technology or its counterparts at the provincial level prior to its commencement of operations.

        The Telecom Regulations of the PRC categorize all telecommunication businesses in the PRC as either basic or value-added. The Catalog of Telecommunications Business, which was issued as an attachment to the Telecom Regulations of the PRC and most recently amended on June 6, 2019, further categorizes value-added telecommunication services into two classes: class I value-added telecommunication services and class II value-added telecommunication services. Information services provided via cable networks, mobile networks, or Internet fall within class II value-added telecommunications services.

        The Measures on Telecommunications Business Operating Licenses (2017 Version) promulgated by MIIT replaced and abolished its 2009 version. According to these measures, any approved telecommunications service provider shall conduct its business in accordance with the specifications in its license for value-added telecommunications services, or VATS License. These measures further prescribe types of requisite licenses for VATS Licenses together with qualifications and procedures for obtaining such VATS Licenses. Beijing Kuke Music has obtained the VATS License.

        Pursuant to the Administrative Measures on Internet Information Services, promulgated in 2000 and amended in 2011 by the State Council, commercial Internet information service providers, which mean providers of information or services to Internet users with charge, shall obtain the VATS License with the business scope of Internet information services, namely the Internet Content Provider License, from competent telecommunication authorities before providing any commercial Internet content services within the PRC. Beijing Kuke Music has obtained the Internet Content Provider License.

Restrictions on Foreign Direct Investment in Value-Added Telecommunications Services

        Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated in 2001 and most recently amended in 2016 by the State Council. The regulations require foreign-invested value-added telecommunications enterprises in China to be established as Sino-foreign equity joint ventures and, with a few exceptions, the foreign investors may acquire up to 50% of the equity interests in such joint ventures. In addition, the major foreign investor, as defined therein, is required to demonstrate a good track record and experience in operating value-added telecommunications businesses. Moreover, foreign investors that meet these requirements must obtain approvals from MIIT and the Ministry of Commerce, or their authorized local counterparts, which retain considerable discretion in granting approvals.

        In 2006, MIIT released the Circular on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, or MIIT Circular. MIIT Circular prohibits domestic telecommunications enterprises from leasing, transferring or selling telecommunications business operation licenses to foreign investors in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of telecommunications business in China. Furthermore, under MIIT Circular, the Internet domain names and registered trademarks used by a foreign-invested value-added telecommunications services operator shall be legally owned by that operator (or its shareholders). If a license holder fails to comply with the requirements in MIIT Circular and rectify such non-compliance,

MIIT or its local counterparts have the discretion to take measures against such license holders, including revoking their VATS Licenses.

Regulations on Transmitting Audio-Visual Programs through the Internet

        In 2007, MIIT and the State Administration of Radio, Film and Television, or SARFT, jointly issued the Administrative Provisions on the Internet Audio-Video Program Service, or the Audio-Video Program Provisions, which came into effect in 2008 and was amended in 2015 by the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT. The Audio-Video Program Provisions defines "Internet audio-video program services" as producing, editing and integrating audio-video programs, supplying audio-video programs to the public via the Internet, and providing audio-video programs uploading and transmission services to a third party. Entities providing Internet audio-video program services must obtain an Audio and Video Service Permission, or the AVSP. Applicants for the AVSP shall be state-owned or state-controlled entities unless an AVSP has been obtained prior to the effectiveness of the Audio-Video Program Provisions in accordance with the then-in-effect laws and regulations. In addition, foreign-invested enterprises are not allowed to engage in the above-mentioned services. According to the Audio-Video Program Provisions and other relevant laws and regulations, audio-video programs provided by the entities supplying Internet audio-video program services shall not contain any illegal content or other content prohibited by laws and regulations, such as any content against the basic principles in the PRC Constitution, any content that jeopardizes the sovereignty of the country or national security, and any content that disturbs social order or undermines social stability. A full copy of any audio-video program that has already been broadcasted shall be retained for at least 60 days. Movies, television programs and other media contents used as Internet audio-video programs shall comply with applicable administrative regulations on programs transmitted through radio, movie and television channels. Entities providing services related to Internet audio-video programs shall immediately remove the audio-video programs violating laws and regulations, keep relevant records, report to relevant authorities, and implement other regulatory requirements.

        The Categories of the Internet Audio-Video Program Services, or the Audio-Video Program Categories, promulgated by SARFT in 2010 and amended in 2017, classifies Internet audio-video programs into four categories: (I) Category I Internet audio-video program service, which is carried out with a form of radio station or television station; (II) Category II Internet audio-video program service, including (a) re-broadcasting service of current political news audio-video programs; (b) hosting, interviewing, reporting, and commenting service of arts, entertainment, technology, finance and economics, sports, education, and other specialized audio-video programs; (c) producing (interviewing not included) and broadcasting service of arts, entertainment, technology, finance and economics, sports, education, and other specialized audio-video programs; (d) producing and broadcasting service of Internet films or dramas; (e) aggregating and broadcasting service of films, television dramas and cartoons; (f) aggregating and broadcasting service of arts, entertainment, technology, finance and economics, sports, education and other specialized audio-video programs; and (g) live audio-video broadcasting service of cultural activities of common social organizations, sport events or other organization activities; and (III) Category III Internet audio-video program service, including (a) aggregating service of online audio-video content, and (b) re-broadcasting service of audio-video programs uploaded by Internet users; and (IV) Category IV Internet audio-video program service, including (a) re-broadcasting of radio or television program channels; (b) re-broadcasting of Internet audio-video program channels; and (c) re-broadcasting of live Internet audio-video program.

        In 2016, the SAPPRFT issued the Circular on Relevant Issues Concerning Implementing the Approval Granting for Mobile Internet Audio-Video Program Services, or the Mobile Audio-Video Program Circular. The Mobile Audio-Video Program Circular provides that mobile Internet audio-video program services shall be deemed a type of Internet audio-video program services. Entities approved to provide mobile Internet audio-video program services may use mobile WAP websites or mobile applications to provide audio-video program services, but the types of the programs operated by such entities shall be within the permitted scope as provided in their AVSPs and the said mobile applications shall be filed with the SAPPRFT.

        In 2016, the State Internet Information Office issued the Administrative Regulations on Online Live Streaming Services, or the Online Live Streaming Regulations. According to the Online Live Streaming Regulations, when providing Internet news information services, both online live streaming service providers and online live streaming publishers must obtain relevant licenses for providing Internet news information services and may only carry out Internet news information services within the scope of their AVSPs. All online live streaming service providers (whether or not providing Internet news information) must take certain actions to operate their services, including establishing platforms to monitor live streaming contents.

        On November 18, 2019, Cyberspace Administration of China, the Ministry of Culture and Tourism of the PRC and the National Radio and Television Administration, jointly issued the Administrative Provisions on Network Audio and Video Information Services, which came into effect on January 1, 2020. According to the Administrative Provisions on Network Audio and Video Information Services, network audio and video information service providers shall strengthen the management of audio and video information released by network audio and video information service users to prevent the production and transmission of illegal content.

Regulations on Production and Operation of Radio and Television Programs

        In 2004, the SAPPRFT promulgated the Regulations on the Administration of Production and Operation of Radio and Television Programs, which was most recently amended in October 2018. Pursuant to these regulations, entities engaging in the production of radio and television programs must obtain the License for Production and Operation of Radio and TV Programs from the SAPPRFT or its counterparts at the provincial level. Holders of such licenses must conduct their business operations strictly in compliance with the approved scope as provided in their licenses. Beijing Kuke Music has obtained the License for Production and Operation of Radio and TV Programs.

Regulations on Online Publication

        In 2016, the SAPPRFT and MIIT jointly promulgated the Regulations on the Administration of Online Publishing Services. It defines "online publications" as digital works that are edited, produced, or processed to be published and provided to the public through the Internet, including (a) original digital works, such as pictures, maps, games and comics; (b) digital works with content that is consistent with the type of content that, prior to being released online, typically was published in offline media such as books, newspapers, periodicals, audio-visual products and electronic publications; (c) digital works in the form of online databases compiled by selecting, arranging and compiling other types of digital works; and (d) other types of digital works identified by the SAPPRFT. In addition, foreign-invested enterprises are not allowed to engage in the foregoing services. Under the Online Publishing Regulations, Internet operators distributing online publications via the Internet are required to obtain an Online Publishing Service Permit from the SAPPRFT. Beijing Kuke Music has obtained the Online Publishing Service Permit.

Regulations on Internet Culture Activities

        Pursuant to the Interim Administrative Provisions on Internet Culture promulgated by the Ministry of Culture in 2011 and amended in 2017, Internet culture activities include (i) production, reproduction, import, release or broadcasting of Internet culture products (such as online music, online game, online performance and cultural products by certain technical means and copied to the Internet for spreading); (ii) distribution or publication of cultural products on the Internet, or sending cultural products through Internet, mobile communication network and other information networks to customer premise equipment such as computers, fixed telephones, mobile phones, radios, TV sets, game players, etc. as well as Internet bar and other Internet online service operating premises available for users to browse, read, appreciate, use or download such contents; and (iii) exhibitions, competitions and other similar activities concerning Internet culture products. The Interim Administrative Provisions on Internet Culture further classifies Internet cultural activities into commercial Internet cultural activities and non-commercial Internet cultural activities. Entities engaging in commercial Internet cultural activities must apply to the relevant authorities for the Online Culture Operating Permit, while non-commercial cultural entities are only required to report to related culture administration authorities within 60 days of the establishment of such entity. If any entity engages in commercial Internet culture activities without approval, the cultural administration authorities or other relevant government may order such entity to cease to operate Internet culture activities and levy penalties including administrative warnings and fines up to RMB30,000. In addition, foreign-invested enterprises are not allowed to engage in the above-mentioned services except online music. Beijing Kuke Music has obtained the Online Culture Operating Permit.

Regulations on Online Music

        In 2006, the Ministry of Culture issued the Several Opinions of the Ministry of Culture on the Development and Administration of Online Music. It provides that, among other things, an Internet music service provider must obtain an Online Culture Operating Permit. In 2015, the Ministry of Culture promulgated the Circular on Further Strengthening and Improving the Content Administration of Online Music, effective in 2016, which provides that Internet culture operating entities shall report the details of its self-monitoring activities to a nationwide administrative platform on a quarterly basis.

        In 2010 and 2011, the Ministry of Culture greatly intensified its regulations on online music products by issuing a series of circulars regarding the online music industry, such as the Circular on Regulating the Market Order of Online Music Products and Renovating Illegal Conducts of Online Music Websites and the Circular on Investigating Illegal Online Music Websites in 2010. In addition, the Ministry of Culture issued the Circular on Clearing Illegal Online Music Products, which clarified that entities are subject to relevant penalties or sanctions by engaging in any of the following conducts: (i) providing online music products or relevant services without obtaining corresponding qualifications; (ii) importing online music products that have not been reviewed by the Ministry of Culture; or (iii) providing domestically developed online music products that have not been filed with the Ministry of Culture.

        In 2015, the National Copyright Administration issued the Circular regarding Ceasing Transmitting Unauthorized Music Products by Online Music Service Providers, which requires that (i) all unauthorized music products on the platforms of online music service providers shall be removed prior to July 31, 2015, and (ii) the National Copyright Administration shall investigate and punish the online music service providers who continue to transmit unauthorized music products following July 31, 2015.

Regulations on Commercial Performances

        The Administrative Regulations on Commercial Performances (2016 Revision) was promulgated by the State Council. According to these regulations, to legally engage in commercial performances, a culture and arts performance group shall have full-time performers and equipment in line with its performing business, and file an application with the culture administrative department of the people's government at the county level for approval. To legally engage in commercial performances, a performance brokerage agency shall have three or more full-time performance brokers and funds for the relevant business, and file an application with the culture administrative department of the people's government of a province, autonomous region or municipality directly under the central government. Such culture administrative department shall make a decision, within 20 days from the receipt of the application, on whether to approve the application; upon approval, a performance permit shall be issued to the applicant. Anyone or any entity engaging in commercial performance activities without approval may be imposed a penalty, in addition to being ordered to cease its actions. Such penalty may include confiscation of performance equipment and illegal proceeds, and a fine of eight to ten times of the illegal proceeds. Where there are no illegal proceeds or the illegal proceeds are less than RMB10,000, a fine of RMB50,000 to RMB100,000 will be imposed. BMF Culture holds the requisite commercial performance approvals and permits.

Regulations on Internet Security

        In 2000, the Standing Committee of the National People's Congress enacted the Decision on the Protection of Internet Security, as amended in 2009, which provides that the following activities conducted through the Internet are subject to criminal liabilities: (a) gaining improper entry into any of the computer information networks relating to state affairs, national defensive affairs, or cutting-edge science and technology; (b) spreading rumor, slander or other harmful information via the Internet for the purpose of inciting subversion of the state political power; (c) stealing or divulging state secrets, intelligence or military secrets via the Internet; (d) spreading false or inappropriate commercial information; or (e) infringing on intellectual property. The Ministry of Public Security issued the Administrative Measures on Security Protection for International Connections to Computer Information Networks in 1997 and amended it in 2011, which prohibits using the Internet to leak state secrets or to spread socially destabilizing contents.

        In 2006, the Ministry of Public Security issued the Provisions on the Technical Measures for the Protection of the Security of the Internet, which requires that Internet service providers shall back up the records for at least 60 days. Also, Internet service providers shall (a) set up technical measures to record and keep the information as registered by users; (b) record and keep the corresponding relation between the Internet web addresses and intranet web addresses as applied by users; (c) record and follow up the net operation and have the functions of security auditing.

        In 2010, MIIT promulgated the Administrative Measures for Communications Network Security Protection, which requires that all communication network operators including telecommunications service providers and Internet domain name service providers divide their own communication networks into units. The unit category shall be classified in accordance with the degree of damage to national security, economic operation, social order and public interest. In addition, the communication network operators must file the divisions and ratings of their communication network with MIIT or its local counterparts. If a communication network operator violates these measures, MIIT or its local counterparts may order rectifications or impose a fine up to RMB30,000 in case such violation is not duly rectified.

Regulations on Privacy Protection

        In 2011, MIIT promulgated the Several Provisions on Regulation of Order of Internet Information Service Market, which prohibits Internet information service providers from collecting personal information of any user without prior consent. Internet information service providers shall explicitly inform users of the means of collecting and processing personal information, the scope of contents, and purposes. In addition, Internet information service providers shall properly keep the personal information of users. If the preserved personal information of users is divulged or may possibly be divulged, Internet information service providers shall immediately take remedial measures and report any material leak to the telecommunications regulatory authority.

        In 2012, the Decision on Strengthening Network Information Protection was promulgated by the Standing Committee of the National People's Congress. It emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires Internet service providers to establish and publish policies regarding the collection and use of electronic personal information and to take necessary measures to ensure the security of the information and to prevent any leakage, damage or loss.

        In 2013, MIIT promulgated the Regulations on Protection of Personal Information of Telecommunications and Internet Users to enhance and enforce legal protection over user information security and privacy on the Internet. It requires Internet operators to take various measures to ensure the privacy and confidentiality of users' information.

        Pursuant to the Ninth Amendment to the Criminal Law of the PRC issued by the Standing Committee of the National People's Congress in 2015, any Internet service provider that fails to fulfill the obligations related to Internet information security as required by applicable laws and refuses to take corrective measures will be subject to criminal liability for (i) any large-scale dissemination of illegal information; (ii) any severe effect due to the leakage of users' personal information; (iii) any serious loss of evidence of criminal activities; or (iv) other severe situations, and any individual or entity that (a) sells or provides personal information to others unlawfully or (b) steals or illegally obtains any personal information will be subject to criminal liability in severe situations.

        In 2016, the Standing Committee of the National People's Congress promulgated the Cybersecurity Law of the PRC, which came into effect in 2017. It requires that network operators shall follow their cybersecurity obligations according to the requirements of the classified protection system for cybersecurity, including: (a) formulating internal security management systems and operating instructions, determining the persons responsible for cybersecurity, and implementing the responsibility for cybersecurity protection; (b) taking technological measures to prevent computer viruses, network attacks, network intrusions and other actions endangering cybersecurity; (c) taking technological measures to monitor and record the network operation status and cybersecurity incidents and preserving relevant web logs for at least 6 months; (d) taking measures such as data classification, back-up and encryption of important data; and (e) other obligations stipulated by laws and administrative regulations. In addition, network operators shall follow the principles of legitimacy to collect and use personal information and disclose their rules of data collection and use, clearly express the purposes, means and scope of collecting and using the information and obtain the consent of the persons whose data is gathered.

Regulations on Infringement upon Intellectual Property Rights via the Internet

        The Tort Liability Law of the PRC, which was adopted by the Standing Committee of the National People's Congress in 2009 and became effective in 2010, provides that (i) an online service provider should be held liable for its own tortious acts in providing online services; (ii) where an online user conducts tortious acts by utilizing online services provided by the online service provider, the infringed party has the right to request such online service provider to take necessary measures, including deleting, blocking and disconnecting the access to the infringing content promptly. If the online service provider fails to take necessary measures in a timely manner upon receipt of notice of such infringement, such online service provider will be held jointly liable with the relevant online users for the additional damages that would have not been incurred if the online service provider took proper actions; and (iii) where the online service provider is aware that online users are infringing upon the civil right or interest of a third party and fails to take necessary measures, the online service provider should be jointly liable for such infringement with the online users.

Regulations on Intellectual Property Rights

Copyright

        China has enacted various laws and regulations relating to the protection of copyright. China is also a signatory to some major international conventions on the protection of copyright and became a member of the Berne Convention for the Protection of Literary and Artistic Works, the Universal Copyright Convention in 1992, and the Agreement on Trade-Related Aspects of Intellectual Property Rights upon its accession to the World Trade Organization in 2001.

        The Copyright Law of the PRC, adopted in 1990 and revised in 2001 and 2010, and its implementing regulations adopted in 2002 and amended in 2011 and 2013, provide that Chinese citizens, legal persons, or other organizations will, whether published or not, enjoy copyright in their works, which include music works. Copyright will be generally conferred upon the authors, or in case of works made for hire, upon the employer of the author. Copyright holders enjoy personal and economic rights. The personal rights of a copyright holder include rights to publish works, right to be named as the author of works, right to amend the works and right to keep the works intact; while economic rights of a copyright holder include, but not limited to, reproduction right, distribution right, performance right and information network dissemination right, etc. In addition, the rights of performers with respect to their performance, rights of publishers with respect to their design of publications, rights of organizers with respect to their video or audio productions, and rights of broadcasting or TV stations with respect to their broadcasting or TV programs are classified as copyright-related interest and protected by the Copyright Law of the PRC. For a piece of music works, it may involve the copyright of lyricists and of composers and the copyright-related interests of recording organizers and of performers.

        The copyright holders may license others to exercise or assign all or part of their economic rights attaching to their works. The license can be made on an exclusive or nonexclusive basis. With a few exceptions, an exclusive license or an assignment of copyright should be evidenced in a written contract.

        Pursuant to the Copyright Law of the PRC and its implementing regulations, copyright infringers are subject to various civil liabilities, such as stopping infringing activities, issuing apologies to the copyright owners and compensating the copyright owners for damages resulting from such infringement. The damages should be calculated based on the actual loss or income made by an infringer.

        The Provisional Measures on Voluntary Registration of Works, promulgated by the National Copyright Administration in 1994 and effective in 1995, provides for a voluntary registration system as administered by the National Copyright Administration and its local counterparts.

        The Computer Software Copyright Registration Measures, promulgated by the State Council in 2002, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration administers software copyright registration, and the Copyright Protection Center of China is designated as the software registration authority. The Copyright Protection Center of China shall grant registration certificates to the computer software copyright applicants which meet the requirements of both the Computer Software Copyright Registration Measures and the Computer Software Protection Regulations (2013 Revision).

        The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the National Copyright Administration and MIIT in 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an Internet content service provider must take remedial actions immediately by removing or disabling access to the infringing content. If an Internet content service provider knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms the public interest, the Internet content service provider could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

        In 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information, as amended in 2013. Under these regulations, an owner of the network dissemination rights with respect to written works or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require the Internet service provider to delete or disconnect the links to such works or recordings.

National Copyright Administration

        The Copyright Law of the PRC provides that holders of copyrights or copyright-related rights may authorize a collective copyright management organization to exercise their copyrights or copyright-related rights. Upon authorization, the collective copyright administration organization is entitled to exercise the copyright or copyright-related rights in its own name for the holders of copyrights or copyright-related rights, and participate as a party in court or arbitration proceedings concerning the copyright or copyright-related rights. In 2013, the State Council promulgated the Regulations on Collective Administration of Copyright (2013 Revision). This set of regulations clarified that the collective copyright management organization is allowed to (i) enter into license agreement with users of copyright or copyright-related rights, (ii) charge royalties from users, (iii) pay royalties to holders of copyright or copyright-related rights, and (iv) participate in court or arbitration proceedings concerning the copyright or copyright-related rights. It is also provides that performance right, filming right, broadcasting right, rental right, information network dissemination right, reproduction right and other rights stipulated by the Copyright Law of the PRC, which are hard to be exercised effectively by the right holders, may be collectively administrated by a collective copyright administration organization. Foreigners and stateless persons may, through an overseas collective copyright management organization having a mutual representation contract with the collective copyright management organization in China, authorize the collective copyright management organization in China to manage copyright or copyright-related rights in China. The aforesaid mutual representation contract means a contract under which the collective copyright management organization in China and its overseas peers authorize each other to conduct collective copyright administration within their respective home countries or regions. In 1992, the National Copyright Administration and Chinese Musicians Association jointly established the Music Copyright Society of China.

Trademark

        According to the Trademark Law of the PRC, adopted by the Standing Committee of the National People's Congress in 1982 and subsequently amended in 1993, 2001, 2013 and 2019, as well as the Implementation Regulation of the Trademark Law of the PRC adopted by the State Council in 2002 and subsequently amended in 2014, registered trademarks are granted a term of ten years from the date of registration, which may be renewed for consecutive ten-year periods upon request by the trademark owner. Trademark license agreements must be filed with the Trademark Office for the record. Conducts that shall constitute an infringement of the exclusive right to use a registered trademark include but not limited to: using a trademark that is identical with or similar to a registered trademark on the same or similar goods without the permission of the trademark registrant, and selling goods that violate the exclusive right to use a registered trademark, etc. Pursuant to the Trademark Law of the PRC, in the event of any of the foregoing acts, the infringing party will be ordered to stop the infringement immediately and may be fined, and the counterfeit goods will be confiscated. The infringing party may also be held liable for the right holder's damages, which will be equal to gains obtained by the infringing party or the losses suffered by the right holder as a result of the infringement, including reasonable expenses incurred by the right holder for stopping the infringement.

Patent

        In China, the Patent Administrative Department of the State Council is responsible for administering patents, uniformly receiving, examining and approving patent applications. In 1984, the Standing Committee of the National People's Congress adopted the Patent Law of the PRC, which was subsequently amended in 1992, 2000 and 2008. In addition, the State Council promulgated the Implementing Rules of the Patent Law in 2001, as amended in 2002 and 2010 respectively, pursuant to which a patentable invention and utility model must meet three conditions: novelty, inventiveness and practical applicability, and designs must be obviously different from current designs or combinations thereof. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. A patent is valid for a term of twenty years with respect to an invention and a term of ten years with respect to a utility model or design, starting from the application date. Except under certain circumstances specifically provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, or else such use will constitute an infringement of the rights of the patent holder.

Domain Names

        In China, the administration of PRC Internet domain names is mainly regulated by MIIT, under the supervision of the China Internet Network Information Center. In 2017, MIIT promulgated the Measures on Administration of Internet Domain Names, which replaced the Measures on Administration of Domain Names for the Chinese Internet issued by MIIT in 2004. These measures adopt a "first to file' rule to allocate domain names to applicants and provide that MIIT shall supervise the domain names services nationwide and publicize the PRC domain name system. In 2012, the China Internet Network Information Center issued a circular to authorize a domain name dispute resolution institution acknowledged by the China Internet Network Information Center to decide relevant disputes. On January 1, 2018, the Circular of the Ministry of Industry and Information Technology on Regulating the Use of Domain Names in Providing Internet-based Information Services issued by MIIT became effective. It stipulates that an Internet access service provider shall, pursuant to requirements stated in the Anti-Terrorism Law of the PRC and the Cybersecurity Law of the PRC, verify the identities of Internet-based information service providers; and the Internet access service providers shall not provide access services for those who fail to provide their real identity information.

Regulations on Taxation

Enterprise Income Tax

        In 2007, the National People's Congress promulgated the Enterprise Income Tax Law of the PRC, which was most recently amended in December 2018. In 2007, the State Council enacted the Implementation Regulations for the Enterprise Income Tax Law of the PRC, which was amended on April 23, 2019. Under these laws and regulations, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with the PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the Enterprise Income Tax Law of the PRC and relevant implementing regulations, a uniform enterprise income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 10% with respect to their income sourced from inside the PRC.

        Pursuant to the Enterprise Income Tax Law of the PRC, the enterprise income tax rate of an HNTE is 15%. According to the Administrative Measures for the Recognition of HNTEs, effective in 2008 and amended in 2016, for each entity accredited as an HNTE, its HNTE status is valid for three years if it meets the qualifications for the HNTE on a continuing basis during such period. Beijing Kuke Music has been recognized as an HNTE.

Value-added Tax

        The Provisional Regulations of on Value-added Tax of the PRC were promulgated by the State Council in 1993, came into effect in 1994 and were most recently amended in 2017. The Detailed Rules for the Implementation of Provisional Regulations of on Value-added Tax of the PRC were promulgated by the Ministry of Finance in 1993 and subsequently amended in 2008 and 2011. In 2017, the State Council promulgated the Order on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations of on Value-added Tax of the PRC, or Order 691. According to the above, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of value-added tax. The value-added tax rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the value-added tax rate applicable to the small-scale taxpayers is 3%.

        On April 4, 2018, the Ministry of Finance and the State Administration of Taxation issued the Circular on Adjustment of Value-added Tax Rates, which became effective on May 1, 2018. According to the Circular on the Adjustment of Value-added Tax Rates, relevant value-added tax rates have been reduced from May 1, 2018, such as (i) value-added tax rates of 17% and 11% applicable to the taxpayers who have value-added tax taxable sales activities or imported goods are adjusted to 16% and 10%, respectively; (ii) value-added tax rate of 11% originally applicable to the taxpayers who purchase agricultural products is adjusted to 10% and so on.

        On March 20, 2019, the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs issued the Announcement on Deepening Value-added Tax Reform, which became effective on April 1, 2019. According to the Announcement on Deepening Value-added Tax Reform, relevant value-added tax rates have been reduced from April 1, 2019, such as value-added tax rates of 16% and 10% applicable to the taxpayers who have value-added tax taxable sales activities or imported goods are adjusted to 13% and 9%, respectively and so on.

        As of the date of this prospectus, our PRC subsidiaries and consolidated affiliated entities are generally subject to value-added tax rates of 13%, 9% or 6%.

Dividend Withholding Tax

        The PRC Enterprise Income Tax Law provides that since 2008, an enterprise income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends are derived from sources within the PRC.

        Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued by the State Administration of Taxation in 2009, or SAT Circular 81, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to the Circular on Several Issues regarding the "Beneficial Owner" in Tax Treaties, which was issued on February 3, 2018 by the State Administration of Taxation, effective on April 1, 2018, when determining the applicant's status of the "beneficial owner" regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the "beneficial owner" shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers' Enjoyment of the Treatment under Tax Agreements.

Tax on Indirect Transfer

        In 2015, the State Administration of Taxation issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Circular 7. Pursuant to SAT Circular 7, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a "reasonable commercial purpose" of the transaction arrangement, features to be taken into consideration include, inter alia, whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income is mainly derived from China; and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure. According to SAT Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. In 2017, the State Administration of Taxation issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of SAT Circular 7. SAT Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

General Rules

        The core regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations of the PRC, promulgated by the State Council in 1996 and most recently amended in 2008. Under the regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate regulatory authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investment, repayment of foreign currency-denominated loans, repatriation of investment and investment in securities outside of China.

        Pursuant to the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or SAFE Circular 59, promulgated by the SAFE in 2012, which was further amended in 2015, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of Renminbi proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of the SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously.

        In 2015, the SAFE promulgated the Circular of Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or SAFE Circular 13. SAFE Circular 13 has simplified the procedure of foreign exchange-related registration by (i) canceling the administrative approval requirements of foreign exchange registration of foreign direct investment and overseas direct investment and (ii) allowing foreign exchange registrations of foreign direct investment and overseas direct investment to be handled by the banks designated by the foreign exchange authority instead of the SAFE and its branches.

        The Circular on the Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, was issued by the SAFE in 2015. It allows foreign-invested enterprises, within the scope of business, to settle their foreign exchange capital on a discretionary basis according to the actual needs of their business operation and provides the procedures for foreign-invested enterprises to use Renminbi converted from foreign currency-denominated capital for equity investment.

        In 2017, the SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years' losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Offshore Investment

        The Circular of SAFE on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or SAFE Circular 37, which became effective in 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round-trip investment in China. Under SAFE Circular 37, an SPV refers to offshore enterprises directly established or indirectly controlled by PRC residents for the purpose of seeking offshore equity financing or making offshore investments, using legitimate domestic or offshore assets or interests, while "round-trip investment" refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 requires that, before making contributions to an SPV, PRC residents or entities are required to register with the local SAFE branch.

        Pursuant to SAFE Circular 13, PRC residents or entities can register with qualified banks instead of the SAFE or its local branch in connection with their establishment of an SPV.

        An amendment to registration or subsequent filing with qualified banks by such PRC resident is also required if there is a material change with respect to the capital of the offshore company, such as any change of basic information (including change of such PRC residents, change of name and operation term of the SPV), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and SAFE Circular 13, misrepresentation on or failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under the Foreign Exchange Administration Regulations of the PRC.

Regulations on Stock Incentive Plans

        According to the Notice of the State Administration of Foreign Exchange on Issues Relating to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or the Share Incentive Rules, which was issued on February 15, 2012 and other regulations, directors, supervisors, senior management and other employees participating in any share incentive plan of an overseas listed company who are PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, subject to certain exceptions, are required to register with the SAFE. All such participants need to authorize a qualified PRC agent, such as a PRC subsidiary of the overseas listed company to register with the SAFE and handle foreign exchange matters such as opening accounts, transferring and settlement of the relevant proceeds. The Share Incentive Rules further require an offshore agent to be designated to handle matters in connection with the exercise of share options and sales of proceeds for the participants of the share incentive plans. Failure to complete the said SAFE registrations may subject us and the participants to fines and legal sanctions.

        In addition, the SAT has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations on Employment and Social Welfare

Employment

        The principal regulations that govern employment and labor matters in the PRC include (i) the Labor Law of the PRC, which was promulgated by the Standing Committee of the National People's Congress in 1994, effective in 1995 and amended in 2009; (ii) the Labor Contract Law of the PRC, which was promulgated by the Standing Committee of the National People's Congress in 2007 and amended in 2012; (iii) the Implementing Regulations of the Labor Contract Law of the PRC, which was promulgated by the State Council on September 18, 2008. Under the above regulations, labor relationships between employers and employees must be executed in written form, and wages shall not be lower than local standards on minimum wages and shall be paid to employees timely. In addition, employers must establish a system for labor safety and sanitation, strictly abide by state standards and provide relevant education to its employees. Employers are also prohibited from forcing employees to work above a certain time limit and employers shall pay employees for overtime work in accordance with national regulations.

Social Insurance and Housing Fund

        According to the Social Insurance Law of the PRC, which was promulgated by the National People's Congress of the PRC in 2010 and became effective in 2011, and other relevant laws and regulations, the PRC establishes a social insurance system including basic pension insurance, basic medical insurance, occupational injury insurance, unemployment insurance and maternity insurance. Any employer shall register with the local social insurance agency within 30 days after its establishment and shall register for the employee with the local social insurance agency within 30 days after the date of hire. An employer shall declare and make social insurance contributions in full and on time. The occupational injury insurance and maternity insurance shall be only paid by employers while the contributions of basic pension insurance, medical insurance and unemployment insurance shall be paid by both employers and employees.

        According to the Regulation on the Administration of Housing Fund promulgated by the State Council in 1999 and amended in 2002, employers are required to register at the designated administrative centers, open bank accounts for depositing employees' housing fund and make housing fund contributions for employees in the PRC. The employer who fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline.

Regulations on Anti-Monopoly

        The Anti-Monopoly Law of the PRC promulgated by the Standing Committee of the National People's Congress, which became effective in 2008, and the Guiding Opinions of the State Administration for Market Regulation on the Declaration of Concentration of Business Operators (2018 Revision) require that the anti-monopoly agency under the State Council shall be notified in advance of any concentration of undertaking if certain filing thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeded RMB10 billion in the preceding fiscal year and at least two of these operators each had a turnover of more than RMB400 million within China in the preceding fiscal year, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion in the preceding fiscal year, and at least two of these operators each had a turnover of more than RMB400 million within China in the preceding fiscal year) are triggered, and no concentration shall be implemented until the anti-monopoly enforcement agency clears the anti-monopoly filing.

        Pursuant to the Measures for Declaration of Concentration of Business Operators and the Measures for Examination and Approval of Concentration of Business Operators promulgated by the Ministry of Commerce in 2009, concentration refers to (i) a merger of undertakings; (ii) acquiring control over other undertakings by acquiring equities or assets; or (iii) acquisition of control over, or the possibility of exercising decisive influence on, an undertaking by contract or by any other means.

        If business operators fail to comply with the mandatory declaration requirement, the anti-monopoly authority is empowered to terminate and/or unwind the transaction, dispose of relevant assets, shares or businesses within certain periods and impose fines of up to RMB500,000.

Regulations on M&A and Overseas Listings

        In 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, jointly adopted the M&A Rules, amended in 2009. The M&A Rules purport, among other things, to require an offshore special purpose vehicle controlled by PRC companies or individuals and formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval from the CSRC prior to publicly listing their securities on an overseas stock exchange.

Management

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
He Yu	47	Chief Executive Officer and Chairman of the Board
Lung Yu	56	Director
Yu Chen	47	Director
Xingping Zuo	55	Director
Peixian Tan	37	Director
Bin Yu	50	Independent Director Nominee
Dong Lan	66	Independent Director Nominee
Li Sun	43	President
Hoi Tung Chan	49	Chief Financial Officer

        Mr. He Yu is our founder and has served as our Chief Executive Officer since our inception and Chairman of the Board since January 2018. Mr. Yu currently serves as the deputy head of the Emerging Music Community Working Committee of the Chinese Musicians Association. Mr. Yu received his musical training at the Duisburg Conservatory of Music and an executive MBA degree from the Montpellier Business School in 2020.

        Mr. Lung Yu has served as our Director since July 2020. Mr. Yu is the founder of the Beijing Music Festival and has served as the director of Beijing Music Festival Culture Communications Co., Ltd. since November 2018. As one of the most preeminent Chinese conductors, Mr. Yu has served as the Vice Chairman of the Chinese Musicians Association since 2019 and was recognized as "the most powerful figure in China's Western classical music scene" by The New York Times. Mr. Yu is currently the Artistic Director & Chief Conductor of the China Philharmonic Orchestra, the Music Director of the Shanghai Symphony Orchestra and the Music Director of the Guangzhou Symphony Orchestra. Over the years, Mr. Yu has received numerous prestigious honors and distinctions for his musical and cross-cultural contributions, including the Arts Patronage Award of the Montblanc Cultural Foundation in 2002, L'onorificenza di commendatore awarded by the Italian President in 2005, France's highest honour of merit la Légion d'Honneur in 2014, the Global Citizen Award by the Atlantic Council and the Sanford Medal by Yale University's College of Music in 2015, and the Order of Merit of the Federal Republic of Germany in 2016. Mr. Yu was also elected a Foreign Honorary Member of the American Academy of Arts and Sciences in 2016. Mr. Yu received his bachelor's degree from the Shanghai Conservatory of Music in 1987 and master's degree in conducting from the Universität der Künste Berlin in 1992.

        Mr. Yu Chen has served as our Director since January 2018. Mr. Chen has served as the general manager of Shanghai Huaqiang Equity Investment Management Co., Ltd. since November 2015, responsible for managing its equity investment portfolio. Prior to that, Mr. Chen held various other managerial positions specializing in finance, accounting and equity investments, including, among others, the deputy general manager at Dahua (Group) Co., Ltd. and the deputy finance manager at Dahua Group Dalian Asset Management Co., Ltd. Mr. Chen received his bachelor's degree from the Open University of China in 2005.

        Mr. Xingping Zuo has served as our Director since January 2018. Mr. Zuo has served as the chairman of Anhui Huanbowan High Speed Steel Mill Roll Co., Ltd. since February 2017 and the chairman and general manager of Beijing Zhengda Ziyuan Co., Ltd. since November 2016. Mr. Zuo's previous positions include, among others, vice president at Shanghai Zhengda Investment Development Co., Ltd., Huaan Securities Co., Ltd. and Xingye Securities Co., Ltd. Mr. Zuo received his bachelor's degree from Renmin

University of China in 1986 and master's degree from the Graduate School of the People's Bank of China in 1990.

        Mr. Peixian Tan has served as our Director since January 2018. Mr. Tan joined us in 2005 and has served as a vice president of Beijing Kuke Music since 2016 and the general manager of BMF Culture since 2020. Prior to joining us, Mr. Tan served as an operations manager at Beijing Qingdian Wanwei Technology Co., Ltd., specializing in telecommunication products. Mr. Tan received an associate's degree in computer science from Beijing Chaoyang Vocational University in 2003.

        Ms. Bin Yu will serve as one of our Directors starting from the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Yu served as the chief financial officer at LAIX Inc. (NYSE: LAIX) from September 2017 to January 2020, InnoLight Technology Corporation from January 2015 to April 2017, Star China Media Limited from May 2013 to January 2015 and Tudou Holdings Limited from January 2012 to April 2013, where she was the vice president of finance from 2010 to 2011. Ms. Yu also served as the senior vice president of Youku Tudou Inc. from August 2012 to April 2013 and worked at KPMG from 1999 to 2010. Currently, Ms. Yu also serves as an independent director of Baozun Inc. (Nasdaq: BZUN), GDS Holdings Ltd. (Nasdaq: GDS), Zero2IPO Holdings Inc. (SEHK: 01945) and iDreamSky Technology Holdings Limited (SEHK: 1119). Ms. Yu holds a bachelor's degree from Xi'an Foreign Language University, master's degrees in accounting and in education from the University of Toledo and an EMBA degree from Tsinghua University and INSEAD. She is a Certified Public Accountant in the United States admitted by the Accountancy Board of Ohio, a member of the American Institute of Certified Public Accountants and a member of Chartered Global Management Accountant.

        Mr. Dong Lan will serve as one of our Directors starting from the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Lan is the Chief Executive Officer of Sino Laurel Capital, Ltd., a finance and management advisory firm that provides financial and management consulting services. Prior to that, Mr. Lan was the Chief Representative and Counsel at the Beijing office of Bryan Cave LLP from April 2008 to April 2011 and the CEO of Grand Aura, Ltd., a consulting firm providing advice on overseas projects involving major EPC contractors, capital equipment exporters or financial institutions, from 2005 to 2008. Mr. Lan also practiced law at Hogan Lovells, Squire, Patton, Boggs and Torys LLP for over ten years. Mr. Lan received his J.D. degree from St. Louis University School of Law, M.A. in International Relations from the Foreign Affairs College, China, and B.A. from Shandong University.

        Ms. Li Sun has served as our President since June 2020 and the chief executive officer of Naxos China since May 2016. From August 2008 to May 2016, Ms. Sun held various positions at Sony Music Entertainment (China), including deputy general manager and digital business director, and was responsible for managing digital distribution, physical sales, marketing and classical Artists and Repertoire. Prior to that, Ms. Sun worked for the International Affairs Bureau of the Ministry of Culture of China, serving as a supervisor from 1999 to 2004 and senior project manager from 2004 to 2008. Ms. Sun received her bachelor's degree from Beijing Foreign Studies University in 1999.

        Mr. Hoi Tung Chan has served as our Chief Financial Officer since April 2020. Prior to joining us, Mr. Chan worked at various global investment banks, such as Credit Suisse, Standard Chartered and Rabobank, primarily responsible for initial public offerings, financing and mergers and acquisitions. With over 20 years of business, financial and investment experience, Mr. Chan holds the AICPA, CMA and CFA designations. Mr. Chan received his bachelor's degree in accounting from the Chinese University of Hong Kong in 1993 and master's degree from the University of Illinois in 1994.

Board of Directors

        Our board of directors will consist of seven directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest, and after such general notice, it shall not be necessary to give special notice relating to any particular transaction. Subject to the New York Stock Exchange rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract, proposed contract, arrangement or transaction notwithstanding that he may be interested therein, and if he does so, his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract, proposed contract, arrangement or transaction is considered, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him at or prior to its consideration and any vote in that matter. Our board of directors may exercise all of the powers of our company to borrow money, to mortgage or charge its undertaking, property and uncalled capital or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board

        Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a corporate governance and nominating committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee will consist of Bin Yu and Dong Lan, and will be chaired by Bin Yu. Bin Yu and Dong Lan satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and meet the independence standards under Rule 10A-3 under the Exchange Act. Our board of directors has also determined that Bin Yu qualifies as an "audit committee financial expert" within the meaning of the SEC rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

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  selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

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  reviewing with our independent registered public accounting firm any audit problems or difficulties and management's response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

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  discussing the annual audited financial statements with management and our independent registered public accounting firm;

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  periodically reviewing and reassessing the adequacy of our audit committee charter;

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  meeting periodically with the management, our internal auditor and our independent registered public accounting firm;

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  reporting regularly to the full board of directors;

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  reviewing the adequacy and effectiveness of our accounting and integral control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

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  handling such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

        Compensation Committee.    Our compensation committee will consist of Dong Lan and He Yu and will be chaired by Dong Lan. Dong Lan satisfies the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. Our compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated upon. The compensation committee will be responsible for, among other things:

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  reviewing and approving, or recommending to the board for its approval, the compensation for our Chief Executive Officer and other executive officers;

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  reviewing the total compensation package for our employees and recommending any proposed changes to our management;

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  reviewing and recommending to the board with respect to the compensation of our directors;

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  reviewing annually and administering all long-term incentive compensation or equity plans;

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  selecting and receiving advice from compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person's independence from management; and

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  reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

        Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee will consist of Dong Lan, Bin Yu and He Yu, and will be chaired by Dong Lan. Dong Lan and Bin Yu satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The corporate governance and nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The corporate governance and nominating committee will be responsible for, among other things:

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  identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

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  reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

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  advising the board periodically with respect to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

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  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

        Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

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  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

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  declaring dividends and distributions;

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  appointing officers and determining the term of office of officers;

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  exercising the borrowing powers of our company and mortgaging the property of our company; and

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  approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Executive Officers

        Each of our directors holds office until the expiration of his or her term, as may be provided in a written agreement with our company, and his or her successor has been elected and qualified, until his or her resignation or until his or her office is otherwise vacated in accordance with our articles of association. A retiring director shall be eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors. Our directors may be appointed or removed from office by an ordinary resolution of shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns by notice in writing to our company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director; or (vi) is removed pursuant to our post-offering memorandum and articles of association then in effect. The compensation of our directors is determined by the board of directors. There is no mandatory retirement age for directors.

Employment Agreements and Indemnification Agreements

        We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term, or a specified time period that will be automatically extended unless either we or the executive officer gives prior notice to terminate such employment. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including, but not limited to, the committing of any serious or persistent breach or nonobservance of the terms and conditions of the employment, conviction of a criminal offense other than one which in the opinion of the board does not affect the executive's position, willful disobedience of a lawful and reasonable order, misconduct being inconsistent with the due and faithful discharge of the executive officer's material duties, fraud or dishonesty, or habitual neglect of his or her duties. An executive officer may terminate his or her employment at any time with written notice three to six months prior.

        Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information or trade secrets. Each executive officer has also agreed to disclose in confidence to us all inventions, intellectual and industry property rights and trade secrets that they made, discovered, conceived, developed or reduced to practice during the executive officer's employment with us and to assign to our company all of his or her associated titles, interests, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, mask work rights and other intellectual property and rights anywhere in the world that the executive officer may solely or jointly conceive, invent, discover, reduce to practice, create, drive, develop or make, or cause to be conceived, invented, discovered, reduced to practice, created, driven, developed or made, during the period of the executive officer's employment with us that either are related to our business, actual or demonstrably anticipated research or development or any of our services being developed, manufactured, marketed or sold, or are related to the scope of the employment or make use of our resources. In addition, all executive officers have agreed to be bound by non-competition and non-solicitation restrictions set forth in their agreements. Each executive officer has agreed to devote all his or her working time and attention to our business and use best efforts to develop our business and interests. Moreover, each executive officer has agreed not to, for a certain period following the termination of his or her employment or the expiration of the employment agreement, (i) carry on or be engaged, concerned or interested in, directly or indirectly, whether as shareholder, director, employee, partner or agent, or otherwise carry on, any business in direct competition with us, (ii) solicit or entice away any of our business partners, representatives or agents, or (iii) employ, solicit or entice away or attempt to employ, solicit or entice away any of our officers, managers, consultants or employees.

        We have entered into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Compensation of Directors and Executive Officers

        For the year ended December 31, 2020, we paid an aggregate of RMB7.0 million (US$1.0 million) in cash and benefits to our executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries and VIEs are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share-based Compensation

        In October 2020, our board of directors approved the 2020 Share Incentive Plan to attract and retain key employees, directors and consultants. The maximum aggregate number of Class A ordinary shares that may be issued under the 2020 Plan is 1,227,000. As of the date of this prospectus, 1,125,334 share options and 101,666 restricted shares have been granted and outstanding.

        The following paragraphs describe the principal terms of the 2020 Plan.

        Plan administration.    Our board of directors or a committee of one or more members of the board of directors will administer the 2020 Plan. The plan administrator has discretionary authority, subject only to the express provisions of plan, to interpret the plan, to adopt such rules for the administration, interpretation and application of the plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any award agreement to the extent that the holder's rights are not adversely affected.

        Types of awards.    The 2020 Plan permits the award of share options, restricted shares, restricted share units or any other type of awards approved by the plan administrator.

        Award agreements.    Awards granted under the 2020 Plan are evidenced by an award agreement entered into between the Company and the grantee that sets forth the terms and conditions for each award, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to amend, modify, suspend, cancel or rescind the award.

        Eligibility.    The plan administrator will select participants under the 2020 Plan from key employees, consultants and non-employee directors.

        Vesting Schedule.    In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

        Exercise of Awards.    The plan administrator determines the exercise or purchase price, as applicable, for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

        Transfer Restrictions.    Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

        Termination and Amendment.    Unless terminated earlier, the plan has a term of ten years from its date of effectiveness. The administrator may amend, suspend or terminate the plan at any time and from time to time. Except as provided in the plan or any award agreement, no amendment, suspension or termination of the plan shall, without the consent of the holder, impair any rights or obligations under any award theretofore granted or awarded.

        The following table summarizes, as of the date of this prospectus, the number of Class A ordinary shares under outstanding options that we have granted to our directors and executive officers under the 2020 Share Incentive Plan.

Name	Class A Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
He Yu	175,285	0.01	October 30, 2020	October 30, 2030
Lung Yu	175,285	0.01	October 30, 2020	October 30, 2030
Peixian Tan	133,217	0.01	October 30, 2020	October 30, 2030
All directors and executive officers as a group	483,787	0.01	October 30, 2020	October 30, 2030

        On October 30, 2020, we also granted 101,666 restricted shares of our Class A ordinary shares to our President, Li Sun, with an exercise price of $0.01 per share, which will expire on October 30, 2030.

        In addition, pursuant to the employment agreement of Chief Financial Officer, Hoi Tung Chan, we have granted Mr. Chan an option to purchase, for an aggregate exercise price of $7.5 million, our Class A ordinary shares in the cumulative amount of (i) up to 1% of our total outstanding share capital six months after listing, (ii) up to 2% of our total outstanding share capital 12 months after listing, (iii) up to 2.5% of our total outstanding share capital 18 months after listing, and (iv) up to 3% of our total outstanding share capital 24 months after listing, provided that Mr. Chan is an employee or consultant of our Company at the time of exercise. The options will expire on the fourth anniversary of the completion of this offering.

        As of the date of this prospectus, our employees other than our directors and executive officers as a group hold options to purchase 641,547 Class A ordinary shares, with an exercise price of US$0.01 per share, which will expire on October 30, 2030.

 Principal Shareholders

        The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to own beneficially 5% or more of our ordinary shares.

        The calculations in the table below are based on (i) 16,285,625 Class A ordinary shares and 8,281,098 Class B ordinary shares outstanding on an as-converted basis outstanding as of the date of this prospectus and (ii) 29,566,723 ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their over-allotment option.

        Certain existing shareholders, their affiliates and third-party investors, have indicated their interest in subscribing for an aggregate of up to US$26.0 million worth of the ADSs being offered in this offering, including (i) up to US$20.0 million from Da Hua Group Hong Kong Investments, an affiliate of our existing shareholder Huaqiang Capital Limited, (ii) up to US$3.0 million from Eichent Limited, our existing shareholder, and (iii) up to US$3.0 million from CITIC Capital Holdings Limited (or its subsidiary). The subscriptions for ADSs will be at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Assuming an initial public offering price of US$11.00 per ADS, the midpoint of the estimated initial public offering price range, the number of ADSs to be purchased by these investors would be up to 2,363,636 ADSs, representing approximately 47.3% of the ADSs being offered in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs. However, because the indications of interest are not binding agreements or commitments to purchase, such investors may determine to purchase more, fewer or no ADSs in this offering, and we and the underwriters are under no obligation to sell ADSs to them. The underwriters will receive the same underwriting discounts and commissions on any ADSs purchased by such investors as they will on any other ADSs sold to the public in this offering.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering				Ordinary Shares Beneficially Owned Immediately After This Offering
	Class A ordinary shares	Class B ordinary shares	% of Beneficial Ownership**	% of Aggregate Voting Power***	Class A ordinary shares	Class B ordinary shares	% of Beneficial Ownership*	% of Aggregate Voting Power***
Directors and Executive Officers†:
He Yu(1)	1,326,085	5,914,297	29.5%	61.0%	1,326,085	5,914,297	24.5%	58.1%
Lung Yu(2)	—	2,366,801	9.6%	23.9%	—	2,366,801	8.0%	22.7%
Yu Chen	—	—	—	—	—	—	—	—
Xingping Zuo(3)	4,780,302	—	19.5%	4.8%	4,780,302	—	16.2%	4.6%
Peixian Tan(4)	845,666	—	3.4%	*	845,666	—	2.9%	0.8%
Li Sun	—	—	—	—	—	—	—	—
Hoi Tung Chan	—	—	—	—	—	—	—	—
All Directors and Executive Officers as a Group	6,952,053	8,281,098	56.6%	89.2%	6,952,053	8,281,098	47.0%	85.0%
Principal Shareholders:
Lebon Holding Limited(5)	—	4,793,620	19.5%	48.4%	—	4,793,620	16.3%	46.1%
Musence Limited(6)	4,201,335	—	17.1%	4.2%	4,201,335	—	14.3%	4.0%
Jianmin Jin(7)	3,299,442	—	13.4%	3.3%	3,299,442	—	11.2%	3.2%
Supertonic Limited(8)	—	1,867,801	7.6%	18.8%	—	1,867,801	6.3%	17.9%
Eichent Limited(9)	1,643,511	—	6.7%	1.7%	1,643,511	—	5.6%	1.6%
Million Profit International Holdings Limited(10)	1,499,423	—	6.1%	1.5%	1,499,423	—	5.1%	1.4%
China Cultural and Entertainment Fund L.P(11)	1,359,651	—	5.5%	1.4%	1,359,651	—	4.6%	1.3%

*
Less than 1% of our total outstanding shares.

**
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) the total number of ordinary shares outstanding as of the date of this prospectus and (ii) the number of ordinary shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

***
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class B ordinary shares is entitled to ten votes per share and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

†
Except as indicated otherwise below, the business address of our directors and executive officers is Building 96, 4 San Jian Fang South Block, Chaoyang District, Beijing, 100024, People's Republic of China.

(1)
Represents 4,793,620 Class B ordinary shares held by Lebon Holding Limited, a British Virgin Islands company wholly owned by Mr. He Yu, 1,120,677 Class B ordinary shares held by FutureMuse Limited, a British Virgin Islands company wholly owned by Mr. He Yu, 578,967 Class A ordinary shares held by Renaissance Gold Limited, a British Virgin Islands company held 50% by Mr. He Yu and 50% by Mr. Xingping Zuo, and 747,118 Class A ordinary shares held by Nomadic Hunters Limited, a British Virgin Islands company held 1% by Mr. He Yu and 99% by Mr. Peixian Tan. The registered address of Lebon Holding Limited, FutureMuse Limited, Renaissance Gold Limited and Nomadic Hunters Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(2)
Represents 499,000 Class B ordinary shares directly held by Mr. Lung Yu and 1,867,801 Class B ordinary shares held by Supertonic Limited, a British Virgin Islands company wholly owned by Mr. Lung Yu. The registered address of Supertonic Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(3)
Represents 4,201,335 Class A ordinary shares held by Musence Limited, a British Virgin Islands company wholly owned by Mr. Xingping Zuo, and 578,967 Class A ordinary shares held by Renaissance Gold Limited, a British Virgin Islands company held 50% by Mr. He Yu and 50% by Mr. Xingping Zuo. The registered address of Musence Limited and Renaissance Gold Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(4)
Represents 98,548 Class A ordinary shares held by NBAMF HOLDING LIMITED, a British Virgin Islands company wholly owned by Mr. Peixian Tan, and 747,118 Class A ordinary shares held by Nomadic Hunters Limited, a British Virgin Islands company of which Mr. Peixian Tan holds 99% of the equity interests. The registered address of NBAMF HOLDING LIMITED and Nomadic Hunters Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(5)
Represents 4,793,620 Class B ordinary shares held by Lebon Holding Limited, a British Virgin Islands company wholly owned by Mr. He Yu. The registered address of Lebon Holding Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(6)
Represents 4,201,335 Class A ordinary shares held by Musence Limited, a British Virgin Islands company wholly owned by Mr. Xingping Zuo. The registered address of Musence Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(7)
Represents 2,282,428 Class A ordinary shares held by Huaqiang Capital Limited, a British Virgin Islands company wholly owned by Mr. Jianming Jin, 747,118 Class A ordinary shares held by Huayin Culture Limited, a British Virgin Islands company wholly owned by Mr. Jianming Jin, and 269,896 Class A ordinary shares held by Million Profit International Holdings Limited through Rich International Development Limited, a Hong Kong company wholly owned by Mr. Jianming Jin. The registered address of Huaqiang Capital Limited, Huayin Culture Limited and Rich International Development Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. The registered address of Rich International Development Limited is 14/F, Chun Wo Commercial Centre, 25 Wing Wo Street, Central, Hong Kong.

(8)
Represents 1,867,801 Class B ordinary shares held by Supertonic Limited, a British Virgin Islands company wholly owned by Mr. Lung Yu. The registered address of Supertonic Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(9)
Represents 1,643,511 Class A ordinary shares held by Eichent Limited, a British Virgin Islands company wholly owned by Mr. Liping Qiu. The registered address of Eichent Limited is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

(10)
Represents 1,499,423 Class A ordinary shares held by Million Profit International Holdings Limited, a Hong Kong company controlled by Mr. Huiming Jin. The registered address of Million Profit International Holdings Limited is Unit 1702B, 17/F, Fortress Tower, 250 King's Road, North Point Hong Kong.

(11)
Represents 1,359,651 Class A ordinary shares held by China Cultural and Entertainment Fund L.P, a Cayman Islands exempted limited partnership controlled by Syzygy Partner (Cayman) Limited. The registered address of China Cultural and Entertainment Fund L.P is c/o Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

        As of the date of this prospectus, none of our outstanding ordinary shares is held by record holders in the United States. We are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.

        We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Related Party Transactions

Private Placements

        See "Description of Share Capital—History of Securities Issuances."

        Mr. He Yu, our Chief Executive Officer and Chairman of the Board, holds 75% of the equity interests in Naxos. Naxos is our largest content provider and contributed to over 95% of our content offerings as of September 30, 2020. Our revenue generated from Naxos was RMB23.8 million, RMB26.8 million (US$3.9 million) and RMB15.8 million (US$2.2 million) in 2018, 2019 and the nine months ended September 30, 2020, respectively.

Transactions with Other Related Parties

        On June 1, 2019, Beijing Kuke Music and BMF Culture entered into a lease agreement, pursuant to which Beijing Kuke Music subleased parts of the office space it leased from a third party to BMF Culture. The total rental expenses arising from the lease agreement in 2019 was RMB0.5 million (US$77 thousand), which was settled in December 2019. Beijing Kuke Music and BMF Culture entered into another lease agreement for calendar year 2020 for a consideration of RMB1.1 million (US$0.2 million). Under the agreement, BMF Culture is obligated to pay Beijing Kuke Music 50% of the total amount by January 31, 2020 and the remainder by July 31, 2020. As of the date of this prospectus, the amount has not been settled.

Contractual Arrangements with Our Variable Interest Entities and Their Shareholders

        For a description of our contractual arrangements with our variable interest entities, see "Corporate History and Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders."

Shareholders' Agreement

        See "Description of Share Capital—History of Securities Issuances" for a description of our issuances of ordinary shares.

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

 Description of Share Capital

        We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (2020 Revision) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

        As of the date of this prospectus, our authorized share capital is US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each, comprising of 41,718,902 Class A ordinary shares and 8,281,098 Class B ordinary shares. All of our issued and outstanding ordinary shares are fully paid.

        As of the date of this prospectus, there were 16,285,625 Class A ordinary shares and 8,281,098 Class B ordinary shares issued and outstanding.

Our Post-Offering Memorandum and Articles of Association

        We expect to adopt, subject to the approval of our shareholders, a post-offering amended and restated memorandum and articles of association, which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association that we expect to adopt and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

        Objects of Our Company.    Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

        Ordinary Shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion

        Each Class B ordinary share is convertible into an equal number of Class A ordinary shares at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

        Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity that is not an affiliate of the holder, such Class B ordinary shares are automatically and immediately converted into an equal number of Class A ordinary shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution, provided that no dividend may be declared by our shareholders that exceeds the amount recommended by our directors. Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits that our board of directors determines is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    Each Class A Ordinary Share shall entitle the holder thereof to one vote on all matters subject to a poll vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to ten votes on all matters subject to a poll vote at general meetings of the Company. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law, or otherwise agreed in the post-offering memorandum and articles of association. Voting at any shareholders' meeting is by show of hands unless a poll is demanded, and on a poll every shareholder shall have one vote for every share of which he is the holder. A poll may be demanded by the chairman of such meeting or any shareholder present in person or proxy.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding shares at a meeting, or with a written resolution signed by all members entitled to vote. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

        General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

        Shareholders' general meetings may be convened by a majority of our board of directors. Advance notice of at least ten days is required for the convening of our annual general shareholders' meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at general meetings.

        The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association.

        Transfer of Ordinary Shares.    Subject to the restrictions set out in our post-offering memorandum and articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing, which shall be executed by or on behalf of the transferor and, if the directors so require, signed by the transferee.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

        Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company's profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase. Any amount of premium payable on the purchase over the par value of the shares to be repurchased must be paid out of profits or the share premium account. Subject to our post-offering amended and restated memorandum and articles of association and the Companies Act, our company may also repurchase shares out of capital, if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (subject to any rights or restrictions for the time being attached to any class) shall only be materially adversely varied with the consent in writing of all the holders of the issued shares or with the sanction of a special resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights, including, without limitation, the creation of shares with enhanced or weighted voting rights.

        Issuance of Additional Shares.    Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our post-offering memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights and voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Anti-Takeover Provisions.    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

  •
  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may exercise the rights and powers granted to them under our post-offering memorandum and articles of association only for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company, except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  is not required to open its register of members for inspection;

  •
  does not have to hold an annual general meeting;

  •
  may issue negotiable or bearer shares or shares with no par value;

  •
  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  may register as a limited duration company; and

  •
  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder's shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

        The Companies Act is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

        The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) that permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

  •
  an act that is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

  •
  an act that constitutes a fraud against the minority where the wrongdoers are themselves in control of the company; and

  •
  an act that requires a resolution with a qualified (or special) majority (i.e., more than a simple majority) that has not been obtained.

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person's dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our post-offering amended and restated articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering amended and restated articles of association allow our shareholders holding shares that carry in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director's office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; or (v) is removed from office pursuant to any other provisions of our post-offering memorandum and articles of association.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a

Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding Up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

        Under Cayman Islands law, a company may be wound up either by an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially adversely varied with the consent in writing of all the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering memorandum and articles of association may only be amended with a special resolution of our shareholders.

        Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

        The following is a summary of our securities issuances in the past three years.

Ordinary Shares

        We were incorporated in the Cayman Islands as an exempted limited liability company on September 13, 2017. We issued one ordinary share to the incorporation agent on September 13, 2017, which was transferred on the same day to Lebon Holding Limited, a company wholly owned by Mr. He Yu, our Chief Executive Officer and Chairman of the Board.

        On January 2, 2018, we issued an aggregate of 16,213,274 ordinary shares, par value US$0.001 per share, to the then shareholders of Beijing Kuke Music, one of our VIEs, at nil consideration based on their respective equity interests held in Beijing Kuke Music.

        On January 15, 2018, we issued an aggregate of 1,997,752 ordinary shares, par value US$0.001 per share, to Huaqiang Capital Limited, China Cultural and Entertainment Fund L.P, Co-High Investment Management Limited, Mr. Lung Yu and Mr. Chun Wai Peter Lee for a total consideration of US$11,999,817.69.

        On February 29, 2020, we completed a share swap transaction and issued an aggregate of 4,856,273 ordinary shares, par value US$0.001 per share, to the then shareholders of BMF Culture, one of our VIEs, at nil consideration based on their respective equity interests held in BMF Culture.

        On March 13, 2020, we issued 1,499,423 ordinary shares, par value US$0.001 per share, to Million Profit International Holdings Limited, for a consideration of US$12,999,997.

        On November 18, 2020, we re-designated the ordinary shares directly held by Lebon Holding Limited, FutureMuse Limited, Supertonic Limited and Mr. Lung Yu as Class B ordinary shares and re-designated the ordinary shares directly held by our other shareholders as Class A ordinary shares.

Description of American Depositary Shares

  American Depositary Receipts

        Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one Class A ordinary share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See "—Jurisdiction and Arbitration."

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

  Holding the ADSs

  How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

  Dividends and Other Distributions

  How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

        Cash.    The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid, and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency, and it will not be liable for any interest for the respective accounts of the ADS holders.

        Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

        Shares.    For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

        Elective Distributions in Cash or Shares.    If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

        Rights to Purchase Additional Shares.    If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

        U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

        There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

        Other Distributions.    Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

  Deposit, Withdrawal and Cancellation

  How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

        Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock-up period is subject to adjustment under certain circumstances as described in the section entitled "Shares Eligible for Future Sale—Lock-up Agreements."

  How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

  How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

  Voting Rights

  How do you vote?

        You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder's ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

  Compliance with Regulations

  Information Requests

        Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

  Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

  Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•

To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS canceled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs), such as:

  •
  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

  •
  Expenses for cable, telex and fax transmissions and for delivery of securities.

  •
  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

  •
  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

  •
  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

  Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

  Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

  Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

  How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon the cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

  Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

  Limitations on Obligations and Liability

  Limits on Our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

  •
  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

  •
  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

  •
  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

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  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

  •
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

  •
  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

  •
  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability for (i) any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or the credit-worthiness of any third party, (iv) any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

  Jurisdiction and Arbitration

        The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement, including claims arising under the Securities Act and the Exchange Act, and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Purchasers of ADSs in secondary transactions will be subject to the arbitration provision to the same extent as purchasers of the ADSs offered in this offering. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

  Jury Trial Waiver

        The deposit agreement provides that each party to the deposit agreement (including each ADS holder, beneficial owner and holder of interests in the ADRs, whether such ownership interests were acquired in this offering or in secondary transactions) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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  compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

  Your Right to Receive the Shares Underlying Your ADSs

        You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

  •
  when temporary delays arise because (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our ordinary shares;

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  when you owe money to pay fees, taxes and similar charges;

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities;

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  upon the occurrence of other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

  •
  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

  Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

 Shares Eligible for Future Sale

        Upon the completion of this offering, we will have 5,000,000 ADSs outstanding, representing 5,000,000 Class A ordinary shares, or approximately 16.9% of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs (or approximately 16.5% of our outstanding ordinary shares, if the underwriters exercise in full their option to purchase additional ADSs). All of the ADSs sold in this offering will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while we expect the ADSs to be approved for listing on the New York Stock Exchange, we cannot assure you that a regular trading market for ADSs may develop in the ADSs. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

  Lock-up Agreements

        We, our directors, executive officers, existing shareholders holding substantially all of our issued ordinary shares prior to this offering and holders of share-based awards have agreed, subject to certain exceptions, during the period commencing on the date hereof and ending 180 days after the date of this prospectus, not to, directly or indirectly, without the prior written consent of the representatives on behalf of the underwriters, (1) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, or agree to transfer or dispose of, any ordinary shares or ADSs or any securities convertible into or exchangeable or exercisable for the ordinary shares or ADSs beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder), or (2) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described in the foregoing is to be settled by delivery of the ordinary shares or ADSs in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

        Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

  Rule 144

        All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

  •
  1% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 295,667 ordinary shares immediately after this offering (assuming the underwriters do not exercise their option to purchase additional ADSs); or

  •
  the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, on the New York Stock Exchange, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

  Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell such ordinary shares 90 days after we become a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Taxation

        The following summary of Cayman Islands, the PRC and United States federal income tax consequences of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or Class A ordinary shares, such as the tax consequences under state, local and other tax laws, or tax laws of jurisdictions other than the Cayman Islands, the PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our Cayman Islands counsel. To the extent that the discussion relates to matters of the PRC tax law, it represents the opinion of Commerce & Finance Law Offices, our PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties that may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of the Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the Shares, nor will gains derived from the disposal of the Shares be subject to Cayman Islands income or corporation tax.

PRC Taxation

        Under the PRC EIT Law, which became effective on January 1, 2008 and was amended on February 24, 2017, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC EIT Law, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

        In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and core management departments that are responsible for daily production, operation and management; (b) financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders' meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." There can be no assurance that the PRC government will ultimately take a view that is consistent with our position. If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders) if such dividends are deemed to be sourced within the PRC. In addition, non-PRC resident enterprise shareholders (including the ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or Class A ordinary shares at a rate of 10%, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us) if such dividends or gains are deemed to be sourced within the PRC. These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See "Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

United States Federal Income Tax Considerations

        The following discussion is a summary of United States federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a United States Holder (as defined below) that acquires our ADSs in this offering. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the United States federal estate, gift, Medicare, and alternative minimum tax or other non-income tax considerations, or any state, local or non-United States tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares.

        Except as specifically described below, this discussion does not address any tax consequences or reporting obligations that may be applicable to persons to the extent such tax consequences or reporting obligations arise from holding our ADSs or Class A ordinary shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States.

        This discussion applies only to a United States Holder (as defined below) that holds the ADSs or Class A ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

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  banks and certain other financial institutions;

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  insurance companies;

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  regulated investment companies;

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  real estate investment trusts;

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  brokers or dealers in stocks and securities, or currencies;

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  persons who use or are required to use a mark-to-market method of accounting;

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  certain former citizens or residents of the United States subject to Section 877 of the Code;

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  entities subject to the United States anti-inversion rules;

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  tax-exempt organizations and entities;

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  persons whose functional currency is other than the United States dollar;

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  persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

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  persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our voting power or value;

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  persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation;

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  partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities;

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  persons required to accelerate the recognition of any item of gross income with respect to our ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

  •
  persons that held, directly, indirectly or by attribution, ADSs or ordinary shares or other ownership interests in us prior to this offering.

        If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership or partner in a partnership holding the ADSs or ordinary shares should consult its tax advisors regarding the tax consequences of investing in and holding the ADSs or ordinary shares.

        THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        For purposes of the discussion below, a "United States Holder" is a beneficial owner of the ADSs or ordinary shares that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

        The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

ADSs

        If you own our ADSs, then you should be treated as the owner of the underlying Class A ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs should not be subject to United States federal income tax.

Dividends and Other Distributions on the ADSs or Our Class A Ordinary Shares

        Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to the ADSs or Class A ordinary shares (including any amounts withheld to reflect withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the Class A ordinary shares, or by the depositary, if you own ADSs.

        Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid generally will be reported as a "dividend" for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

        Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to "qualified dividend income," if the dividends are paid by a "qualified foreign corporation" and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program.

        Under a published IRS Notice, common or Class A ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as our ADSs (but not our Class A ordinary shares) are expected to be. Based on existing guidance, it is unclear whether the Class A ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying Class A ordinary shares, will be listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the Class A ordinary shares that are represented by ADSs, but not on the Class A ordinary shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation. In addition, if we are treated as a PRC resident enterprise under the PRC tax law (see "Taxation—PRC Taxation"), then we may be eligible for the benefits of the income tax treaty between the United States and the PRC or, the Treaty. If we are eligible for such benefits, then dividends that we pay on our Class A ordinary shares, regardless of whether such shares are represented by ADSs, would, subject to applicable limitations, be eligible for the reduced rates of taxation.

        Even if dividends would be treated as paid by a qualified foreign corporation, a non-corporate United States Holder will not be eligible for reduced rates of taxation if it does not hold our ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date Class A or if the United States Holder elects to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

        A non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year. As discussed below, we believe that there is a substantial risk that we will be a passive foreign investment company for United States federal income tax purposes for our taxable year ending December 31, 2020, and we may be a passive foreign investment company in subsequent taxable years. You should consult your tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or Class A ordinary shares.

        Any PRC withholding taxes imposed on dividends paid to you with respect to the ADSs or Class A ordinary shares (at a rate not exceeding the applicable rate provided in the Treaty if you are eligible for Treaty benefits) generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit limitation, dividends paid to you with respect to the ADSs or Class A ordinary shares generally will be treated as income from sources outside the United States and generally will constitute passive category income. In lieu of claiming a credit, you may elect to deduct such PRC taxes in computing your taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the relevant taxable year. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or Our Class A Ordinary Shares

        You will recognize gain or loss on a sale or exchange of the ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs or Class A ordinary shares. Subject to the discussion under "—Passive Foreign Investment Company" below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ADSs or Class A ordinary shares for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

        Any gain or loss that you recognize on a disposition of the ADSs or Class A ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of the ADSs or Class A ordinary shares (see "Taxation—PRC Taxation"), then a United States Holder that is eligible for the benefits of the Treaty may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or "basket" of income for foreign tax credit purposes. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

        Based on the current and projected composition and classification of our income and assets and the nature of our business operations, we believe that there is a substantial risk that we will be a PFIC for United States federal income tax purposes for our taxable year ended December 31, 2020, and we may be a PFIC in subsequent taxable years. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes or if it were determined that we do not own the stock of our VIEs for U.S. federal income tax purposes, our risk of becoming classified as a PFIC may substantially increase. We cannot assure you that we will not be treated as a PFIC for our taxable year ending December 31, 2021, or for any subsequent taxable year, or that the IRS will not take a position contrary to any position that we take. Accordingly, when making your investment decision, you should take into account the potential adverse consequences of owning shares of a PFIC.

        We will be treated as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

  •
  at least 75% of our gross income for such year is passive income; or

  •
  at least 50% of the value of our assets (generally determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

        For this purpose, (i) passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person), (ii) cash is treated as a passive asset and (iii) our goodwill is treated as an active asset to the extent its value is attributable to business activities that produce active income. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% by value of the stock. We hold a substantial amount of cash, licensed music content and other assets treated as producing passive income. In addition, we earn a substantial amount of royalties (which for this purpose are treated as passive income) from licensing music content to online music entertainment platforms and digital music service providers, as well as film and TV production companies, airlines and smart hardware companies. If the percentage of our assets treated as producing passive income or the amount of royalty income we earn from licensing music content increases, we may be more likely to be a PFIC for the current or one or more future taxable years.

        Although the law in this regard is unclear, we intend to treat our VIEs as being owned by us for United States federal income tax purposes, because we exercise effective control over the operation of such entities and because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. If it were determined, however, that we are not the owner of our VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), the composition of our income and assets would change and we may be more likely to be treated as a PFIC for the current or one or more future taxable years.

        Changes in the nature or composition of our income or assets may cause us to be or become a PFIC for the current or one or more future taxable years. The determination of whether we will be a PFIC for any taxable year will also depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market value of the ADSs from time to time, which may fluctuate significantly) and also may be affected by how, and how quickly, we spend our liquid assets and the cash we generate from our operations and raise in this offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the listing of the ADSs on the New York Stock Exchange. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of the value of our overall assets. Further, while we believe our classification methodology and valuation approach are reasonable, it is possible that the IRS may challenge our classification or valuation of our assets (including our goodwill and other unbooked intangibles), which may make it more likely that we are a PFIC for the current or one or more future taxable years. In addition, it is not entirely clear to what extent the value of our goodwill will be treated as active, because some of our business activities generate passive royalty income whereas other of our business activities generate active income.

        If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, we will continue generally to be treated as a PFIC with respect to you for all succeeding years during which you hold the ADSs or Class A ordinary shares, unless we cease to be a PFIC and you make a "deemed sale" election with respect to the ADSs or Class A ordinary shares. If such election is made, you will be deemed to have sold the ADSs or Class A ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the ADSs or Class A ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, you will not be subject to the rules described below with respect to any "excess distribution" you receive from us or any gain from an actual sale or other disposition of the ADSs or Class A ordinary shares. You are strongly urged to consult your tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to you.

        If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, then, unless you make a "mark-to-market" election (as discussed below), you generally will be subject to special adverse tax rules with respect to any "excess distribution" that you receive from us and any gain that you recognize from a sale or other disposition (including a pledge) of the ADSs or Class A ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or Class A ordinary shares will be treated as an excess distribution. Under these rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or Class A ordinary shares;

  •
  the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

  •
  the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

        If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares and any of our non-United States subsidiaries or other corporate entities in which we own or are deemed to own directly or indirectly equity interests is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of each such non-United States entity classified as a PFIC (each such entity, a lower tier PFIC) for purposes of the application of these rules. You should consult your tax advisors regarding the application of the PFIC rules to any of our lower tier PFICs.

        If we are a PFIC for any taxable year during which you hold our ADSs or Class A ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our ADSs or Class A ordinary shares as ordinary income under a mark-to-market method, provided that such ADSs or Class A ordinary shares constitute "marketable stock." Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable

Treasury Regulations. We expect that our ADSs, but not our Class A ordinary shares, will be listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we are or become a PFIC, but no assurances are given in this regard.

        If a mark-to-market election is available to you and you make the election, you will include as ordinary income in each taxable year the excess of the fair market value of your ADSs at the end of such taxable year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each taxable year the excess of your adjusted tax basis in your ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make a mark-to-market election and we cease to be a PFIC, you will not take into account the gain or loss described above during any period in which we are not a PFIC. If you make a mark-to-market election, any gain you recognize upon the sale or other disposition of the ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election. Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years in which we are a PFIC unless the ADSs are no longer regularly traded on a qualified exchange or other market, or the IRS consents to the revocation of the election.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a United States Holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such United States Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        In certain circumstances, a shareholder in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to the ADSs or Class A ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury Regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

        A United States Holder that holds the ADSs or Class A ordinary shares in any year in which we are a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your tax advisors regarding the application of the PFIC rules to your ownership and disposition of the ADSs or Class A ordinary shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

        Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our ADSs or Class A ordinary shares, and the proceeds from the sale or exchange of our ADSs or Class A ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

        United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

        United States Holders who are individuals (and certain entities closely held by individuals) generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which the ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all "specified foreign financial assets" (as defined in the Code) does not exceed US$50,000.

        United States Holders should consult their tax advisors regarding the application of these information reporting rules.

Underwriting

        Under the terms and subject to the conditions contained in an underwriting agreement dated                        , 2021, the underwriters named below, Deutsche Bank Securities Inc., US Tiger Securities, Inc and AMTD Global Markets Limited, acting as the representatives, have agreed to purchase, and we have agreed to sell, the number of ADSs indicated below. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York 10005, U.S. The address of US Tiger Securities, Inc is 437 Madison Ave 27th Floor, New York, NY 10022, United States. The address of AMTD Global Markets Limited is 23/F-25/F, Nexxus Building, 41 Connaught Road Central, Hong Kong. The address of China Securities (International) Corporate Finance Company Limited is 18/F Two Exchange Square, 8 Connaught Place, Central, Hong Kong. The address of Valuable Capital Limited is Room 2807-09, 28th Floor, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong.

Name of Underwriters	Number of ADSs
Deutsche Bank Securities Inc.
US Tiger Securities, Inc
AMTD Global Markets Limited
China Securities (International) Corporate Finance Company Limited
Valuable Capital Limited

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives", respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent registered public accounting firm. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters' over-allotment option to purchase additional ADSs described below.

        The underwriters initially propose to offer part of the ADSs directly to the public at the initial public offering price listed on the front cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$            per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

        Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. AMTD Global Markets Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the U.S. or to any U.S. persons. China Securities (International) Corporate Finance Company Limited is not a broker-dealer registered with the SEC and may not make sales in the United States or to U.S. persons. Valuable Capital Limited is not a broker-dealer registered with the SEC and does not intend to make any offers or sales of the ADSs within the U.S. or to any U.S. persons.

Option to Purchase Additional ADSs

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 750,000 additional ADSs at the public offering price listed on the front cover page of this prospectus less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter's name in the preceding table bears to the total number of ADSs listed in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be US$            , the total underwriters' discounts and commissions would be US$            and the total proceeds to us (before expenses) would be US$            .

Commissions and Expenses

        The table below shows the per ADS and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discounts and commissions are determined by negotiations among us and the underwriters and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.

Underwriting Discounts and Commissions	No Exercise	Full Exercise
Per ADS	US$	US$
Total by us	US$	US$

        The total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately US$             million.

NYSE Listing

        We have applied for approval for listing the ADSs on the New York Stock Exchange under the symbol "KUKE."

Lock-Up Agreements

        We, our directors, executive officers, existing shareholders holding substantially all of our issued ordinary shares prior to this offering and holders of share-based awards have agreed, subject to certain exceptions, during the period commencing on the date hereof and ending 180 days after the date of this prospectus, not to, directly or indirectly, without the prior written consent of the representatives on behalf of the underwriters, (1) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, or agree to transfer or dispose of, any ordinary shares or ADSs or any securities convertible into or exchangeable or exercisable for the ordinary shares or ADSs beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder), or (2) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described in the foregoing is to be settled by delivery of the ordinary shares or ADSs in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

        The restrictions described in the preceding paragraphs to do not apply to:

  (a)
  transactions relating to the ordinary shares or ADSs or other securities of us acquired in this offering and in the open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of the ordinary shares or ADSs or other securities acquired in such open market transactions;

  (b)
  in case the Lock-Up Agreement is signed by an individual, transfers of the ordinary shares or ADSs as a bona fide gift or by will or intestate succession upon the death of the undersigned or, for estate planning purposes, to a family member of the undersigned or a trust or an entity beneficially owned and controlled by the undersigned or a family member of the undersigned;

  (c)
  distributions of the ordinary shares or ADSs to limited partners, members, stockholders or other equity holders of the undersigned; provided that, in the case of any transfer or distribution pursuant to clause (b) or (c), (i) each donee, distributee or transferee shall sign and deliver to representatives on behalf of the underwriters a lock-up letter substantially in the form of the Lock-up Agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of the ordinary shares or ADSs, shall be required or shall be voluntarily made during the period commencing on the date hereof and ending 180 days after the date of this prospectus;

  (d)
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of the ordinary shares or ADSs, provided that such plan does not provide for the transfer of the ordinary shares or ADSs during the period commencing on the date hereof and ending 180 days after the date of this prospectus and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of the ordinary shares or ADSs may be made under such plan during the period commencing on the date hereof and ending 180 days after the date of this prospectus;

  (e)
  the sale or tender to us or our agent by the undersigned of any ordinary shares or ADSs acquired by the exercise of any of the undersigned's rights to acquire any ordinary shares or ADSs issued pursuant to any of our share option or similar equity incentive or compensation plan (collectively, the "Equity Incentive Grants") or withholding by us or our agent of any such ordinary shares or ADSs for tax withholding purposes in connection with the vesting of Equity Incentive Grants that are subject to a taxable event upon vesting, provided that in each case, such plan is in effect as of the date of this prospectus, and provided further that any ordinary shares or ADSs issued upon exercise of such Equity Incentive Grants shall be subject to the restrictions set forth in the Lock-Up Agreement; or,

  (f)
  any transfer of the ordinary shares or ADSs in connection with the offer and sale of ADSs as contemplated by the underwriting agreement. In addition, the undersigned agrees that, without the prior written consent of the underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of this prospectus, make any demand for or exercise any right with respect to, the registration of any ordinary shares or ADSs. The undersigned hereby also agrees and consents to the entry of stop transfer instructions with our transfer agent and registrar against the transfer of the undersigned's ordinary shares or ADSs unless such transfer is in compliance with the foregoing restrictions.

        Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lockup agreements with our directors or officers, if the representatives, in their sole discretion, agree to release or waive the restrictions set forth in a lockup agreement for an officer or director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lockup agreements prior to the expiration of the corresponding period.

        In addition, we have instructed Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary otherwise.

Stabilization, Short Positions and Penalty Bids

        To facilitate this offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the ADSs, the underwriters may bid for, and purchase, ADSs in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution of Shares

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Pricing of the Offering

        Prior to this offering, there has been no public market for the ordinary shares or ADSs. The initial public offering price is determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, earnings, certain other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours, the general condition of the securities markets at the time of this offering, the recent market prices of, and demand for, publicly traded ordinary share of generally comparable companies, and other factors deemed relevant by the representatives and us. Neither we nor the underwriters can assure investors that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Selling Restrictions

        No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

        Australia.    This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

  (ii)
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with the company under section 708(12) of the Corporations Act; or

  (iv)
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act; and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

        Canada.    The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

        Cayman Islands.    This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

        Dubai International Financial Centre.    This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the "DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

        European Economic Area and United Kingdom.    In relation to each Member State of the European Economic Area and the United Kingdom (each a "Relevant State"), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any Shares at any time under the following exemptions under the Prospectus Regulation:

  •
  to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Underwriters for any such offer; or

  •
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Shares shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer to the public" in relation to the Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

        Switzerland.    The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the "SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus nor any other offering or marketing material relating to the offering, the issuer or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

        Hong Kong.    The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) or (2) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (3) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        Israel.    This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and "qualified individuals," each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

        Japan.    The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, or sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

        People's Republic of China.    This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

        Qatar.    In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

        Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

        Taiwan.    The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

        United Arab Emirates.    The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

        United Kingdom.    Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA), received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

 Expenses Related to This Offering

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	US$	6,546
NYSE listing fee		150,000
Financial Industry Regulatory Authority filing fee		8,000
Printing and engraving expenses		324,000
Legal fees and expenses		2,200,000
Accounting fees and expenses		1,610,000
Miscellaneous		1,150,000

Total	US$	5,448,546

        These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us in proportion to the numbers of ADSs sold in the offering by us, respectively.

 Legal Matters

        The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP. Certain legal matters with respect to U.S. federal and New York State law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Tian Yuan Law Firm. Kirkland & Ellis International LLP may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law. Davis Polk & Wardwell LLP may rely upon Tian Yuan Law Firm with respect to matters governed by PRC law.

 Experts

        The consolidated financial statements of Kuke Music Holding Limited and Rosenkavalier Limited at December 31, 2019 and 2018, and January 1, 2018 and for each of the two years in the period ended December 31, 2019, appearing in this Prospectus and Registration statement have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young are located at 22/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong.

 Where You Can Find Additional Information

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits, under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

        Immediately upon the effectiveness of the registration statement to which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing, among other things, the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

        All information filed with the SEC can be obtained over the Internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

KUKE MUSIC HOLDING LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-3
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statements of Profit or Loss and Other Comprehensive Income for the years ended December 31, 2019 and 2018	F-4
Consolidated Statements of Financial Position as at December 31, 2019 and 2018 and January 1, 2018	F-5
Consolidated Statements of Changes in Equity for the years ended December 31, 2019 and 2018	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-7
Notes to Consolidated Financial Statements	F-8 - F-62
UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income for the nine months ended September 30, 2020 and 2019	F-63
Unaudited Interim Condensed Consolidated Statements of Financial Position as at September 30, 2020 and December 31, 2019	F-64
Unaudited Interim Condensed Consolidated Statements of Changes in Equity for the nine months ended September 30, 2020 and 2019	F-65
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-66
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-67 - F-82

ROSENKAVALIER LIMITED

KUKE MUSIC HOLDING LIMITED
INDEX TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Kuke Music Holding Limited

Opinion on the Financial Statements

        We have audited the accompanying consolidated statements of financial position of Kuke Music Holding Limited (the "Company") as of December 31, 2019, December 31, 2018 and January 1, 2018, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, December 31, 2018 and January 1, 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young
We have served as the Company's auditor since 2019.
Hong Kong, The People's Republic of China
September 8, 2020

KUKE MUSIC HOLDING LIMITED

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND
OTHER COMPREHENSIVE INCOME

		Years ended December 31,
	Notes	2019		2018
		RMB'000		RMB'000
Revenue	4		146,054		152,241
Cost of sales			(32,343)		(34,114)

Gross profit			113,711		118,127
Other income, net	8.1		3,830		3,693
Selling and distribution expenses			(18,252)		(21,454)
Administrative expenses			(27,312)		(45,025)
Impairment losses on financial assets, net			(3,088)		(2,875)
Other operating expenses			(42)		(4)

Operating profit			68,847		52,462
Finance costs	8.2		(3,242)		(1,910)
Finance income	8.3		258		59

Profit before tax			65,863		50,611
Income tax expense	9		(9,101)		(10,147)

Profit for the year and total comprehensive income for the year			56,762		40,464

Attributable to:
Equity holders of the parent			56,106		38,612
Non-controlling interests			656		1,852

			56,762		40,464

EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE PARENT	10
Basic		RMB	3.08	RMB	2.13

Diluted		RMB	3.08	RMB	2.13

The accompanying notes are an integral part of the consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Notes	December 31, 2019	December 31, 2018	January 1, 2018
		RMB'000	RMB'000	RMB'000
NON-CURRENT ASSETS
Property, plant and equipment	11	4,119	2,589	1,622
Intangible assets	12	168,505	130,412	67,395
Right-of-use assets	23	10,728	1,938	3,877
Trade receivable	14	—	—	9,761
Prepayments, other receivables and other assets	15	91,542	28,789	2,023
Net investments in subleases	23	2,325	—	—
Deferred tax assets	9	3,796	3,723	3,185

Total non-current assets		281,015	167,451	87,863

CURRENT ASSETS
Inventories	13	1,807	1,005	430
Trade receivables	14	181,125	116,048	77,667
Prepayments, other receivables and other assets	15	14,949	7,881	5,761
Net investments in subleases	23	1,245	—	—
Due from a related party	25	370	—	—
Due from shareholders	25	105	105	105
Pledged deposit	18	—	36,930	—
Cash and cash equivalents	17	23,010	31,128	13,696

Total current assets		222,611	193,097	97,659

Total assets		503,626	360,548	185,522

EQUITY
Issued capital	19	118	118	105
Reserves	19	278,584	222,455	106,718

Equity attributable to equity holders of the parent		278,702	222,573	106,823
Non-controlling interests		3,859	3,236	1,384

Total equity		282,561	225,809	108,207

NON-CURRENT LIABILITIES
Other payable	24	31,700	—	—
Contract liabilities	21	436	1,097	707
Lease liabilities	23	9,496	—	2,063

Total non-current liabilities		41,632	1,097	2,770

CURRENT LIABILITIES
Trade payables	20	34,697	22,955	12,098
Other payables and accruals	24	58,680	46,315	33,069
Contract liabilities	21	16,049	14,341	10,794
Due to a shareholder	25	—	—	1,008
Due to a related party	25	—	—	5,400
Interest-bearing loans and borrowings	22	55,000	39,700	5,000
Lease liabilities	23	5,217	2,161	2,500
Income tax payable		9,790	8,170	4,676

Total current liabilities		179,433	133,642	74,545

Total liabilities		221,065	134,739	77,315

Total equity and liabilities		503,626	360,548	185,522

The accompanying notes are an integral part of the consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to equity holders of the parent
	Issued capital	Capital reserve	Retained earnings	Total	Non- controlling interests	Total equity
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
At January 1, 2018	105	84,329	22,389	106,823	1,384	108,207
Profit and total comprehensive income for the year	—	—	38,612	38,612	1,852	40,464
Issuance of ordinary shares	13	77,125	—	77,138	—	77,138

At December 31, 2018 and at January 1, 2019	118	161,454	61,001	222,573	3,236	225,809
Profit and total comprehensive income for the year	—	—	56,106	56,106	656	56,762
Acquisition of non-controlling interests	—	23	—	23	(33)	(10)

At December 31, 2019	118	161,477	117,107	278,702	3,859	282,561

The accompanying notes are an integral part of the consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years ended December 31,
	Notes	2019	2018
		RMB'000	RMB'000
Cash flows from operating activities
Profit before tax		65,863	50,611
Adjustments for:
Finance costs	8.2	3,242	1,910
Finance income	8.3	(258)	(59)
Depreciation of property, plant and equipment	11	1,251	834
Depreciation of right-of-use assets	23	1,618	1,939
Amortisation of intangible assets	12	3,762	2,592
Loss on disposal of property, plant and equipment		41	4
Impairment of trade receivables, net	14	2,282	2,875
Impairment of other receivables	15	806	—

		78,607	60,706
Working capital adjustments:
Increase in inventories		(116)	(575)
Increase in trade receivables		(67,359)	(31,495)
Increase in prepayments, other receivables and other assets		(40,973)	(1,859)
Increase in an amount due from a related party		(370)	—
Increase in trade payables		11,742	10,857
Increase in other payables and accruals		42,364	13,246
Increase in contract liabilities		1,047	3,937
Decrease in an amount due to a shareholder		—	(1,008)
Decrease in an amount due to a related party		—	(5,400)

Cash generated from operations		24,942	48,409
Income tax paid		(7,554)	(7,191)

Net cash flows from operating activities		17,388	41,218

Cash flows from investing activities
Interest received		258	59
Purchase of intangible assets		(19,119)	(64,666)
Purchase of property, plant and equipment		(3,511)	(1,805)
Increase in deposits paid for property, plant and equipment		(9,956)	—
Increase in deposits paid for intangible assets		(42,434)	(27,970)
Proceeds from disposal of items of property, plant and equipment		3	—
Receipt of principal portion of net investments in subleases		521	—
Decrease/(increase) in a pledged deposit		36,930	(36,930)

Net cash flows used in investing activities		(37,308)	(131,312)

Cash flows from financing activities
Acquisition of non-controlling interests		(10)	—
Proceeds from issuance of ordinary shares		—	77,138
Proceeds from bank borrowings		5,000	39,700
Repayment of bank borrowings		(39,700)	—
Proceeds from other borrowings		50,000	—
Repayment of other borrowings		—	(5,000)
Payment of principal portion of lease liabilities		(1,996)	(2,402)
Interest paid		(1,492)	(1,910)

Net cash flows from financing activities		11,802	107,526

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		(8,118)	17,432
Cash and cash equivalents at beginning of year		31,128	13,696

CASH AND CASH EQUIVALENTS AT END OF YEAR		23,010	31,128

The accompanying notes are an integral part of the consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Corporate information

1.1    General information

        The Company was incorporated in the Cayman Islands on September 13, 2017, as an exempted company with limited liability under the Companies Act, Cap. 22 (Act 3 of 1961, as consolidated and revised) of the Cayman Islands.

        The principal activity of the Company is investment holding while its subsidiaries are principally engaged in the distribution of commercial copyrights and provision of music education solutions (the "Listing Business") in the People's Republic of China (the "PRC").

1.2    Reorganisation

        Prior to the incorporation of the Company and the Reorganisation (as defined below), the Listing Business was carried out by Beijing Kuke Music Company Limited ("Beijing Kuke Music") and its 50.5% owned subsidiary, Naxos (Beijing) Culture & Communication Co., Ltd. ("Naxos China") (collectively the "PRC Operating Entities"). Beijing Kuke Music was previously listed on the National Equities Exchange and Quotations Co., Ltd. (the "NEEQ") in the PRC on August 4, 2016, with stock code 838660, and was voluntarily delisted on November 20, 2017.

        In anticipation of the listing in a stock market of the United States of America, the Group underwent a reorganisation (the "Reorganisation"), whereby the Company issued 16,213,275 ordinary shares to the Beijing Kuke Music shareholders in exchange for Beijing Kuke Music and its shareholdings in Naxos China. The Company entered into a series of contractual agreements to transfer the business operations of Beijing Kuke Music to its wholly owned subsidiary, Kuke Future International Technology (Beijing) Co. Ltd. ("Kuke International"). Concurrently, the Company also acquired 50.5% of Naxos China held by Beijing Kuke Music as part of the Reorganisation.

        In February 2018, variable interest entity ("VIE") agreements were entered into, conferring Kuke International the rights to control and to receive variable returns from Beijing Kuke Music. As a result of the VIE agreements, Beijing Kuke Music was consolidated as an indirect subsidiary of the Company.

        The aforesaid Reorganisation was completed in February 2018, and the Company became the holding company of the subsidiaries now comprising the Group. Upon completion of the Reorganisation and as at the date of these financial statements, the Company had direct or indirect interests in the subsidiaries as set out below, all of which are private entities with limited liabilities. All companies now comprising the Group have adopted December 31 as their financial year end date.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Corporate information (Continued)

1.2    Reorganisation (Continued)

		Percentage of ownership/interest/ voting rights
	Place and date of incorporation/ establishment			Issued and fully paid ordinary share capital/ registered capital	Principal activities
Name		Directly	Indirectly
Rococo Holding Limited ("Rococo")	British Virgin Islands ("BVI"), limited liability company September 21, 2017	100%	—	United States Dollar ("US$") 1	Investment holding
Gauguin Limited ("Gauguin")	Hong Kong, limited liability company October 6, 2017	—	100%	Hong Kong Dollars ("HK$") 60,000,000 note(i)	Investment holding
Kuke International	PRC, limited liability company December 14, 2017	—	100%	US$10,000,000 note(ii)	Investment holding
Beijing Kuke Music Co. Ltd.* (formerly known as Beijing Cathay Orient Information Technology Company Limited ("Beijing Kuke Music")	PRC, June 7, 2000, limited liability company, changed to joint stock liability company on February 16, 2016	—	100%	RMB16,213,275	Distribution of commercial copyrights and provision of music education solutions

Naxos (Beijing) Culture & Communication Co., Ltd.* ("Naxos China")	PRC, limited liability company, January 25, 2016	—	51%	RMB2,000,000	Distribution of commercial copyrights

*
English names of these companies represent the best efforts made by the Company to translate their Chinese names as these companies do not have official English names.

Notes:

(i)
The issued share capital of Gauguin increased from HK$1 to HK$60,000,000 on March 22, 2018.

(ii)
The issued share capital of Kuke International increased from US$1,000,000 to US$10,000,000 on March 13, 2018.

2. Significant accounting policies

2.1    Basis of preparation and first-time adoption of IFRS

        Pursuant to the Reorganisation, as more fully explained in the paragraphs headed "Reorganisation" above, the Company became the holding company of the companies now comprising the Group in February 2018. The Reorganisation has not resulted in any changes of economic substances of the business of the companies now comprising the Group before and after the Reorganisation. Accordingly, for the purpose of these consolidated financial statements the historical financial information for the reporting periods has been presented as a continuation of Beijing Kuke Music by applying the pooling of interests method as if the Reorganisation had been completed at the beginning of the reporting periods presented.

        The consolidated statements of financial position of the Group as at December 31, 2019 and 2018 and January 1, 2018 were prepared to present the assets and liabilities of the subsidiaries using the existing book values from Beijing Kuke Music's perspective. No adjustments are made to reflect fair values, or to recognise any new assets or liabilities as a result of the Reorganisation.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.1    Basis of preparation and first-time adoption of IFRS (Continued)

        Equity interests in subsidiaries held by parties other than the Beijing Kuke Music shareholders, and changes therein, prior to the Reorganisation are presented as non-controlling interests in equity applying the principles of the pooling of interest method.

        All intra-group transactions and balances are eliminated on consolidation.

        The consolidated financial statements are prepared in accordance with International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board ("IASB"). The Group has applied IFRS for the first time to the consolidated financial statements for the years ended December 31, 2019 and 2018. All IFRSs issued by the IASB, effective at the time of preparing these consolidated financial statements have been applied. As the Group neither prepared nor reported a complete set of financial statements in tha past, the reconciliations from previous GAAP to IFRS were not disclosed.

        The Group prepared the consolidated financial statements that comply with IFRS applicable as at December 31, 2019, together with the comparative period data for the year ended December 31, 2018, as described in the summary of significant accounting policies. In preparing the consolidated financial statements, the Group's opening statement of financial position was prepared as at January 1, 2018, the Group's date of transition to IFRS. The Group did not use any optional exemptions to full retrospective application of IFRS set out within IFRS 1.

        The consolidated financial statements of the Group were authorised for issue in accordance with a resolution of the directors on September 8, 2020.

        The consolidated financial statements are prepared on a going concern basis.

        The consolidated financial statements are prepared on a historical cost basis. The consolidated financial statements are presented in Renminbi ("RMB") and all values are rounded to the nearest thousands, except for the number of shares and per share data.

2.2    Basis of consolidation

        The consolidated financial statements comprise the financial statements of the Company and its subsidiaries (collectively referred to as the "Group") for the years ended December 31, 2019 and 2018. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

  •
  Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

  •
  Exposure, or rights, to variable returns from its involvement with the investee

  •
  The ability to use its power over the investee to affect its returns

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.2    Basis of consolidation (Continued)

        Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

  •
  The contractual arrangement(s) with the other vote holders of the investee

  •
  Rights arising from other contractual arrangements

  •
  The Group's voting rights and potential voting rights

        The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

        Profit or loss and each component of other comprehensive income ("OCI") are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group's accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

        A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

        If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.

2.3    Summary of significant accounting policies

a)
Business combinations and goodwill

        Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

        When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

a)
Business combinations and goodwill (Continued)

        Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognised in profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognised in profit or loss.

        Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed). If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in profit or loss.

        After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash-generating units ("CGUs") that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

        Where goodwill is allocated to a CGU and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the CGU retained.

b)
Current versus non-current classification

        The Group presents assets and liabilities in the statement of financial position based on current/non-current classification. An asset is current when it is:

  •
  Expected to be realised or intended to be sold or consumed in the normal operating cycle

  •
  Held primarily for the purpose of trading

  •
  Expected to be realised within twelve months after the reporting period

      Or

  •
  Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

        All other assets are classified as non-current.

        A liability is current when:

  •
  It is expected to be settled in the normal operating cycle

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

b)
Current versus non-current classification (Continued)

•
It is held primarily for the purpose of trading

•
It is due to be settled within twelve months after the reporting period

      Or

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

        The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

        The Group classifies all other liabilities as non-current.

        Deferred tax assets and liabilities are classified as non-current assets and liabilities.

c)
Revenue from contracts with customers

        Revenue from contracts with customers is recognised when control of the services or goods are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services or goods. Revenue is recognised net of Value Added Taxes ("VAT") as the VAT is levied on the customer and the Group is collecting VAT on behalf of third parties. The Group does not adjust the transaction price for the effects of a significant financing component if the period between when the entity transfer the promised good or service and when the customer pays for that good or service is within one year. The revenue arrangements with a significant financing component is immaterial for the reporting periods.

        The disclosures of significant accounting judgements, estimates and assumptions relating to revenue from contracts with customers are provided in Note 3.

        The Group is in the business of distributing commercial copyright and sales of music education solution.

Subscription revenue

        Subscription revenue is generated from the sale of smart music devices and providing customers with the right to access the Group's and third-party databases through websites and mobile apps. Database subscription services customers primarily consist of universities, colleges and public libraries in the PRC, which pay for access by their respective students, faculty members or library patrons, as the case may be, and to a lesser extent, individuals. The Group also offers various smart music devices to institutional customers, allowing offline access to selected music content.

(i) Subscription revenue-music content database service

        The Group provides web-based and mobile-based access to the music content database to its customers, mainly universities, colleges and public libraries and is the principal of the arrangement. The performance obligation consists of providing music database access and related services (e.g. 24-hours remote support services) that are not considered distinct in the context of the contract. The performance obligation is satisfied over the subscription period. The payment is generally due in 7 to 365 days after the Group begins to provide the customer access to the music content database. In some contracts, short-term advances are required before the database service is provided.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

c)
Revenue from contracts with customers (Continued)

Subscription revenue (Continued)

(ii) Subscription revenue-third-party database service

        The Group acts as an agent for database owners which provide database services to colleges and public libraries. The Group recognises revenue at the net amount that is retained from these arrangements. The performance obligation is satisfied when the Group sold the database services and the payment is generally due in 7 to 365 days after the database owners begin to provide database access to the customers.

(iii) Subscription revenue-sale of smart music devices

        The Group sells hardware with embedded content and revenue is recognised upon delivery of the devices. The payment is generally due within 1 year from delivery.

Licensing

        Licensing revenue is generated by licensing certain music copyrights to internet music service providers for digital streaming or downloading through their online platforms. Licensing customers also include, to a much lesser extent, digital music service providers, smart hardware manufacturers and game developers. The licensing business mainly includes two types of contracts: (i) licensing with fixed payment; and (ii) licensing with a minimum guarantee and a revenue-sharing arrangement.

(i) Licensing-with a fixed payment

        The Group licenses specific music content to the customers. Revenue is recognised when the licensed copyright is made available for the customer's use and benefit, typically upon transfer of the licensed content to the customer. Payment is generally due within 90 to 365 days from transfer.

(ii) Licensing-with minimum guarantee and revenue-sharing arrangement

        For these arrangements, the Group typically: (i) licenses a specific listing of music content; and (ii) licenses future music content on an if-and-when-available basis over a specified period of time. The performance obligation relating to the licensing of a specific listing of music content is satisfied when the specified licensed copyright is made available for the customer's use and benefit, typically, upon transfer of the licensed content to the customer. The performance obligation relating to licensing of future music content is satisfied over the specified licensing period. These arrangements typically include a minimum guarantee payment and a revenue-sharing arrangement which requires additional payments if the usage of the music content exceeds specified thresholds. Royalties exceeding the minimum guaranteed amount is recognised when the usage occurs. No royalties exceeding the minimum guaranteed amount was received during the reporting periods.

        The minimum guarantee is generally due in 7 to 365 days from delivery of existing music content, and the royalties from the revenue-sharing arrangement is calculated on a monthly or quarterly basis and is due within 30 days from month or quarter end.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

c)
Revenue from contracts with customers (Continued)

(ii) Licensing-with minimum guarantee and revenue-sharing arrangement (Continued)

Smart music education business

        The Group has two business models for its smart music education business: sale of smart music products and smart music education classes.

(i) Sale of smart music products

        Revenue from the sale of smart music products includes the sale of: (i) integrated Kukey smart pianos; (ii) self-developed smart teaching system installed on a network storage server; and (iii) piano accessories such as professional around-ear headphones. Revenue is recognised upon delivery of the specified smart music products. The payment is generally due within 1 year from delivery.

(ii) Smart music education

        The Group provides music education classes conducted through Kukey smart pianos. The performance obligation is satisfied over-time as the student attends the music education class and customers generally prepaid for the smart music education services.

Cost to obtain a contract

        The Group applies the optional practical expedient to immediately expense costs to obtain a contract if the amortisation period of the asset that would have been recognised is one year or less. As such, sales commissions are immediately recognised as an expense as incurred.

Contract balances

Trade receivables

        A receivable is recognised if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets in section k) Financial instruments—initial recognition and subsequent measurement.

Contract liabilities

        A contract liability is recognised if a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related services. Contract liabilities are recognised as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer).

Variable consideration

        The licensing-with a minimum guarantee and revenue-sharing arrangement contracts include variable consideration which if the revenue-sharing outcome exceed the minimum guarantee, the consideration should be revenue-sharing outcome, if not, the consideration is the minimum guarantee.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

c)
Revenue from contracts with customers (Continued)

Variable consideration (Continued)

        The revenue-sharing arrangement is a usage-based royalty promised in exchange for a license of intellectual property which is only recognised when the subsequent usage occurs.

d)
Government grants

        Government grants are recognised where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognised as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognised as income in equal amounts over the expected useful life of the related asset.

        When the Group receives grants of non-monetary assets, the asset and the grant are recorded at nominal amounts and released to profit or loss over the expected useful life of the asset, based on the pattern of consumption of the benefits of the underlying asset by equal annual instalments.

e)
Taxes

Current income tax

        Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

        Current income tax relating to items recognised directly in equity is recognised in equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

        Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

        Deferred tax liabilities are recognised for all taxable temporary differences, except:

  •
  When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

  •
  In respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

e)
Taxes (Continued)

Deferred tax (Continued)

        Deferred tax assets are recognised for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised, except:

  •
  When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

  •
  In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

        The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are re-assessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

        Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

        Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in OCI or directly in equity.

        Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognised subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognised in profit or loss.

        The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realise the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Sales tax

        Expenses and assets are recognised net of the amount of sales tax, except:

  •
  When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

e)
Taxes (Continued)

Sales tax (Continued)

  •
  When receivables and payables are stated with the amount of sales tax included The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

        The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

f)
Foreign currencies

        The Group's consolidated financial statements are presented in RMB, which is also the parent company's functional currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group uses the direct method of consolidation and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.

i)
Transactions and balances

        Transactions in foreign currencies are initially recorded by the Group's entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

        Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

        Differences arising on settlement or translation of monetary items are recognised in profit or loss with the exception of monetary items that are designated as part of the hedge of the Group's net investment in a foreign operation. These are recognised in OCI until the net investment is disposed of, at which time, the cumulative amount is reclassified to profit or loss. Tax charges and credits attributable to exchange differences on those monetary items are also recognised in OCI.

        Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

        In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognises the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration.

ii)
Group companies

        On consolidation, the assets and liabilities of foreign operations are translated into RMB at the rate of exchange prevailing at the reporting date and their profit or loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to profit or loss.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

f)
Foreign currencies (Continued)

ii)
Group companies (Continued)

        Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

g)
Property, plant and equipment

        Plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment. When significant parts of plant and equipment are required to be replaced at intervals, the Group depreciates them separately based on their specific useful lives. Likewise, when a major inspection is performed, its cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in profit or loss as incurred. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

• Leasehold improvements	Over the lease terms
• Music education equipment	5 years
• Furniture and fixtures	3 to 4 years
• Office equipment	3 to 5 years

        An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss when the asset is derecognised.

        The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

h)
Leases

        The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Group as a lessee

        The Group applies a single recognition and measurement approach for all leases, except for leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

h)
Leases (Continued)

Group as a lessee (Continued)

i)
Right-of-use assets

        The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the lease term.

        If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

        The right-of-use assets are also subject to impairment. Refer to the accounting policies in section (m) Impairment of non-financial assets.

ii)
Lease liabilities

        At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognised as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

        In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow over a similar term, similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

iii)
Leases of low-value assets

        The Group applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

h)
Leases (Continued)

Group as a lessor

        A lease is classified as a finance lease if the Group transfers substantially all the risks and rewards incidental to ownership of an asset. Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. For subleases, the Group, as the intermediate lessor, classifies the sublease by reference to the right-of-use asset arising from the head lease, rather than by reference to the underlying asset.

        For subleases classified as finance leases, the Group derecognises the right-of-use asset on the headlease and recognises net investments in the sublease. Any difference between the right-of-use asset and the net investments in the sublease is recognised in the profit or loss. The Group continues to the account for the original lease liability. Interest income on the sublease and interest expense on the head lease is recognised during the term of the sublease.

i)
Borrowing costs

        Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

j)
Intangible assets

        Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses. Internally generated intangibles, excluding capitalised development costs, are not capitalised and the related expenditure is reflected in profit or loss in the period in which the expenditure is incurred.

        The useful lives of intangible assets are assessed as either finite or indefinite.

        Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in profit or loss in the expense category that is consistent with the function of the intangible assets.

        An intangible asset is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

j)
Intangible assets (Continued)

Research and development costs

        Research costs are expensed as incurred. Development expenditures on an individual project are recognised as an intangible asset when the Group can demonstrate:

  •
  The technical feasibility of completing the intangible asset so that the asset will be available for use or sale

  •
  Its intention to complete and its ability and intention to use or sell the asset

  •
  How the asset will generate future economic benefits

  •
  The availability of resources to complete the asset

  •
  The ability to measure reliably the expenditure during development

        Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when development is complete and the asset is available for use. It is amortised over the period of expected future benefit. Amortisation is recorded in cost of sales. During the period of development, the asset is tested for impairment annually.

Software

        Software is stated at cost less any impairment losses and is amortised on the straight-line basis over its estimated useful economic life of 3 years.

Copyrights

        Copyrights are stated at cost less any impairment losses and are amortised on the straight-line basis over their estimated useful economic lives of 15 to 49 years.

k)
Financial instruments—initial recognition and subsequent measurement

        A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i)
Financial assets

Initial recognition and measurement

        Financial assets are classified, at initial recognition, as subsequently measured at amortised cost, fair value through OCI, and fair value through profit or loss.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

k)
Financial instruments—initial recognition and subsequent measurement (Continued)

i)
Financial assets (Continued)

Initial recognition and measurement (Continued)

        The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Group's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price as disclosed in section (c) Revenue from contracts with customers.

        In order for a financial asset to be classified and measured at amortised cost or fair value through OCI, it needs to give rise to cash flows that are 'solely payments of principal and interest (SPPI)' on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

        The Group's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

        Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognised on the trade date, i.e., the date that the Group commits to purchase or sell the asset.

Subsequent measurement

        For purposes of subsequent measurement, financial assets are classified in one category:

  •
  Financial assets at amortised cost (debt instruments)

Financial assets at amortised cost (debt instruments)

        Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

k)
Financial instruments—initial recognition and subsequent measurement (Continued)

i)
Financial assets (Continued)

Derecognition

        A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group's consolidated statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired

    Or

  •
  The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

        When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

        Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment

        Further disclosures relating to impairment of financial assets are also provided in the following notes:

• Disclosures for significant estimates and assumptions	Note 3
• Trade receivables	Note 14
• Prepayments, other receivables and other assets	Note 15

        The Group recognises an allowance for expected credit losses ("ECLs") for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

k)
Financial instruments—initial recognition and subsequent measurement (Continued)

i)
Financial assets (Continued)

Impairment (Continued)

General approach

        ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

        At each reporting date, the Group assesses whether the credit risk on a financial instrument has increased significantly since initial recognition. When making the assessment, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition and considers reasonable and supportable information that is available without undue cost or effort, including historical and forward-looking information.

        The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

        Financial assets at amortised cost are subject to impairment under the general approach and they are classified within the following stages for measurement of ECLs except for trade receivables which apply the simplified approach as detailed below.

        Stage 1—Financial instruments for which credit risk has not increased significantly since initial recognition and for which the loss allowance is measured at an amount equal to 12-month ECLs

        Stage 2—Financial instruments for which credit risk has increased significantly since initial recognition but that are not credit-impaired financial assets and for which the loss allowance is measured at an amount equal to lifetime ECLs

        Stage 3—Financial assets that are credit-impaired at the reporting date (but that are not purchased or originated credit-impaired) and for which the loss allowance is measured at an amount equal to lifetime ECLs

Simplified approach

        For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

k)
Financial instruments—initial recognition and subsequent measurement (Continued)

ii)
Financial liabilities

Initial recognition and measurement

        Financial liabilities are classified, at initial recognition, as loans and borrowings, payables, as appropriate.

        All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

Subsequent measurement

        For purposes of subsequent measurement, financial liabilities are classified in one categories:

  •
  Financial liabilities at amortised cost (loans and borrowings)

Financial liabilities at amortised cost (loans and borrowings)

        After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

        Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is recognised in profit or loss.

        This category generally applies to interest-bearing loans and borrowings. For more information, refer to Note 16.

Derecognition

        A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in profit or loss.

iii)
Offsetting of financial instruments

        Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.

l)
Inventories

        All inventories are finished goods.

        Inventories are valued at the lower of cost (determined on a first-in, first-out method) and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale. The Group identifies potentially slow-moving and obsolete inventories through physical counts, monitoring of inventories on hand, and specific identification, and makes adjustments to net realisable value as necessary.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

m)
Impairment of non-financial assets

        Further disclosures relating to impairment of non-financial assets are also provided in the following notes:

• Disclosures for significant estimates and assumptions	Note 3
• Property, plant and equipment	Note 11
• Intangible assets	Note 12

        The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

        In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

        The Group bases its impairment calculation on most recent budgets and forecast calculations, which are prepared separately for each of the Group's CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

        Impairment losses are recognised in profit or loss in expense categories consistent with the function of the impaired asset.

        For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset's or CGU's recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in profit or loss.

n)
Cash and cash equivalents

        Cash and cash equivalents in the consolidated statement of financial position comprise cash at banks and on hand and short-term highly liquid deposits with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

n)
Cash and cash equivalents (Continued)

        For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits, as defined above, net of outstanding bank overdrafts as they are considered an integral part of the Group's cash management.

o)
Provisions

General

        Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in profit or loss net of any reimbursement.

        If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Warranty provisions

        The Group provides warranties for general repairs of defects that existed at the time of sale, as required by law. Provisions related to these assurance-type warranties are recognised when the product is sold or the service is provided to the customer. Initial recognition is based on historical experience. The estimate of warranty-related costs is revised annually.

Onerous contracts

        If the Group has a contract that is onerous, the present obligation under the contract is recognised and measured as a provision. However, before a separate provision for an onerous contract is established, the Group recognises any impairment loss that has occurred on assets dedicated to that contract.

        An onerous contract is a contract under which the unavoidable costs (i.e., the costs that the Group cannot avoid because it has the contract) of meeting the obligations under the contract exceed the economic benefits expected to be received under it. The unavoidable costs under a contract reflect the least net cost of exiting from the contract, which is the lower of the cost of fulfilling it and any compensation or penalties arising from failure to fulfil it. The cost of fulfilling a contract comprises the costs that relate directly to the contract (i.e., both incremental costs and an allocation of costs directly related to contract activities).

p)
Pensions and other post-employment benefits

        Full time employees of the Group in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labour regulations require that the Group make contributions to the government for these benefits based on a certain percentage of the employee's salaries. The Group has no legal obligation for the benefits beyond the contributions.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

q)
Share-based payments

        Employees (including senior executives) and consultants of the Group receive remuneration in the form of share-based payments, whereby employees and consultants render services as consideration for equity instruments (equity-settled transactions).

Equity-settled transactions

        The cost of equity-settled transactions is determined by the fair value at the date when the grant is made.

        That cost is recognised in administrative expenses, together with a corresponding increase in equity (other capital reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognised for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group's best estimate of the number of equity instruments that will ultimately vest. The expense or credit in profit or loss for a period represents the movement in cumulative expense recognised as at the beginning and end of that period.

        Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group's best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

        No expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

        When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

r)
Related parties

        A party is considered to be related to the Group if:

  (a)
  the party is a person or a close member of that person's family and that person

  (i)
  has control or joint control over the Group;

  (ii)
  has significant influence over the Group; or

  (iii)
  is a member of the key management personnel of the Group or of a parent of the Group;

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

r)
Related parties (Continued)

  or

  (b)
  the party is an entity where any of the following conditions applies:

  (i)
  the entity and the Group are members of the same group;

  (ii)
  one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

  (iii)
  the entity and the Group are joint ventures of the same third party;

  (iv)
  one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

  (v)
  the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

  (vi)
  the entity is controlled or jointly controlled by a person identified in (a);

  (vii)
  a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and

  (viii)
  the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

s)
Fair value measurement

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

  •
  In the principal market for the asset or liability

        Or

  •
  In the absence of a principal market, in the most advantageous market for the asset or liability

        The principal or the most advantageous market must be accessible by the Group.

        The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

        All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

  •
  Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities

  •
  Level 2—Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

  •
  Level 3—Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

s)
Fair value measurement (Continued)

        For assets and liabilities that are recognised in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

        For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

3. Significant accounting judgements, estimates and assumptions

        The preparation of the Group's consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

        Other disclosures relating to the Group's exposure to risks and uncertainties includes:

• Capital management	Note 6
• Financial instruments risk management and policies	Note 16.4
• Sensitivity analyses disclosures	Note 16.4

Judgements

        In the process of applying the Group's accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Contractual arrangement

        As disclosed in Note 7, the Group exercises control over Beijing Kuke Music and enjoys all the economic benefits of Beijing Kuke Music through VIE agreements.

        The Group considers that it controls Beijing Kuke Music, notwithstanding the fact that it does not hold any direct equity interest in Beijing Kuke Music, as it has power over the financial and operating policies of Beijing Kuke Music and receives substantially all of the economic benefits from the business activities of Beijing Kuke Music through the VIE agreements. Accordingly, Beijing Kuke Music has been accounted as a subsidiary during the reporting periods.

Revenue recognition-principal versus agent considerations

        The Group enters into contracts with database holders to provide, on their behalf, database service to colleges and libraries. The Group determined that it does not control the database services before they are transferred to customers and it does not obtain benefits from the database services.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting judgements, estimates and assumptions (Continued)

Judgements (Continued)

Revenue recognition-principal versus agent considerations (Continued)

        The following factors indicate that the Group is an agent in these contracts:

  •
  The Group is not primarily responsible for fulfilling the promise to provide database services;

  •
  The Group has no discretion in establishing the pricing for such database services;

  •
  The Group's consideration is in the form of a commission

Determining the lease term of contract with renewal option-Group as lessee

        The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised.

        The Group has a lease contract that include extension options, the Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal option. After the commencement date, the Group reassess the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew.

        The Group included the renewal period as part of the lease term for the lease of an office property. The Group typically exercises its option to renew for the lease because there will be a significant negative effect from relocating the Group's operations.

Estimates and assumptions

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

Provision for expected credit losses of trade receivables and other financial assets at amortised cost

        The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days past due for groupings of various customer segments that have similar loss patterns.

        The provision matrix is initially based on the Group's historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience with forward-looking information. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analysed.

        The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecast economic conditions. The Group's historical credit loss experience and forecast of economic conditions may also not be representative of customer's actual default in the future. The information about the ECLs on the Group's trade receivables and other receivables are disclosed in Notes 14 and 15, respectively.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting judgements, estimates and assumptions (Continued)

Estimates and assumptions (Continued)

Provision for expected credit losses of trade receivables and other financial assets at amortised cost (Continued)

        The loss allowances for financial assets included in prepayments, other receivables and other assets are based on assumption about risk of default and expected loss rates. The Group makes adjustment in making these assumptions and selecting the inputs to the ECL calculation, based on the Group's past history, existing market condition as well as forward-looking estimates at the end of each of the reporting periods. A number of significant judgements and estimation are also required in applying the accounting requirements for measuring ECLs, such as:

  •
  Determining criteria for a significant increase in credit risk;

  •
  Identifying economic indicators for forward-looking measurements; and

  •
  Estimating future cash flows.

Useful life of intangible assets

        The Group's management determines the estimated useful lives and related amortisation for the Group's intangible assets with reference to the estimated periods that the Group intends and able to derive future economic benefits from the use of these assets. Management will revise the amortisation where useful lives are different to that of previously estimated, or it will write-off or write-down commercial obsolete or non-strategic assets that have been abandoned or sold. Actual economic lives may differ from estimated useful lives. Periodic review could result in a change in depreciable lives and therefore amortisation in profit or loss in future periods.

Impairment of non-financial assets

        The Group assesses whether there are any indicators of impairment for all non-financial assets at the end of each reporting period. The non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. An impairment exists when the carrying value of an asset or a CGU exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The calculation of the fair value less costs of disposal is based on available data from binding sales transactions in an arm's length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or CGU and choose a suitable discount rate in order to calculate the present value of those cash flows.

Taxes

        Deferred tax assets are recognised for unused tax losses and deductible temporary difference to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

        The Group had tax losses relate to subsidiaries that have a history of losses, and may not be used to offset taxable income elsewhere in the Group. The subsidiaries neither have taxable temporary differences nor tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognise deferred tax assets on the tax losses carried forward. Further details on taxes are disclosed in Note 9.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Revenue from contracts with customers

Disaggregated revenue information

        Set out below is the disaggregation of the Group's revenue from contracts with customers:

	Subscription and licensing	Smart music education business	Total
	RMB'000	RMB'000	RMB'000
Year ended December 31, 2019
Revenue from contracts with customers	81,901	64,153	146,054
Cost of sales	(20,330)	(12,013)	(32,343)

Gross profit	61,571	52,140	113,711

Year ended December 31, 2018
Revenue from contracts with customers	90,324	61,917	152,241
Cost of sales	(20,342)	(13,772)	(34,114)

Gross profit	69,982	48,145	118,127

	2019	2018
	RMB'000	RMB'000
Geographical markets
Southern China	55,597	65,007
Northern China	90,457	87,234

Total revenue from contracts with customers	146,054	152,241

Timing of revenue recognition
Revenue recognised at a point in time	126,646	123,869
Revenue recognised over time	19,408	28,372

Total revenue from contracts with customers	146,054	152,241

        The amounts of transaction prices allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at each reporting dates are as follows:

	December 31,
			January 1, 2018
	2019	2018
	RMB'000	RMB'000	RMB'000
Amounts expected to be recognised as revenue:
Within 1 year	10,000	10,722	20,788
After 1 year	1,149	962	596

	11,149	11,684	21,384

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Segment information

        IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reporting about components of the Group that are regularly reviewed by the chief operating decision-maker in order to allocate resources to segments and to assess their performance. The information reported to the directors of the Company, who are the chief operating decision makers, for the purposes of resource allocation and assessment of performance does not contain discrete operation segment financial information and the directors reviewed the financial results of the Group as a whole. Therefore, no further information on the operating segment is presented.

6. Capital management

        For the purpose of the Group's capital management, capital includes issued capital and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Group's capital management is to maximise shareholders' value.

        The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Group is not subject to any externally imposed capital requirements. No changes were made in the objectives, policies or processes to manage capital during the years ended December 31, 2019 and 2018. The Group monitors capital using a gearing ratio, which is 'net debt' divided by equity attributable to equity holders of the parent plus net debt. The Group's policy is to maintain the gearing ratio below 50%. The Group includes within net debt, interest bearing loans and borrowings, lease liabilities, trade payables, other payables and accruals, amounts due to a shareholder and related parties, less pledged deposit and cash and cash equivalents.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Capital management (Continued)

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Interest-bearing loans and borrowings (Note 22)	55,000	39,700	5,000
Lease liabilities (Note 23)	14,713	2,161	4,563
Trade payables (Note 20)	34,697	22,955	12,098
Other payables and accruals (Note 24)	90,380	46,315	33,069
Amount due to a shareholder (Note 25)	—	—	1,008
Amount due to a related party (Note 25)	—	—	5,400
Less: pledged deposit (Note 18)	—	(36,930)	—
Cash and cash equivalents (Note 17)	(23,010)	(31,128)	(13,696)

Net debt	171,780	43,073	47,442

Equity attributable to equity holders of the parent	278,702	222,573	106,823

Total equity attributable to equity holders of the parent and net debt	450,482	265,646	154,265

Gearing ratio	38%	16%	31%

7. Group information

Subsidiaries

        The consolidated financial statements of the Group include:

			% equity interest
			December 31,
		Place of incorporation/registration			January 1, 2018
Name	Principal activities		2019	2018
Rococo	Investment holding	British Virgin Islands	100%	100%	100%
Gauguin	Investment holding	Hong Kong	100%	100%	100%
Kuke International	Investment holding	PRC	100%	100%	100%
Naxos China	Distribution of commercial copyrights	PRC	51%	50.5%	50.5%

        VIE of the Group include:

			% beneficial interest
			December 31,
		Place of registration			January 1, 2018
Name	Principal activities		2019	2018
Beijing Kuke Music	Distribution of commercial copyrights and provision of music education solutions	PRC	100%	100%	100%

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Group information (Continued)

Subsidiaries (Continued)

        As PRC laws and regulations prohibit foreign ownership of online subscription and online education business, the Company primarily conducts its business in Mainland China through Beijing Kuke Music. On February 26, 2018, Kuke International, the Company's wholly owned subsidiary in the PRC, entered into the Pledge Contract with the nominee shareholders of Beijing Kuke Music for the equity interests in Beijing Kuke Music held by the nominee shareholders of Beijing Kuke Music. In addition, each nominee shareholder of Beijing Kuke Music signed a Power of Attorney, and Kuke International entered into the Exclusive Call Option Contract with Beijing Kuke Music and nominee shareholders of Beijing Kuke Music, which provide Kuke International the power to direct the activities that most significantly affect the variable returns of Beijing Kuke Music and to acquire the equity interests in Beijing Kuke Music when permitted by the PRC laws, respectively. Kuke International agreed to provide financial support to Beijing Kuke Music for its operations which obligated Kuke International to absorb losses of Beijing Kuke Music that could potentially be significant to Beijing Kuke Music. In addition, the aforementioned Powers of Attorney and the Exclusive Call Option Contract entitle Kuke International to receive variable returns from Beijing Kuke Music that are significant to Beijing Kuke Music.

        Despite the lack of technical majority ownership, Kuke International has effective control of Beijing Kuke Music through a series of VIE agreements and a parent subsidiary relationship exists between Kuke International and Beijing Kuke Music, which provides Kuke International with (a) the power over the VIE; (b) rights or exposure to variable returns from its involvement with the VIE; and (c) the ability to use its power over the VIE to affect the amount of the Kuke International's returns. Through the VIE agreements, the shareholders of Beijing Kuke Music assigned all of their voting rights underlying their equity interests in Beijing Kuke Music to Kuke International; Kuke International has the rights to receive variable returns from Beijing Kuke Music that potentially could be significant to Beijing Kuke Music; and Kuke International has the obligation to absorb losses of Beijing Kuke Music that could potentially be significant to Beijing Kuke Music. Therefore, Kuke International consolidates Beijing Kuke Music as required by IFRS 10 Consolidated Financial Statements.

        The principal terms of the VIE agreements are further described below:

  (1)
  Powers of Attorney

    Pursuant to the powers of attorney signed by Beijing Kuke Music's nominee shareholders, each nominee shareholder irrevocably authorised Kuke International to act on behalf of such shareholder as its exclusive agent and attorney to exercise all rights and power that such shareholder has in respect of its equity interest in Beijing Kuke Music (including, but not limited to, all of such shareholders' rights and voting rights to the sale, transfer, pledge or disposition of the equity interest in part or in whole, and the right to designate and appoint the directors and the executive officers of Beijing Kuke Music). The powers of attorney will remain effective ever after, until Kuke International terminates the Powers of Attorney in writing or the shares or all the assets of Beijing Kuke Music have been legally and effectively transferred to Kuke International and/or its designees.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Group information (Continued)

Subsidiaries (Continued)

  (2)
  Exclusive Call Option Agreement

    Pursuant to the exclusive call option agreement entered into amongst Beijing Kuke Music's nominee shareholders, Beijing Kuke Music and Kuke International, each nominee shareholder granted to Kuke International an irrevocable and exclusive right to purchase all or part of its equity interests in Beijing Kuke Music. The purchase price of the equity interests in Beijing Kuke Music will be a nominal price, unless the relevant government authorities or the PRC laws request that another amount be used as the purchase price, in which case the purchase price will be the lowest amount under such request. Subject to relevant PRC laws and regulations, the registered shareholders will return any amount of the purchase price they have received to Kuke International or its designees.

  (3)
  Exclusive services agreement

    Pursuant to the exclusive services agreement entered into between Beijing Kuke Music and Kuke International, Kuke International provides business support and consulting services as the exclusive provider of such services to Beijing Kuke Music, in return for a fee which is equal to 100% of the profits before tax of Beijing Kuke Music and is adjustable at the sole discretion of Kuke International. This agreement remains effective perpetually unless termination is required by Kuke International with one month's prior written notice.

  (4)
  Share Pledge contract

    Pursuant to the share pledge contract among Beijing Kuke Music's nominee shareholders, Beijing Kuke Music and Kuke International, the nominee shareholders of Beijing Kuke Music pledged all of their respective equity interests in Beijing Kuke Music to Kuke International as a continuing first priority security interest to guarantee the prompt and full performance of these nominee shareholders' and Beijing Kuke Music's obligations under the powers of attorney, the exclusive call option agreement and the exclusive services agreement. The nominee shareholders will not have the right to exercise the voting rights and rights to dividend distribution attaching to the equity interests of Beijing Kuke Music. If Beijing Kuke Music or any of the nominee shareholders breaches its obligations, Beijing Kuke Music is dissolved or the enforcement of the pledged equity interests of Beijing Kuke Music is permitted under PRC laws, Kuke International will be entitled to exercise its rights to the pledged equity interests, including the right to sell the pledged equity interests of Beijing Kuke Music through an auction or a private sale.

    If the pledged equity interests of Beijing Kuke Music are disposed for whatever reasons, all proceeds received will be attributed to Kuke International and the nominee shareholders must transfer all proceeds collected to Kuke International without consideration, to the extent permitted by PRC laws. This contract remains effective until the earlier of: (i) the discharge in full of the nominee shareholders' and Beijing Kuke Music's obligations under VIE agreements, or (ii) the completion of the disposal of the pledged equity interests in Beijing Kuke Music.

    In the opinion of the Company's legal counsel, (i) the ownership structure of Kuke International and its VIE is in compliance with the PRC laws and regulations; (ii) the contractual arrangements with Beijing Kuke Music and its nominee shareholders are valid and binding, and not in violation of the current PRC laws or regulations.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Other income and expenses

8.1    Other income, net

	2019	2018
	RMB'000	RMB'000
Government grants*	1,054	805
Waiver of trade payables	—	600
Foreign exchange differences, net	1,173	(536)
Additional deduction of VAT	684	23
Bad debt recovery	200	2,801
Others	719	—

Total other income, net	3,830	3,693

*
Various government grants were received with the aim to promote research and development as the Group operates within the cultural and creative industry. There are no unfulfilled conditions or contingencies relating to these grants.

8.2    Finance costs

	2019	2018
	RMB'000	RMB'000
Interest on loans and borrowings	2,629	1,769
Interest on lease liabilities	613	141

Total finance costs	3,242	1,910

8.3    Finance income

	2019	2018
	RMB'000	RMB'000
Bank interest income	155	59
Interest income on net investments in subleases	103	—

Total finance income	258	59

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Other income and expenses (Continued)

8.4    Depreciation, amortisation and costs of inventories

	2019	2018
	RMB'000	RMB'000
Included in cost of sales:
Depreciation of right-of-use assets	66	—
Depreciation of property, plant and equipment	233	30
Amortisation of intangible assets	3,720	2,557
Costs of inventories recognised as an expense	12,465	15,484
Included in selling expenses:
Depreciation of right-of-use assets	489	885
Included in administrative expenses:
Depreciation of right-of-use assets	1,063	1,054
Depreciation of property, plant and equipment	1,018	804
Amortisation of intangible assets	42	35

8.5    Research and development costs

        The Group's research and development concentrates on the development of smart music education solutions, which include music education system, musical software (e.g. Kuke music app, digital music cloud library), Kuke music online platform, audiobook, musical education instruments and hardware (e.g. Kukey smart pianos).

        Research and development costs that are not eligible for capitalisation are expensed in the period incurred (2019: RMB10,258,000; 2018: RMB10,642,000), and they are recognised in administrative expenses.

8.6    Wages and salaries and pension scheme contribution

	2019	2018
	RMB'000	RMB'000
Wages and salaries	19,245	21,155
Pension scheme contribution	3,053	4,249

        At December 31, 2019 and 2018 and January 1, 2018, the Group had no forfeited contributions available to reduce its contributions to the pension scheme in future years.

9. Income tax

        The major components of income tax expense for the years ended December 31, 2019 and 2018 are:

Consolidated profit or loss

	2019	2018
	RMB'000	RMB'000
Current income tax:
Current income tax charge	9,174	10,685
Deferred tax:
Relating to reversal of temporary differences	(73)	(538)

Income tax expense reported in the statement of profit or loss	9,101	10,147

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income tax (Continued)

Consolidated profit or loss (Continued)

        Reconciliation of tax expense and the accounting profit multiplied by China's domestic tax rate for 2018 and 2019:

	2019	2018
	RMB'000	RMB'000
Accounting profit before tax	65,863	50,611
At China's statutory income tax rate of 25% (2018: 25%)	16,466	12,653
Non-deductible expenses for tax purposes:
Entertainment expense	31	148
Super deductions	(1,028)	(1,062)
Effect of lower tax rate	(6,460)	(1,625)
Utilisation of previously unrecognised tax losses	—	(133)
Unrecognised tax losses	92	166

At the effective income tax rate of 14% (2018: 20%)	9,101	10,147

Income tax expense reported in the statement of profit or loss	9,101	10,147

Deferred tax

Deferred tax relates to the following:

	Consolidated statement of financial position
				Consolidated statement of profit or loss
	December 31,
			January 1, 2018
	2019	2018		2019	2018
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Expected credit losses of debt financial assets	2,386	2,074	2,063	(312)	(11)
Leases	8	33	29	25	(4)
Accrual and provisions	1,402	1,616	1,093	214	(523)

Deferred tax credit				(73)	(538)

Deferred tax assets	3,796	3,723	3,185

Reconciliation of deferred tax assets

RMB'000
As of January 1, 2018:	3,185
Deferred tax credited to the statement of profit or loss during the year	538

As of December 31, 2018:	3,723
Deferred tax credited to the statement of profit or loss during the year	73

As of December 31, 2019:	3,796

        The Group had tax losses arising in Mainland China of RMB125,000, nil and RMB532,000 as at December 31, 2019 and 2018 and January 1, 2018, respectively, that will expire in one to five years for offsetting against future taxable profits of the companies in which the losses arose.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Income tax (Continued)

Reconciliation of deferred tax assets (Continued)

        The Group had tax losses arising in Hong Kong of RMB1,380,000, RMB1,011,000 and nil as at December 31, 2019 and 2018 and January 1, 2018, respectively, that are available indefinitely for offsetting against future taxable profits of the companies in which the losses arose.

        Deferred tax assets have not been recognised in respect of the tax losses as at December 31, 2019 and 2018 and January 1, 2018 as the directors consider it is currently not probable that future taxable profits will be available against which the tax losses can be utilised.

        Pursuant to the PRC Corporate Income Tax Law, a 10% withholding tax is levied on dividends declared to foreign investors from the foreign investment enterprises established in Mainland China. A lower withholding tax rate may be applied if there is a tax treaty between Mainland China and the jurisdiction of the foreign investors. For the Group, the applicable rate is 5% or 10%. The Group is therefore liable for withholding taxes on dividends distributed by the subsidiaries established in Mainland China to foreign shareholders in respect of earnings generated.

        At December 31, 2019 and 2018 and January 1, 2018, the directors of the Company estimated that the retained earnings of the PRC subsidiaries would be retained in Mainland China for use in future operations and investments. In the opinion of the directors, it is not probable that these subsidiaries will distribute such earnings in the foreseeable future to their foreign shareholders. The aggregate amount of temporary differences for the undistributed earning associated with the investments in subsidiaries in Mainland China for which deferred tax liabilities have not been recognised was approximately RMB143,949,000, RMB87,829,000 and RMB31,935,000 at December 31, 2019 and 2018 and January 1, 2018, respectively. The Group has determined that the undistributed profits of its subsidiaries will not be distributed in the foreseeable future.

10. Earnings per share ("EPS")

        Basic EPS is calculated by dividing the profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

        The Group had no dilutive potential ordinary shares for the year ended December 31, 2018. No adjustment is made to the basic loss per share amounts presented for the year ended December 31, 2019 for the dilutive effect of the outstanding share options because they are subject to performance conditions which are not met as of December 31, 2019.

        The following table reflects the income and share data used in the basic and diluted EPS calculations:

	2019	2018
	RMB'000	RMB'000
Profit attributable to ordinary equity holders of the parent for basic and diluted EPS calculations	56,106	38,612

	2019	2018
Weighted average number of ordinary shares in issue during the year for basic and diluted EPS calculations	18,211,027	18,134,401

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Property, plant and equipment

	Leasehold improvements	Music education equipment	Furniture and fixtures	Office equipment	Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Cost
At January 1, 2018	2,051	—	332	2,681	5,064
Additions	—	1,749	23	33	1,805
Disposals	—	—	—	(77)	(77)

At December 31, 2018	2,051	1,749	355	2,637	6,792
Additions	1,587	1,806	109	9	3,511
Disposals	—	—	(232)	(1,961)	(2,193)
Transfer to inventories	—	(762)	—	—	(762)

At December 31, 2019	3,638	2,793	232	685	7,348

Accumulated depreciation
At January 1, 2018	(981)	—	(168)	(2,293)	(3,442)
Depreciation charge for the year	(535)	(33)	(73)	(193)	(834)
Disposals	—	—	—	73	73

At December 31, 2018	(1,516)	(33)	(241)	(2,413)	(4,203)
Depreciation charge for the year	(711)	(337)	(61)	(142)	(1,251)
Disposals	—	—	188	1,961	2,149
Transfer to inventories	—	76	—	—	76

At December 31, 2019	(2,227)	(294)	(114)	(594)	(3,229)

Net carrying amount
At December 31, 2019	1,411	2,499	118	91	4,119

At December 31, 2018	535	1,716	114	224	2,589

At January 1, 2018	1,070	—	164	388	1,622

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Intangible assets

	Software	Copyrights	Total
	RMB'000	RMB'000	RMB'000
Cost
At January 1, 2018	285	69,543	69,828
Additions	91	65,518	65,609

At December 31, 2018	376	135,061	135,437
Additions	15	41,840	41,855

At December 31, 2019	391	176,901	177,292

Accumulated amortisation
At January 1, 2018	(262)	(2,171)	(2,433)
Charge for the year	(35)	(2,557)	(2,592)

At December 31, 2018	(297)	(4,728)	(5,025)
Charge for the year	(42)	(3,720)	(3,762)

At December 31, 2019	(339)	(8,448)	(8,787)

Net carrying amount
At December 31, 2019	52	168,453	168,505

At December 31, 2018	79	130,333	130,412

At January 1, 2018	23	67,372	67,395

13. Inventories

	December 31,
			January 1, 2018
	2019	2018
	RMB'000	RMB'000	RMB'000
Finished goods	1,807	1,005	430

14. Trade receivables

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Trade receivables
Receivables from third-party customers	184,471	119,507	98,116
Allowance for ECL	(3,346)	(3,459)	(10,688)

Total trade receivables	181,125	116,048	87,428

Current	181,125	116,048	77,667
Non-current	—	—	9,761

        Trade receivables are non-interest bearing and are generally on terms of 7 to 365 days.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Trade receivables (Continued)

        The movements in allowance for ECL are as follows:

	2019	2018
	RMB'000	RMB'000
At the beginning of the year	(3,459)	(10,688)
Impairment losses, net	(2,282)	(2,875)
Amount written off as uncollectible	2,395	10,104

At the end of the year	(3,346)	(3,459)

15. Prepayments, other receivables and other assets

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Non-current
Prepayments	1,163	789	952
Deposits	57,724	27,970	1,043
Loan receivable	33,323	—	—
Other receivables	138	30	28

	92,348	28,789	2,023
Allowance for ECL	(806)	—	—

Total	91,542	28,789	2,023

Current
Prepayments	12,325	4,353	3,458
Deposits	87	191	111
Other receivables	2,537	3,337	2,192

Total	14,949	7,881	5,761

        Loan receivable as at December 31, 2019 is unsecured and with an original maturity of three years.

        An impairment analysis on the loan receivable is performed at December 31, 2019 by considering the probability of default of comparable companies with published credit ratings and forecasts of future economic conditions, as appropriate. As at December 31, 2019, the probability of default applied to the loan receivable is 2.67% and the loss given default is estimated to be 62.52%.

        Apart from RMB806,000 impairment on a loan receivable as at December 31, 2019, none of the above assets are either past due or impaired. The financial assets included in the above balances relate to deposits and receivables for which there was no recent history of default. Since the deposits, other receivables and other assets are related to receivables that are not past due, the expected credit loss rates are assessed to be minimal.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Prepayments, other receivables and other assets (Continued)

        The movements in allowance for ECL are as follows:

	2019	2018
	RMB'000	RMB'000
At the beginning of the year	—	—
Impairment losses, net	(806)	—

At the end of the year	(806)	—

16. Financial assets and financial liabilities

16.1    Financial assets

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Financial assets at amortised cost
Current
Trade receivables (Note 14)	181,125	116,048	77,667
Financial assets included in prepayments, other receivables and other assets	2,624	3,528	2,303
Net investments in subleases	1,245	—	—
Amount due from a related party	370	—	—
Amounts due from shareholders	105	105	105
Pledged deposit	—	36,930	—
Cash and cash equivalents	23,010	31,128	13,696

Total current financial assets	208,479	187,739	93,771

Non-current
Trade receivables (Note 14)	—	—	9,761
Financial assets included in prepayments, other receivables and other assets	32,755	30	128
Net investments in subleases	2,325	—	—

Total non-current financial assets	35,080	30	9,889

Total financial assets	243,559	187,769	103,660

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial assets and financial liabilities (Continued)

16.2    Financial liabilities

Lease liabilities and other financial liabilities at amortised cost, with carrying amounts that are reasonable approximations of fair values

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Current
Trade payables	34,697	22,955	12,098
Financial liabilities included in other payables and accruals	20,190	16,294	14,763
Amount due to a shareholder	—	—	1,008
Amount due to a related party	—	—	5,400
Lease liabilities	5,217	2,161	2,500

	60,104	41,410	35,769

Non-current
Other payable	31,700	—	—
Lease liabilities	9,496	—	2,063

	41,196	—	2,063

Total	101,300	41,410	37,832

Interest-bearing loans and borrowings

			December 31,
	Interest rate				January 1, 2018
		Maturity	2019	2018
	%		RMB'000	RMB'000	RMB'000
Current interest-bearing loans and borrowings
Beijing Shouke Investment
Management Ltd.	5	December 7, 2018	—	—	5,000
Bank of Shanghai	6	April 19, 2019	—	34,700	—
Bank of Beijing	5.23	On demand	—	5,000	—
Bank of Beijing	5.23	On demand	5,000	—	—
Dahua Yonglong (Hainan) Hotel Management Co., Ltd.	12	September 19, 2020	50,000	—	—

Total interest-bearing loans and borrowings			55,000	39,700	5,000

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial assets and financial liabilities (Continued)

16.3    Fair values

        The Group assessed that the fair values of cash and cash equivalents, pledged deposit, current portion of trade receivables, current portion of financial assets included in prepayments, other receivables and other assets, amounts due from a related party and shareholders, trade payables, amounts due to a shareholder and related parties and current portion of financial liabilities included in other payables and accruals approximate their carrying amounts largely due to the short-term maturities of these instruments.

        The fair values of the non-current portion of trade receivables, financial assets included in prepayments, other receivables and other assets, net investments in subleases, interest-bearing loans and borrowings and loan payable included in non-current portion of other payable have been measured at amortised cost. In the opinion of the directors, the fair values of these financial assets and financial liabilities approximate to their carrying amounts.

        The Group did not have any financial assets and financial liabilities measured at fair value in the consolidated statements of financial position as at December 31, 2019 and 2018 and January 1, 2018.

        During the years ended December 31, 2019 and 2018, there were no transfers of fair value measurements between Level 1 and Level 2 and no transfers into or out of Level 3 for financial assets and financial liabilities.

        The following methods and assumptions were used to estimate the fair values:

        The fair values of the Group's interest-bearing loans and borrowings and other payable are determined by using the discounted cash flows method using discount rate currently available for instruments with similar terms, credit risk and remaining maturities as at the end of the reporting period. The changes in fair value as a result of the Group's own non-performance risk as at December 31, 2019 and 2018 and January 1, 2018 were assessed to be insignificant. The fair value of the Group's interest-bearing loans and borrowings and other payable are reasonable approximations of fair values based on the discounted cash flows.

16.4    Financial instruments risk management objectives and policies

        The Group's principal financial liabilities comprise loans and borrowings, trade payables and other payables and accruals. The main purpose of these financial liabilities is to raise finance for the Group's operations. The Group's principal financial assets include trade receivables, and cash and cash equivalents that derive directly from its operations.

        The Group is exposed to foreign currency risk, credit risk and liquidity risk. The board of directors reviews and agrees policies for managing each of these risks, which are summarised below.

Foreign currency risk

        The Group has transactional currency exposures. Such exposures mainly arise from a loan receivable from a Hong Kong entity and from foreign suppliers in currencies other than the Group's functional currency.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial assets and financial liabilities (Continued)

16.4    Financial instruments risk management objectives and policies (Continued)

Foreign currency risk (Continued)

        The following tables demonstrate the sensitivity at the end of the reporting period to a reasonably possible change in the United States dollars ("US$") and HK$ exchange rates, with all other variables held constant, of the Group's profit before tax. The impact on the Group's profit before tax is due to changes in the fair values of monetary assets and liabilities. The Group's exposure to foreign currency risk for all other currencies is not material.

	Change in US$ rate	Effect on profit before tax
		RMB'000
2019	+5%	(1,302)
	–5%	1,302
2018	+5%	(924)
	–5%	924

	Change in HK$ rate	Effect on profit before tax
		RMB'000
2019	+5%	1,672
	–5%	(1,672)
2018	+5%	(141)
	–5%	141

Credit risk

        Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Maximum exposure and year-end staging

        The tables below show the credit quality and the maximum exposure to credit risk based on the Group's credit policy, which is mainly based on past due information unless other information is available without undue cost or effort, and staging classification as at December 31, 2019 and 2018 and January 1, 2018. The amounts presented are gross carrying amounts for financial assets.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial assets and financial liabilities (Continued)

16.4    Financial instruments risk management objectives and policies (Continued)

Credit risk (Continued)

As at December 31, 2019

	12-month Expected Credit losses	Lifetime Expected Credit losses
				Simplified approach
	Stage 1	Stage 2	Stage 3		Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade receivables	—	—	—	184,471	184,471
Financial assets included in prepayments, other receivables and other assets
—Normal*	36,185	—	—	—	36,185
Net investments in subleases—Normal*	3,570	—	—	—	3,570
Amount due from a related party—Normal*	370	—	—	—	370
Amounts due from shareholders—Normal*	105	—	—	—	105
Cash and cash equivalents
—not yet past due	23,010	—	—	—	23,010

	63,240	—	—	184,471	247,711

As at December 31, 2018

	12-month Expected Credit losses	Lifetime Expected Credit losses
				Simplified approach
	Stage 1	Stage 2	Stage 3		Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade receivables	—	—	—	119,507	119,507
Financial assets included in prepayments, other receivables and other assets
—Normal*	3,558	—	—	—	3,558
Amounts due from shareholders—Normal*	105	—	—	—	105
Pledged deposit
—not yet past due	36,930	—	—	—	36,930
Cash and cash equivalents
—not yet past due	31,128	—	—	—	31,128

	71,721	—	—	119,507	191,228

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial assets and financial liabilities (Continued)

16.4    Financial instruments risk management objectives and policies (Continued)

Credit risk (Continued)

As at January 1, 2018

	12-month Expected Credit losses	Lifetime Expected Credit losses
				Simplified approach
	Stage 1	Stage 2	Stage 3		Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade receivables	—	—	—	98,116	98,116
Financial assets included in prepayments, other receivables and other assets
—Normal*	2,431	—	—	—	2,431
Amounts due from shareholders—Normal*	105	—	—	—	105
Cash and cash equivalents
—not yet past due	13,696	—	—	—	13,696

	16,232	—	—	98,116	114,348

*
The credit quality of the financial assets included in prepayments, other receivables and other assets, net investments in subleases, amounts due from a related party and shareholders is considered to be "normal" when they are not past due and there is no information indicating that the financial assets had a significant increase in credit risk since initial recognition. Otherwise, the credit quality of the financial assets is considered to be "doubtful".

Trade receivables

        Customer credit risk is managed by each business unit subject to the Group's established policy, procedures and control relating to customer credit risk management.

        At the end of each of the reporting periods, the Group had certain concentrations of credit risk at 8%, 12% and 18%, and 29%, 39% and 51% of the Group's gross trade receivables as at December 31, 2019 and 2018 and January 1, 2018 were due from the Group's largest customer and the five largest customers, respectively.

        An impairment analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The provision rates are based on days past due for groupings of various customer segments with similar loss patterns. The calculation reflects the probability-weighted outcome, the time value of money and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions. Generally, trade receivables are written off if past due for more than one year and are not subject to enforcement activity.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial assets and financial liabilities (Continued)

16.4    Financial instruments risk management objectives and policies (Continued)

Trade receivables (Continued)

        Set out below is the information about the credit risk exposure on the Group's trade receivables using a provision matrix:

		Days past due
	Current	1 - 90 days	91 - 180 days	>181 days	Total
December 31, 2019
Expected credit loss rate	1.57%	1.94%	2.99%	6.01%	1.81%
Gross carrying amount (RMB'000)	155,781	17,931	2,905	7,854	184,471
Expected credit loss (RMB'000)	2,439	348	87	472	3,346

		Days past due
	Current	1 - 90 days	91 - 180 days	>181 days	Total
December 31, 2018
Expected credit loss rate	2.08%	4.84%	11.11%	23.63%	2.89%
Gross carrying amount (RMB'000)	108,984	6,552	522	3,449	119,507
Expected credit loss (RMB'000)	2,269	317	58	815	3,459

		Days past due
	Current	1 - 90 days	91 - 180 days	>181 days	Total
January 1, 2018
Expected credit loss rate	8.84%	11.66%	19.01%	24.40%	10.89%
Gross carrying amount (RMB'000)	78,301	7,227	2,725	9,863	98,116
Expected credit loss (RMB'000)	6,920	843	518	2,407	10,688

Liquidity risk

        The Group monitors its risk of a shortage of funds using a liquidity planning tool.

        The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of bank loans, other borrowings and lease liabilities.

        The Group assessed the concentration of risk with respect to refinancing its debts and concluded it to be low.

Excessive risk concentration

        Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the Group's performance to developments affecting a particular industry.

        In order to avoid excessive concentrations of risk, the Group's policies and procedures include specific guidelines to focus on the maintenance of a diversified portfolio.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial assets and financial liabilities (Continued)

16.4    Financial instruments risk management objectives and policies (Continued)

Excessive risk concentration (Continued)

        The table below summarises the maturity profile of the Group's financial liabilities as at the end of the reporting period based on the contractual undiscounted payments:

	On demand	Less than 1 year	>1 year	Total
	RMB'000	RMB'000	RMB'000	RMB'000
As at December 31, 2019
Interest-bearing loans and borrowings	5,000	54,323	—	59,323
Lease liabilities	—	5,634	14,721	20,355
Trade payables	—	34,697	—	34,697
Other payables and accruals	—	20,190	31,700	51,890
As at December 31, 2018
Interest-bearing loans and borrowings	5,000	35,322	—	40,322
Lease liabilities	—	2,208	—	2,208
Trade payables	—	22,955	—	22,955
Other payables and accruals	—	16,294	—	16,294
As at January 1, 2018
Interest-bearing loans and borrowings	—	5,233	—	5,233
Lease liabilities	—	2,543	2,208	4,751
Trade payables	—	12,098	—	12,098
Other payables and accruals	—	14,763	—	14,763
Amount due to a shareholder	1,008	—	—	1,008
Amount due to a related party	5,400	—	—	5,400

16.5    Changes in liabilities arising from financing activities

	January 1, 2019	Cash flows	New leases	Other	December 31, 2019
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Current interest-bearing loans and borrowings (excluding items listed below)	39,700	15,300	—	—	55,000
Current lease liabilities	2,161	(1,996)	3,925	1,127	5,217
Non-current lease liabilities	—	—	10,574	(1,078)	9,496

Total liabilities from financing activities	41,861	13,304	14,499	49	69,713

	January 1, 2018	Cash flows	Other	December 31, 2018
	RMB'000	RMB'000	RMB'000	RMB'000
Current interest-bearing loans and borrowings (excluding items listed below)	5,000	34,700	—	39,700
Current lease liabilities	2,500	(2,402)	2,063	2,161
Non-current lease liabilities	2,063	—	(2,063)	—

Total liabilities from financing activities	9,563	32,298	—	41,861

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Financial assets and financial liabilities (Continued)

16.5    Changes in liabilities arising from financing activities (Continued)

        The "Other" column includes the effect of reclassification of non-current portion of lease liabilities to current due to the passage of time and the effect of accrued but not yet paid interest on lease liabilities. The Group classifies interest paid as cash flows from financing activities.

17. Cash and cash equivalents

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Cash and cash equivalents	23,010	31,128	13,696

18. Pledged deposit

        The Group pledged a deposit in a designated bank account to fulfil the collateral requirements for a bank loan facility granted in 2018. As at December 31, 2019, December 31, 2018, and January 1, 2018, the fair values of the deposit pledged were nil, RMB36,930,000 and nil, respectively.

        The bank has an obligation to return the deposit to the Group upon repayment of the bank loan. There are no other significant terms and conditions associated with the use of the collateral.

19. Issued capital and reserves

	Number of ordinary shares of US$0.001 each
	Authorised	Issued and fully paid	Nominal value of ordinary shares
			RMB'000
At January 1, 2018	50,000,000	16,213,275	105

At December 31, 2018	50,000,000	18,211,027	118

At December 31, 2019	50,000,000	18,211,027	118

        On January 15, 2018, 1,997,752 ordinary shares of the Company were allotted and issued to certain independent third parties for a total consideration of US$12,006,000.

        As at December 31, 2019, 1,150,836 shares registered in the name of Lebon Holding Limited were pledged and charged by Lebon Holding Limited in favour of Mount Merry International Limited pursuant to a charge over shares dated 6 September 2019, as amended from time to time. Subsequent to the end of the reporting period, on March 5, 2020, the pledged shares were released.

Statutory restrictions

        The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company's subsidiaries, VIEs and subsidiaries of the VIEs registered in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with IFRS differ from those reflected in the statutory financial statements of the Company's subsidiaries.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Issued capital and reserves (Continued)

Statutory restrictions (Continued)

        Under PRC law, the Company's subsidiaries, VIEs and the subsidiaries of the VIEs located in the PRC (collectively referred as the "PRC entities") are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The PRC entities are required to allocate at least 10% of their after tax profits on an individual company basis as determined under China Accounting Standards ("CAS") to the statutory reserve and has the rights to discontinue allocations to the statutory reserve if such reserve has reached 50% of registered capital on an individual company basis. In addition, the registered capital of the PRC entities is also restricted.

        Amounts restricted that include statutory reserve funds, as determined in accordance with CAS, were RMB8,694,000, RMB8,560,000 and RMB3,548,000 as at December 31, 2019 and 2018 and January 1, 2018, respectively.

20. Trade payables

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Trade payables	34,697	22,955	12,098

        Terms and conditions of the above financial liabilities:

  •
  Trade payables are non-interest-bearing and are normally settled on terms ranging from 1 to 30 days; and

  •
  For explanations on the Group's liquidity risk management processes, refer to Note 16.4.

21. Contract liabilities

        Balance represented the receipts in advance from customers.

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Deferred revenue
Subscriptions and licensing	13,294	15,296	11,451
Smart music education	3,191	142	50

Total contract liabilities	16,485	15,438	11,501

Current	16,049	14,341	10,794
Non-current	436	1,097	707

	2019	2018
	RMB'000	RMB'000
Amount of revenue recognised in the respective reporting periods that was included in the contract liabilities at the beginning of the reporting period	12,395	10,329

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Contract liabilities (Continued)

        Contract liabilities include deferred revenue relating to subscription and licensing of music content and music education products and services.

        The increase in contract liabilities in 2019 was mainly due to the increase in amounts received in relation to smart music education business at the end of the year.

        The increase in contract liabilities in 2018 was mainly due to the increase in amounts received in relation to subscriptions and licensing business at the end of the year.

22. Interest-bearing loans and borrowings

	Effective interest rate	Maturity	December 31, 2019	December 31, 2018	January 1, 2018
	%		RMB'000	RMB'000	RMB'000
Bank loans due for repayment within one year or on demand—secured	6	April 19, 2019	—	34,700	—
Bank loans due for repayment within one year or on demand—unsecured	5.23	On demand	5,000	5,000	—
Other borrowings—unsecured	5	December 7, 2018	—	—	5,000
Other borrowings—unsecured	12	September 19, 2020	50,000	—	—

			55,000	39,700	5,000

23. Leases

Group as a lessee

        The Group has lease contracts for various items of property, plant and machinery. Leases of building and music education equipment generally have lease terms between 3 and 5 years.

        The Group also has certain leases of office equipment with low value. The Group applies the "lease of low-value assets" recognition exemptions for these leases.

        Set out below are the carrying amounts of right-of-use assets recognised and the movements during the periods:

	Building	Music education equipment	Total
	RMB'000	RMB'000	RMB'000
At January 1, 2018	3,877	—	3,877
Depreciation charge	(1,939)	—	(1,939)

At December 31, 2018	1,938	—	1,938
Additions	6,029	8,470	14,499
Depreciation charge	(1,307)	(311)	(1,618)
Subleases	(4,091)	—	(4,091)

As December 31, 2019	2,569	8,159	10,728

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Leases (Continued)

Group as a lessee (Continued)

        Set out below are the carrying amounts of lease liabilities and the movements during the period:

	2019	2018
	RMB'000	RMB'000
At January 1	2,161	4,563
Additions	14,499	—
Accretion of interest	613	141
Payments	(2,560)	(2,543)

At December 31	14,713	2,161

Current	5,217	2,161
Non-current	9,496	—

        The following are the amounts recognised profit or loss:

	2019	2018
	RMB'000	RMB'000
Depreciation expense of right-of-use assets	1,618	1,939
Interest expense on lease liabilities	613	141
Expense relating to leases of low-value assets included in administrative expenses	112	108

Total amount recognised in profit or loss	2,343	2,188

        The total cash outflow for leases included in the statement of cash flows is as follows:

	2019	2018
	RMB'000	RMB'000
Total cash outflows for leases	2,672	2,651

Group as a lessor

        The Group entered into sub-lease agreements on its office. These leases have terms of three and a half years, which are equal to the lease term of the head lease.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. Leases (Continued)

Group as a lessor (Continued)

        Future minimum rentals receivables under non-cancellable finance leases as at each of the reporting dates are as follows:

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Amounts receivable:
Within one year	1,290	—	—
After one year but within two years	1,290	—	—
After two years but within three years	1,290	—	—

Total future undiscounted minimum rentals receivables	3,870	—	—
Unearned finance income	300	—	—

Net investments in subleases	3,570	—	—

24. Other payables and accruals

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Accruals	12,925	11,414	7,626
Other payables	72,339	27,875	21,645
Payable to database suppliers	3,415	7,026	3,798
Interest payables	1,701	—	—

Total other payables and accruals	90,380	46,315	33,069

Current	58,680	46,315	33,069
Non-current	31,700	—	—

        Other payables are non-interest bearing and normally settled within one year, except for a loan from third party amounting to RMB31,700,000 as at December 31, 2019 with an original maturity of three years.

25. Related party disclosures

        Note 7 provides information about the Group's structure, including details of the subsidiaries and holding company. The following table provides the total amount of transactions that are entered into with related parties for the relevant financial years.

		Interest income on net investments in subleases	Revenue from a related party
		RMB'000	RMB'000
Beijing Music Festival Co., Ltd*	2019	85	349
	2018	—	—

*
A company of which a director of the Company is a controlling shareholder

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Related party disclosures (Continued)

Group as a lessor (Continued)

        Outstanding balances at December 31, 2019 and 2018 and January 1, 2018 are unsecured and interest-free and repayable on demand. There have been no guarantees provided or received for any related party receivables or payables.

		Net investments in subleases	Amounts due from a related party	Amounts due to a related party/ a shareholder
		RMB'000	RMB'000	RMB'000
Beijing Music Festival Co., Ltd	DEC 31, 2019	2,505	370	—
	DEC 31, 2018	—	—	—
	JAN 1, 2018	—	—	—
Li, Jian Mei	DEC 31, 2019	—	—	—
*	DEC 31, 2018	—	—	—
	JAN 1, 2018	—	—	5,400
Shareholders of the Company	DEC 31, 2019	—	105	—
	DEC 31, 2018	—	105	—
	JAN 1, 2018	—	105	—
Lung Yu	DEC 31, 2019	—	—	—
#	DEC 31, 2018	—	—	—
	JAN 1, 2018	—	—	1,008

*
spouse of a shareholder

#
shareholder of the Company.

        The following table provides compensation of key management personnel of the Group.

	2019	2018
	RMB'000	RMB'000
Short-term employee benefits	1,241	1,810
Post-employment benefits	369	430

Total compensation paid to key management personnel	1,610	2,240

        The amounts disclosed in the table are the amounts recognised as an expense during the reporting periods related to key management personnel.

26. Notes to the consolidated statements of cash flows

Major non-cash transactions

  (a)
  During the year ended December 31, 2019, the Group had non-cash additions to intangible assets amounting to RMB22,736,000 (2018: RMB944,000) from prepayments.

  (b)
  During the year ended December 31, 2019, the Group had non-cash additions to right-of-use assets and lease liabilities of RMB6,029,000 (2018: nil) in respect of lease arrangements for a leased property.

  (c)
  During the year ended December 31, 2019, the Group entered into finance lease arrangements in respect of property, plant and equipment with a total capital value at the inception of the leases of RMB8,470,000 (2018: nil).

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. Notes to the consolidated statements of cash flows (Continued)

Group as a lessor (Continued)

Major non-cash transactions (Continued)

  (d)
  During the year ended December 31, 2019, the Group entered into subleases arrangements in respect of net investments in subleases amounted to RMB4,091,000 (2018: nil) at the inception of the leases.

27. Standards issued but not yet effective

        The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group's financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective in the respective annual periods during 2020 to 2023.

Amendments to IFRS 3	Definition of a Business(6)
Amendments to IFRS 3	Reference to the Conceptual Framework(3)
Amendments to IFRS 4	Extension of the Temporary Exemption from Applying IFRS 9(4)
Amendments to IFRS 9, IAS 39 and IFRS 7	Interest Rate Benchmark Reform(1)
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture(5)
Amendment to IFRS 16	Covid-19-Related Rent Concessions(2)
IFRS 17 and Amendments to IFRS 17	Insurance Contracts(4)
Amendments to IAS 1 and IAS 8	Definition of Material(1)
Amendments to IAS 1	Classification of Liabilities as Current or Non-current(4)
Amendments to IAS 16	Property, Plant and Equipment: Proceeds before Intended Use(3)
Amendments to IAS 37	Onerous Contracts—Costs of Fulfilling a Contract(3)
Annual Improvements to IFRSs 2018-2020 Cycle	Amendments to IFRS 1, IFRS 9, IAS 41 and Illustrative Examples accompanying IFRS 16(3)

(1)
Effective for annual periods beginning on or after January 1, 2020

(2)
Effective for annual periods beginning on or after June 1, 2020

(3)
Effective for annual periods beginning on or after January 1, 2022

(4)
Effective for annual periods beginning on or after January 1, 2023

(5)
No mandatory effective date yet determined but available for adoption

(6)
Business combinations for which the acquisition date is on or after January 1, 2020 and to asset acquisitions that occur on or after the beginning of that period

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Standards issued but not yet effective (Continued)

Group as a lessor (Continued)

        The adoption of the above new and amended standards and interpretations are not expected to have a material impact on the Group's financial statements.

28. Events after the reporting period

        The emergence and spread of novel coronavirus (COVID-19) disease in early January 2020 has affected business and economic activities in Mainland China. The Group will monitor the development of COVID-19 closely, and will assess and react actively to its impacts on the business activities, financial positions and operating results of the Group from time to time.

        On March 4, 2020, 1,499,423 ordinary shares of the Company were allotted and issued to Million Profit International Holdings Limited in exchange for US$12,999,997 cash consideration.

        On February 29, 2020, the Company acquired Rosenkavalier Limited through the issuance of 4,856,273 additional ordinary shares of the Company. Since the acquisition of Rosenkavalier was completed shortly before the date of approval of these financial statements, it is not practicable to disclose further details relating to the acquisition.

29. Share-based payments

        In October 2019, the Group entered into an agreement with a financial consultant ("Share Option Agreement"), pursuant to which share options of the Company are granted to the financial consultant in respect of his services to the Group in the forthcoming years. The maximum number of share options granted under the Share Option Agreement to the financial consultant is 3% of the total number of shares of the Company on the Listing Dates (as defined below). The exercise price of the share options is the offer price of the underlying shares of the Company issued in the final financing arrangement prior to the Company's initial public offering ("IPO"). The share options can be vested only if (i) the financial consultant becomes an employee of the Group prior to the date of successful listing of the Company's shares through the IPO (the "Listing Date"); and (ii) the successful listing of the Company's shares through the IPO ("IPO Performance Condition"); and (iii) the financial consultant remains as an employee of the Group over the vesting period as specified in the Share Option Agreement.

        All share options will be vested over 24 months after the Listing Date. Unexercised portion 48 months after Listing Date will be forfeited. There are caps for share options to be exercised in the period as specified as below:

Vesting period of the relevant percentage of the options	Cap of options exercisable
After 6 months since the Listing Date	1% of the total shares
After 12 months since the Listing Date	2% of the total shares
After 18 months since the Listing Date	2.5% of the total shares
After 24 months since the Listing Date	3% of the total shares

        There are no cash settlement alternatives. The Group does not have a past practice of cash settlement for these share options. The Group accounts for the share option granted under the Share Option Agreement as equity-settled share-based payments.

KUKE MUSIC HOLDING LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

29. Share-based payments (Continued)

Group as a lessor (Continued)

        In April 2020, the financial consultant was appointed as the Chief Financial Officer of the Group. The share options granted under the Share Option Agreement are still effective and the terms of the share options remain unchanged, except that the exercise price of the share options is now the higher of US$7.5 million and the offer price of the underlying shares the Company issued in its last round of financing prior to the Company's IPO.

        As at December 31, 2019 and 2018 and January 1, 2018, all share options granted remained outstanding under the Share Option Agreement. In the opinion of the directors, the IPO Performance Condition cannot be met as at the date of grant and at the end of the reporting period. No (2018: no) share option expense is recognised for consultant services received during the year ended December 31, 2019.

30. Commitments

        The Group had the following purchase commitments at the end of the reporting periods which are not yet reflected in the financial statements.

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Intangible assets	6,160	12,160	17,000
Music education equipment	8,043	—	—

KUKE MUSIC HOLDING LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND
OTHER COMPREHENSIVE INCOME

		Nine months ended September 30,
	Notes	2020		2019
		(Unaudited) RMB'000		(Unaudited) RMB'000
Revenue	4		34,908		40,890
Cost of sales			(18,297)		(13,317)

Gross profit			16,611		27,573
Other income, net			941		3,791
Selling and distribution expenses			(17,009)		(11,389)
Administrative expenses			(41,716)		(18,416)
Impairment losses on financial assets, net			(17,683)		(2,749)
Other operating expenses			(6)		(42)

Operating loss			(58,862)		(1,232)
Finance costs			(7,862)		(1,255)
Finance income			1,606		193

Loss before tax			(65,118)		(2,294)
Income tax credit	7		5,749		1,592

Loss for the period and total comprehensive loss for the period			(59,369)		(702)

Attributable to:
Equity holders of the parent			(60,067)		(281)
Non-controlling interests			698		(421)

			(59,369)		(702)

LOSS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE PARENT	8
Basic		RMB	(2.59)	RMB	(0.02)

Diluted		RMB	(2.59)	RMB	(0.02)

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Notes	September 30, 2020	December 31, 2019
		(Unaudited) RMB'000	(Audited) RMB'000
NON-CURRENT ASSETS
Property, plant and equipment	9	14,776	4,119
Goodwill	6	216,667	—
Intangible assets	10	250,516	168,505
Right-of-use assets		14,791	10,728
Investment in a joint venture		500	—
Prepayments, other receivables and other assets	12	62,930	91,542
Net investments in subleases		303	2,325
Deferred tax assets		9,015	3,796

Total non-current assets		569,498	281,015

CURRENT ASSETS
Inventories		2,694	1,807
Trade receivables	11	157,974	181,125
Prepayments, other receivables and other assets	12	24,759	14,949
Net investments in subleases		214	1,245
Due from a related party	15	17,398	370
Due from shareholders	15	100	105
Cash and cash equivalents		14,470	23,010

Total current assets		217,609	222,611

Total assets		787,107	503,626

EQUITY
Issued capital	14	162	118
Reserves	14	592,879	278,584

Equity attributable to equity holders of the parent		593,041	278,702
Non-controlling interests		4,557	3,859

Total equity		597,598	282,561

NON-CURRENT LIABILITIES
Other payable		—	31,700
Contract liabilities		517	436
Lease liabilities		10,925	9,496
Deferred tax liabilities		8,325	—

Total non-current liabilities		19,767	41,632

CURRENT LIABILITIES
Trade payables		29,266	34,697
Other payables and accruals		60,225	58,680
Contract liabilities		16,546	16,049
Due to a shareholder	15	325	—
Interest-bearing loans and borrowings		55,000	55,000
Lease liabilities		7,219	5,217
Income tax payable		1,161	9,790

Total current liabilities		169,742	179,433

Total liabilities		189,509	221,065

Total equity and liabilities		787,107	503,626

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Attributable to equity holders of the parent
	Issued capital	Capital reserve	Retained earnings	Total	Non- controlling interests	Total equity
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
At January 1, 2019 (Audited)	118	161,454	61,001	222,573	3,236	225,809
Loss and total comprehensive loss for the period	—	—	(281)	(281)	(421)	(702)
Acquisition of non-controlling interests	—	23	—	23	(33)	(10)

At September 30, 2019 (Unaudited)	118	161,477	60,720	222,315	2,782	225,097

At January 1, 2020 (Audited)	118	161,477	117,107	278,702	3,859	282,561
Loss and total comprehensive loss for the period	—	—	(60,067)	(60,067)	698	(59,369)
Issue of ordinary shares (note 14)	11	90,395	—	90,406	—	90,406
Issue of shares for the acquisition of a subsidiary (note 14)	33	283,967	—	284,000	—	284,000

At Septmeber 30, 2020 (Unaudited)	162	535,839	57,040	593,041	4,557	597,598

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

		Nine months ended September 30,
	Note	2020	2019
		(Unaudited) RMB'000	(Unaudited) RMB'000
Cash flows from operating activities
Net cash flows used in operating activities		(33,695)	(7,696)

Cash flows from investing activities
Interest received		349	194
Acquisition of a subsidiary classified as business combinations	6	1,073	—
Investment in a joint venture		(500)	—
Advance to a related party		(17,398)	—
Purchase of intangible assets		(15,376)	(5,912)
Purchase of property, plant and equipment		(1,671)	(2,730)
Increase in deposits paid for property, plant and equipment		(4,380)	—
Increase in deposits paid for intangible assets		(25,427)	(20,500)
Proceeds from disposal of items of property, plant and equipment		—	3
Receipt of principal portion of net investments in subleases		66	295
Decrease in a pledged deposit		—	36,930

Net cash flows from/(used in) investing activities		(63,264)	8,280

Cash flows from financing activities
Acquisition of non-controlling interests		—	(10)
Proceeds from issuance of ordinary shares, net of issuance costs		90,406	—
Proceeds from shareholders		105	—
Interest paid		(696)	(1,183)
Payment of principal portion of lease liabilities		(1,396)	(1,518)
Proceeds from other borrowing		—	50,000
Repayment of bank borrowing		—	(34,700)

Net cash flows from financing activities		88,419	12,589

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		(8,540)	13,173
Cash and cash equivalents at beginning of period		23,010	31,128

CASH AND CASH EQUIVALENTS AT END OF PERIOD		14,470	44,301

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Corporate information

        The interim condensed consolidated financial statements of Kuke Music Holding Limited (the "Company") and its subsidiaries (collectively, the "Group") for the nine months ended September 30, 2020 and 2019 were authorised for issue in accordance with a resolution of the directors on December 2, 2020.

        The Company was incorporated in the Cayman Islands on September 13, 2017 as an exempted company with limited liability under the Companies Act, Cap. 22 (Act 3 of 1961, as consolidated and revised) of the Cayman Islands.

        The principal activity of the Company is investment holding while its subsidiaries are principally engaged in the distribution of commercial copyrights, the provision of music education solutions and the provision of music festival events and music performances services in the People's Republic of China (the "PRC").

        In anticipation of its initial public offering in the United States of America, the Company underwent a series of reorganisation steps (the "Reorganisation"), which the details of the Reorganisation has been disclosed in the consolidated financial statements of the Group for the years ended December 31, 2019 and 2018.

        The Reorganisation was completed in February 2018, and the Company became the holding company of the subsidiaries comprising the Group.

        Apart from the aforesaid Reorganisation, in February 2020, the Company issued 4,856,273 ordinary shares in exchange for Rosenkavalier Limited ("Rosenkavalier") and its subsidiaries (collectively, the "Rosenkavalier Group"), which provides music festival events services, music performance services and licensing of music catalogues. Upon completion of the transaction, the Company obtains control over the Rosenkavalier Group.

2. Basis of preparation

        The interim condensed consolidated financial statements for the nine months ended September 30, 2020 and 2019 were prepared in accordance with International Accounting Standard 34 Interim Financial Reporting.

        The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group's annual consolidated financial statements for the years ended December 31, 2019 and December 31, 2018.

        The interim condensed consolidated financial statements are presented in Renminbi ("RMB") and all values are rounded to the nearest thousands, except for the number of shares and per share data.

3. Changes to the Group's accounting policies

        The accounting policies adopted in the interim condensed consolidated financial statements are consistent with those in the Group's annual consolidated financial statements for the year ended December 31, 2019, except for the following revised standards which are adopted for the first time in current period's interim condensed consolidated financial statements.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Changes to the Group's accounting policies (Continued)

Amendments to IFRS 3: Definition of a Business

        Amendments to IFRS 3 clarify and provide additional guidance on the definition of a business. The amendments clarify that for an integrated set of activities and assets to be considered a business, it must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output. A business can exist without including all of the inputs and processes needed to create outputs. The amendments remove the assessment of whether market participants are capable of acquiring the business and continue to produce outputs. Instead, the focus is on whether acquired inputs and acquired substantive processes together significantly contribute to the ability to create outputs. The amendments also narrowed the definition of outputs to focus on goods or services provided to customers, investment income or other income from ordinary activities. Furthermore, the amendments provide guidance to assess whether an acquired process is substantive and introduce an optional fair value concentration test to permit a simplified assessment of whether an acquired set of activities and assets is not a business. The Group applied the amendments prospectively to transactions or other events that occurred on or after January 1, 2020. The amendments did not have any impact on the financial position and performance of the Group.

Amendments to IFRS 9, IAS 39 and IFRS 7: Interest Rate Benchmark Reform

        Amendments to IFRS 9, IAS 39 and IFRS 7 address the effects of interbank offered rate reform on financial reporting. The amendments provide temporary reliefs which enable hedge accounting to continue during the period of uncertainty before the replacement of an existing interest rate benchmark. In addition, the amendments require companies to provide additional information to investors about their hedging relationships which are directly affected by these uncertainties. The amendments did not have any impact on the financial position and performance of the Group as the Group does not have any interest rate hedge relationships.

Amendment to IFRS 16: Covid-19-Related Rent Concessions (early adopted)

        Amendment to IFRS 16 provides a practical expedient for lessees to elect not to apply lease modification accounting for rent concessions arising as a direct consequence of the covid-19 pandemic. The practical expedient applies only to rent concessions occurring as a direct consequence of the covid-19 pandemic and only if (i) the change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change; (ii) any reduction in lease payments affects only payments originally due on or before June 30, 2021; and (iii) there is no substantive change to other terms and conditions of the lease. The amendment is effective retrospectively for annual periods beginning on or after June 1, 2020 with earlier application permitted.

        During the period ended September 30, 2020, certain monthly lease payments for the lease of the Group's office building were reduced by the lessor as a result of the covid-19 pandemic and there were no other changes to the terms of the leases. The Group early adopted the amendment on January 1, 2020 and elected not to apply lease modification accounting for the rent concession granted by the lessor as a result of the covid-19 pandemic during the period ended September 30, 2020. Accordingly, a reduction in the lease payments arising from the rent concessions of RMB778,000 was accounted for as a variable lease payment by derecognising part of the lease liabilities and crediting to other income for the nine months ended September 30, 2020.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Changes to the Group's accounting policies (Continued)

Amendments to IAS 1 and IAS 8: Definition of Material

        Amendments to IAS 1 and IAS 8 provide a new definition of material. The new definition states that information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements. The amendments clarify that materiality will depend on the nature or magnitude of information. The amendments did not have any impact on the Group's interim condensed consolidated financial statements.

4. Revenue from contracts with customers

  Disaggregated revenue information

        Set out below is the disaggregation of the Group's revenue from contracts with customers and reconciliation of the revenue from contracts with customers to the amounts disclosed in note 5 to the interim condensed consolidated financial statements:

	Subscription, licensing and smart education business segment
				Music events business segment
	Subscription and licensing	Smart music education
			Sub-total	Music events	Total
	(Unaudited) RMB'000	(Unaudited) RMB'000	(Unaudited) RMB'000	(Unaudited) RMB'000	(Unaudited) RMB'000
Nine months ended September 30, 2020
Revenue from contracts with customers	30,226	4,283	34,509	399	34,908
Cost of sales	(12,658)	(4,533)	(17,191)	(1,106)	(18,297)

Gross profit/(loss)	17,568	(250)	17,318	(707)	16,611

Nine months ended September 30, 2019
Revenue from contracts with customers	29,891	10,999	40,890	—	40,890
Cost of sales	(11,992)	(1,325)	(13,317)	—	(13,317)

Gross profit	17,899	9,674	27,573	—	27,573

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Revenue from contracts with customers (Continued)

	Nine months ended September 30,
	2020	2019
	(Unaudited) RMB'000	(Unaudited) RMB'000
Geographical markets
Southern China	8,848	9,472
Northern China	26,060	31,418

Total revenue from contracts with customers	34,908	40,890

Timing of revenue recognition
Revenue recognised at a point in time	20,083	27,215
Revenue recognised over time	14,825	13,675

Total revenue from contracts with customers	34,908	40,890

5. Segment information

        IFRS 8 Operating Segments requires operating segments to be identified on the basis of internal reporting about components of the Group that are regularly reviewed by the chief operating decision-maker in order to allocate resources to segments and to assess their performance. During the nine months ended September 30, 2020, the Group revised the presentation of reportable segments because of changes in resource allocation and assessment of segment performance by the chief operation decision makers subsequent to the acquisition of Rosenkavalier. Apart from Rosenkavalier, the resource allocation and assessment of performance has been consistently reviewed as a whole by the chief decision-makers and considered as a reporting segment, namely subscription, licensing and smart education business, while for Rosenkavalier, resources were allocated to two reporting segments, namely (i) subscription, licensing and smart education business and (ii) music events business. Therefore, the Group now consists of two reporting segments as follows:

  (a)
  Subscription, licensing and smart education business engages in the distribution of commercial copyrights and provision of music education solutions.

  (b)
  Music events business engages in the provision of music festival events and music performance services.

        Management monitors the results of the Group's operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on reportable segment's profit/(loss), which is a measure of adjusted profit/(loss) before tax. The adjusted profit/(loss) before tax is measured consistently with the Group's profit/(loss) before tax except that foreign exchange differences, net, finance income, non-lease-related finance costs, as well as head office and corporate income/expenses are excluded from such measurement.

        Segment assets exclude amounts due from shareholders, amount due from a related party, deferred tax assets, cash and cash equivalents and other unallocated head office and corporate assets as these assets are managed on a group basis.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Segment information (Continued)

        Segment liabilities exclude interest-bearing loans and borrowings, amount due to a shareholder, income tax payable, deferred tax liabilities and other unallocated head office and corporate liabilities as these liabilities are managed on a group basis.

	Subscription, licensing and smart education business Nine months ended September 30,		Music events business Nine months ended September 30,		Total Nine months ended September 30,
	2020	2019	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment revenue:
Sales to external customers	34,509	40,890	399	—	34,908	40,890

Segment results	(30,968)	(2,733)	(7,402)	—	(38,370)	(2,733)

Reconciliation:
Foreign exchange differences, net					(2,261)	1,754
Other unallocated income					3,202	2,037
Finance income					1,606	193
Corporate and other unallocated expenses					(23,291)	(2,499)
Non-lease-related finance costs					(6,004)	(1,046)

Loss before tax					(65,118)	(2,294)

	Subscription, licensing and smart education business		Music events business		Total
	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
	(Unaudited)	(Audited)	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Segment assets	563,105	476,345	181,966	—	745,071	476,345
Reconciliation:
Corporate and other unallocated assets					42,036	27,281

Total assets					787,107	503,626

Segment liabilities	111,696	150,711	2,272	—	113,968	150,711
Reconciliation:
Corporate and other unallocated liabilities					75,541	70,354

Total liabilities					189,509	221,065

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Business combinations

        On February 29, 2020, the Group acquired 61.6% equity interest from Lung Yu and He Yu, shareholders of the Group, and 38.4% equity interest from a series of independent third parties in Rosenkavalier through a share swap transaction. Rosenkavalier Group was a related party of the Group before the acquisition and provides music festival events services, music performance services and licensing of music catalogues.

        The acquisition was made as part of the Group's strategy to expand its market share in the industry. Upon completion of the transaction, the Company obtains control over Rosenkavalier.

        The Company issued 4,856,273 ordinary shares as non-cash consideration for the acquisition of Rosenkavalier. The shares issued had a total estimated fair value of RMB284,000,000, based on the preliminary fair value of the Rosenkavalier Group as at the date of acquisition measured using income approach.

        As at September 30, 2020, the fair values of the identifiable assets and liabilities of Rosenkavalier Group was determined on a provisional basis as the final results of the independent valuer were not received as at the date the interim condensed consolidated financial statements were authorised for issue. Goodwill arising from this acquisition and the carrying amount of the identifiable net assets will be adjusted retrospectively when the valuation is finalised.

        The preliminary fair values of the identifiable assets and liabilities of Rosenkavalier Group acquired/ assumed as at the date of acquisition were as follows:

Fair value recognised on acquisition (Unaudited) RMB'000
Cash and cash equivalents	1,073
Property, plant and equipment	769
Right-of-use assets	2,988
Trade receivables	9,671
Prepayments, other receivables and other assets	12,151
Inventories	2
Identifiable intangible assets	53,411
Deferred tax assets	537
Deferred tax liabilities	(8,325)
Trade payables	(188)
Due to related parties	(1,261)
Lease liabilities	(2,988)
Other payables and accruals	(507)

Total identifiable net assets at fair value	67,333

Goodwill arising on acquisition	216,667

Purchase consideration	284,000

Satisfied by:
Issue of new ordinary shares of the Company as consideration	284,000

Analysis of cash flows on acquisition:
Net cash acquired (including in cash flows from investing activities)	1,073

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Business combinations (Continued)

        Since the acquisition, the Rosenkavalier Group contributed RMB399,000 to the Group's revenue and RMB5,748,000 to the consolidated loss for the nine months ended September 30, 2020.

        Had the above combination taken place at the beginning of the period, the revenue of the Group and the loss of the Group for the nine months ended September 30, 2020 would have been RMB34,908,000 and RMB59,933,000 respectively.

        Goodwill of approximately RMB216,667,000 was recognised as part of this acquisition, which represented the expected synergies from combining the operations of the Rosenkavalier Group with the Group's operations. None of the goodwill recognised is expected to be deductible for income tax purposes.

        The aggregate fair values (and their respective gross contractual amounts) of the trade receivables and financial assets included in prepayments, other receivables and other assets as at the date of acquisition amounted to RMB9,671,000 and RMB10,064,000, respectively, of which other receivables of RMB218,000 are expected to be uncollectible.

        Transaction costs of RMB320,000 and RMB934,000 incurred for the acquisition were expensed and included in administrative expenses in the statements of profit or loss and other comprehensive income for the year ended December 31, 2019 and for the nine months ended September 30, 2020, respectively.

        The Group measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the favourable terms of the leases relative to market terms.

7. Income tax

	Nine months ended September 30,
	2020	2019
	(Unaudited) RMB'000	(Unaudited) RMB'000
Current income tax:
Current income tax charge	185	—
Over-provisions in prior periods	(1,252)	—

	(1,067)	—

Deferred tax:
Relating to temporary differences arose	(807)	(252)
Relating to tax losses recognised	(3,875)	(1,340)

	(4,682)	(1,592)

Income tax credit reported in the condensed consolidated statements of profit or loss	(5,749)	(1,592)

8. Loss per share

        Basic loss per share is calculated by dividing the loss for the period attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares in issue during the period.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Loss per share (Continued)

        The Group had no dilutive potential ordinary shares for the period ended September 30, 2019. No adjustment is made to the basic loss per share amount presented for the period ended September 30, 2020 for the dilutive effect of the outstanding share options of the Company because they are subject to performance conditions which were not met during the period ended September 30, 2020.

        The following table reflects the loss and share data used in the basic and diluted loss per share calculations:

	Nine months ended September 30,
	2020	2019
	(Unaudited) RMB'000	(Unaudited) RMB'000
Loss attributable to ordinary equity holders of the parent for basic and diluted loss per share calculations	(60,067)	(281)

	Nine months ended September 30,
	2020	2019
	(Unaudited)	(Unaudited)
Weighted average number of ordinary shares in issue during the period for basic and diluted loss per share calculations	23,176,271	18,211,027

9. Property, plant and equipment

        The costs of the acquired property, plant and equipment (excluding those acquired through a business combination) were RMB11,216,000 and RMB2,730,000 for the nine months ended September 30, 2020 and 2019, respectively.

10. Intangible assets

        The costs of the acquired intangible assets (excluding those acquired through a business combination) were RMB32,358,000 and RMB12,610,000 for the nine months ended September 30, 2020 and 2019, respectively.

11. Trade receivables

	September 30, 2020	December 31, 2019
	(Unaudited) RMB'000	(Audited) RMB'000
Trade receivables
Receivables from third-party customers	169,726	184,471
Allowance for expected credit losses	(11,752)	(3,346)

Total trade receivables	157,974	181,125

Current	157,974	181,125
Non-current	—	—

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Trade receivables (Continued)

        Trade receivables are non-interest bearing and are generally on terms ranging from 7 to 365 days.

        The movements in allowance for expected credit losses are as follows:

	September 30, 2020	December 31, 2019
	(Unaudited) RMB'000	(Audited) RMB'000
At the beginning of the period/year	(3,346)	(3,459)
Impairment losses, net	(17,265)	(2,282)
Amount written off as uncollectible	8,859	2,395

At the end of the period/year	(11,752)	(3,346)

12. Prepayments, other receivables and other assets

	September 30, 2020	December 31, 2019
	(Unaudited) RMB'000	(Audited) RMB'000
Non-current
Prepayments	—	1,163
Deposits	62,843	57,724
Loan receivable	—	33,323
Other receivables	87	138

	62,930	92,348
Allowance for expected credit losses	—	(806)

Total	62,930	91,542

Current
Prepayments	16,797	12,325
Deposits	89	87
Loan receivable	3,840	—
Other receivables	4,033	2,537

Total	24,759	14,949

        Loan receivable included in the non-current portion as at December 31, 2019 is unsecured and has an original maturity of three years. An impairment analysis on the loan receivable included in the non-current portion is performed at December 31, 2019 by considering the probability of default of comparable companies with published credit ratings and forecasts of future economic conditions, as appropriate. As at December 31, 2019, the probability of default applied to the loan receivable is 2.67% and while the loss given default is estimated to be 62.52%. As at September 30, 2020, the Group and the independent third parties entered into an agreement to offset the non-current loan receivable against a non-current loan payable. As a result, both the non-current loan receivable and non-current loan payable were derecognised. Such settlement was a non-cash transaction.

        Loan receivable included in current portion as at September 30, 2020 is unsecured and repayable within one year.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Prepayments, other receivables and other assets (Continued)

        Apart from RMB806,000 impairment on a loan receivable included in the non-current portion as at December 31, 2019, no impairment losses were recorded for the above assets as they were neither past due nor impaired. The financial assets included in the above balances relate to deposits and receivables for which there was no recent history of default. The loss allowance was assessed to be minimal because the deposits and other receivables are not past due.

        The movements in allowance for expected credit losses are as follows:

	September 30, 2020	December 31, 2019
	(Unaudited) RMB'000	(Audited) RMB'000
At the beginning of the period/year	(806)	—
Impairment losses, net	(418)	(806)
Amount written off as uncollectible	1,224	—

At the end of the period/year	—	(806)

13. Financial assets and financial liabilities

13.1 Financial assets

	September 30, 2020	December 31, 2019
	(Unaudited) RMB'000	(Audited) RMB'000
Financial assets at amortised cost
Current
Trade receivables (Note 11)	157,974	181,125
Financial assets included in prepayments, other receivables and other assets	7,962	2,624
Net investments in subleases	214	1,245
Amount due from a related party	17,398	370
Amounts due from shareholders	100	105
Cash and cash equivalents	14,470	23,010

Total current financial assets	198,118	208,479

Non-current
Financial assets included in prepayments, other receivables and other assets	187	32,755
Net investments in subleases	303	2,325

Total non-current financial assets	490	35,080

Total financial assets	198,608	243,559

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

13.2 Financial liabilities

        Lease liabilities and other financial liabilities at amortised cost, with carrying amounts that are reasonable approximations of fair values

	September 30, 2020	December 31, 2019
	(Unaudited) RMB'000	(Audited) RMB'000
Current
Trade payables	29,266	34,697
Financial liabilities included in other payables and accruals	27,933	20,190
Amount due to a shareholder	325	—
Interest-bearing loans and borrowings (Note)	55,000	55,000
Lease liabilities	7,219	5,217

	119,743	115,104

Non-current
Other payable	—	31,700
Lease liabilities	10,925	9,496

	10,925	41,196

Total	130,668	156,300

Note:

Interest-bearing loans and borrowings

	Interest rate per annum	Maturity	September 30, 2020	December 31, 2019
	%		(Unaudited) RMB'000	(Audited) RMB'000
Current interest-bearing loans and borrowings
Bank of Beijing	5.23	On demand	5,000	5,000
Dahua Yonglong (Hainan) Hotel Management Co., Ltd.	12	September 19, 2021	50,000	50,000

Total interest-bearing loans and borrowings			55,000	55,000

13.3 Fair values

        The Group assessed that the fair values of cash and cash equivalents, trade receivables, current portion of financial assets included in prepayments, other receivables and other assets, amounts due from a related party and shareholders, trade payables, amount due to a shareholder and current portion of financial liabilities included in other payables and accruals approximate to their carrying amounts largely due to the short-term maturities of these instruments.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Financial assets and financial liabilities (Continued)

13.3 Fair values (Continued)

        The fair values of the non-current portion of financial assets included in prepayments, other receivables and other assets, net investments in subleases, interest-bearing loans and borrowings and non-current portion of other payable were measured at amortised cost. In the opinion of the directors, the fair values of these financial assets and financial liabilities approximate to their carrying amounts.

        No financial assets and financial liabilities were measured at fair value in the interim condensed consolidated statements of financial position.

        During the period ended September 30, 2020 and year ended December 31, 2019, there were no transfers of fair value measurements between Level 1 and Level 2 and no transfers into or out of Level 3 for financial assets and financial liabilities.

        The following methods and assumptions were used to estimate the fair values:

        The fair values of the Group's interest-bearing loans and borrowings and other payable were determined using the discounted cash flows method based on the discount rate currently available for instruments with similar terms, credit risk and remaining maturities as at the end of the reporting period. The changes in fair value as a result of the Group's own non-performance risk as at September 30, 2020, and December 31, 2019 were assessed to be insignificant. The fair value of the Group's interest-bearing loans and borrowings and other payable are reasonable approximations of fair values based on the discounted cash flows.

14. Issued capital and reserves

	Number of ordinary shares of US$0.001 each
	Authorised	Issued and fully paid	Nominal value of ordinary shares
			RMB'000
At September 30, 2020 (Unaudited)	50,000,000	24,566,723	162

At December 31, 2019 (Audited)	50,000,000	18,211,027	118

        On February 29, 2020, the Company issued 4,856,273 ordinary shares with an aggregate fair value of RMB284,000,000 in exchange for the acquisition of 100% equity interest of Rosenkavalier.

        On March 4, 2020, 1,499,423 ordinary shares were allotted and issued to an independent third party for a cash consideration of US$12,999,997, excluding RMB557,000 issuance costs.

        As at December 31, 2019, 1,150,836 shares registered in the name of Lebon Holding Limited were pledged and charged by Lebon Holding Limited in favour of Mount Merry International Limited pursuant to a charge over shares dated 6 September 2019, as amended from time to time. On March 5, 2020, the pledged shares were released.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Issued capital and reserves (Continued)

Statutory restrictions

        The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company's subsidiaries, VIEs and subsidiaries of the VIEs registered in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the interim condensed consolidated financial statements prepared in accordance with IFRS differ from those reflected in the statutory financial statements of the Company's subsidiaries.

        Under PRC law, the Company's subsidiaries, VIEs and the subsidiaries of the VIEs located in the PRC (collectively referred as the "PRC entities") are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The PRC entities are required to allocate at least 10% of their after tax profits on an individual company basis as determined under China Accounting Standards ("CAS") to the statutory reserve and has the rights to discontinue allocations to the statutory reserve if such reserve has reached 50% of registered capital on an individual company basis. In addition, the registered capital of the PRC entities is also restricted.

        Amounts restricted include statutory reserve funds, as determined in accordance with CAS, were RMB10,196,000 and RMB8,694,000 as at September 30, 2020 and December 31, 2019, respectively.

15. Related party disclosures

        The following table provides the total amount of transactions that are entered into with related parties for the relevant financial periods.

		Interest income on net investments in subleases	Acquisition of a subsidiary
		(Unaudited) RMB'000	(Unaudited) RMB'000
Beijing Music Festival Co., Ltd*	From January 1, 2020 to September 30, 2020 (Unaudited)	23	—
	From January 1, 2019 to September 30, 2019 (Unaudited)	—	—
Shareholders of the Company	From January 1, 2020 to September 30, 2020 (Unaudited)	—	174,944
	From January 1, 2019 to September 30, 2019 (Unaudited)	—	—

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Related party disclosures (Continued)

        Outstanding balances at September 30, 2020 and December 31, 2019 are unsecured and interest-free and repayable on demand. There were no guarantees provided or received for any related party receivables or payables.

		Net investments in subleases	Amounts due from a related party shareholders	Amounts due to/ a shareholder
		RMB'000	RMB'000	RMB'000
Beijing Music Festival Co., Ltd*	September 30, 2020 (Unaudited)	—	—	—
	December 31, 2019 (Audited)	2,505	370	—
Shareholders of the Company	September 30, 2020 (Unaudited)	—	100	325
	December 31, 2019 (Audited)	—	105	—
Shigoo Holding Limited#	September 30, 2020 (Unaudited)	—	17,398	—
	December 31, 2019 (Audited)	—	—	—

*
A director of the Company is the controlling shareholder of Rosenkavalier, the parent company of Beijing Music Festival Co., Ltd. The company became a subsidiary of the Group since February 29, 2020. Further details were disclosed in note 6 to the interim condensed consolidated financial statements

#
A company of which a director of the Company is a controlling shareholder

        The following table provides compensation of key management personnel of the Group.

	September 30, 2020	September 30, 2019
	(Unaudited) RMB'000	(Unaudited) RMB'000
Short-term employee benefits	1,466	860
Post-employment benefits	149	280

Total compensation paid to key management personnel	1,615	1,140

        The amounts disclosed in the table above are the amounts recognised as an expense during the reporting periods related to key management personnel.

16. Commitments

        The Group had the following capital commitments at the end of the reporting periods which are not yet reflected in the financial statements.

	September 30, 2020	December 31, 2019
	(Unaudited) RMB'000	(Audited) RMB'000
Intangible assets	500	6,160
Music education equipment	1,791	8,043

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Share-based payments

        In October 2019, the Group entered into an agreement with a financial consultant ("Share Option Agreement"), pursuant to which share options of the Company are granted to the financial consultant in respect of his services to the Group in the forthcoming years. The maximum number of share options granted under the Share Option Agreement to the financial consultant is 3% of the total number of shares of the Company on the Listing Dates (as defined below). The exercise price of the share options is the offer price of the underlying shares of the Company issued in the final financing arrangement prior to the Company's initial public offering ("IPO"). The share options can only be vested if (i) the financial consultant becomes an employee of the Group prior to the date of successful listing of the Company's shares through the IPO (the "Listing Date"); and (ii) the successful listing of the Company's shares through the IPO ("IPO Performance Condition"); and (iii) the financial consultant remains as an employee of the Group over the vesting period as specified in the Share Option Agreement.

        All share options will be vested over 24 months after the Listing Date. Unexercised portion 48 months after Listing Date will be forfeited. There are caps for share options to be exercised in the period as specified as below:

Vesting period of the relevant percentage of the options	Cap of options exercisable
After 6 months since the Listing Date	1% of the total shares
After 12 months since the Listing Date	2% of the total shares
After 18 months since the Listing Date	2.5% of the total shares
After 24 months since the Listing Date	3% of the total shares

        There are no cash settlement alternatives. The Group does not have a past practice of cash settlement for these share options. The Group accounts for the share option granted under the Share Option Agreement as equity-settled share-based payments.

        In April 2020, the financial consultant was appointed as the Chief Financial Officer of the Group. The share options granted under the Share Option Agreement are still effective and the terms of the share options remain unchanged, except that the exercise price of the share options is now the higher of US$7.5 million and the offer price of the underlying shares the Company issued in its last round of financing prior to the Company's IPO.

        As at September 30, 2020 and December 31, 2019, all share options granted remained outstanding under the Share Option Agreement. In the opinion of the directors, the IPO Performance Condition cannot be met as at the date of grant and at the end of the reporting periods. No share option expense is recognised for consultant services received during the periods ended September 30, 2020 and 2019.

18. Events after the reporting period

        In preparing the unaudited interim condensed consolidated financial statements, the Group has evaluated events and transactions for potential recognition and disclosure through December 2, 2020, the date of the unaudited interim condensed consolidated financial statements was available to be issued.

        Subsequent to the reporting date, the Group adopted an equity incentive plan (the "2020 ESOP Plan") for grants of share options and restricted shares of the Company's ordinary shares to directors, officers, employees and consultants of the Company and its subsidiaries.

KUKE MUSIC HOLDING LIMITED

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Events after the reporting period (Continued)

        On October 30, 2020, the Group's board of directors approved the 2020 ESOP Plan. The maximum aggregate number of, ordinary shares that may be issued pursuant to all awards under the 2020 ESOP Plan shall was 1,227,000. The 2020 ESOP Plan lapses on the tenth anniversary of the grant date.

        As of the date of the interim condensed consolidated financial statements were issued, 1,125,334 share options and 101,666 restricted shares were granted under the 2020 ESOP Plan, at an exercise price of US$0.01 per share. 50%, 30%, 10% and 10% of the share options and restricted shares will vest on October 1, 2021, October 1, 2022, October 1, 2023 and October 1, 2024, respectively, on the condition that (i) directors, officers, employees and consultants of the Company remain in service; and (ii) the Company completes its initial public offering within 12 months after the adoption of the 2020 ESOP Plan by the board of the directors.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Rosenkavalier Limited

Opinion on the Financial Statements

        We have audited the accompanying consolidated statements of financial position of Rosenkavalier Limited (the "Company") as of December 31, 2019, December 31, 2018 and January 1, 2018, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019, December 31, 2018 and January 1, 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young
We have served as the Company's auditor since 2019.
Hong Kong, The People's Republic of China
September 8, 2020

ROSENKAVALIER LIMITED

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

		Years ended December 31,
	Notes	2019	2018
		RMB'000	RMB'000
Revenue	4	61,160	24,628
Cost of sales		(37,856)	(21,331)

Gross profit		23,304	3,297
Other income, net	7.1	219	98
Selling and distribution expenses		(1,661)	(1,121)
Administrative expenses		(5,804)	(1,417)
Impairment losses on financial assets		(213)	—

Operating profit		15,845	857
Finance costs	7.2	(90)	(13)
Finance income	7.3	921	6

Profit before tax		16,676	850
Income tax expense	8	(4,194)	(272)

Profit for the year and total comprehensive income for the year		12,482	578

The accompanying notes are an integral part of the consolidated financial statements.

ROSENKAVALIER LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Notes	December 31, 2019	December 31, 2018	January 1, 2018
		RMB'000	RMB'000	RMB'000
NON-CURRENT ASSETS
Property, plant and equipment	9	797	8	8
Intangible assets	10	20,189	—	—
Right-of-use assets	19	2,837	199	15
Deposits	13	2,000	11,773	—
Deferred tax assets	8	85	28	300

Total non-current assets		25,908	12,008	323
CURRENT ASSETS
Inventories		2	—	—
Trade receivables	12	11,041	848	191
Prepayments, other receivables and other assets	13	9,959	6,235	6,562
Cash and cash equivalents	14	5,873	2,144	2,901

Total current assets		26,875	9,227	9,654

Total assets		52,783	21,235	9,977

EQUITY
Issued capital	15	1	1	1
Reserves	15	43,407	925	347

Total equity		43,408	926	348

NON-CURRENT LIABILITY
Lease liabilities	19	1,930	16	—

CURRENT LIAILITIES
Trade payables	17	680	2,982	140
Other payables and accruals	18	752	8,596	1,016
Contract liabilities	16	—	7,636	8,060
Due to related parties	20	1,261	891	397
Lease liabilities	19	1,035	188	16
Income tax payable		3,717	—	—

Total current liabilities		7,445	20,293	9,629

Total liabilities		9,375	20,309	9,629

Total equity and liabilities		52,783	21,235	9,977

The accompanying notes are an integral part of the consolidated financial statements.

ROSENKAVALIER LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Issued capital	Capital reserve	Retained earnings/ (accumulated losses)	Total equity
	RMB'000	RMB'000	RMB'000	RMB'000
At January 1, 2018	1	499	(152)	348
Profit and total comprehensive income for the year	—	—	578	578

At December 31, 2018 and at January 1, 2019	1	499	426	926
Capital contributions from shareholders	—	30,000	—	30,000
Profit and total comprehensive income for the year	—	—	12,482	12,482

At December 31, 2019	1	30,499	12,908	43,408

The accompanying notes are an integral part of the consolidated financial statements.

ROSENKAVALIER LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years ended December 31,
	Notes	2019	2018
		RMB'000	RMB'000
Cash flows from operating activities
Profit before tax		16,676	850
Adjustments for:
Finance costs	7.2	90	13
Finance income	7.3	(921)	(6)
Depreciation of property, plant and equipment	9	155	6
Depreciation of right-of-use assets	19	663	184
Amortisation of intangible assets	10	349	—
Loss on lease termination	19	6	—
Impairment losses on financial assets		213	—

		17,231	1,047
Working capital adjustments:
Increase in inventories		(2)	—
Increase in trade receivables		(10,193)	(657)
Decrease in prepayments, other receivables and other assets		5,935	362
Increase/(decrease) in trade payables		(2,302)	2,842
Increase/(decrease) in other payables and accruals		156	(420)
Decrease in contract liabilities		(7,636)	(424)
Increase in amounts due to related parties		370	494

Cash generated from operations		3,559	3,244
Income tax paid		(499)	(35)

Net cash flows from operating activities		3,060	3,209

Cash flows from investing activities
Interest received		14	6
Advance of loan to a third party		(9,000)	—
Purchase of property, plant and equipment	9	(944)	(6)
Purchase of intangible assets		(10,765)	(11,773)

Net cash flows used in investing activities		(20,695)	(11,773)

Cash flows from financing activities
Payment of principal portion of lease liabilities		(546)	(180)
Capital contributions from shareholders		22,000	8,000
Interest paid		(90)	(13)

Net cash flows from financing activities		21,364	7,807

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS		3,729	(757)
Cash and cash equivalents at beginning of year		2,144	2,901

CASH AND CASH EQUIVALENTS AT END OF YEAR		5,873	2,144

The accompanying notes are an integral part of the consolidated financial statements.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Corporate information

1.1    General Information

        The Company was incorporated in the Cayman Islands on October 2, 2019. The registered office is located at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

        The Company is an investment holding company. Its subsidiaries are principally engaged in providing music festival events services to Beijing Music Festival Arts Foundation ("the Foundation") and other customers in the People's Republic of China (the "PRC"). Revenue was mainly generated from the provision of music festival events service, music performance services and licensing of music catalogues.

1.2    Reorganisation

        The Group underwent a reorganisation (the "Reorganisation"), whereby the Company entered into a series of contractual agreements to transfer the business operations of Beijing Music Festival Co., Ltd. to the Company.

        In February 2020, variable interest entity ("VIE") agreements were entered into, conferring the Company the right to control over and to receive variable returns from Beijing Music Festival Co., Ltd.. As a result of the VIE agreements, Beijing Music Festival Co., Ltd. was consolidated as an indirect subsidiary of the Company.

        The aforesaid Reorganisation was completed in February 2020, and the Company became the holding company of the subsidiaries comprising the Group. Upon completion of the Reorganisation and as at the date of these financial statements, the Company had direct or indirect interest in the subsidiaries as set out below, all of which are private entities with limited liabilities. All companies now comprising the Group adopted December 31 as their financial year end date.

		Percentage of Ownership/ interest/ voting rights
	Place and date of incorporation/ establishment			Issued and fully paid ordinary share capital/ registered capital	Principal activities
Name		Directly	Indirectly
Degas Limited	Hong Kong, limited liability company November 1, 2019	100%	—	Hong Kong Dollars ("HK$") 60,000,000	Investment holding
Beijing Lecheng Future Culture Media Co., Ltd.*	PRC, limited liability company November 28, 2019		100%	United States Dollars ("US$") —/10,000,000	Investment holding
Beijing Music Festival Co., Ltd. (formerly known as Beijing Mingxun Communications Consultants Co., Ltd. *	PRC, limited liability company, August 26, 2003	—	100%	RMB5,000,000/ RMB19,500,000(i)	Provide music festival events, commercial performance service and Licensing of music catalogues

Notes:

*
English names of these companies represent the best efforts made by the Company to translate their Chinese names as these companies do not have official English names.

(i)
The issued share capital of Beijing Music Festival Co., Ltd increased from RMB500,000 to RMB5,000,000 on February 8, 2019. The registered capital increased from RMB50,000 to RMB15,000,000 on December 4, 2018, and increased from RMB15,000,000 to RMB19,500,000 on July 19, 2019.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies

2.1    Basis of preparation and first-time adoption of IFRS

        Pursuant to the Reorganisation, as more fully explained in the paragraphs headed "Reorganisation" above, the Company became the holding company of the companies now comprising the Group in February 2020. The Reorganisation has not resulted in any changes of economic substances of the business of the Group before and after the Reorganisation. Accordingly, for the purpose of these financial statements, the historical financial information for the reporting periods has been presented as a continuation of Beijing Music Festival Co., Ltd. by applying the pooling of interests method as if the Reorganisation had been completed at the beginning of the reporting period.

        The consolidated statements of financial position of the Group as at December 31, 2019 and 2018 and January 1, 2018 were prepared to present the assets and liabilities of the subsidiaries using the existing book values from Beijing Music Festival Co., Ltd.'s perspective. No adjustments are made to reflect fair values, or to recognise any new assets or liabilities as a result of the Reorganisation.

        All intra-group transactions and balances are eliminated on consolidation.

        The consolidated financial statements are prepared in accordance with International Financial Reporting Standards ("IFRS") issued by the International Accounting Standards Board ("IASB"). The Group has applied IFRS for the first time to the consolidated financial statements for the years ended December 31, 2019 and 2018. All IFRSs issued by the IASB, effective at the time of preparing these consolidated financial statements have been applied. As the Group neither prepared nor reported a complete set of consolidated financial statements in the past, the reconciliations from previous GAAP to IFRS were not disclosed.

        The Group prepared the consolidated financial statements that comply with IFRS applicable as at December 31, 2019, together with the comparative period data for the year ended December 31, 2018, as described in the summary of significant accounting policies. In preparing the consolidated financial statements, the Group's opening statement of financial position was prepared as at January 1, 2018, the Group's date of transition to IFRS. The Group did not use any optional exemptions to full retrospective application of IFRS set out within IFRS 1.

        The consolidated financial statements of the Group were authorised for issue in accordance with a resolution of the directors on September 8, 2020.

        The consolidated financial statements are prepared on a going concern basis.

        The consolidated financial statements are prepared on a historical cost basis. The consolidated financial statements are presented in Renminbi ("RMB") and all values are rounded to the nearest thousands, except for the number of shares and per share data.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.2    Basis of consolidation

        The consolidated financial statements comprise the financial statements of the Company and its subsidiaries (collectively referred to as the "Group") for the years ended December 31, 2019 and 2018. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

  •
  Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

  •
  Exposure, or rights, to variable returns from its involvement with the investee

  •
  The ability to use its power over the investee to affect its returns

        Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

  •
  The contractual arrangement(s) with the other vote holders of the investee

  •
  Rights arising from other contractual arrangements

  •
  The Group's voting rights and potential voting rights

        The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

        Profit or loss and each component of other comprehensive income ("OCI") are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group's accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

        A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

        If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies

a)
Business combinations and goodwill

        Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

        When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

        Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognised in profit or loss in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognised in profit or loss.

        Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests and any previous interest held over the net identifiable assets acquired and liabilities assumed). If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group re-assesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognised at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in profit or loss.

        After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash-generating units ("CGUs") that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

        Where goodwill has been allocated to a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the CGU retained.

b)
Current versus non-current classification

        The Group presents assets and liabilities in the statement of financial position based on current/non-current classification. An asset is current when it is:

  •
  Expected to be realised or intended to be sold or consumed in the normal operating cycle

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

b)
Current versus non-current classification (Continued)

•
Held primarily for the purpose of trading

•
Expected to be realised within twelve months after the reporting period

    Or

  •
  Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

        All other assets are classified as non-current.

        A liability is current when:

  •
  It is expected to be settled in the normal operating cycle

  •
  It is held primarily for the purpose of trading

  •
  It is due to be settled within twelve months after the reporting period

    Or

  •
  There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

        The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

        The Group classifies all other liabilities as non-current.

        Deferred tax assets and liabilities are classified as non-current assets and liabilities.

c)
Revenue from contracts with customers

        The Group is in the business of providing music festival events services, music performance services and licensing of music catalogues. Revenue from contracts with customers is recognised when control of the services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services. Revenue is recognised net of Value Added Taxes ("VAT") as the VAT is levied on the customer and the Group is collecting VAT on behalf of third parties. Consideration payable to a customer that is not in exchange for a distinct good or service is accounted for as a reduction of revenue. The Group has generally concluded that it is the principal in its revenue arrangements because it typically controls the services before transferring them to the customer.

Music festival events services

        The Group executes music festival events for the organisers. The Group also provides related sponsorship services to the patrons who sponsor these music festivals. The sponsorship services may include placement of advertisements in the music festivals and organising pre-concert events such as cocktail parties, production of publicity materials, arrangement of media interview for sponsors.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

c)
Revenue from contracts with customers (Continued)

Music festival events services (Continued)

        The Group recognises revenue from music festival events services over time as the music festival takes place and recognises sponsorship services revenue over time when such services are provided to the patrons because the customer simultaneously receives and consumes the benefits provided by the Group.

Music performance services

        The Group executes music performance activities for the organisers. The Group also provides related sponsorship services to the patrons who sponsor these music performance activities.

        The Group recognises revenue from music performance services over time as the music performance takes place and recognises sponsorship services over time when such services are provided to the patrons because the customer simultaneously receives and consumes the benefits provided by the Group.

Licensing of music catalogues

        The Group purchases the copyright of audio and video music works and licenses the music catalogues to third parties for a fixed term ranging from one to two years. The Group does not provide any other service or guarantee when it sublicenses the copyrights to the customers. The customers usually pay a fixed consideration in exchange for the copyright licenses.

        The Group recognises revenue generated from licensing of music catalogues at a point in time when the customer accepts the music catalogues.

Contract balances

Trade receivables

        A receivable is recognised if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets in section i) Financial instruments—initial recognition and subsequent measurement.

Contract liabilities

        A contract liability is recognised if a payment is received or a payment is due (whichever is earlier) from a customer before the Group transfers the related services. Contract liabilities are recognised as revenue when the Group performs under the contract (i.e., transfers control of the related goods or services to the customer).

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

d)
Taxes

Current income tax

        Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

        Current income tax relating to items recognised directly in equity is recognised in equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

        Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

        Deferred tax liabilities are recognised for all taxable temporary differences, except:

  •
  When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

  •
  In respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future

        Deferred tax assets are recognised for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilised, except:

  •
  When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

  •
  In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

        The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are re-assessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

d)
Taxes (Continued)

Deferred tax (Continued)

        Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

        Deferred tax relating to items recognised outside profit or loss is recognised outside profit or loss. Deferred tax items are recognised in correlation to the underlying transaction either in OCI or directly in equity.

        The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realise the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

Sales tax

        Expenses and assets are recognised net of the amount of sales tax, except:

  •
  When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable

  •
  When receivables and payables are stated with the amount of sales tax included

        The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

e)
Foreign currencies

        The Group's consolidated financial statements are presented in RMB, which is also the parent company's functional currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group uses the direct method of consolidation and on disposal of a foreign operation, the gain or loss that is reclassified to profit or loss reflects the amount that arises from using this method.

i)
Transactions and balances

        Transactions in foreign currencies are initially recorded by the Group's entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

        Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

e)
Foreign currencies (Continued)

i)
Transactions and balances (Continued)

        Differences arising on settlement or translation of monetary items are recognised in profit or loss with the exception of monetary items that are designated as part of the hedge of the Group's net investment in a foreign operation. These are recognised in OCI until the net investment is disposed of, at which time, the cumulative amount is reclassified to profit or loss. Tax charges and credits attributable to exchange differences on those monetary items are also recognised in OCI.

        Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

        In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognises the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration.

ii)
Group companies

        On consolidation, the assets and liabilities of foreign operations are translated into RMB at the rate of exchange prevailing at the reporting date and their profit or loss are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to profit or loss.

        Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.

f)
Property, plant and equipment

        Plant and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment. When significant parts of plant and equipment are required to be replaced at intervals, the Group depreciates them separately based on their specific useful lives. Likewise, when a major inspection is performed, its cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in profit or loss as incurred. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

f)
Property, plant and equipment (Continued)

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, as follows:

• Leasehold improvements	Over the lease terms
• Office equipment	3 years

        An item of property, plant and equipment and any significant part initially recognised is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss when the asset is derecognised.

        The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

g)
Leases

        The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Group as a lessee

        The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

i)
Right-of-use assets

        The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the lease term.

        If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

        The right-of-use assets are also subject to impairment. Refer to the accounting policies in section (j) Impairment of non-financial assets.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

g)
Leases (Continued)

Group as a lessee (Continued)

ii)
Lease liabilities

        At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognised as expenses (unless they are incurred to produce inventories) in the period in which the event or condition that triggers the payment occurs.

        In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow over a similar term, similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

iii)
Short-term leases and leases of low-value assets

        The Group applies the short-term lease recognition exemption to its short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of assets that are considered to be low value. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.

h)
Intangible assets

        Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and accumulated impairment losses. Internally generated intangibles, excluding capitalised development costs, are not capitalised and the related expenditure is reflected in profit or loss in the period in which the expenditure is incurred.

        The useful lives of intangible assets are assessed as either finite or indefinite.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

h)
Intangible assets (Continued)

        Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in profit or loss in the expense category that is consistent with the function of the intangible assets.

        An intangible asset is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss.

Music catalogues

        Music catalogues are stated at cost less any impairment losses and are amortised on the straight-line basis over their estimated useful economic lives of 28 to 49 years.

i)
Financial instruments—initial recognition and subsequent measurement

        A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i)
Financial assets

Initial recognition and measurement

        Financial assets are classified, at initial recognition, as subsequently measured at amortised cost, fair value through OCI, and fair value through profit or loss.

        The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Group's business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price as disclosed in section (c) Revenue from contracts with customers.

        In order for a financial asset to be classified and measured at amortised cost or fair value through OCI, it needs to give rise to cash flows that are 'solely payments of principal and interest (SPPI)' on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

i)
Financial instruments—initial recognition and subsequent measurement (Continued)

i)
Financial assets (Continued)

Initial recognition and measurement (Continued)

        The Group's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

        Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognised on the trade date, i.e., the date that the Group commits to purchase or sell the asset.

Subsequent measurement

        For purposes of subsequent measurement, financial assets are classified in one category:

  •
  Financial assets at amortised cost (debt instruments)

Financial assets at amortised cost (debt instruments)

        Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

Derecognition

        A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group's consolidated statement of financial position) when:

  •
  The rights to receive cash flows from the asset have expired

    Or

  •
  The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

        When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

i)
Financial instruments—initial recognition and subsequent measurement (Continued)

i)
Financial assets (Continued)

Derecognition (Continued)

        Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment

        Further disclosures relating to impairment of financial assets are also provided in the following notes:

• Disclosures for significant assumptions	Note 3
• Trade receivables	Note 12
• Prepayment, other receivables and other assets	Note 13

        The Group recognises an allowance for expected credit losses (ECLs) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

General approach

        ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a 12-month ECL). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a lifetime ECL).

        At each reporting date, the Group assesses whether the credit risk on a financial instrument has increased significantly since initial recognition. When making the assessment, the Group compares the risk of a default occurring on the financial instrument as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition and considers reasonable and supportable information that is available without undue cost or effort, including historical and forward-looking information.

        The Group considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

        Financial assets at amortised cost are subject to impairment under the general approach and they are classified within the following stages for measurement of ECLs except for trade receivables which apply the simplified approach as detailed below.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

i)
Financial instruments—initial recognition and subsequent measurement (Continued)

i)
Financial assets (Continued)

Impairment (Continued)

        Stage 1— Financial instruments for which credit risk has not increased significantly since initial recognition and for which the loss allowance is measured at an amount equal to 12-month ECLs

        Stage 2— Financial instruments for which credit risk has increased significantly since initial recognition but that are not credit-impaired financial assets and for which the loss allowance is measured at an amount equal to lifetime ECLs

        Stage 3— Financial assets that are credit-impaired at the reporting date (but that are not purchased or originated credit-impaired) and for which the loss allowance is measured at an amount equal to lifetime ECLs

Simplified approach

        For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

ii)
Financial liabilities

Initial recognition and measurement

        Financial liabilities are classified, at initial recognition, as loans and borrowings and payables.

        All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs.

Subsequent measurement

        For purposes of subsequent measurement, financial liabilities are classified in one category:

  •
  Financial liabilities at amortised cost (loans and borrowings)

Financial liabilities at amortised cost (loans and borrowings)

        After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process.

        Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation is recognised in profit or loss.

        This category generally applies to interest-bearing loans and borrowings. For more information, refer to Note 11.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

i)
Financial instruments—initial recognition and subsequent measurement (Continued)

ii)
Financial liabilities (Continued)

Derecognition

        A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognised in profit or loss.

iii)
Offsetting of financial instruments

        Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.

j)
Impairment of non-financial assets

        Further disclosures relating to impairment of non-financial assets are also provided in the following notes:

•	Disclosures for significant estimates and assumptions	Note 3
•	Property, plant and equipment	Note 9
•	Intangible assets	Note 10

        The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or CGU's fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

        In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

        The Group bases its impairment calculation on most recent budgets and forecast calculations, which are prepared separately for each of the Group's CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

j)
Impairment of non-financial assets (Continued)

        Impairment losses are recognised in profit or loss in expense categories consistent with the function of the impaired asset.

        For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset..s or CGU's recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in profit or loss.

k)
Cash and cash equivalents

        Cash and cash equivalents in the consolidated statement of financial position comprise cash at banks and on hand and short-term highly liquid deposits with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.

        For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits, as defined above, net of outstanding bank overdrafts as they are considered an integral part of the Group's cash management.

l)
Pensions and other post-employment benefits

        Full time employees of the Group in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labour regulations require that the Group make contributions to the government for these benefits based on a certain percentage of the employee's salaries. The Group has no legal obligation for the benefits beyond the contributions. The total amount that was expensed as incurred, was RMB758,393 and RMB 372,249 for the years ended December 31, 2019 and 2018, respectively.

m)
Related parties

        A party is considered to be related to the Group if:

  (a)
  the party is a person or a close member of that person's family and that person

  (i)
  has control or joint control over the Group;

  (ii)
  has significant influence over the Group; or

  (iii)
  is a member of the key management personnel of the Group or of a parent of the Group; or

  (b)
  the party is an entity where any of the following conditions applies:

  (i)
  the entity and the Group are members of the same group;

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant accounting policies (Continued)

2.3    Summary of significant accounting policies (Continued)

m)
Related parties (Continued)

  (ii)
  one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

  (iii)
  the entity and the Group are joint ventures of the same third party;

  (iv)
  one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

  (v)
  the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

  (vi)
  the entity is controlled or jointly controlled by a person identified in (a);

  (vii)
  a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and

  (viii)
  the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

3. Significant accounting judgements, estimates and assumptions

        The preparation of the Group's consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

        Other disclosures relating to the Group's exposure to risks and uncertainties includes:

•	Capital management	Note 5
•	Financial instruments risk management objectives and policies	Note 11.3
•	Sensitivity analyses disclosures	Note 11.3

Judgements

        In the process of applying the Group's accounting policies, management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Contractual arrangement

        As disclosed in Note 6, the Group exercises control over Beijing Music Festival Co., Ltd. and enjoys all the economic benefits of Beijing Music Festival Co., Ltd. through the VIE agreements.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting judgements, estimates and assumptions (Continued)

Judgements (Continued)

Contractual arrangement (Continued)

        The Group considers that it controls Beijing Music Festival Co., Ltd., notwithstanding the fact that it does not hold any direct equity interest in Beijing Music Festival Co., Ltd., as it has power over the financial and operating policies of Beijing Music Festival Co., Ltd. and receives substantially all of the economic benefits from the business activities of Beijing Music Festival Co., Ltd. through the VIE agreements. Accordingly, Beijing Music Festival Co., Ltd. has been accounted for as a subsidiary during the reporting periods.

Determining the lease term of contract with renewal option—Group as lessee

        The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised.

        The Group has a lease contract that includes an extension option. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal option. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew.

        The Group included the renewal period as part of the lease term for the lease of an office property. The Group typically exercises its option to renew for the lease because there will be a significant negative effect from relocating the Group's operations.

Estimates and assumptions

        The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

Provision for expected credit losses of trade receivables and other financial assets at amortised cost

        The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days past due for groupings of various customer segments that have similar loss patterns.

        The provision matrix is initially based on the Group's historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience with forward-looking information. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analysed.

        The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and of forecast economic conditions. The Group's historical credit loss experience and forecast of economic conditions may also not be representative of customer's actual default in the future. The information about the ECLs on the Group's trade receivables and other receivables are disclosed in Notes 12 and 13, respectively.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Significant accounting judgements, estimates and assumptions (Continued)

Estimates and assumptions (Continued)

Provision for expected credit losses of trade receivables and other financial assets at amortised cost (Continued)

        The loss allowances for financial assets included in prepayments, other receivables and other assets are based on assumption about risk of default and expected loss rates. The Group makes adjustment in making these assumptions and selecting the inputs to the ECL calculation, based on the Group's past history, existing market condition as well as forward-looking estimates at the end of each of the reporting periods. A number of significant judgements and estimation are also required in applying the accounting requirements for measuring ECLs, such as:

  •
  Determining criteria for a significant increase in credit risk;

  •
  Identifying economic indicators for forward-looking measurements; and

  •
  Estimating future cash flows.

Useful life of intangible assets

        The Group's management determines the estimated useful lives and related amortisation for the Group's intangible assets with reference to the estimated periods that the Group intends and able to derive future economic benefits from the use of these assets. Management will revise the amortisation where useful lives are different to that of previously estimated, or it will write-off or write-down commercial obsolete or non-strategic assets that have been abandoned or sold. Actual economic lives may differ from estimated useful lives. Periodic review could result in a change in depreciable lives and therefore amortisation in profit or loss in future periods.

Impairment of non-financial assets

        The Group assesses whether there are any indicators of impairment for all non-financial assets at the end of each reporting period. The non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. An impairment exists when the carrying value of an asset or a CGU exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The calculation of the fair value less costs of disposal is based on available data from binding sales transactions in an arm's length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. When value in use calculations are undertaken, management must estimate the expected future cash flows from the asset or CGU and choose a suitable discount rate in order to calculate the present value of those cash flows.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Revenue from contracts with customers

4.1
Disaggregated revenue information

        Set out below is the disaggregation of the Group's revenue from contracts with customers:

	2019	2018
	RMB'000	RMB'000
Type of services
Music festival events	46,350	22,120
Music performance	3,678	2,508
Licensing of music catalogues	11,132	—

Total revenue from contracts with customers	61,160	24,628

Geographical markets
China	61,160	24,628

Total revenue from contracts with customers	61,160	24,628

Timing of revenue recognition
Services transferred at a point in time	11,132	—
Services transferred over time	50,028	24,628

Total revenue from contracts with customers	61,160	24,628

4.2
Contract balances

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Trade receivables (Note 12)	11,041	848	191
Contract liabilities (Note 16)	—	7,636	8,060

        Set out below is the amount of revenue recognised from:

	2019	2018
	RMB'000	RMB'000
Amounts included in contract liabilities at the beginning of the year	7,636	8,060
4.3
Performance obligations

        Information about the Group's performance obligations is summarised below:

Music festival events services

        The performance obligation is satisfied over-time as services are rendered and payment is generally due upon completion of services and acceptance of the customer. Short-term advances maybe required before the service is provided.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Revenue from contracts with customers (Continued)

4.3    Performance obligations (Continued)

Music performance services

        The performance obligation is satisfied over-time as services are rendered and payment is generally due upon completion of services and acceptance of the customer. Short-term advances maybe required before the service is provided.

Licensing of music catalogues

        The performance obligation is satisfied upon delivery of the music catalogues. Payment is generally due upon delivery of the music catalogues.

        The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at each of the reporting periods are as follow:

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Within one year	2,047	9,902	10,139
More than one year	—	2,047	630

5. Capital management

        For the purpose of the Group's capital management, capital includes issued capital, capital reserve and all other equity reserves. The primary objective of the Group's capital management is to maximise the shareholder value.

        The Group manages its capital structure and makes adjustments in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Group is not subject to any externally imposed capital requirements.

        No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2019 and 2018.

6. Group information

Subsidiaries

        The consolidated financial statements of the Group include:

			% equity interest
			December 31,
		Country of incorporation			January 1, 2018
Name	Principal activities		2019	2018
Degas Limited	Investment holding	Hong Kong	100%	100%	100%
Beijing Lecheng
Future Culture Media Co., Ltd.	Investment holding	PRC	100%	100%	100%

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Group information (Continued)

        VIE of the Group include:

			% equity interest
			December 31,
		Country of incorporation			January 1, 2018
Name	Principal activities		2019	2018
Beijing Music Festival Co., Ltd.	Provide music festival events, music performance services and licensing music catalogues	PRC	100%	100%	100%

        On February 29, 2020, Beijing Lecheng Future Culture Media Co., Ltd., the Company's wholly owned subsidiary in the PRC, entered into the Pledge Contract with the nominee shareholders of Beijing Music Festival Co., Ltd. for the equity interests in Beijing Music Festival Co., Ltd. held by the nominee shareholders of Beijing Music Festival Co., Ltd.. In addition, each nominee shareholder of Beijing Music Festival Co., Ltd. signed a Power of Attorney, and Beijing Lecheng Future Culture Media Co., Ltd. entered into the Exclusive Call Option Contract with Beijing Music Festival Co., Ltd. and nominee shareholders of Beijing Music Festival Co., Ltd., which provide Beijing Lecheng Future Culture Media Co., Ltd. the power to direct the activities that most significantly affect the variable returns of Beijing Music Festival Co., Ltd. and to acquire the equity interests in Beijing Music Festival Co., Ltd. when permitted by the PRC laws, respectively. Beijing Lecheng Future Culture Media Co., Ltd. agreed to provide financial support to Beijing Music Festival Co., Ltd. for its operations which obligated Beijing Lecheng Future Culture Media Co., Ltd. to absorb losses of Beijing Music Festival Co., Ltd. that could potentially be significant to Beijing Music Festival Co., Ltd. In addition, the aforementioned Powers of Attorney and the Exclusive Call Option Contract entitle Beijing Lecheng Future Culture Media Co., Ltd. to receive variable returns from Beijing Music Festival Co., Ltd. that are significant to Beijing Music Festival Co., Ltd.

        Despite the lack of technical majority ownership, Beijing Lecheng Future Culture Media Co., Ltd. has effective control of Beijing Music Festival Co., Ltd. through a series of VIE agreements and a parent subsidiary relationship exists between the Company and Beijing Music Festival Co., Ltd., which provides Beijing Lecheng Future Culture Media Co., Ltd. with (a) the power over the VIE; (b) rights and obligations to variable returns of the VIE; and (c) the ability to use its power over the VIE to affect the amount of the VIE's returns. Through the VIE agreements, the shareholders of Beijing Music Festival Co., Ltd. assigned all of their voting rights underlying their equity interest in Beijing Music Festival Co., Ltd. to Beijing Lecheng Future Culture Media Co., Ltd.; Beijing Lecheng Future Culture Media Co., Ltd. has the right to receive variable returns from Beijing Music Festival Co., Ltd. that potentially could be significant to Beijing Music Festival Co., Ltd.; and Beijing Lecheng Future Culture Media Co., Ltd. has the obligation to absorb losses of Beijing Music Festival Co., Ltd. that could potentially be significant to Beijing Music Festival Co., Ltd.. Therefore, Beijing Lecheng Future Culture Media Co., Ltd. consolidates Beijing Music Festival Co., Ltd. as required by IFRS 10 Consolidated Financial Statements.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Group information (Continued)

        The principal terms of the VIE agreements are further described below:

  (1)
  Powers of Attorney

    Pursuant to the powers of attorney signed by Beijing Music Festival Co., Ltd.'s nominee shareholders, each nominee shareholder irrevocably authorised Beijing Lecheng Future Culture Media Co., Ltd. to act on behalf of such shareholder as its exclusive agent and attorney to exercise all rights and power that such shareholder has in respect of its equity interest in Beijing Music Festival Co., Ltd. (including, but not limited to, all of such shareholders rights and voting rights to the sale, transfer, pledge or disposition of the equity interest in part or in whole, and the right to designate and appoint the directors and the executive officers of Beijing Music Festival Co., Ltd.). The powers of attorney will remain effective ever after, until Beijing Lecheng Future Culture Media Co., Ltd. terminates the Power of Attorney in writing or the shares or all the assets of Beijing Music Festival Co., Ltd. have been legally and effectively transferred to Beijing Lecheng Future Culture Media Co., Ltd. and/or its designees.

  (2)
  Exclusive Call Option Agreement

    Pursuant to the exclusive call option agreement entered into amongst Beijing Music Festival Co., Ltd.'s nominee shareholders, Beijing Music Festival Co., Ltd. and Beijing Lecheng Future Culture Media Co., Ltd., each nominee shareholder granted to Beijing Lecheng Future Culture Media Co., Ltd. an irrevocable and exclusive right to purchase all or part of its equity interests in Beijing Music Festival Co., Ltd.. The purchase price of the equity interests in Beijing Music Festival Co., Ltd. will be a nominal price, unless the relevant government authorities or the PRC laws request that another amount be used as the purchase price, in which case the purchase price will be the lowest amount under such request. Subject to relevant PRC laws and regulations, the registered shareholders will return any amount of the purchase price they have received to Beijing Lecheng Future Culture Media Co., Ltd. or its designees.

  (3)
  Exclusive services agreement

    Pursuant to the exclusive services agreement entered into between Beijing Music Festival Co., Ltd. and Beijing Lecheng Future Culture Media Co., Ltd., Beijing Lecheng Future Culture Media Co., Ltd. provides business support and consulting services as the exclusive provider of such services to Beijing Music Festival Co., Ltd., in return for a fee which is equal to 100% of the profits before tax of Beijing Music Festival Co., Ltd. and is adjustable at the sole discretion of Beijing Lecheng Future Culture Media Co., Ltd.. This agreement remains effective perpetually unless termination is required by Beijing Lecheng Future Culture Media Co., Ltd. with one month's prior written notice.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Group information (Continued)

  (4)
  Pledge Contract

    Pursuant to the share pledge contract among Beijing Music Festival Co., Ltd.'s nominee shareholders, Beijing Music Festival Co., Ltd. and Beijing Lecheng Future Culture Media Co., Ltd., the nominee shareholders of Beijing Music Festival Co., Ltd. pledged all of their respective equity interests in Beijing Music Festival Co., Ltd. to Beijing Lecheng Future Culture Media Co., Ltd. as a continuing first priority security interest to guarantee the prompt and full performance of these nominee shareholders' and Beijing Music Festival Co., Ltd.'s obligations under the powers of attorney, the exclusive call option agreement and the exclusive services agreement. The nominee shareholders will not have the right to exercise the voting rights and rights to dividend distribution attaching to the equity interests of Beijing Music Festival Co., Ltd.. If Beijing Music Festival Co., Ltd. or any of the nominee shareholders breaches its obligations, Beijing Music Festival Co., Ltd. is dissolved or the enforcement of the pledged equity interests of Beijing Music Festival Co., Ltd. is permitted under PRC laws, Beijing Lecheng Future Culture Media Co., Ltd. will be entitled to exercise its rights to the pledged equity interests, including the right to sell the pledged equity interests of Beijing Music Festival Co., Ltd. through an auction or a private sale.

    If the pledged equity interests of Beijing Music Festival Co., Ltd. are disposed of for whatever reasons, all proceeds received will be attributed to Beijing Lecheng Future Culture Media Co., Ltd. and the nominee shareholders must transfer all proceeds collected to Beijing Lecheng Future Culture Media Co., Ltd. without consideration, to the extent permitted by PRC laws. This contract remains effective until the earlier of: (i) the discharge in full of the nominee shareholders' and Beijing Music Festival Co., Ltd.'s obligations under VIE agreements, or (ii) the completion of the disposal of the pledged equity interests in Beijing Music Festival Co., Ltd..

    In the opinion of the Company's legal counsel, (i) the ownership structure of Beijing Lecheng Future Culture Media Co., Ltd. and its VIE is in compliance with the PRC laws and regulations; (ii) the contractual arrangements with Beijing Music Festival Co., Ltd. and its nominee shareholders are valid and binding, and not in violation of the current PRC laws or regulations.

7. Other income/expenses, net

7.1   Other income, net

	2019	2018
	RMB'000	RMB'000
Additional deduction of VAT	221	—
Foreign exchange gains	3	98
Others	(5)	—

Total other income, net	219	98

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Other income/expenses, net (Continued)

7.2   Finance cost

	2019	2018
	RMB'000	RMB'000
Interest on lease liabilities	90	13

7.3   Finance income

	2019	2018
	RMB'000	RMB'000
Bank interest income	14	6
Interest income on a loan receivable	907	—

Total finance income	921	6

7.4   Depreciation, amortisation and lease payments

	2019	2018
	RMB'000	RMB'000
Included in cost of sales:
Amortisation of intangible assets (Note 10)	349	—
Expense relating to short-term leases (Note 19)	3,009	2,163
Included in administrative expense:
Depreciation of property, plant and equipment (Note 9)	155	6
Depreciation of right-of-use assets (Note 19)	663	184
Expense relating to leases of low-value assets (Note 19)	—	5
Expense relating to short-term leases (Note 19)	145	15

7.5   Employee benefits expenses

	2019	2018
	RMB'000	RMB'000
Wages and salaries	6,145	1,079
Pension scheme contribution (defined contribution scheme)	1,159	407

Total	7,304	1,486

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income tax

        The major components of income tax expense for the years ended December 31, 2019 and 2018 are:

Consolidated profit or loss

	2019	2018
	RMB'000	RMB'000
Current income tax:
Current income tax charge	4,251	—
Deferred tax:
Relating to origination and reversal of temporary differences	(57)	272

Income tax expense reported in profit or loss	4,194	272

        Reconciliation of tax expense and the accounting profit for 2018 and 2019:

	2019	2018
	RMB'000	RMB'000
Accounting profit before tax	16,676	850
At China's statutory income tax rate of 25%	4,169	213
Non-deductible expenses for tax purposes:
Other non-deductible expenses	25	59

At the effective income tax rate of 25% (2018: 32%)	4,194	272

Deferred tax

        Deferred tax relates to the following:

	Consolidated statement of financial position
				Consolidated statement of profit or loss
		December 31, 2018	January 1, 2018
	2019			2019	2018
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Expected credit losses of financial assets	53	—	—	53	—
Leases	32	1	—	31	1
Losses available for offsetting against future taxable income	—	27	300	(27)	(273)

Deferred tax assets	85	28	300	57	(272)

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Income tax (Continued)

Reconciliation of deferred tax assets

RMB'000
As of January 1, 2018:	300
Deferred tax charged to profit or loss during the year	(272)

As of December 31, 2018	28
Deferred tax credited to profit or loss during the year	57

As of December 31, 2019	85

        Pursuant to the PRC Corporate Income Tax Law, a 10% withholding tax is levied on dividends declared to foreign investors from the foreign investment enterprises established in Mainland China. A lower withholding tax rate may be applied if there is a tax treaty between Mainland China and the jurisdiction of the foreign investors. For the Group, the applicable rate is 5% or 10%. The Group is therefore liable for withholding taxes on dividends distributed by the subsidiaries established in Mainland China to foreign shareholders in respect of earnings generated.

        At December 31, 2019 and 2018 and January 1, 2018, the directors of the Company estimated that the retained earnings of the PRC subsidiaries would be retained in Mainland China for use in future operations and investments. In the opinion of the directors, it is not probable that these subsidiaries will distribute such earnings in the foreseeable future to their foreign shareholders. The aggregate amount of temporary differences associated with the investments in subsidiaries in Mainland China for which deferred tax liabilities were not recognised was approximately RMB10,412,000, RMB301,000 and nil at December 31, 2019 and 2018 and January 1, 2018 respectively.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Property, plant and equipment

	Leasehold improvements	Office equipment	Total
	RMB'000	RMB'000	RMB'000
Cost
At January 1, 2018	—	149	149
Additions	—	6	6

At December 31, 2018	—	155	155
Additions	642	302	944

At December 31, 2019	642	457	1,099

Depreciation
At January 1, 2018	—	(141)	(141)
Depreciation charge for the year	—	(6)	(6)

At December 31, 2018	—	(147)	(147)
Depreciation charge for the year	(112)	(43)	(155)

At December 31, 2019	(112)	(190)	(302)

Net book value
At December 31, 2019	530	267	797

At December 31, 2018	—	8	8

At January 1, 2018	—	8	8

10. Intangible assets

Music catalogues
RMB'000
Cost
At January 1, 2018 and at December 31, 2018	—
Additions	20,538

At December 31, 2019	20,538

Amortisation
At January 1, 2018 and at December 31, 2018	—
Amortistion charge for the year	(349)

At December 31, 2019	(349)

Net book value
At December 31, 2019	20,189

At January 1, 2018 and at December 31, 2018	—

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Financial assets and financial liabilities

11.1
Financial assets

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Financial assets at amortised cost
Current
Trade receivables	11,041	848	191
Financial assets included in prepayments, other receivables and other assets	9,707	415	496
Cash and cash equivalents	5,873	2,144	2,901

	26,621	3,407	3,588

        Management assessed that the fair values of the Group's financial assets reasonably approximate to their carrying amounts largely due to the short term maturities of these instruments or the effect of discounting is not material.

11.2
Financial liabilities

Financial liabilities at amortised cost

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Trade payables	680	2,982	140
Financial liabilities included in other payables and accruals	3	8,345	847
Due to related parties	1,261	891	397
Lease liabilities	2,965	204	16

	4,909	12,422	1,400

        Management assessed that the fair values of the Group's financial liabilities reasonably approximate to their carrying amounts largely due to the short term maturities of these instruments or the effect of discounting is not material.

11.3
Financial instruments risk management objectives and policies

        The Group's principal financial liabilities comprise trade payables and financial liabilities other than lease liabilities included in other payables and accruals. The main purpose of these financial liabilities is to finance the Group's operations. The Group's principal financial assets include trade receivables, and cash and cash equivalents that derive directly from its operations.

        The Group is exposed to foreign currency risk, credit risk and liquidity risk. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarised below.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Financial assets and financial liabilities (Continued)

11.3
Financial instruments risk management objectives and policies (Continued)

Foreign currency risk

        Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group's exposure to the risk of changes in foreign exchange rates relates primarily to the Group's operating activities (when revenue or expense is denominated in a foreign currency).

Foreign currency sensitivity

        The following tables demonstrate the sensitivity to a reasonably possible change in US$ and EUR exchange rates, with all other variables held constant. The impact on the Group's profit before tax is due to changes in the fair value of monetary assets and liabilities.

	Change in US$ rate	Effect on profit before tax
		RMB'000
2019	+5%	159
	–5%	(159)
2018	+5%	64
	–5%	(64)

	Change in EUR rate	Effect on profit before tax
		RMB'000
2019	+5%	(9)
	–5%	9
2018	+5%	—
	–5%	—

Credit risk

        Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

        The Group mainly transacts with recognised and creditworthy third parties. Receivable balances are monitored on an ongoing basis and the Group's exposure to bad debts is not significant.

Maximum exposure and year-end staging

        The tables below show the credit quality and the maximum exposure to credit risk based on the Group's credit policy, which is mainly based on past due information unless other information is available without undue cost or effort, and staging classification as at December 31, 2019 and 2018 and January 1, 2018. The amounts presented are gross carrying amounts for financial assets.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Financial assets and financial liabilities (Continued)

11.3
Financial instruments risk management objectives and policies (Continued)

Credit risk (Continued)

As at December 31, 2019

	12-month ECLs	Lifetime ECLs
				Simplified approach
	Stage 1	Stage 2	Stage 3		Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade receivables	—	—	—	11,041	11,041
Financial assets included in prepayments, other receivables and other assets
—Normal*	9,707	—	—	—	9,707
Cash and cash equivalents
—Not yet past due	5,873	—	—	—	5,873

	15,580	—	—	11,041	26,621

As at December 31, 2018

	12-month ECLs	Lifetime ECLs
				Simplified approach
	Stage 1	Stage 2	Stage 3		Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade receivables	—	—	—	848	848
Financial assets included in prepayments, other receivables and other assets
—Normal*	415	—	—	—	415
Cash and cash equivalents
—Not yet past due	2,144	—	—	—	2,144

	2,559	—	—	848	3,407

As at January 1, 2018

	12-month ECLs	Lifetime ECLs
				Simplified approach
	Stage 1	Stage 2	Stage 3		Total
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Trade receivables	—	—	—	191	191
Financial assets included in prepayments, other receivables and other assets
—Normal*	496	—	—	—	496
Cash and cash equivalents
—Not yet past due	2,901	—	—	—	2,901

	3,397	—	—	191	3,588

*
The credit quality of the financial assets included in prepayments, other receivables and other assets is considered to be "normal" when they are not past due and there is no information indicating that the financial assets had a significant increase in credit risk since initial recognition. Otherwise, the credit quality of the financial assets is considered to be "doubtful".

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Financial assets and financial liabilities (Continued)

11.3
Financial instruments risk management objectives and policies (Continued)

Trade receivables

        Customer credit risk is managed by each business unit subject to the Group's established policy, procedures and control relating to customer credit risk management.

        Since the Group trades only with recognised and creditworthy third parties, there is no requirement for collateral. Concentrations of credit risk are managed by customer/counterparty.

        The Group had certain concentrations of credit risk as 27%, 100% and 86%, and 100%, 100% and 100% of the Group's gross trade receivables as at December 31, 2019 and 2018 and January 1, 2018 were due from the Group's largest customer and the five largest customers, respectively.

        An impairment analysis is performed at each reporting date using a provision matrix to measure expected credit losses. The provision rates are based on days past due for groupings of various customer segments with similar loss patterns. The calculation reflects the probability-weighted outcome, the time value of money and reasonable and supportable information that is available at the reporting date about past events, current conditions and forecasts of future economic conditions. Generally, trade receivables are written off if past due for more than one year and are not subject to enforcement activity. The expected credit losses for trade receivables as at December 31, 2019 and 2018 and January 1, 2019 were assessed to be minimal.

Liquidity risk

        The Group monitors its risk of a shortage of funds using a liquidity planning tool.

        The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of lease contracts. The Group assessed the concentration of risk with respect to refinancing its debt and concluded it to be low.

Excessive risk concentration

        Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the Group's performance to developments affecting a particular industry.

        In order to avoid excessive concentrations of risk, the Group's policies and procedures include specific guidelines to focus on the maintenance of a diversified portfolio. Identified concentrations of credit risks are controlled and managed accordingly. The table below summarises the maturity profile of the Group's financial liabilities based on contractual undiscounted payments:

December 31, 2019	On demand / less than 1 year	1 to 5 years	Total
	RMB'000	RMB'000	RMB'000
Trade payables	680	—	680
Financial liabilities included in other payables and accruals	3	—	3
Due to related parties	1,261	—	1,261
Lease liabilities	1,071	2,142	3,213

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Financial assets and financial liabilities (Continued)

11.3
Financial instruments risk management objectives and policies (Continued)

Excessive risk concentration (Continued)

December 31, 2018	On demand / less than 1 year	1 to 5 years	Total
	RMB'000	RMB'000	RMB'000
Trade payables	2,982	—	2,982
Financial liabilities included in other payables and accruals	8,345	—	8,345
Due to related parties	891	—	891
Lease liabilities	194	16	210

January 1, 2018	On demand / less than 1 year	1 to 5 years	Total
	RMB'000	RMB'000	RMB'000
Trade payables	140	—	140
Financial liabilities included in other payables and accruals	847	—	847
Due to related parties	397	—	397
Lease liabilities	16	—	16
11.4
Changes in liabilities arising from financing activities

	January 1, 2019	Cash flows	New leases	Others	December 31, 2019
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Current lease liabilities (Note 19)	188	(546)	503	890	1,035
Non-current lease liabilities (Note 19)	16	—	2,886	(972)	1,930

Total liabilities from financing activities	204	(546)	3,389	(82)	2,965

	January 1, 2018	Cash flows	New leases	Others	December 31, 2018
	RMB'000	RMB'000	RMB'000	RMB'000	RMB'000
Current lease liabilities (Note 19)	16	(180)	187	165	188
Non-current lease liabilities (Note 19)	—	—	181	(165)	16
Capital contribution from a shareholder included in other payables and accruals	—	8,000	—	—	8,000

Total liabilities from financing activities	16	7,820	368	—	8,204

        The "Others" column includes the effect of reclassification of non-current portion of lease liabilities to current due to the passage of time and effect of the accrued but not yet paid interest on lease liabilities. The Group classifies interest paid as cash flows from financing activities.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Trade receivables

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Receivables from third-party customers	11,041	848	191

        Trade receivables are non-interest bearing and are generally on terms from 30 to 270 days.

13. Prepayments, other receivables and other assets

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Prepayments	252	5,785	6,066
Deposits	2,000	11,773	—
Other receivables	9,920	415	496
Tax recovery	—	35	—

	12,172	18,008	6,562
Allowance for ECL	(213)	—	—

	11,959	18,008	6,562

Current	9,959	6,235	6,562
Non-current	2,000	11,773	—

        Included in other receivables as at December 31, 2019 is a loan receivable of RMB9,000,000, (December 31, 2018: Nil; January 1, 2018: Nil) which is unsecured, bears interest at 10% per annum and repayable within one year.

        An impairment analysis on the loan receivable is performed at December 31, 2019 by considering the probability of default of comparable companies with published credit ratings and forecasts of future economic conditions, as appropriate. As at December 31, 2019, the probability of default applied to the loan receivable is 3.44% and the loss given default is estimated to be 62.52%.

        Apart from RMB213,000 impairment on a loan receivable as at December 31, 2019, none of the above assets are either past due or impaired. The financial assets included in the above balances relate to deposits and receivables for which there was no recent history of default. Since the deposits, other receivables and other assets are related to receivables that are not past due, the expected credit loss rates are assessed to be minimal.

14. Cash and cash equivalents

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Cash at banks and on hand	5,873	2,144	2,901

        Cash at banks earns interest at floating rates based on daily bank deposit rates.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Issued capital and reserves

Authorised shares

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB	RMB	RMB
100 ordinary shares of US$1 each	707	707	707

Ordinary shares issued fully paid

	Number of ordinary shares	Nominal value of ordinary shares
		RMB
At January 1, 2018	100	707
At December 31, 2018	100	707
At December 31, 2019	100	707

Statutory restrictions

        The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company's subsidiaries, VIEs and subsidiaries of the VIEs incorporated in PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The consolidated results of operations reflected in the consolidated financial statements prepared in accordance with IFRS differ from those reflected in the statutory financial statements of the Company's subsidiaries.

        Under PRC law, the Company's subsidiaries, VIEs and the subsidiaries of the VIEs located in the PRC (collectively referred as the "PRC entities") are required to provide for certain statutory reserves, namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund. The PRC entities are required to allocate at least 10% of their after tax profits on an individual company basis as determined under PRC accounting standards to the statutory reserve and has the right to discontinue allocations to the statutory reserve if such reserve has reached 50% of registered capital on an individual company basis. In addition, the registered capital of the PRC entities is also restricted.

        Amounts restricted that include statutory reserve funds, as determined pursuant to China Accounting Standards, were RMB1,339,000, RMB91,000 and RMB33,000 as at December 31, 2019 and 2018 and January 1, 2018, respectively.

16. Contract liabilities

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Short-term advances for services	—	7,636	8,060

        Contract liabilities due to advance from rendering services.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Contract liabilities (Continued)

        The decrease in contract liabilities was mainly due to less advances being made by the customers because the Group will no longer organise a music performance event in 2020.

17. Trade payables

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Trade payables	680	2,982	140

        Trade payables are non-interest bearing and are normally settled on 30-day terms

18. Other payables and accruals

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Other payables	721	8,540	967
Accruals	31	56	49

Total other payables and accruals	752	8,596	1,016

        As at December 31, 2018, the other payable balance included RMB 8,000,000 proceeds from a shareholder for capital contribution as funding of equity.

        Other payables are non-interest bearing and have an average term of two months

19. Leases

Group as a lessee

        The Group has lease contracts for various office properties used in its operations. The leases generally have lease terms between 2 and 3 years.

        The Group also has certain leases with lease terms of 12 months or less and leases of assets with low value. The Group applies the 'short term lease' and 'lease of low-value assets' recognition exemptions for these leases.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Leases (Continued)

        Set out below are the carrying amounts of right-of-use assets recognised and the movements during the period:

Leased properties
RMB'000
At January 1, 2018	15
Additions	368
Depreciation expense	(184)

At December 31, 2018	199
Additions	3,389
Lease termination	(88)
Depreciation expense	(663)

At December 31, 2019	2,837

        Set out below are the carrying amounts of lease liabilities and the movements during the period:

	2019	2018
	RMB'000	RMB'000
At January 1	204	16
Additions	3,389	368
Accretion of interest	90	13
Lease termination	(82)	—
Payments	(636)	(193)

At December 31	2,965	204

Current (Note 11.2)	1,035	188
Non-current (Note 11.2)	1,930	16

        The maturity analysis of lease liabilities is disclosed in Note 11.3.

        The Group has several lease contracts that include extension options. These options are negotiated by management to provide flexibility in managing the leased-asset portfolio and align with the Group's business needs. Management exercises significant judgement in determining whether these extension and termination options are reasonably certain to be exercised (see Note 3).

        The following are the amounts recognised in profit or loss:

	2019	2018
	RMB'000	RMB'000
Depreciation expense of right-of-use assets	663	184
Interest expense on lease liabilities	90	13
Expense relating to short-term leases	3,154	2,178
Expense relating to leases of low-value assets	—	5
Loss on lease termination	6	—¨

Total amount recognised in profit or loss	3,913	2,380

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Leases (Continued)

        The Group had total cash outflows for leases of RMB3,790,000 in 2019 (RMB2,376,000 in 2018). The Group also had non-cash additions to right-of use assets and lease liabilities of RMB3,389,000 in 2019 (RMB368,000 in 2018).

20. Related party disclosures

        The following table provides the total amount of transactions that have been entered into with related parties for the relevant financial years.

		Purchases from a related party
		RMB'000
Beijing Lelang Art	2019	—
Consulting Co. Ltd*	2018	566
Naxos (Beijing) Culture & Communication Co., Ltd.	2019	—
	2018	349

*
A company controlled by a controlling shareholder

#
A director of which is the controlling shareholder of the Company

		Amount due to a related party
		RMB'000
Lung Yu	DEC 31, 2019	325
	DEC 31, 2018	325
	JAN 1, 2018	75
Beijing Lelang Art	DEC 31, 2019	566
Consulting Co. Ltd	DEC 31, 2018	566
	JAN 1, 2018	322
Naxos (Beijing) Culture & Communication Co., Ltd.	DEC 31, 2019	370
	DEC 31, 2018	—
	JAN 1, 2018	—

        On June 1, 2019, the Group entered into an agreement with a related company, Beijing Kuke Music Company Limited, a director of which is the controlling shareholder of the Company, for the lease of office premises for a term of seven months ended December 31, 2019 at a monthly rent of RMB76,000, with extension options exercisable by either the Group or the related company. The related lease liabilities as at December 31, 2019 and 2018 and January 1, 2018 amounted to RMB2,965,000, nil and nil and the related lease payments and interest on lease liabilities during the year ended December 31, 2019 and 2018 amounted to RMB534,000 and RMB85,000, respectively.

        Outstanding balances at December 31, 2019 and 2018 and January 1, 2018 are unsecured and interest-free and repayable on demand. There have been no guarantees provided or received for any related party receivables or payables.

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Related party disclosures (Continued)

        The following table provides compensation of key management personnel of the Group.

	2019	2018
	RMB'000	RMB'000
Short-term employee benefits	1,687	153
Post-employment pension and medical benefits	140	60

Total compensation paid to key management personnel	1,827	213

        The amounts disclosed in the table are the amounts recognised as an expense during the reporting periods related to key management personnel.

21. Standards issued but not yet effective

        The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group's financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective in the respective annual periods during 2020 to 2023.

Amendments to IFRS 3	Definition of a Business[6]
Amendments to IFRS 3	Reference to the Conceptual Framework[3]
Amendments to IFRS 4	Extension of the Temporary Exemption from Applying IFRS 9[4]
Amendments to IFRS 9, IAS 39 and IFRS 7	Interest Rate Benchmark Reform[1]
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture[5]
Amendment to IFRS 16	Covid-19-Related Rent Concessions[2]
IFRS 17 and Amendments to IFRS 17	Insurance Contracts[4]
Amendments to IAS 1 and IAS 8	Definition of Material[1]
Amendments to IAS 1	Classification of Liabilities as Current or Non-current[4]
Amendments to IAS 16	Property, Plant and Equipment: Proceeds before Intended Use[3]
Amendments to IAS 37	Onerous Contracts—Costs of Fulfilling a Contract[3]
Annual Improvements to IFRSs 2018-2020 Cycle	Amendments to IFRS 1, IFRS 9, IAS 41 and Illustrative Examples accompanying IFRS 16[3]

(1)
Effective for annual periods beginning on or after January 1, 2020

(2)
Effective for annual periods beginning on or after June 1, 2020

(3)
Effective for annual periods beginning on or after January 1, 2022

ROSENKAVALIER LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Standards issued but not yet effective (Continued)

(4)
Effective for annual periods beginning on or after January 1, 2023

(5)
No mandatory effective date yet determined but available for adoption

(6)
Business combinations for which the acquisition date is on or after January 1, 2020 and to asset acquisitions that occur on or after the beginning of that period

        The adoption of the above new and amended standards and interpretations are not expected to have a material impact on the Group's financial statements.

22. Events after the reporting period

        The emergence and spread of novel coronavirus (COVID-19) disease in early January 2020 has affected business and economic activities in Mainland China.

        Music festival related events throughout the world have been postponed or cancelled. Postponement or cancellation of these events are likely to affect the timing of events to be held and the sponsorship revenue generated in 2020. The Group expects that the foregoing developments could adversely affect the revenue in 2020, and that adverse effect could be material. However, the Group believes that such outbreak will not have any impact on the going-concern basis of the preparation of these financial statements based on the assessment up to the date of the issuance of these financial statements.

        On February 29, 2020, the Company was acquired by Kuke Music Holding Limited through the issuance of 4,856,273 additional ordinary shares of Kuke Music Holding Limited.

23. Commitments

        The Group had the following purchase commitments at the end of the reporting periods which are not yet reflected in the financial statements:

	December 31, 2019	December 31, 2018	January 1, 2018
	RMB'000	RMB'000	RMB'000
Intangible assets	3,300	3,206	—

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

YEAR ENDED DECEMBER 31, 2019 AND NINE MONTHS ENDED SEPTEMBER 30, 2020

        On February 29, 2020, Kuke Music Holding Limited (the "Company" or "Kuke holding") issued 4,856,273 ordinary shares in exchange for 100% interest in Rosenkavalier Limited ("Rosenkavalier") through a variable interest entity ("VIE") arrangement. Upon completion of the transaction, the Company controls and consolidates Rosenkavalier.

        The following unaudited pro forma condensed combined financial information is based on the Company's historical consolidated financial statements and Rosenkavalier's historical consolidated financial statements as adjusted to give effect to the Company's acquisition of Rosenkavalier. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 gives effect to the acquisition as if it had occurred on January 1, 2019.

        The unaudited pro forma combined financial statements do not necessarily reflect what the combined company's results of operations would have been had the acquisition occurred on the date indicated. They also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

        The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read together with the Company's historical consolidated financial statements and Rosenkavalier's historical consolidated financial statements, which are included elsewhere in this registration statement.

KUKE MUSIC HOLDING LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(Amounts in Renminbi ("RMB") thousands)

	Notes	Kuke Holding Historical	Rosenkavalier Historical	Pro forma Adjustments	Pro forma Combined
Revenue	(b)	146,054	61,160	(349)	206,865
Cost of sales	(b)	(32,343)	(37,856)	349	(69,850)

Gross profit		113,711	23,304	—	137,015
Other income, net		3,830	219	—	4,049
Selling and distribution expenses		(18,252)	(1,661)	—	(19,913)
Administrative expenses	(c)	(27,312)	(5,804)	320	(32,796)
Impairment losses on financial assets, net		(3,088)	(213)	—	(3,301)
Other operating expenses		(42)	—	—	(42)

Operating profit		68,847	15,845	320	85,012
Finance costs	(a)	(3,242)	(90)	85	(3,247)
Finance income	(a)	258	921	(85)	1,094

Profit before tax		65,863	16,676	320	82,859
Income tax expense	(c)	(9,101)	(4,194)	(48)	(13,343)

Profit for the year		56,762	12,482	272	69,516

See accompanying notes to the unaudited pro forma condensed combined financial information.

KUKE MUSIC HOLDING LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(Amounts in Renminbi ("RMB") thousands)

	Notes	Kuke Holding Historical (January 1, 2020 to September 30, 2020)	Rosenkavalier Historical (January 1, 2020 to February 29, 2020)	Pro forma Adjustments	Pro forma Combined
Revenue		34,908	—	—	34,908
Cost of sales		(18,297)	(357)	—	(18,654)

Gross profit/(loss)		16,611	(357)	—	16,254
Other income, net		941	3	—	944
Selling and distribution expenses		(17,009)	(257)	—	(17,266)
Administrative expenses	(c)	(41,716)	(1,246)	934	(42,028)
Impairment losses on financial assets, net		(17,683)	(5)	—	(17,688)
Other operating expenses		(6)	(73)	—	(79)

Operating loss		(58,862)	(1,935)	934	(59,863)
Finance costs	(a)	(7,862)	(23)	23	(7,862)
Finance income	(a)	1,606	148	(23)	1,731

Loss before tax		(65,118)	(1,810)	934	(65,994)
Income tax credit	(c)	5,749	452	(140)	6,061

Loss for the period		(59,369)	(1,358)	794	(59,933)

See accompanying notes to the unaudited pro forma condensed combined financial information.

KUKE MUSIC HOLDING LIMITED

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

YEAR ENDED DECEMBER 31, 2019 AND NINE MONTHS ENDED SEPTEMBER 30, 2020

(Amounts in Renminbi ("RMB") thousands)

Note 1—Basis of presentation

        The unaudited pro forma condensed combined financial information is based on the Company's and Rosenkavalier's historical consolidated financial statements as adjusted to give effect to the acquisition of Rosenkavalier. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 gives effect to the Rosenkavalier acquisition as if it had occurred on January 1, 2019.

        The business combination was accounted for under the acquisition method of accounting in accordance with International Financial Reporting Standard 3, Business Combinations. As the acquirer for accounting purposes, the Company estimated the fair value of Rosenkavalier's indentifiable assets acquired and liabilities assumed and conformed the accounting policies of Rosenkavalier to its own accounting policies.

        The unaudited pro forma condensed combined financial information does not reflect the realisation of any expected cost savings or other synergies from the acquisition of Rosenkavalier as a result of restructuring activities and other planned cost savings initiatives following the completion of the business combination.

Note 2—Pro forma adjustments

        The pro forma adjustments are based on the Company's preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

  (a)
  Represents the elimination of sub-leasing arrangements between the Company and Rosenkavalier.

  (b)
  Represents the elimination of revenue and cost of sales for services provided by the Company to Rosenkavalier.

  (c)
  Represents the elimination of nonrecurring transaction costs incurred during the year/period that are directly related to the acquisition of Rosenkavalier and the related income tax effects.

Information Not Required in Prospectus

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering memorandum and articles of association that we expect to adopt and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
Sertus Nominees (Cayman) Limited	September 13, 2017	1	Nil
Lebon Holding Limited	September 13, 2017;
	January 2, 2018	5,762,723	Nil
Musence Limited	January 2, 2018	4,201,335	Nil
Eichent Limited	January 2, 2018	1,643,511	Nil
Huaqiang Capital Limited	January 2, 2018;
	January 15, 2018	2,282,428	US$4,911,283.63
Purple Grey Limited	January 2, 2018	687,515	Nil
Renaissance Gold Limited	January 2, 2018	578,967	Nil
Joint Effect Limited	January 2, 2018	552,479	Nil
VisionGain Music Limited	January 2, 2018	282,511	Nil
Mass Motion Limited	January 2, 2018	244,000	Nil
Daixinluyang Limited	January 2, 2018	200,000	Nil
MountainLight Limited	January 2, 2018	162,804	Nil
Orchid Tu Limited	January 2, 2018	157,000	Nil
NBAMF Holding Limited	January 2, 2018	98,548	Nil
BO&JOVIA Limited	January 2, 2018	78,548	Nil
Hanpurple Limited	January 2, 2018	78,548	Nil
KEI YAN Limited	January 2, 2018	10,000	Nil
FRST Limited	January 2, 2018	10,000	Nil
China Cultural and Entertainment Fund L.P	January 15, 2018	449,100	US$2,697,596.21
Co-High Investment Management Limited	January 15, 2018	49,900	US$299,732.91
Lung Yu	January 15, 2018	499,000	US$2,997,329.12
LEE Chun Wai Peter	January 15, 2018	182,110	US$1,093,875.82
Supertonic Limited	February 29, 2020	1,867,801	Nil
FutureMuse Limited	February 29, 2020	1,120,677	Nil
Huayin Culture Limited	February 29, 2020	747,118	Nil
Nomadic Hunters Limited	February 29, 2020	747,118	Nil
Borchidcap Limited	February 29, 2020	298,845	Nil
Borchidtu Limited	February 29, 2020	74,714	Nil
Million Profit International Holdings Limited	March 13, 2020	1,499,423	US$12,999,997

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    i.
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    ii.
    Any free-writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    iii.
    The portion of any other free-writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    iv.
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Kuke Music Holding Limited

Exhibit Index

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement
3.1	*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Registrant's Specimen Certificate for Ordinary Shares
4.3	*	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder
5.1	*	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1	*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	*	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	*	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2	*	Form of Employment Agreement between the Registrant and its executive officers
10.3	*	English translation of the executed form of the Power of Attorney granted by shareholders of our VIEs, as currently in effect, and a schedule of all executed Power of Attorney adopting the same form
10.4	*	English translation of the executed form of the Equity Interest Pledge Agreements among our WFOEs, our VIEs and shareholders of our VIEs dated February 26, 2018 and February 28, 2020.
10.5	*	English translation of the executed form of the Exclusive Consulting Service Agreements between our WFOEs and our VIEs dated February 26, 2018 and February 28, 2020
10.6	*	English translation of the executed form of the Exclusive Intellectual Property Rights Licensing Agreement between Kuke Future and Beijing Kuke Music dated February 26, 2018
10.7	*	English translation of the executed form of the Exclusive Option Agreements among our WFOEs, our VIEs and shareholders of our VIEs dated February 26, 2018 and February 28, 2020
10.8	*
English translation of the executed form of the Spousal Consent Letter granted by the spouse of each individual shareholder of our VIEs, as currently in effect, and a schedule of all executed Spousal Consent Letters adopting the same form
10.9	*	English translation of the executed form of the Supplementary Agreement to the Contractual Arrangements among Kuke Future, Beijing Kuke Music and its shareholders dated February 13, 2020

Exhibit Number		Description of Document
10.10	*†	Digital Distribution Agreement between Naxos Digital Services US, Inc. and Beijing Kuke Music Co., Ltd.
10.11	*†
Shareholders' Agreement among Naxos International (Far East) Limited, Beijing Cathay Orient Information Technology Company Limited (the predecessor of Beijing Kuke Music Co., Ltd.) and Naxos (Beijing) Culture & Communication Co., Ltd.
10.12	*†	License Agreement between Naxos international (Far East) Limited and Naxos (Beijing) Culture & Communication Co., Ltd.
10.13	*†	Digital Distribution Agreement between Naxos of America, Inc. and Naxos (Beijing) Culture & Communication Co., Ltd.
10.14	*	2020 Share Incentive Plan
10.15	*	Option Agreement
21.1	*	Subsidiaries of the Registrant
23.1		Consent of Ernst & Young
23.2	*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3	*	Consent of Commerce & Finance Law Offices (included in Exhibit 99.2)
24.1	*	Powers of Attorney (included on signature page)
99.1	*	Code of Business Conduct and Ethics of the Registrant
99.2	*	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters
99.3	*	Consent of Frost & Sullivan
99.4	*	Consent of Bin Yu
99.5	*	Consent of Dong Lan

*
Previously filed.

†
Confidential treatment has been requested or granted for certain portions omitted from this Exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on January 11, 2021.

Kuke Music Holding Limited
By:	/s/ HE YU
	Name:	He Yu
	Title:	Chairman of the Board of Directors and Chief Executive Officer

 POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of He Yu and Hoi Tung Chan as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 11, 2021.

Signature	Title
/s/ HE YU He Yu	Chief Executive Officer and Chairman of the Board
/s/ * Lung Yu	Director
/s/ * Yu Chen	Director
/s/ * Xingping Zuo	Director
/s/ * Peixian Tan	Director
/s/ * Li Sun	President
/s/ * Hoi Tung Chan	Chief Financial Officer

*By:	/s/ HE YU
	Name:	He Yu
Attorney-in-fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Kuke Music Holding Limited, has signed this registration statement or amendment thereto in New York on January 11, 2021.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ COLLEEN A. DE VRIES
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President